    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 30, 2000

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------
                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                         WILLIAMS ENERGY PARTNERS L.P.
             (Exact name of registrant as specified in its charter)

            DELAWARE                           4610                          73-1599053
(State or other jurisdiction of    (Primary Standard Industrial           (I.R.S. Employer
 incorporation or organization)    Classification Code Number)          Identification No.)

                                WILLIAMS GP LLC
                              ONE WILLIAMS CENTER
                             TULSA, OKLAHOMA 74172
                                 (918) 573-2000
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                             ---------------------

                              REBECCA H. HILBORNE
                                WILLIAMS GP LLC
                              ONE WILLIAMS CENTER
                             TULSA, OKLAHOMA 74172
                                 (918) 573-2000
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)
                             ---------------------

                                   Copies to:

                DAN A. FLECKMAN                                  ROBERT V. JEWELL
             VINSON & ELKINS L.L.P.                           ANDREWS & KURTH L.L.P.
            1001 FANNIN, SUITE 2300                           600 TRAVIS, SUITE 4200
           HOUSTON, TEXAS 77002-6760                           HOUSTON, TEXAS 77002
                 (713) 758-2222                                   (713) 220-4200

                             ---------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.
    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
    If any of the securities registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------
                                                       PROPOSED MAXIMUM
             TITLE OF EACH CLASS                      AGGREGATE OFFERING                    AMOUNT OF
        OF SECURITIES TO BE REGISTERED                    PRICE(1)(2)                   REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------
Common units representing limited partnership
  interests...................................            $90,562,500                        $23,909
----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------

(1) Includes 562,500 common units issuable upon exercise of the underwriters' over-allotment option.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 Subject to Completion, dated October 30, 2000

PROSPECTUS

                           [WILLIAMS ENERGY PARTNERS]

                             3,750,000 COMMON UNITS
                     REPRESENTING LIMITED PARTNER INTERESTS
                               ------------------

     Williams Energy Partners L.P. is a partnership recently formed by The Williams Companies, Inc. to own, operate and acquire a diversified portfolio of energy assets, including a network of petroleum product terminals and an interstate ammonia pipeline and terminalling system.

     We intend to distribute a minimum quarterly distribution of $0.525 per unit each quarter, or $2.10 per unit each year, to the extent we have sufficient cash from operations. During the subordination period, which will generally not end before December 31, 2005, the common units must receive the full minimum quarterly distribution in each quarter before our subordinated units may receive any distributions. Affiliates of our general partner hold all of our subordinated units.

     This is the initial public offering of our common units. We expect the
initial public offering price to be between $     and $     per unit. We intend
to list the common units on the New York Stock Exchange under the symbol "WEG."
                               ------------------

     INVESTING IN THE COMMON UNITS INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 13. THESE RISKS INCLUDE THE FOLLOWING:

- We may not be able to generate sufficient cash from operations to allow us to pay the minimum quarterly distribution on our common units each quarter.

- Our financial results depend on the demand for the refined petroleum products that we distribute from or store in our terminals.

- When prices for the future delivery of petroleum products fall below current prices for an extended length of time, customers using our storage facilities are less likely to store these products, thereby reducing storage revenues.

- High natural gas prices increase ammonia production costs and may reduce the amount of ammonia transported through our ammonia pipeline and terminalling system.

- Conflicts of interest may arise between our general partner and its affiliates, on the one hand, and us and our unitholders, on the other hand. The legal duties of our general partner to our unitholders are limited.

- Even if unitholders wish to remove our general partner, they currently cannot do so without its consent.

- Purchasers of common units will experience immediate dilution.

- You may be required to pay taxes on your share of our income even if you do not receive any cash distributions from us.

                                                              PER COMMON UNIT      TOTAL
                                                              ---------------   ------------
Initial public offering price...............................      $             $
Underwriting discount.......................................      $             $
Proceeds, before expenses, to Williams Energy Partners......      $             $

We have granted the underwriters a 30-day option to purchase up to an additional 562,500 common units on the same terms and conditions as set forth above to cover over-allotments, if any.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                               ------------------

Lehman Brothers, on behalf of the underwriters, expects to deliver the common
units on or about           , 2000.
                               ------------------
                                LEHMAN BROTHERS
                        , 2000

  [Map of the partnership's marine and inland terminal facilities and ammonia pipeline and terminalling system]

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION PROVIDED BY THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS.

                             ---------------------

                               TABLE OF CONTENTS

PROSPECTUS SUMMARY..........................................     1
  Summary of Risk Factors...................................     4
  Partnership Structure and Management......................     6
  The Offering..............................................     8
  Summary Historical and Pro Forma Financial and Operating
     Data...................................................    10
  Summary of Conflicts of Interest and Fiduciary
     Responsibilities.......................................    12
RISK FACTORS................................................    13
  Risks Inherent in Our Business............................    13
  Risks Inherent in an Investment in Williams Energy
     Partners...............................................    15
  Tax Risks to Common Unitholders...........................    18
USE OF PROCEEDS.............................................    20
CAPITALIZATION..............................................    21
DILUTION....................................................    22
CASH DISTRIBUTION POLICY....................................    23
  Distributions of Available Cash...........................    23
  Operating Surplus and Capital Surplus.....................    23
  Subordination Period......................................    24
  Distributions of Available Cash from Operating Surplus
     During the Subordination Period........................    25
  Distributions of Available Cash from Operating Surplus
     After the Subordination Period.........................    25
  Incentive Distribution Rights -- Hypothetical Annualized
     Yield..................................................    25
  Distributions from Capital Surplus........................    27
  Adjustment to the Minimum Quarterly Distribution and
     Target Distribution Levels.............................    27
  Distributions of Cash Upon Liquidation....................    27
CASH AVAILABLE FOR DISTRIBUTION.............................    30
SELECTED HISTORICAL AND PRO FORMA FINANCIAL AND OPERATING
  DATA......................................................    32
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS.................................    35
  Introduction..............................................    35
  Overview..................................................    35
  Acquisition History.......................................    36
  Results of Operations -- Williams Energy Partners
     Predecessor............................................    37
  Results of Operations -- Marine Terminals Predecessor.....    42
  Liquidity and Capital Resources -- Williams Energy
     Partners Predecessor...................................    44
  Environmental.............................................    46
  Impact of Inflation.......................................    46
  New Accounting Pronouncements.............................    46
  Quantitative and Qualitative Disclosures about Market
     Risk...................................................    47
BUSINESS....................................................    48
  Introduction..............................................    48
  Our Relationship with Williams............................    48
  Business Strategy.........................................    48
  Competitive Strengths.....................................    49

  Petroleum Product Terminals...............................    51
  Ammonia Pipeline and Terminalling System..................    60
  Tariff Regulation.........................................    63
  Safety and Maintenance....................................    64
  Environmental and Safety..................................    64
  Employee Safety...........................................    67
  Title to Properties.......................................    67
  Employees.................................................    68
  Legal Proceedings.........................................    68
MANAGEMENT..................................................    69
  Our General Partner Manages Williams Energy Partners......    69
  Directors and Executive Officers of Williams GP LLC.......    69
  Reimbursement of Expenses of the General Partner..........    70
  Executive Compensation....................................    70
  Compensation of Directors.................................    70
  Long-Term Incentive Plan..................................    71
  Management Incentive Plan.................................    72
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT................................................    73
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............    74
  Distributions and Payments to the General Partner and its
     Affiliates.............................................    74
  Formation Stage...........................................    74
  Operational Stage.........................................    74
  Liquidation Stage.........................................    75
  Rights of our General Partner.............................    75
  Agreements Governing the Transactions.....................    75
CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITIES........    76
  Conflicts of Interest.....................................    76
  Fiduciary Duties Owed to Unitholders by our General
     Partner are Prescribed by Law and the Partnership
     Agreement..............................................    78
DESCRIPTION OF THE COMMON UNITS.............................    80
  The Units.................................................    80
  Transfer Agent and Registrar..............................    80
  Transfer of Common Units..................................    80
DESCRIPTION OF THE SUBORDINATED UNITS.......................    82
  Conversion of Subordinated Units..........................    82
  Limited Voting Rights.....................................    83
  Distributions upon Liquidation............................    83
THE PARTNERSHIP AGREEMENT...................................    84
  Organization..............................................    84
  Purpose...................................................    84
  Power of Attorney.........................................    84
  Capital Contributions.....................................    84
  Limited Liability.........................................    84
  Issuance of Additional Securities.........................    85
  Amendment of the Partnership Agreement....................    86
  Merger, Sale or Other Disposition of Assets...............    88
  Termination and Dissolution...............................    89
  Liquidation and Distribution of Proceeds..................    89
  Withdrawal or Removal of the General Partner..............    89
  Transfer of General Partner Interests and Incentive
     Distribution Rights....................................    91

  Change of Management Provisions...........................    91
  Limited Call Right........................................    92
  Meetings; Voting..........................................    92
  Status as Limited Partner or Assignee.....................    93
  Non-citizen Assignees; Redemption.........................    93
  Indemnification...........................................    93
  Books and Reports.........................................    94
  Right to Inspect Our Books and Records....................    94
  Registration Rights.......................................    94
UNITS ELIGIBLE FOR FUTURE SALE..............................    95
TAX CONSIDERATIONS..........................................    97
  Partnership Status........................................    97
  Limited Partner Status....................................    99
  Tax Consequences of Unit Ownership........................    99
  Tax Treatment of Operations...............................   104
  Disposition of Common Units...............................   104
  Uniformity of Units.......................................   106
  Tax-Exempt Organizations and Other Investors..............   107
  Administrative Matters....................................   108
  State, Local and Other Tax Considerations.................   110
INVESTMENT IN WILLIAMS ENERGY PARTNERS BY EMPLOYEE BENEFIT
  PLANS.....................................................   111
UNDERWRITING................................................   112
VALIDITY OF THE COMMON UNITS................................   114
EXPERTS.....................................................   114
WHERE YOU CAN FIND MORE INFORMATION.........................   115
FORWARD-LOOKING STATEMENTS..................................   115
INDEX TO FINANCIAL STATEMENTS...............................   F-1
  Appendix A -- Form of Amended and Restated Agreement of
     Limited Partnership....................................   A-1
  Appendix B -- Form of Application for Transfer of Common
     Units..................................................   B-1
  Appendix C -- Glossary of Terms...........................   C-1
  Appendix D -- Pro Forma Available Cash from Operating
     Surplus................................................   D-1

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. It does not contain all of the information that you should consider before investing in the common units. You should read the entire prospectus carefully, including the historical and pro forma financial statements and the notes to those financial statements. The information presented in this prospectus assumes that the underwriters' over-allotment option is not exercised. You should read "Summary of Risk Factors" beginning on page 4 and "Risk Factors" beginning on page 13 for more information about important factors that you should consider before buying common units. We include a glossary of some of the terms used in this prospectus as Appendix C.

                         WILLIAMS ENERGY PARTNERS L.P.

     We are a growth-oriented partnership recently formed by The Williams Companies, Inc. to own, operate and acquire a diversified portfolio of complementary energy assets. We are principally engaged in the storage, transportation and distribution of refined petroleum products and ammonia. Our current asset portfolio consists of:

     - four marine petroleum product terminal facilities;

     - 24 inland petroleum product terminals; and

     - an ammonia pipeline and terminalling system.

     Our marine and inland terminals store and distribute gasoline and other refined petroleum products across 12 states. Our ammonia pipeline and terminalling system transports and distributes ammonia from production facilities in Texas and Oklahoma to various distribution points in the Midwest for use as an agricultural fertilizer. We do not take title to the products that we store, transport and distribute, and we have little direct exposure to commodity price fluctuations. For the year ended December 31, 1999, on a pro forma basis, we had revenues of $76.8 million, EBITDA of $35.6 million and net income of $19.4 million.

     Our four marine terminal facilities are large product storage terminals with 288 tanks having an aggregate storage capacity in excess of 17.6 million barrels. These facilities primarily generate revenues by providing storage for our customers and principally serve refiners, marketers and large end-users of petroleum products. Our marine terminal facilities are strategically located near major refining hubs along the U.S. Gulf Coast and near the New York harbor.

     Our 24 inland terminals form a distribution network for gasoline and other refined petroleum products throughout the southeastern United States. Most of these facilities are connected to the Colonial, Plantation or Explorer pipelines, which are three of the principal refined petroleum product pipelines that serve the southeastern United States. Our inland terminals provide a means for our customers to receive refined petroleum products from these pipelines and to transfer these products to trucks, rail cars or barges for delivery to their final destination. We collect a fee based on the volume of refined petroleum products distributed from our inland terminals. Our customers include retail suppliers, wholesalers and marketers of petroleum products. In 1999, on a pro forma basis, our marine and inland terminals generated 84.2% of our total revenues and 80.2% of our total EBITDA.

     Our ammonia pipeline and terminalling system extends for approximately 1,100 miles from Texas and Oklahoma to Minnesota. Ammonia is principally produced from natural gas and is primarily used either directly as a nitrogen fertilizer or as a feedstock for more complex nitrogen-based fertilizer products. Our customers pay tariffs to transport ammonia through our system from their production facilities in Texas and Oklahoma to various distribution points in the Midwest. In 1999, our ammonia pipeline and terminalling system transported 795,000 tons of ammonia and, on a pro forma basis, generated approximately 15.8% of our total revenues and 19.8% of our total EBITDA.

OUR RELATIONSHIP WITH WILLIAMS

     One of our principal attributes is our relationship with Williams. Williams is an integrated energy and communications company with 1999 revenues in excess of $8.5 billion. Williams has been in the business of storing, transporting and distributing refined petroleum products since it acquired its first pipeline in 1966. We are a key element of Williams' energy business strategy, and Williams intends to utilize our partnership as a primary growth vehicle for its storage, transportation and distribution businesses. Williams has a significant interest in our partnership through its ownership of a 65.6% limited partner interest and all of our combined 2% general partner interest.

     Williams, through its energy subsidiaries, engages in transportation and storage of natural gas and natural gas liquids, exploration and production of oil and gas, natural gas gathering, processing and treating and energy marketing and trading. Williams is also engaged in several segments of the petroleum services industry, including transportation, terminalling, refining and retail marketing at proprietary outlets. Williams Energy Marketing and Trading, a subsidiary of Williams, utilizes our storage, transportation and distribution facilities to satisfy a portion of the physical handling and delivery requirements generated by its commodity trading businesses. Williams Energy Marketing and Trading is our single largest customer, representing approximately 25.7% of our revenues for the six months ended June 30, 2000.

BUSINESS STRATEGY

     Our primary business strategies are to:

     - grow through strategic acquisitions to increase per unit cash flow;

     - maximize the benefits of our relationship with Williams; and

     - generate stable cash flows to make quarterly cash distributions.

COMPETITIVE STRENGTHS

     We believe that we are well-positioned to execute our business strategies successfully because of the following competitive strengths:

     Our ability to grow through acquisitions is enhanced by our affiliation with Williams. Williams has a long history of successfully pursuing and consummating energy acquisitions. We expect our relationship with Williams to provide us access to a greater number of attractive acquisition opportunities than those that are available to many of our competitors. These opportunities may include acquisitions directly from Williams.

     Our management team has extensive industry experience. The senior management team and the board of directors of our general partner include some of the most senior officers of Williams. Keith Bailey, the Chairman, President and Chief Executive Officer of Williams, will serve as a director of our general partner, and Steven Malcolm, the President and Chief Executive Officer of Williams Energy Services, will serve as the Chief Executive Officer and Chairman of the Board of our general partner. We believe that we will benefit from the experience and long-standing industry relationships of our senior management team. Additionally, our senior management team will enhance our ability to benefit from our relationship with Williams.

     Our assets are strategically located. Our marine terminals, inland terminals and ammonia pipeline and terminalling system are located in areas with a high demand for our storage, transportation and distribution services.

     We are well-positioned as an independent terminal operator, and we have long-standing relationships with our terminal and ammonia customers. We believe our independent status is an advantage because many customers prefer to contract with independent terminal operators rather than with terminal operators that have competing refining or marketing interests. Additionally, we have long-standing relationships with our customers and other industry participants, which we believe give us an advantage over many of our competitors. We also conduct a significant portion of our operations under long-term contracts, which enhances the stability of our operations.

     We provide advanced distribution services to customers of our refined petroleum product terminals. We are one of the first companies in our industry to develop and use a "virtual supply network" that can provide customers with same-day delivery of refined petroleum products at several points along our terminal network.

     We have minimal direct commodity price exposure. We do not take title to the products we store, transport and distribute, and we have little direct exposure to commodity price fluctuations.

     We have significant financial flexibility. In connection with this offering, we are entering into a $150.0 million credit facility comprised of a $75.0 million term loan to be drawn at the time of the offering and a $75.0 million revolving credit facility, of which $15.1 million will be drawn at the time of the offering. The revolving credit facility will be available to fund acquisitions and will have a $20.0 million sublimit for working capital requirements. We may also issue additional units, which, combined with our borrowing capacity, should provide us with the resources to finance acquisitions and strategic expansion opportunities as they arise.

     While we believe that we have a number of competitive strengths, you should also be aware that our business is subject to a number of risks. Please read "Risk Factors" for a description of the risk factors that you should consider before purchasing our common units.

                            SUMMARY OF RISK FACTORS

RISKS INHERENT IN OUR BUSINESS

     - We may not be able to generate sufficient cash from operations to allow us to pay the minimum quarterly distribution on our common units each quarter.

     - Our financial results depend on the demand for the refined petroleum products that we distribute from or store in our terminals.

     - When prices for the future delivery of petroleum products that we store in our marine terminals fall below current prices for an extended length of time, customers using our storage facilities are less likely to store these products, thereby reducing storage revenues.

     - We depend on petroleum product pipelines owned and operated by others to supply our terminals.

     - Our ammonia pipeline and terminalling system is dependent on three customers.

     - High natural gas prices increase ammonia production costs and may reduce the amount of ammonia transported through our ammonia pipeline and terminalling system.

     - Changes in the federal government's policy regarding farm subsidies could negatively impact the demand for ammonia and result in decreased shipments through our ammonia pipeline and terminalling system.

     - Our marine and inland terminals encounter competition from large independent terminalling companies and companies that own proprietary terminalling operations, and our ammonia pipeline and terminalling system encounters competition from rail carriers and another ammonia pipeline.

     - We may not be able to grow successfully through future acquisitions.

     - Our business is subject to federal, state and local laws and regulations that govern the environmental and operational safety aspects of our operations.

     - Our operations are subject to operational hazards and unforeseen interruptions for which we may not be adequately insured.

RISKS INHERENT IN AN INVESTMENT IN WILLIAMS ENERGY PARTNERS

     - Cost reimbursements due our general partner may be substantial and will reduce our cash available for distribution to you.

     - Even if the unitholders wish to remove our general partner, they currently cannot do so without its consent.

     - Purchasers of common units will experience immediate dilution of $1.69 per common unit.

     - We may issue additional common units without your approval, which would dilute existing unitholders' ownership interests.

     - Our general partner has a limited call right that may require you to sell your units at an undesirable time or price.

     - You may not have limited liability if a court finds that we are not in compliance with the applicable state law or that unitholder actions constitute control of our business.

TAX RISKS TO COMMON UNITHOLDERS

     - The IRS could treat us as a corporation for tax purposes, which would substantially reduce the cash available for distribution to you.

     - A successful IRS contest of the federal income tax positions we take may adversely impact the market for common units, and the costs of any contest will be borne by some or all of the unitholders.

     - You may be required to pay taxes on your share of our income even if you do not receive any cash distributions from us.

     - Tax gain or loss on disposition of common units could be different than expected.

     - If you are not an individual residing in the United States, you may have adverse tax consequences from owning common units.

     - We will register as a tax shelter. This may increase the risk of an IRS audit of us or a unitholder.

     - We will treat each purchaser of units as having the same tax benefits without regard to the units purchased. The IRS may challenge this treatment, which could adversely affect the value of the units.

     - You will likely be subject to state and local taxes in states where you do not live as a result of an investment in the units.

                      PARTNERSHIP STRUCTURE AND MANAGEMENT

     Our operations will be conducted through, and our operating assets will be owned by, our subsidiaries. We will own our interests in our subsidiaries through our operating partnership, Williams OLP, L.P. Upon consummation of the offering of the common units and the related transactions:

     - We will own a 98.9899% limited partner interest in Williams OLP, L.P.;

     - Williams GP LLC, our general partner, will own a 1% general partner interest in us, a 1.0101% general partner interest in Williams OLP, L.P., and all of the incentive distribution rights; and

     - Subsidiaries of Williams will own an aggregate 65.6% limited partner interest in us.

     Our general partner will own a 2% general partner interest in us and our operating partnership on a combined basis. In this prospectus, we refer to this interest owned by the general partner as its combined 2% general partner interest.

     Our general partner has sole responsibility for conducting our business and managing our operations. Some of the senior executives who currently manage our business also manage and operate the businesses of Williams or its subsidiaries. The general partner does not receive any management fee or other compensation in connection with its management of our business, but it is reimbursed for all direct and indirect expenses incurred on our behalf.

     Our principal executive offices are located at One Williams Center, Tulsa, Oklahoma 74172, and our phone number is (918) 573-2000.

     The chart on the following page depicts the organization and ownership of Williams Energy Partners and its operating partnership, after giving effect to the offering and the related transactions. The percentages reflected in the organization chart represent the approximate ownership interests in Williams Energy Partners and Williams OLP, L.P., individually and not on a combined basis, unlike the other presentations in this prospectus.

      [Chart Depicting Structure of the Williams Energy Partners Entities]

                                  THE OFFERING

Common units offered.......  3,750,000 common units.

                             4,312,500 common units if the underwriters exercise their over-allotment option in full.

Units outstanding after
this offering..............  5,679,694 common units and 5,679,694 subordinated units, each representing a 49% limited partner interest in Williams Energy Partners.

Cash distributions.........  We intend to make minimum quarterly distributions of $0.525 per common unit. We cannot assure you that we can make this minimum quarterly distribution. We must distribute all of our cash on hand at the end of each quarter less reserves established by our general partner. Our general partner has broad discretion to establish these reserves. We refer to cash as "available cash," and we define its meaning in our partnership agreement and in the glossary in Appendix C. The amount of available cash may be greater than or less than the minimum quarterly distribution.

                             In general, we intend to pay cash distributions each quarter in the following manner:

                             - first, 98% to the common units and 2% to the
                               general partner, until each common unit has received a minimum quarterly distribution of $0.525 plus any arrearages in the payment of the minimum quarterly distribution from prior quarters; and

                             - second, 98% to the subordinated units and 2% to
                               the general partner, until each subordinated unit has received a minimum quarterly distribution of $0.525.

                             If cash distributions exceed $0.575 per unit in any quarter, our general partner will receive a higher percentage of the cash we distribute in excess of that amount. If cash distributions exceed even higher target levels, our general partner will receive increasingly higher percentages of the cash we distribute, up to 50%. We refer to these distributions as incentive distributions.

                             We intend to make cash distributions within 45 days after the end of each quarter. We will make the first distribution to unitholders within 45 days after the quarter ending March 31, 2001. We will adjust downward the minimum quarterly distribution for the period from the closing of the offering through March 31, 2001 based on the actual length of the period.

                             We believe that, based on the assumptions listed on page 30 of the prospectus, we will have sufficient cash from operations for each quarter to make the minimum quarterly distribution of $0.525 per quarter on the common units and the subordinated units for each quarter through December 31, 2001. The amount of pro forma cash available for distribution generated during 1999 and the first two quarters of 2000 would have been sufficient to allow us to pay the minimum quarterly distribution on the common units and the subordinated units during these periods. Please read "Cash Available for Distribution."

Subordination period.......  The subordination period will end once we meet the financial tests in the partnership agreement, but it generally cannot end before December 31, 2005.

                             When the subordination period ends, all remaining subordinated units will convert into common units on a one-for-one basis, and the common units will no longer be entitled to arrearages.

Early conversion of
subordinated units.........  If we meet the financial tests in the partnership agreement for any quarter on or after December 31, 2003, 25% of the subordinated units will convert into common units. If we meet these tests for any quarter ending on or after December 31, 2004, an additional 25% of the subordinated units will convert into common units.

                             The early conversion of the second 25% of the subordinated units may not occur until at least one year following the early conversion of the first 25% of the subordinated units.

Issuance of additional
units......................  In general, during the subordination period we can issue up to 2,839,847 additional common units, or 50% of the common units outstanding immediately after this offering, without obtaining unitholder approval. We can also issue an unlimited number of common units for acquisitions which increase cash flow from operations per unit on a pro forma basis.

Voting rights..............  The general partner manages and operates our business. Unlike the holders of common stock in a corporation, you will have only limited voting rights on matters affecting our business. You will have no right to elect our general partner on an annual or other continuing basis. The general partner may not be removed except by the vote of the holders of at least 66 2/3% of the outstanding units, including units owned by the general partner and its affiliates.

Limited call right.........  If at any time not more than 20% of the outstanding common units are held by persons other than our general partner and its affiliates, our general partner has the right, but not the obligation, to purchase all of the remaining common units at a price not less than the then current market price of the common units.

Estimated ratio of taxable
income to distributions....  We estimate that if you own the common units you purchase in this offering through December 31, 2003, you will be allocated, on a cumulative basis, an amount of federal taxable income for that period
                             that will be approximately   % of the cash
                             distributed to you with respect to that period. Please read "Tax Considerations -- Tax Treatment of Unitholders -- Ratio of Taxable Income to Distributions" for the basis of this estimate.

Exchange listing...........  We intend to list the common units on the New York
                             Stock Exchange under the symbol "WEG."

       SUMMARY HISTORICAL AND PRO FORMA FINANCIAL AND OPERATING DATA FOR
                         WILLIAMS ENERGY PARTNERS L.P.

     The following tables show selected historical financial and operating data for the Williams Energy Partners Predecessor which consists of all of our assets, excluding the New Haven, Connecticut marine terminal facility acquired in September 2000, and pro forma financial and operating data of Williams Energy Partners L.P., in each case for the periods and as of the dates indicated. The selected historical financial data for the Williams Energy Partners Predecessor for 1997, 1998 and 1999 are derived from the audited financial statements of the Williams Energy Partners Predecessor. The selected historical financial data for the Williams Energy Partners Predecessor as of and for the six months ended June 30, 1999 and 2000 are derived from the unaudited financial statements of the Williams Energy Partners Predecessor.

     The pro forma financial statements of Williams Energy Partners L.P. show the pro forma effect of the transfer of the Williams Energy Partners Predecessor to our operating partnership and the related transactions. The summary pro forma financial and operating data presented below for 1999 and June 2000 are derived from the unaudited pro forma financial statements. The pro forma balance sheet assumes the offering and related transactions occurred as of June 30, 2000, and the pro forma statement of income assumes the offering and related transactions occurred on January 1, 1999.

     The historical financial statements included in this prospectus have been prepared utilizing historical results and have not been adjusted for terminal acquisitions or ammonia pipeline tariff adjustments, terminal throughput fee adjustments or storage rate adjustments. Of these items, the most significant impact to our financial results is the acquisition of the three Gulf Coast marine terminal facilities in August 1999.

     The pro forma financial statements have been prepared utilizing actual results and have not been adjusted to reflect ammonia pipeline tariff adjustments, terminal throughput fee adjustments or storage rate adjustments. The pro forma statement of income does, however, include adjustments to reflect the impact of significant terminal acquisitions as if they had occurred on January 1, 1999, including the acquisition of the three Gulf Coast marine terminal facilities in August 1999 and the New Haven, Connecticut marine terminal facility in September 2000. A more complete explanation of the pro forma adjustments can be found in the Notes to Pro Forma Financial Statements for Williams Energy Partners L.P.

     We define EBITDA as operating profit plus depreciation. EBITDA, when considered with interest expense and maintenance capital, provides additional information as to our ability to make the minimum quarterly distribution and is presented solely as a supplemental measure. EBITDA should not be considered as an alternative to net income, income before income taxes, cash flows from operations or any other measure of financial performance presented in accordance with generally accepted accounting principles. Our EBITDA may not be comparable to EBITDA of other entities, and other entities may not calculate EBITDA in the same manner as we do.

     We derived the following tables from, and they should be read together with and are qualified in their entirety by reference to, the historical and pro forma financial statements and the accompanying notes included elsewhere in this prospectus. The table should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                                            WILLIAMS ENERGY
                                                                                                             PARTNERS L.P.
                                                                                                               PRO FORMA
                                                  WILLIAMS ENERGY PARTNERS PREDECESSOR -- HISTORICAL    -----------------------
                                                  ---------------------------------------------------                    SIX
                                                                                   SIX MONTHS ENDED         YEAR        MONTHS
                                                     YEAR ENDED DECEMBER 31,           JUNE 30,            ENDED        ENDED
                                                  -----------------------------   -------------------   DECEMBER 31,   JUNE 30,
                                                   1997      1998       1999        1999       2000         1999         2000
                                                  -------   -------   ---------   --------   --------   ------------   --------
                                                                                ($ IN THOUSANDS)
INCOME STATEMENT DATA:
Operating revenues..............................  $19,526   $20,846   $  44,388   $ 15,172   $ 36,620     $76,810      $ 39,670
Operating expenses..............................    7,176     7,618      18,635      5,371     15,536      35,186        17,560
Depreciation....................................    1,100     1,190       4,610        858      4,403       9,692         4,915
General and administrative......................    4,603     3,950       5,458      2,026      5,866       6,000         3,000
                                                  -------   -------   ---------   --------   --------     -------      --------
Total costs and expenses........................  $12,879   $12,758   $  28,703   $  8,255   $ 25,805     $50,878      $ 25,475
                                                  -------   -------   ---------   --------   --------     -------      --------
Operating profit................................  $ 6,647   $ 8,088   $  15,685   $  6,917   $ 10,815     $25,932      $ 14,195
Interest income (expense)(a)....................    1,149     1,283      (5,025)       584     (6,406)     (6,778)       (3,776)
Capitalized interest............................       --        88         250         94        163         250           163
Other income (expense), net.....................       41       (27)         --         (3)        --          --            --
                                                  -------   -------   ---------   --------   --------     -------      --------
Income before income taxes......................  $ 7,837   $ 9,432   $  10,910   $  7,592   $  4,572     $19,404      $ 10,582
Income taxes....................................    2,920     3,589       4,144      2,880      1,735          --            --
                                                  -------   -------   ---------   --------   --------     -------      --------
Net income......................................  $ 4,917   $ 5,843   $   6,766   $  4,712   $  2,837     $19,404      $ 10,582
                                                  =======   =======   =========   ========   ========     =======      ========
BALANCE SHEET DATA (AT PERIOD END):
Working capital(b)..............................  $ 1,262   $   203   $   9,492   $  5,868   $ 21,552                  $  5,802
Total assets....................................   65,316    73,002     283,339     78,569    293,329                   310,020
Affiliate note payable..........................       --        --     197,165         --    202,878                        --
Long-term debt..................................       --        --          --         --         --                    90,100
Owner's equity/partners' capital................   54,242    60,085      66,851     64,797     69,688                   213,024
CASH FLOW DATA:
Net cash flow provided by (used in):
  Operating activities..........................  $ 9,279   $ 8,844   $   5,659   $  2,134   $ (3,154)
  Investing activities..........................   (3,973)   (7,678)   (227,618)   (12,743)    (2,559)
  Financing activities..........................   (5,306)   (1,166)    221,959     10,609      5,713
OTHER DATA:
Operating margin:
  Petroleum product terminals...................  $ 3,568   $ 3,599   $  17,141   $  4,500   $ 16,939     $33,012      $ 17,965
  Ammonia pipeline..............................    8,782     9,629       8,612      5,301      4,145       8,612         4,145
EBITDA..........................................    7,747     9,278      20,295      7,775     15,218      35,624        19,110
OPERATING STATISTICS:
  Petroleum product terminals:
    Marine terminal average storage utilized
      (million barrels)(c)......................      N/A       N/A        10.1        N/A       12.3        13.8          15.1
    Marine terminal throughput (million
      barrels)(d)...............................      N/A       N/A         N/A        N/A        N/A        14.5           7.5
    Inland terminal throughput (million
      barrels)(d)...............................     21.3      26.8        58.1       30.7       27.3        58.1          27.3
  Ammonia pipeline and terminalling system:
    Volume shipped (thousand tons)..............      893       896         795        456        374         795           374

---------------
(a) Williams calculates interest income and expense based upon the actual affiliate note receivable or payable balance.

(b) Working capital excludes an affiliate note receivable at December 31, 1997 and 1998 and at June 30, 1999.

(c) For the year ended December 31, 1999, represents the average storage capacity utilized for the five months that we owned these assets in 1999.

(d) We use the term throughput to mean the volume, measured in barrels, of refined petroleum products that are distributed from our terminals.

        SUMMARY OF CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITIES

     Williams GP LLC, our general partner, has a legal duty to manage us in a manner beneficial to our unitholders. This legal duty originates in statutes and judicial decisions and is commonly referred to as a "fiduciary" duty. However, because our general partner is a subsidiary of Williams, its officers and directors have fiduciary duties to manage our general partner's business in a manner beneficial to the stockholders of Williams. As a result of this relationship, conflicts of interest may arise in the future between us and our unitholders, on the one hand, and our general partner and its affiliates, on the other. For a more detailed description of the conflicts of interest and fiduciary responsibilities of our general partner, please read "Conflicts of Interest and Fiduciary Responsibilities."

     Our partnership agreement limits the liability and reduces the fiduciary duties owed by our general partner to the unitholders. Our partnership agreement also restricts the remedies available to unitholders for actions that might otherwise constitute breaches of our general partner's fiduciary duties. By purchasing a common unit, you are treated as having consented to various actions contemplated in the partnership agreement and conflicts of interest that might otherwise be considered a breach of fiduciary or other duties under applicable state law.

                                  RISK FACTORS

     Limited partner interests are inherently different from capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in a similar business. You should carefully consider the following risk factors together with all of the other information included in this prospectus in evaluating an investment in the common units.

     If any of the following risks were actually to occur, our business, financial condition or results of operations could be materially adversely affected. In that case, the trading price of our common units could decline and you could lose all or part of your investment.

RISKS INHERENT IN OUR BUSINESS

WE MAY NOT BE ABLE TO GENERATE SUFFICIENT CASH FROM OPERATIONS TO ALLOW US TO PAY THE MINIMUM QUARTERLY DISTRIBUTION ON OUR COMMON UNITS EACH QUARTER.

     The amount of cash we can distribute on our common units principally depends upon the cash we generate from our operations. Because the cash we generate from operations will fluctuate from quarter to quarter, we may not be able to pay the minimum quarterly distribution for each quarter. Our cash distributions will depend primarily on cash flow, including cash flow from financial reserves and working capital borrowings, and not solely on profitability, which will be affected by non-cash items. As a result, we may make cash distributions during periods when we record losses and may not make cash distributions during periods when we record net income.

OUR FINANCIAL RESULTS DEPEND ON THE DEMAND FOR THE REFINED PETROLEUM PRODUCTS THAT WE DISTRIBUTE FROM OR STORE IN OUR TERMINALS.

     Any sustained decrease in demand for refined petroleum products in the markets served by our terminals could result in a significant reduction in the volume of products that we store at our marine terminal facilities and in the throughput in our inland terminals, and therefore reduce our cash flow and our ability to make distributions to unitholders. Factors that could lead to a decrease in market demand include:

     - an increase in the market price of crude oil that leads to higher refined product prices, which may reduce demand for gasoline and other petroleum products. Market prices for refined petroleum products are subject to wide fluctuation in response to changes in global and regional supply over which we have no control;

     - a recession or other adverse economic condition that results in lower spending by consumers on travel, including gasoline and diesel;

     - higher fuel taxes or other governmental or regulatory actions that increase the cost of gasoline;

     - an increase in fuel economy, whether as a result of a shift by consumers to more fuel-efficient vehicles or technological advances by manufacturers; and

     - the increased use of alternative fuel sources, such as fuel cells and solar, electric and battery-powered engines. Several state and federal initiatives mandate this increased use.

WHEN PRICES FOR THE FUTURE DELIVERY OF PETROLEUM PRODUCTS THAT WE STORE IN OUR MARINE TERMINALS FALL BELOW CURRENT PRICES FOR AN EXTENDED LENGTH OF TIME, CUSTOMERS USING OUR STORAGE FACILITIES ARE LESS LIKELY TO STORE THESE PRODUCTS, THEREBY REDUCING STORAGE REVENUES.

     This market condition is commonly referred to as "backwardation." When the petroleum product market is in backwardation, the demand for storage capacity at our marine terminal facilities may decrease. The forward pricing market for petroleum products moved to backwardation in the second quarter of 1999 and remains so today. This market condition contributed to reduced storage revenues in the second half of 1999 and the first six months of 2000. We cannot predict if this backwardated market will continue.

WE DEPEND ON PETROLEUM PRODUCT PIPELINES OWNED AND OPERATED BY OTHERS TO SUPPLY OUR TERMINALS.

     Most of our inland and marine terminal facilities depend on connections with petroleum product pipelines owned and operated by third parties. Reduced throughput on these pipelines because of testing, line repair, damage to pipelines, reduced operating pressures or other causes could result in our being unable to deliver products to our customers from our terminals or receive products for storage and could adversely affect our ability to make cash distributions to our unitholders.

OUR AMMONIA PIPELINE AND TERMINALLING SYSTEM IS DEPENDENT ON THREE CUSTOMERS.

     Three customers ship all of the ammonia on our pipeline and utilize the six terminals that we own and operate on the pipeline. We have contracts with these customers through June 2005 that obligate them to ship or pay for certain minimum quantities of ammonia, but the loss of a customer would adversely affect our operating results and could adversely affect our ability to pay cash distributions to our unitholders.

HIGH NATURAL GAS PRICES INCREASE AMMONIA PRODUCTION COSTS AND MAY REDUCE THE AMOUNT OF AMMONIA TRANSPORTED THROUGH OUR AMMONIA PIPELINE AND TERMINALLING SYSTEM.

     The profitability of our customers, who produce ammonia for use as fertilizer, partially depends on the price of natural gas, which is the principal raw material used in the production of ammonia. If our customers are unable to pass higher natural gas prices on to their customers, their margins will be reduced and they may reduce shipments through our pipeline, which would adversely affect our operating results. Since the beginning of 1999, natural gas prices have increased substantially, and our customers have shipped lower volumes of ammonia on our pipeline. We can not assure you that continued high natural gas prices will not cause our customers to continue to reduce their production of ammonia and the volumes transported on our pipeline.

CHANGES IN THE FEDERAL GOVERNMENT'S POLICY REGARDING FARM SUBSIDIES COULD NEGATIVELY IMPACT THE DEMAND FOR AMMONIA AND RESULT IN DECREASED SHIPMENTS THROUGH OUR AMMONIA PIPELINE AND TERMINALLING SYSTEM.

     Our customers who ship ammonia through our pipeline primarily market the ammonia to corn farmers in the Midwest. The government's Freedom to Farm program enacted by the 1996 Farm Bill has provided these farmers with increased incentives to grow corn, resulting in large corn crops over the last few years. This program, however, ends in 2002. If the program is revised or terminated, it could reduce farmers' incentive to grow corn and reduce the demand for the ammonia used to fertilize the crops. In addition, the federal government and state governments have been providing tax credits related to the production of ethanol, for which corn is the essential element. If these tax incentives are reduced or repealed, the demand for ammonia would be reduced and our revenues could be adversely affected.

OUR MARINE AND INLAND TERMINALS ENCOUNTER COMPETITION FROM LARGE INDEPENDENT TERMINALLING COMPANIES AND COMPANIES THAT OWN PROPRIETARY TERMINALLING OPERATIONS, AND OUR AMMONIA PIPELINE AND TERMINALLING SYSTEM ENCOUNTERS COMPETITION FROM RAIL CARRIERS AND ANOTHER AMMONIA PIPELINE.

     Our marine and inland terminals face competition from large, generally well-financed companies that own many terminals, as well as from small companies. Our marine and inland terminals also encounter competition from our customers that own their own terminal facilities. Our customers demand delivery of products on tight time schedules and in a number of geographic markets. If our quality of service declines and we cannot meet the demands of our customers, they may use our competitors.

     We compete primarily with rail carriers for the transportation of ammonia. To the extent that our customers elect to transport ammonia by rail rather than pipeline, our business would be adversely affected. Our ammonia pipeline also competes with the Gulf Central ammonia pipeline in Iowa and Nebraska.

WE MAY NOT BE ABLE TO GROW SUCCESSFULLY THROUGH FUTURE ACQUISITIONS.

     Our future growth could be limited if we are unable to continue to make acquisitions or if we are unable to successfully integrate the companies, businesses or properties that we acquire. We cannot predict whether we will be successful in making any acquisitions or what the consequences of any acquisitions would be. We also cannot assure you that any acquisitions will not be dilutive to our earnings and our distributions to unitholders or that any additional debt incurred to finance an acquisition will not affect our ability to make distributions to you. Our ability to make acquisitions will be limited by restrictions in our current and future debt agreements, competition from other companies for attractive acquisition targets and the lack of suitable acquisition candidates.

     Acquisitions involve numerous risks, including difficulties in the assimilation of the operations, technologies and services of the acquired companies or business segments, the diversion of management's attention from other business concerns and the potential loss of key employees of the acquired businesses. As a result, our business could be adversely affected by an acquisition.

OUR BUSINESS IS SUBJECT TO FEDERAL, STATE AND LOCAL LAWS AND REGULATIONS THAT GOVERN THE ENVIRONMENTAL AND OPERATIONAL SAFETY ASPECTS OF OUR OPERATIONS.

     Our marine and inland terminal facilities and ammonia pipeline and terminalling system are subject to the risk of incurring substantial costs and liabilities under environmental and safety laws. These costs and liabilities arise under increasingly strict environmental and safety laws, including regulations and governmental enforcement policies, and as a result of claims for damages to property or persons arising from our operations. Failure to comply with these laws and regulations may result in assessment of administrative, civil and criminal penalties, imposition of cleanup and site restoration costs and liens and, to a lesser extent, issuance of injunctions to limit or cease operations. If we were unable to recover these costs through increased revenues, our ability to make cash distributions to you could be adversely affected.

     We own a number of properties that have been used for many years to distribute or store petroleum products by third parties not under our control. In some cases, owners, tenants or users of these properties have disposed of or released hydrocarbons or solid wastes on or under these properties. In addition, some of our terminals are located on or near current or former refining and terminalling operations, and there is a risk that contamination is present on these sites. The transportation of ammonia by our pipeline is hazardous and may result in environmental damage, including accidental releases that may cause death or injuries to humans and farm animals and damage to crops. Please read "Business -- Environmental and Safety Matters" for more information.

OUR OPERATIONS ARE SUBJECT TO OPERATIONAL HAZARDS AND UNFORESEEN INTERRUPTIONS FOR WHICH WE MAY NOT BE ADEQUATELY INSURED.

     Our operations are subject to operational hazards and unforeseen interruptions such as natural disasters, adverse weather, accidents, fires, explosions, hazardous materials releases or other events beyond our control. A casualty might result in a loss of equipment or life, injury or extensive property damage. We carry insurance in amounts that we consider reasonable, but we cannot assure you that this coverage will be adequate to cover any losses that we may incur.

RISKS INHERENT IN AN INVESTMENT IN WILLIAMS ENERGY PARTNERS

COST REIMBURSEMENTS DUE OUR GENERAL PARTNER MAY BE SUBSTANTIAL AND WILL REDUCE OUR CASH AVAILABLE FOR DISTRIBUTION TO YOU.

     Prior to making any distribution on the common units, we will reimburse the general partner and its affiliates, including officers and directors of our general partner, for expenses they incur on our behalf. The reimbursement of expenses could adversely affect our ability to make distributions. Our general partner has sole discretion to determine the amount of these expenses. In addition, our general partner and its affiliates may provide us services for which we will be charged fees as determined by our general partner. On a pro forma basis for 1999 and the six months ended June 30, 2000, we have agreed with our general partner that the expenses to be reimbursed to the general partner and its affiliates would have been $6.0 million and $3.0 million, respectively.

EVEN IF THE UNITHOLDERS WISH TO REMOVE OUR GENERAL PARTNER, THEY CURRENTLY CANNOT DO SO WITHOUT ITS CONSENT.

     Our general partner will manage and operate Williams Energy Partners. Unlike the holders of common stock in a corporation, you will have only limited voting rights on matters affecting our business. You will have no right to elect the general partner or the directors of the general partner on an annual or other continuing basis. Furthermore, our general partner and its affiliates will own sufficient units upon completion of this offering to be able to prevent its removal as general partner.

     In addition, the effect of the following provisions of the partnership agreement may be to discourage a person or group from attempting to remove our general partner or otherwise change the management of Williams Energy Partners:

     - if the holders of at least 66 2/3% of the units vote to remove the general partner without cause, all remaining subordinated units will automatically convert into common units and will share distributions with the existing common units pro rata, existing arrearages on the common units will be extinguished and the common units will no longer be entitled to arrearages if we fail to pay the minimum quarterly distribution in any quarter. Cause is narrowly defined to mean that a court of competent jurisdiction has entered a final, non-appealable judgment finding the general partner liable for actual fraud, gross negligence or willful or wanton misconduct in its capacity as our general partner.

     - any units held by a person that owns 20% or more of any class of units then outstanding, other than the general partner and its affiliates, cannot be voted on any matter; and

     - the partnership agreement contains provisions limiting the ability of unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting the unitholders' ability to influence the manner or direction of management.

     The effect of all these provisions may be to discourage a person or group from attempting to remove our general partner or otherwise change our management. As a result of these provisions, the price at which the common units will trade could decline because of the absence or reduction of a takeover premium in the trading price.

PURCHASERS OF COMMON UNITS WILL EXPERIENCE IMMEDIATE DILUTION OF $1.69 PER COMMON UNIT.

     The assumed initial public offering price of $20.00 per unit exceeds pro forma tangible book value of $18.31 per unit. Based on the assumed price, you will incur immediate dilution of $1.69 per common unit. Please read "Dilution."

WE MAY ISSUE ADDITIONAL COMMON UNITS WITHOUT YOUR APPROVAL, WHICH WOULD DILUTE EXISTING UNITHOLDERS' OWNERSHIP INTERESTS.

     During the subordination period, our general partner, without the approval of the unitholders, may cause us to issue additional common units in a number of circumstances, such as:

     - the issuance of common units in connection with acquisitions that increase cash flow from operations per unit on a pro forma basis;

     - the conversion of subordinated units into common units;

     - the conversion of the general partner interest and the incentive distribution rights into common units as a result of the withdrawal of our general partner; or

     - other issuances of common units, including issuances under our long-term incentive plan.

     The issuance of additional common units or other equity securities of equal or senior rank will have the following effects:

     - your proportionate ownership interest in Williams Energy Partners will decrease;

     - the amount of cash available for distribution on each unit may decrease;

     - since a lower percentage of total outstanding units will be subordinated units, the risk that a shortfall in the payment of the minimum quarterly distribution will be borne by the common unitholders will increase;

     - the relative voting strength of each previously outstanding unit may be diminished; and

     - the market price of the common units may decline.

     After the end of the subordination period, we may issue an unlimited number of limited partner interests of any type without the approval of the unitholders. Our partnership agreement does not give the unitholders the right to approve our issuance of equity securities ranking junior to the common units.

OUR GENERAL PARTNER HAS A LIMITED CALL RIGHT THAT MAY REQUIRE YOU TO SELL YOUR UNITS AT AN UNDESIRABLE TIME OR PRICE.

     If at any time our general partner and its affiliates own 80% or more of the common units, our general partner will have the right, but not the obligation, which it may assign to any of its affiliates or to us, to acquire all, but not less than all, of the remaining common units held by unaffiliated persons at a price not less than their then current market price. As a result, you may be required to sell your common units at an undesirable time or price and may therefore not receive any return on your investment. You may also incur a tax liability upon a sale of your units. For further information about the call right, please read "The Partnership Agreement -- Limited Call Right."

YOU MAY NOT HAVE LIMITED LIABILITY IF A COURT FINDS THAT WE ARE NOT IN COMPLIANCE WITH THE APPLICABLE STATE LAW OR THAT UNITHOLDER ACTIONS CONSTITUTE CONTROL OF OUR BUSINESS.

     The limitations on the liability of holders of limited partner interests for the obligations of a limited partnership have not been clearly established in some states. You could be held liable in some circumstances for our obligations to the same extent as a general partner if a court determined that:

     - we had been conducting business in any state without compliance with the applicable limited partnership statute; or

     - the right or the exercise of the right by the unitholders as a group to remove or replace our general partner, to approve some amendments to the partnership agreement or to take other action under the partnership agreement constituted participation in the "control" of our business.

     The general partner, under applicable state law, has unlimited liability for the obligations of the partnership, such as its debts and environmental liabilities, except for those contractual obligations of the partnership that are expressly made without recourse to the general partner.

     In addition, under some circumstances a unitholder may be liable to us for the amount of a distribution for a period of three years from the date of the distribution. Please read "The Partnership Agreement -- Limited Liability" for a discussion of the implications of the limitations on liability to a unitholder.

TAX RISKS TO COMMON UNITHOLDERS

     You should read "Tax Considerations" for a discussion of all of the expected material federal income tax consequences of owning and disposing of common units.

THE IRS COULD TREAT US AS A CORPORATION FOR TAX PURPOSES, WHICH WOULD SUBSTANTIALLY REDUCE THE CASH AVAILABLE FOR DISTRIBUTION TO YOU.

     The anticipated after-tax benefit of an investment in the common units depends largely on our being treated as a partnership for federal income tax purposes. We have not requested, and do not plan to request, a ruling from the IRS on this or any other matter affecting us. We have, however, received an opinion from counsel that we will be treated as a partnership for federal income tax purposes. This opinion is based on specified factual representations made by us and is not binding on the IRS or any court.

     If we were classified as a corporation for federal income tax purposes, we would pay federal income tax on our income at the corporate tax rate, which is currently a maximum of 35%. Distributions to you would generally be taxed again to you as corporate distributions, and no income, gains, losses or deductions would flow through to you. Because a tax would be imposed upon us as a corporation, the cash available for distribution to you would be substantially reduced. Treatment of us as a corporation would result in a material reduction in the after-tax return to the unitholders, likely causing a substantial reduction in the value of the common units.

     Current law may change so as to cause us to be taxed as a corporation for federal income tax purposes or otherwise subject us to entity-level taxation. The partnership agreement provides that, if a law is enacted or existing law is modified or interpreted in a manner that subjects us to taxation as a corporation or otherwise subjects us to entity-level taxation for federal, state or local income tax purposes, then the minimum quarterly distribution and the target distribution levels will be decreased to reflect that impact on us.

A SUCCESSFUL IRS CONTEST OF THE FEDERAL INCOME TAX POSITIONS WE TAKE MAY ADVERSELY IMPACT THE MARKET FOR COMMON UNITS, AND THE COSTS OF ANY CONTEST WILL BE BORNE BY SOME OR ALL OF THE UNITHOLDERS.

     We have not requested a ruling from the IRS with respect to any matter affecting us. The IRS may adopt positions that differ from the conclusions of our counsel expressed in this prospectus or from the positions we take. It may be necessary to resort to administrative or court proceedings to sustain our counsel's conclusions or the positions we take. A court may not concur with our counsel's conclusions or the positions we take. Any contest with the IRS may materially and adversely impact the market for common units and the price at which they trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will be borne by us and directly or indirectly by the unitholders and the general partner.

YOU MAY BE REQUIRED TO PAY TAXES ON YOUR SHARE OF OUR INCOME EVEN IF YOU DO NOT RECEIVE ANY CASH DISTRIBUTIONS FROM US.

     You will be required to pay federal income taxes and, in some cases, state and local income taxes on your share of our taxable income even if you do not receive any cash distributions from us. You may not receive cash distributions from us equal to your share of our taxable income or even equal to the actual tax liability that results from your share of our taxable income. If you sell your units, you may incur a tax liability in excess of the amount of cash you receive from the sale.

TAX GAIN OR LOSS ON DISPOSITION OF COMMON UNITS COULD BE DIFFERENT THAN
EXPECTED.

     If you sell your common units, you will recognize gain or loss equal to the difference between the amount realized and your tax basis in those common units. Prior distributions in excess of the total net taxable income you were allocated for a common unit, which decreased your tax basis in that common unit, will, in effect, become taxable income to you if the common unit is sold at a price greater than your tax basis in that common unit, even if the price you receive is less than your original cost. A substantial portion of the amount realized, whether or not representing gain, may be ordinary income to you. Furthermore, should the IRS successfully contest some positions we take, you could recognize more gain on the sale of units than would be the case under those positions, without the benefit of decreased income in prior years.

IF YOU ARE NOT AN INDIVIDUAL RESIDING IN THE UNITED STATES, YOU MAY HAVE ADVERSE TAX CONSEQUENCES FROM OWNING COMMON UNITS.

     Investment in common units by tax-exempt entities, regulated investment companies or mutual funds and foreign persons raises issues unique to them. For example, virtually all of our income allocated to organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, will be unrelated business taxable income and will be taxable to them. Very little of our income will be qualifying income to a regulated investment company or mutual fund. Distributions to foreign persons will be reduced by withholding taxes, currently at the rate of 39.6%, and foreign persons will be required to file federal income tax returns and pay tax on their share of our taxable income.

WE WILL REGISTER AS A TAX SHELTER. THIS MAY INCREASE THE RISK OF AN IRS AUDIT OF US OR A UNITHOLDER.

     We intend to register with the IRS as a "tax shelter." We will advise you of our tax shelter registration number once that number has been assigned. The IRS requires that some types of entities, including some partnerships, register as "tax shelters" in response to the perception that they claim tax benefits that the IRS may believe to be unwarranted. As a result, we may be audited by the IRS and tax adjustments could be made. Any unitholder owning less than a 1% profits interest in us has very limited rights to participate in the income tax audit process. Further, any adjustments in our tax returns will lead to adjustments in our unitholders' tax returns and may lead to audits of unitholders' tax returns and adjustments of items unrelated to us. You will bear the cost of any expense incurred in connection with an examination of your personal tax return.

WE WILL TREAT EACH PURCHASER OF UNITS AS HAVING THE SAME TAX BENEFITS WITHOUT REGARD TO THE UNITS PURCHASED. THE IRS MAY CHALLENGE THIS TREATMENT, WHICH COULD ADVERSELY AFFECT THE VALUE OF THE UNITS.

     Because we cannot match transferors and transferees of common units, we will adopt depreciation and amortization positions that do not conform with all aspects of final Treasury regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to you. It also could affect the timing of these tax benefits or the amount of gain from your sale of common units and could have a negative impact on the value of the common units or result in audit adjustments to your tax returns.

YOU WILL LIKELY BE SUBJECT TO STATE AND LOCAL TAXES IN STATES WHERE YOU DO NOT LIVE AS A RESULT OF AN INVESTMENT IN THE UNITS.

     In addition to federal income taxes, you will likely be subject to other taxes, including state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we do business or own property and in which you do not reside. Although you may not be required to file a return and pay taxes in some of those states because your income from that state falls below the filing and payment requirement, you will likely be required to file state and local income tax returns and pay state and local income taxes in many or all of these jurisdictions. Further, you may be subject to penalties for failure to comply with those requirements. We own assets and do business in 17 states. Fourteen of these states do not currently impose a personal income tax on partners of partnerships doing business in those states but who are not residents of those states. It is your responsibility to file all United States federal, state and local tax returns. Our counsel has not rendered an opinion on the state or local tax consequences of an investment in the common units.

                                USE OF PROCEEDS

     We expect to receive net proceeds of approximately $70.1 million from the sale of the 3,750,000 common units offered by this prospectus, after deducting underwriting discounts but before paying estimated offering expenses. We base this amount on an assumed public offering price of $20.00 per unit. We intend to use the net proceeds of this offering and $90.1 million of borrowings under our credit facility to:

     - repay $156.2 million of debt we owe to Williams; and

     - pay $4.0 million of expenses associated with the offering and the related transactions.

     We will use the net proceeds from any exercise of the underwriters' over-allotment option to repay the remaining $11.2 million debt we owe to Williams. If the underwriters do not exercise the over-allotment option in full, affiliates of our general partner will purchase any remaining common units reserved for the over-allotment option, and the net proceeds will be used to repay the balance of this debt.

                                 CAPITALIZATION

     The following table shows (1) our historical capitalization as of June 30, 2000 on an actual basis and (2) our pro forma capitalization as of June 30, 2000, as adjusted to reflect the offering of the common units and the application of the net proceeds we receive in the offering and borrowings under our credit facility in the manner described under "Use of Proceeds." We derived this table from, and it should be read in conjunction with and is qualified in its entirety by reference to, our historical and pro forma financial statements and the accompanying notes included elsewhere in this prospectus.

                                                            AS OF JUNE 30, 2000
                                                   --------------------------------------
                                                                               PRO FORMA
                                                    ACTUAL    ADJUSTMENTS     AS ADJUSTED
                                                   --------   -----------     -----------
                                                               (IN THOUSANDS)
Cash and cash equivalents........................  $     --    $      --       $     --
                                                   ========    =========       ========
Long-term debt:
  Affiliate note payable.........................  $202,878    $(156,200)(a)   $     --
                                                                 (30,883)(b)
                                                                 (15,795)(c)
  Credit facility................................        --       90,100(d)      90,100
                                                   --------    ---------       --------
          Total long-term debt...................  $202,878     (112,778)      $ 90,100
Owner's equity/partners' capital:
  Owner's equity.................................  $ 69,688    $ (69,688)(e)   $     --
  Common unitholders.............................        --      104,382(f)     104,382
  Subordinated unitholders.......................        --      104,382(f)     104,382
  General partner................................        --        4,260(f)       4,260
                                                   --------    ---------       --------
          Total owner's equity/partners'
            capital..............................  $ 69,688    $ 143,336       $213,024
                                                   --------    ---------       --------
          Total capitalization...................  $272,566    $  30,558       $303,124
                                                   ========    =========       ========

---------------

(a) partial repayment of the affiliate note payable with $156.2 million of the net proceeds of the offering and borrowings under the credit facility.

(b) a capital contribution of $30.9 million by an affiliate of our general partner in the form of forgiveness of a corresponding amount of debt (to the extent the underwriters exercise the over-allotment option, we will use the net proceeds we receive to repay the affiliate note in lieu of forgiveness of that debt).

(c) an assignment of $15.8 million of receivables by us to an affiliate of our general partner in exchange for a reduction in a corresponding amount of debt.

(d) represents borrowings of $90.1 million under the credit facility.

(e) represents the conversion of the equity of the Williams Energy Partners Predecessor to common and subordinated equity of the partnership and the general partner's interest in the partnership.

(f) represents the resulting equity amounts of the common and subordinated unitholders such that each are 49% of total equity with the remaining 2% represented by the general partner interest.

                                    DILUTION

     On a pro forma basis as of June 30, 2000 after giving effect to the offering of common units and the related transactions, our tangible book value was $212.2 million, or $18.31 per common unit. Purchasers of common units in this offering will experience immediate dilution in net tangible book value per common unit for financial accounting purposes, as illustrated in the following table:

Assumed initial public offering price per common unit.......   $20.00
Less: Pro forma net tangible book value per common unit
  after the offering(1).....................................    18.31
                                                               ------
Immediate dilution in tangible net book value per common
  unit to new investors.....................................   $ 1.69
                                                               ======

---------------

(1) Determined by dividing the total number of units (5,679,694 common units, 5,679,694 subordinated units and the combined 2% general partner interest, which has a dilutive effect equivalent to 231,824 units) to be outstanding after the offering into the pro forma net tangible book value of Williams Energy Partners, after giving effect to the application of the net proceeds of the offering.

     The following table sets forth the number of units that we will issue and the total consideration contributed to us by the general partner and its affiliates in respect of their units and by the purchasers of common units in this offering upon consummation of the transactions contemplated by this prospectus:

                                                        UNITS ACQUIRED
                                                     --------------------        TOTAL
                                                       NUMBER     PERCENT    CONSIDERATION
                                                     ----------   -------   ---------------
                                                                             (IN MILLIONS)
General partner and its affiliates (1)(2)..........   7,841,212     67.6%       $145.7
New investors......................................   3,750,000     32.4          75.0
                                                     ----------    -----        ------
          Total....................................  11,591,212    100.0%       $220.7
                                                     ==========    =====        ======

---------------

(1) Upon the consummation of the transactions contemplated by this prospectus, the general partner and its affiliates will own an aggregate of 1,929,694 common units, 5,679,694 subordinated units and a 2% general partner interest in Williams Energy Partners, having a dilutive effect equivalent to 231,824 units.

(2) We will record the assets contributed by the general partner at historical cost in accordance with generally accepted accounting principles. Book value of the consideration provided by the general partner and its affiliates, as of June 30, 2000, after giving effect to the application of the net proceeds of the offering, is as follows:

                                                            (IN MILLIONS)
                                                            -------------
Book value of net assets contributed by affiliates of our
  general partner..........................................    $100.5
Add: Income taxes retained by affiliates of our general
  partner..................................................      14.3
      Capital contribution by an affiliate of the general
      partner in the form of forgiveness of a corresponding
      amount of debt.......................................      30.9
                                                               ------
          Total consideration..............................    $145.7
                                                               ======

                            CASH DISTRIBUTION POLICY

DISTRIBUTIONS OF AVAILABLE CASH

     General. Within approximately 45 days after the end of each quarter, beginning with the quarter ending March 31, 2001, we will distribute all of our available cash to unitholders of record on the applicable record date. We will adjust downward the minimum quarterly distribution for the period from the closing of the offering through March 31, 2001 based on the actual length of the period.

     Definition of Available Cash. We define available cash in the glossary, and it generally means, for each fiscal quarter, all cash on hand at the end of the quarter less the amount of cash that the general partner determines in its reasonable discretion is necessary or appropriate to reserve for future operations or to provide funds for distributions for any one or more of the next four quarters.

     Intent to Distribute the Minimum Quarterly Distribution. We intend, to the extent we have sufficient available cash from operating surplus, as defined below, to distribute to each common unit and subordinated unit at least the minimum quarterly distribution of $0.525 per quarter or $2.10 per year. However, there is no guarantee that we will pay the minimum quarterly distribution on the common units in any quarter, and we will be prohibited from making any distributions to unitholders if it would cause an event of default under our credit facility.

OPERATING SURPLUS AND CAPITAL SURPLUS

     General. All cash distributed to unitholders will be characterized either as "operating surplus" or "capital surplus." We distribute available cash from operating surplus differently than available cash from capital surplus.

     Definition of Operating Surplus. We define operating surplus in the glossary, and for any period it generally means:

     - our cash balance on the closing date of this offering, plus

     - $15.0 million, plus

     - all of our cash receipts since the closing of this offering, excluding cash from borrowings that are not working capital borrowings, sales of equity and debt securities and sales of assets outside the ordinary course of business, plus

     - working capital borrowings made after the end of a quarter but before the date of determination of operating surplus for the quarter, less

     - all of our operating expenditures since the closing of this offering, including the repayment of working capital borrowings, but not the repayment of other borrowings, and including maintenance capital expenditures.

     Definition of Capital Surplus. We also define capital surplus in the glossary, and it will generally be generated only by:

     - borrowings other than working capital borrowings,

     - sales of debt and equity securities, and

     - sales or other disposition of assets for cash, other than inventory, accounts receivable and other current assets sold in the ordinary course of business or as part of normal retirements or replacements of assets.

     Characterization of Cash Distributions. We will treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since we began operations equals the operating surplus as of the most recent date of determination of available cash. We will treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus. We do not anticipate that we will make significant distributions from capital surplus.

SUBORDINATION PERIOD

     General. During the subordination period, which we define below, the common units will have the right to receive distributions of available cash from operating surplus in an amount equal to the minimum quarterly distribution of $0.525 per quarter, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions of available cash from operating surplus may be made on the subordinated units. The purpose of the subordinated units is to increase the likelihood that during the subordination period there will be available cash to be distributed on the common units.

     Definition of Subordination Period. We define the subordination period in the glossary. The subordination period will extend until the first day of any quarter beginning after December 31, 2005 that each of the following tests are met:

     - distributions of available cash from operating surplus on each of the outstanding common units and subordinated units equaled or exceeded the minimum quarterly distribution for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

     - the "adjusted operating surplus" generated during each of the three immediately preceding non-overlapping four-quarter periods equaled or exceeded the sum of the minimum quarterly distributions on all of the outstanding common units and subordinated units during those periods on a fully diluted basis and the related distribution on the combined 2% general partner interest during those periods; and

     - there are no arrearages in payment of the minimum quarterly distribution on the common units.

     Before the end of the subordination period, a portion of the subordinated units may convert into common units on a one-for-one basis on the first day after the record date established for the distribution for any quarter ending on or after:

     - December 31, 2003 with respect to 25% of the subordinated units; and

     - December 31, 2004 with respect to 25% of the subordinated units.

     The early conversions will occur if at the end of the applicable quarter each of the following occurs:

     - distributions of available cash from operating surplus on the common units and the subordinated units equal or exceed the sum of the minimum quarterly distributions on all of the outstanding common units and subordinated units for each of the three non-overlapping four-quarter periods immediately preceding that date;

     - the adjusted operating surplus generated during each of the three immediately preceding non-overlapping four-quarter periods equals or exceeds the sum of the minimum quarterly distributions on all of the outstanding common units and subordinated units during those periods on a fully diluted basis and the related distribution on the 2% general partner interest during those periods; and

     - there are no arrearages in payment of the minimum quarterly distribution on the common units.

However, the early conversion of the second 25% of the subordinated units may not occur until at least one year following the early conversion of the first 25% of the subordinated units.

     Definition of Adjusted Operating Surplus. We define "adjusted operating surplus" in the glossary and for any period it generally means:

     - operating surplus generated during that period, less

     - any net increase in working capital borrowings during that period, less

     - any net reduction in cash reserves for operating expenditures during that period not relating to an operating expenditure made during that period, plus

     - any net decrease in working capital borrowings during that period, plus

     - any net increase in cash reserves for operating expenditures during that period required by any debt instrument for the repayment of principal, interest or premium.

     Adjusted operating surplus is intended to reflect the cash generated from operations during a particular period and therefore excludes net increases in working capital borrowings and net drawdowns of reserves of cash generated in prior periods.

     Effect of Expiration of the Subordination Period. Upon expiration of the subordination period, each outstanding subordinated unit will convert into one common unit and will then participate pro rata with the other common units in distributions of available cash. In addition, if the unitholders remove our general partner other than for cause, the subordination period will end, any then-existing arrearages on the common units will terminate, and each subordinated unit will immediately convert into one common unit.

DISTRIBUTIONS OF AVAILABLE CASH FROM OPERATING SURPLUS DURING THE SUBORDINATION PERIOD

     We will make distributions of available cash from operating surplus for any quarter during the subordination period in the following manner:

     - First, 98% to the common unitholders, pro rata, and 2% to the general partner until we distribute for each outstanding common unit an amount equal to the minimum quarterly distribution for that quarter,

     - Second, 98% to the common unitholders, pro rata, and 2% to the general partner until we distribute for each outstanding common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period;

     - Third, 98% to the subordinated unitholders, pro rata, and 2% to the general partner until we distribute for each subordinated unit an amount equal to the minimum quarterly distribution for that quarter, and

     - Thereafter, in the manner described in "-- Incentive Distribution Rights -- Hypothetical Annualized Yield" below.

DISTRIBUTIONS OF AVAILABLE CASH FROM OPERATING SURPLUS AFTER THE SUBORDINATION PERIOD

     We will make distributions of available cash from operating surplus for any quarter after the subordination period in the following manner:

     - First, 98% to all unitholders, pro rata, and 2% to the general partner until we distribute for each outstanding unit an amount equal to the minimum quarterly distribution for that quarter; and

     - Thereafter, in the manner described in "-- Incentive Distribution Rights -- Hypothetical Annualized Yield" below.

INCENTIVE DISTRIBUTION RIGHTS -- HYPOTHETICAL ANNUALIZED YIELD

     Incentive distribution rights represent the right to receive an increasing percentage of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. Our general partner currently holds the incentive distribution rights, but may transfer these rights separately from its general partner interest, subject to restrictions in the partnership agreement.

     If for any quarter:

     - we have distributed available cash from operating surplus to the common and subordinated unitholders in an amount equal to the minimum quarterly distribution; and

     - we have distributed available cash from operating surplus on outstanding common units in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution;

then, we will distribute any additional available cash from operating surplus for that quarter among the unitholders and the general partner in the following manner:

     - First, 98% to all unitholders, pro rata, and 2% to the general partner until each unit receives a total of $0.575 per unit for that quarter (the "first target distribution");

     - Second, 85% to all unitholders, pro rata, and 15% to the general partner, until each unitholder receives a total of $0.650 per unit for that quarter (the "second target distribution");

     - Third, 75% to all unitholders, pro rata, and 25% to the general partner, until each unitholder receives a total of $0.775 per unit for that quarter (the "third target distribution"); and

     - Thereafter, 50% to all unitholders, pro rata, and 50% to the general partner.

In each case, the amount of the target distribution set forth above is exclusive of any distributions to common unitholders to eliminate any cumulative arrearages in payment of the minimum quarterly distribution on the common units.

     The following table illustrates the percentage allocations of the additional available cash from operating surplus between the unitholders and our general partner up to the various target distribution levels and a hypothetical annualized percentage yield to be realized by a unitholder at each target distribution level. For purposes of the following table, we calculated the annualized percentage yield on a pretax basis assuming that (1) the common unit was purchased at an amount equal to $20.00 per common unit and (2) we distributed each quarter during the first year following the investment the amount set forth under the column "Total Quarterly Distribution Target Amount." We also based the calculations on the assumption that the quarterly distribution amounts shown do not include any common unit arrearages. The amounts set forth under "Marginal Percentage Interest in Distributions" are the percentage interests of our general partner and the unitholders in any available cash from operating surplus we distribute up to and including the corresponding amount in the column "Total Quarterly Distribution Target Amount," until available cash we distribute reaches the next target distribution level, if any. The percentage interests shown for the unitholders and the general partner for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution.

                                                                                         MARGINAL PERCENTAGE
                                                                                             INTEREST IN
                                                                                            DISTRIBUTIONS
                                    TOTAL QUARTERLY                                     ---------------------
                                     DISTRIBUTION                 HYPOTHETICAL                        GENERAL
                                     TARGET AMOUNT              ANNUALIZED YIELD        UNITHOLDERS   PARTNER
                               -------------------------   --------------------------   -----------   -------
Minimum Quarterly
  Distribution...............           $0.525                       10.50%              98%           2%
First Target Distribution....        up to $0.575                 up to 11.50%           98%           2%
Second Target Distribution...  above $0.575 up to $0.650   above 11.50% up to 13.00%     85%          15%
Third Target Distribution....  above $0.650 up to $0.775   above 13.00% up to 15.50%     75%          25%
Thereafter...................        above $0.775                 above 15.50%           50%          50%

DISTRIBUTIONS FROM CAPITAL SURPLUS

     How Distributions from Capital Surplus Will Be Made. We will make distributions of available cash from capital surplus in the following manner:

     - First, 98% to all unitholders, pro rata, and 2% to the general partner, until we distribute for each common unit that was issued in this offering, an amount of available cash from capital surplus equal to the initial public offering price;

     - Second, 98% to the common unitholders, pro rata, and 2% to the general partner, until we distribute for each common unit that was issued in the offering, an amount of available cash from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the common units; and

     - Thereafter, we will make all distributions of available cash from capital surplus as if they were from operating surplus.

     Effect of a Distribution from Capital Surplus. The partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from this initial public offering, which is a return of capital. The initial public offering price less any distributions of capital surplus per unit is referred to as the "unrecovered initial unit price." Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the corresponding reduction in the unrecovered initial unit price. Because distributions of capital surplus will reduce the minimum quarterly distribution, after any of these distributions are made, it may be easier for the general partner to receive incentive distributions and for the subordinated units to convert into common units. However, any distribution of capital surplus before the unrecovered initial unit price is reduced to zero cannot be applied to the payment of the minimum quarterly distribution or any arrearages.

     Once we distribute capital surplus on a unit issued in this offering in an amount equal to the initial unit price, we will reduce the minimum quarterly distribution and the target distribution levels to zero and we will make all future distributions from operating surplus, with 50% being paid to the holders of units, 48% to the holders of the incentive distribution rights and 2% to the general partner.

ADJUSTMENT TO THE MINIMUM QUARTERLY DISTRIBUTION AND TARGET DISTRIBUTION LEVELS

     In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, we will proportionately adjust the minimum quarterly distribution, target distribution levels, unrecovered initial unit price, the number of common units issuable during the subordination period without a unitholder vote and the number of common units into which a subordinated unit is convertible if we combine our units into fewer units or subdivide our units into a greater number of units. In addition, if legislation is enacted or if existing law is modified or interpreted in a manner that causes us to become taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes, we will reduce the minimum quarterly distribution and the target distribution levels by multiplying the same by one minus the sum of the highest marginal federal corporate income tax rate that could apply and any increase in the effective overall state and local income tax rates. For example, if we became subject to a maximum marginal federal, and effective state and local income tax rate of 38%, then the minimum quarterly distribution and the target distributions levels would each be reduced to 62% of their previous levels.

DISTRIBUTIONS OF CASH UPON LIQUIDATION

     If we dissolve in accordance with the partnership agreement, we will sell or otherwise dispose of our assets in a process called a liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to the unitholders and the general partner, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

     The allocations of gain and loss upon liquidation are intended, to the extent possible, to entitle the holders of outstanding common units to a preference over the holders of outstanding subordinated units upon the liquidation of Williams Energy Partners, to the extent required to permit common unitholders to receive their unrecovered initial unit price plus the minimum quarterly distribution for the quarter during which liquidation occurs plus any unpaid arrearages in payment of the minimum quarterly distribution on the common units. However, there may not be sufficient gain upon liquidation of Williams Energy Partners to enable the holder of common units to fully recover all of these amounts, even though there may be cash available for distribution to the holders of subordinated units. Any further net gain recognized upon liquidation will be allocated in a manner that takes into account the incentive distribution rights of the general partner.

     Manner of Adjustments for Gain. The manner of the adjustment is set forth in the partnership agreement. If our liquidation occurs before the end of the subordination period, we will allocate any gain to the partners in the following manner:

     - First, to the general partner and the holders of units who have negative balances in their capital accounts to the extent of and in proportion to those negative balances;

     - Second, 98% to the common unitholders, pro rata, and 2% to the general partner until the capital account for each common unit is equal to the sum of:

      (1) the unrecovered initial unit price for that common unit; plus

      (2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs; plus

      (3) any unpaid arrearages in payment of the minimum quarterly distribution on that common unit;

     - Third, 98% to the subordinated unitholders, pro rata, and 2% to the general partner until the capital account for each subordinated unit is equal to the sum of:

      (1) the unrecovered initial unit price on that subordinated unit; and

      (2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs;

     - Fourth, 98% to all unitholders, pro rata, and 2% to the general partner, pro rata, until we allocate under this paragraph an amount per unit equal to:

      (1) the sum of the excess of the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of our existence; less

      (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the minimum quarterly distribution per unit that we distributed 98% to the units, pro rata, and 2% to the general partner, pro rata, for each quarter of our existence;

     - Fifth, 85% to all unitholders, pro rata, and 15% to the general partner, until we allocate under this paragraph an amount per unit equal to:

      (1) the sum of the excess of the second target distribution per unit over the first target distribution per unit for each quarter of our existence; less

      (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the first target distribution per unit that we distributed 85% to the unitholders, pro rata, and 15% to the general partner for each quarter of our existence;

     - Sixth, 75% to all unitholders, pro rata, and 25% to the general partner, until we allocate under this paragraph an amount per unit equal to:

      (1) the sum of the excess of the third target distribution per unit over the second target distribution per unit for each quarter of our existence; less

      (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the second target distribution per unit that we distributed 75% to the unitholders, pro rata, and 25% to the general partner for each quarter of our existence;

     - Thereafter, 50% to all unitholders, pro rata, and 50% to the general partner.

     If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that clause (3) of the second priority above and all of the third priority above will no longer be applicable.

     Manner of Adjustments for Losses. Upon our liquidation, we will generally allocate any loss to the general partner and the unitholders in the following manner:

     - First, 98% to holders of subordinated units in proportion to the positive balances in their capital accounts and 2% to the general partner until the capital accounts of the holders of the subordinated units have been reduced to zero;

     - Second, 98% to the holders of common units in proportion to the positive balances in their capital accounts and 2% to the general partner until the capital accounts of the common unitholders have been reduced to zero; and

     - Thereafter, 100% to the general partner.

     If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that all of the first bullet point above will no longer be applicable.

     Interim Adjustments to Capital Accounts. We will make interim adjustments to capital accounts at the time we issue additional interests in our partnership. We will allocate any unrealized, and, for tax purposes, unrecognized gain or loss resulting from the adjustments to the unitholders and the general partner in the same manner as we allocate gain or loss upon liquidation. In the event that we make positive interim adjustments to the capital accounts, we will allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon our liquidation in a manner which results, to the extent possible, in the capital account balances of the general partner equaling the amount which would have been the general partner's capital account balances if no earlier positive adjustments to the capital accounts had been made.

                        CASH AVAILABLE FOR DISTRIBUTION

     We believe that we will have sufficient available cash from operating surplus to allow us to make the full minimum quarterly distribution on all the outstanding units for each quarter through December 31, 2001. Available cash for any quarter will consist generally of all cash on hand at the end of that quarter as adjusted for reserves. Operating surplus generally consists of cash on hand at closing of this offering, plus cash generated from operations after deducting related expenditures and other items, plus working capital borrowings after the end of the quarter, plus $15.0 million. The definitions of available cash and operating surplus are contained in the glossary.

     Assumptions. We base our belief that we can make the full minimum quarterly distribution on all the outstanding units for each quarter through December 31, 2001 on the assumptions set forth below. These assumptions are based on a comparison to our pro forma results of operations for the six months ended June 30, 2000, on an annualized basis.

     - The average utilized storage and throughput volume at our marine terminal facilities will increase by approximately 2% due to normal growth.

     - Despite the expiration of a contract in 2000, the average daily throughput of refined petroleum products delivered through our inland terminals will only decline by approximately 2%.

     - The average fee for storage services at our marine terminal facilities will increase by approximately 3%, primarily due to contract renegotiations.

     - The average per barrel throughput fees at our inland terminals will decline by approximately 20% due to a contract renegotiation at the end of 2000 and unusually high ancillary revenues in the first half of 2000.

     - The ammonia pipeline weighted average tariff rates we charge will be approximately 5% higher than the tariff rates in effect at June 30, 2000, due to an indexing adjustment.

     - As a result of timing of ammonia shipments and continued high natural gas prices, the volume of product transported through our ammonia pipeline and terminalling system will decline by approximately 6%.

     - The operating costs associated with our marine terminal facilities and ammonia pipeline and terminalling system will be comparable, while costs associated with the inland terminals will increase by approximately 7% because a majority of the repair and maintenance expenses for the inland terminals are normally incurred during the second half of the year.

     - Our general and administrative costs will not increase.

     - No material accidents or other events will occur that disrupt operations on our marine and inland terminals or our ammonia pipeline and terminalling system.

     - Market, regulatory and overall economic conditions will not change substantially.

     Although we believe our assumptions are within a range of reasonableness, neither we nor our general partner can control whether the assumptions are realized. If our assumptions are not realized, the actual available cash from operating surplus that we generate could be substantially less than that currently expected and could, therefore, be insufficient to permit us to make cash distributions at the levels described above. Accordingly, we cannot assure you that distributions of the minimum quarterly distribution or any other amounts will be made.

     Williams Energy Partners' Pro Forma Available Cash. The amount of available cash from operating surplus needed to pay the minimum quarterly distribution for one quarter and for four quarters on the common units, the subordinated units, and the general partner interest to be outstanding immediately after the transactions is approximately:

                                                              ONE QUARTER   FOUR QUARTERS
                                                              -----------   -------------
                                                                   ($ IN THOUSANDS)
Common units................................................    $2,982         $11,928
Subordinated units..........................................     2,982          11,928
Combined 2% general partner interest........................       122             488
                                                                ------         -------
          Total.............................................    $6,086         $24,344
                                                                ======         =======

     The amount of available cash needed to pay the minimum quarterly distribution for four quarters on the common units, the subordinated units, and the general partner interests to be outstanding immediately after the offering is approximately $24.3 million. If we had completed the transactions contemplated in this prospectus on January 1, 1999, pro forma available cash from operating surplus generated during 1999 would have been approximately $26.3 million and the amount of pro forma available cash from operating surplus generated for the six months ended June 30, 2000, would have been $14.4 million. These amounts would have been sufficient to allow us to pay the full minimum quarterly distribution on the common units, the subordinated units, and the related distribution on the general partner interest during the respective periods.

     We derived the amounts of pro forma available cash from operating surplus shown above from our pro forma financial statements in the manner described in Appendix D. The pro forma adjustments are based upon currently available information and specific estimates and assumptions. The pro forma financial statements do not purport to present our results of operations had the transactions contemplated in this prospectus actually been completed as of the dates indicated. In addition, available cash from operating surplus as defined in the partnership agreement is a cash accounting concept, while our pro forma financial statements have been prepared on an accrual basis. As a result, you should only view the amount of pro forma available cash from operating surplus as a general indication of the amount of available cash from operating surplus that we might have generated had Williams Energy Partners been formed in earlier periods.

         SELECTED HISTORICAL AND PRO FORMA FINANCIAL AND OPERATING DATA

     The following tables show selected historical financial and operating data for the Williams Energy Partners Predecessor which consists of all of our assets, excluding the New Haven, Connecticut marine terminal facility acquired in September 2000, and pro forma financial and operating data of Williams Energy Partners L.P., in each case for the periods and as of the dates indicated. The selected historical financial data for the Williams Energy Partners Predecessor for 1997, 1998 and 1999 are derived from the audited financial statements of the Williams Energy Partners Predecessor. The selected historical financial data for the Williams Energy Partners Predecessor for 1995 and 1996 as well as June 30, 1999 and 2000 are derived from the unaudited financial statements of the Williams Energy Partners Predecessor.

     The pro forma financial statements of Williams Energy Partners L.P. show the pro forma effect of the transfer of the Williams Energy Partners Predecessor to our operating partnership and the related transactions. The summary pro forma financial and operating data presented below for 1999 and June 2000 are derived from the unaudited pro forma financial statements. The pro forma balance sheet assumes the offering and related transactions occurred as of June 30, 2000, and the pro forma statement of income assumes the offering and related transactions occurred on January 1, 1999.

     The historical financial statements included in this prospectus have been prepared utilizing historical results and have not been adjusted for terminal acquisitions or ammonia pipeline tariff adjustments, terminal throughput fee adjustments or storage rate adjustments. Of these items, the most significant impact to our financial results is the acquisition of the three Gulf Coast marine terminal facilities in August 1999. Because of the significance of the Gulf Coast marine terminal acquisition, we have included additional historical financial and operating data for these facilities as a separate table entitled Marine Terminals Predecessor. This information was derived from the unaudited financial statements for 1995 and 1996 as well as the audited financial statements for 1997 and 1998 and the seven month period ended July 31, 1999, which immediately precedes our acquisition of these facilities.

     The pro forma financial statements have been prepared utilizing actual results and have not been adjusted to reflect ammonia pipeline tariff adjustments, terminal throughput fee adjustments or storage rate adjustments. The pro forma statement of income does, however, include adjustments to reflect the impact of significant terminal acquisitions as if they had occurred on January 1, 1999, including the acquisition of the Marine Terminals Predecessor in August 1999 and the New Haven, Connecticut marine terminal facility in September 2000. A more complete explanation of the pro forma adjustments can be found in the Notes to Pro Forma Financial Statements for Williams Energy Partners L.P.

     We define EBITDA as operating profit plus depreciation. EBITDA, when considered with interest expense and maintenance capital, provides additional information as to our ability to make the minimum quarterly distribution and is presented solely as a supplemental measure. EBITDA should not be considered as an alternative to net income, income before income taxes, cash flows from operations or any other measure of financial performance presented in accordance with generally accepted accounting principles. Our EBITDA may not be comparable to EBITDA of other entities, and other entities may not calculate EBITDA in the same manner as we do.

     We derived the following tables from, and they should be read together with and are qualified in their entirety by reference to, the historical and pro forma financial statements and the accompanying notes included elsewhere in this prospectus. The table should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                                              WILLIAMS ENERGY
                                                                                                               PARTNERS L.P.
                                                                                                                 PRO FORMA
                                          WILLIAMS ENERGY PARTNERS PREDECESSOR -- HISTORICAL              -----------------------
                               ------------------------------------------------------------------------                    SIX
                                                                                     SIX MONTHS ENDED         YEAR        MONTHS
                                            YEAR ENDED DECEMBER 31,                      JUNE 30,            ENDED        ENDED
                               --------------------------------------------------   -------------------   DECEMBER 31,   JUNE 30,
                                1995       1996      1997      1998       1999        1999       2000         1999         2000
                               -------   --------   -------   -------   ---------   --------   --------   ------------   --------
                                                                        ($ IN THOUSANDS)
INCOME STATEMENT DATA:
Operating revenues...........  $11,399   $ 14,748   $19,526   $20,846   $  44,388   $ 15,172   $ 36,620    $  76,810     $ 39,670
Operating expenses...........    4,971      5,831     7,176     7,618      18,635      5,371     15,536       35,186       17,560
Depreciation.................      977        940     1,100     1,190       4,610        858      4,403        9,692        4,915
General and administrative...    1,602      1,971     4,603     3,950       5,458      2,026      5,866        6,000        3,000
                               -------   --------   -------   -------   ---------   --------   --------    ---------     --------
Total costs and expenses.....  $ 7,550   $  8,742   $12,879   $12,758   $  28,703   $  8,255   $ 25,805    $  50,878     $ 25,475
                               -------   --------   -------   -------   ---------   --------   --------    ---------     --------
Operating profit.............  $ 3,849   $  6,006   $ 6,647   $ 8,088   $  15,685   $  6,917   $ 10,815    $  25,932     $ 14,195
Interest income
  (expense)(a)...............     (799)      (724)    1,149     1,283      (5,025)       584     (6,406)      (6,778)      (3,776)
Capitalized interest.........       --         --        --        88         250         94        163          250          163
Other income (expense),
  net........................       --          1        41       (27)         --         (3)        --           --           --
                               -------   --------   -------   -------   ---------   --------   --------    ---------     --------
Income before income taxes...  $ 3,050   $  5,283   $ 7,837   $ 9,432   $  10,910   $  7,592   $  4,572    $  19,404     $ 10,582
Income taxes.................    1,090      1,781     2,920     3,589       4,144      2,880      1,735           --           --
                               -------   --------   -------   -------   ---------   --------   --------    ---------     --------
Net income...................  $ 1,960   $  3,502   $ 4,917   $ 5,843   $   6,766   $  4,712   $  2,837    $  19,404     $ 10,582
                               =======   ========   =======   =======   =========   ========   ========    =========     ========
BALANCE SHEET DATA (AT PERIOD
  END):
Working capital(b)...........  $(1,310)  $    558   $ 1,262   $   203   $   9,492   $  5,868   $ 21,552                  $  5,802
Total assets.................   40,823     57,720    65,316    73,002     283,339     78,569    293,329                   310,020
Affiliate note payable.......       --         --        --        --     197,165         --    202,878                        --
Long-term debt...............       --         --        --        --          --         --         --                    90,100
Owner's equity/partner's
  capital....................   33,206     49,325    54,242    60,085      66,851     64,797     69,688                   213,024
CASH FLOW DATA:
Net cash flow provided by
  (used in):
  Operating activities.......  $ 2,239   $  1,829   $ 9,279   $ 8,844   $   5,659   $  2,134   $ (3,154)
  Investing activities.......     (590)   (14,456)   (3,973)   (7,678)   (227,618)   (12,743)    (2,559)
  Financing activities.......   (1,649)    12,627    (5,306)   (1,166)    221,959     10,609      5,713
OTHER DATA:
Operating margin:
  Petroleum product
    terminals................  $   804   $  1,612   $ 3,568   $ 3,599   $  17,141   $  4,500   $ 16,939    $  33,012     $ 17,965
  Ammonia pipeline...........    5,624      7,305     8,782     9,629       8,612      5,301      4,145        8,612        4,145
EBITDA.......................    4,826      6,946     7,747     9,278      20,295      7,775     15,218       35,624       19,110
OPERATING STATISTICS:
  Petroleum product
    terminals:
    Marine terminal average
      storage utilized
      (million barrels)(c)...      N/A        N/A       N/A       N/A        10.1        N/A       12.3         13.8         15.1
    Marine terminal
      throughput (million
      barrels)...............      N/A        N/A       N/A       N/A         N/A        N/A        N/A         14.5          7.5
    Inland terminal
      throughput (million
      barrels)...............      3.8        9.1      21.3      26.8        58.1       30.7       27.3         58.1         27.3
  Ammonia pipeline and
    terminalling system:
    Volume shipped (thousand
      tons)..................      802        843       893       896         795        456        374          795          374

---------------
(a) In 1995 and 1996, Williams' interest expense was allocated to its affiliates regardless of their affiliate notes receivable or payable balance. Although these assets maintained an affiliate notes receivable balance with Williams during this period, they were charged interest expense. Beginning in 1997, Williams calculated interest income and expense based upon the actual affiliate note receivable or payable balance.

(b) Working capital excludes an affiliate note receivable at December 31, 1995, 1996, 1997 and 1998 and at June 30, 1999.

(c) For the year ended December 31, 1999, represents the average storage utilized for the five months that we owned these assets in 1999.

                                                       MARINE TERMINALS PREDECESSOR
                                           ----------------------------------------------------
                                                                                        SEVEN
                                                                                        MONTHS
                                                    YEAR ENDED DECEMBER 31,             ENDED
                                           -----------------------------------------   JULY 31,
                                             1995       1996       1997       1998       1999
                                           --------   --------   --------   --------   --------
                                                             ($ IN THOUSANDS)
INCOME STATEMENT DATA:
Operating revenues.......................  $ 39,154   $ 39,129   $ 38,183   $ 44,114   $24,858
Operating expenses.......................    13,051     12,975     14,668     16,418    12,389
Depreciation.............................     5,161      4,835      4,922      4,627     2,630
General and administrative...............     1,573      1,776      1,276      1,214       739
                                           --------   --------   --------   --------   -------
          Total costs and expenses.......  $ 19,785   $ 19,586   $ 20,866   $ 22,259   $15,758
                                           --------   --------   --------   --------   -------
Operating profit.........................  $ 19,369   $ 19,543   $ 17,317   $ 21,855   $ 9,100
Other income (expense), net..............       360        (71)        11        270       (19)
                                           --------   --------   --------   --------   -------
Income before income taxes...............  $ 19,729   $ 19,472   $ 17,328   $ 22,125   $ 9,081
Income taxes.............................     7,546      7,448      6,633      8,466     3,584
                                           --------   --------   --------   --------   -------
Net income...............................  $ 12,183   $ 12,024   $ 10,695   $ 13,659   $ 5,497
                                           ========   ========   ========   ========   =======
BALANCE SHEET DATA (AT PERIOD END):
Working capital..........................  $ (6,950)  $ (5,151)  $ (7,347)  $ (8,879)  $(7,614)
Total assets.............................    44,901     41,606     37,241     34,992    32,099
Divisional equity........................    23,654     22,819     17,696     12,421    12,648
CASH FLOW DATA:
Net Cash flow provided by (used in):
  Operating activities...................  $ 17,343   $ 14,623   $ 17,384   $ 19,905   $ 5,270
  Investing activities...................    (3,910)    (2,063)    (1,442)      (514)     (558)
  Financing activities...................   (13,433)   (12,859)   (15,818)   (18,934)   (5,270)
OTHER DATA:
Operating margin.........................  $ 26,103   $ 26,154   $ 23,515   $ 27,696   $12,469
EBITDA...................................    24,530     24,378     22,239     26,482    11,730
OPERATING STATISTICS:
Marine terminal average storage utilized
  (million barrels)......................      10.4       10.3       10.3       12.2      11.7

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion of the financial condition and results of operations for the Williams Energy Partners Predecessor in conjunction with the historical financial statements of the Williams Energy Partners Predecessor included elsewhere in this prospectus. For more detailed information regarding the basis of presentation for the following information, you should read the notes to the historical and pro forma financial statements for the Williams Energy Partners Predecessor.

     We also include a discussion of the financial condition and results of operations for our three marine terminal facilities that we refer to as our Marine Terminals Predecessor. We acquired these facilities in August 1999 from Amerada Hess Corporation. Because of the significance of this acquisition, we consider the Marine Terminals Predecessor to be a predecessor entity for accounting purposes. We include, for accounting purposes, separate financial statements and footnotes in this prospectus representing the financial condition, results of operations and cash flows of these assets prior to our ownership, as well as a separate management's discussion and analysis. You should read this analysis in conjunction with the historical financial statements of the Marine Terminals Predecessor and the notes to those statements found elsewhere in this prospectus.

INTRODUCTION

     We are a Delaware limited partnership formed by Williams in August 2000 to own, operate and acquire a diversified portfolio of complementary energy assets. We are principally engaged in the storage, transportation and distribution of refined petroleum products and ammonia. Our current asset portfolio consists of:

     - four marine petroleum product terminal facilities, three of which comprise our Marine Terminals Predecessor;

     - 24 inland petroleum product terminals; and

     - an ammonia pipeline and terminalling system.

     These assets were acquired and have been owned by several wholly owned subsidiaries of Williams, which will transfer these assets, including the related liabilities, to our operating partnership upon the closing of this offering. The following discussion has been prepared as if the transfer of the Williams Energy Partners Predecessor had occurred and we operated as a stand alone business throughout the periods presented.

OVERVIEW

     Our asset portfolio is complementary because our businesses earn revenue through the sale of a number of different storage, transportation and distribution services. Our marine terminal facilities, which are large product storage facilities, generate revenues primarily from fees that we charge customers for storage services. Our inland terminals earn revenues primarily from fees that we charge based on the volumes of refined petroleum products distributed from our terminals. Our ammonia pipeline and terminalling system earns the majority of its revenue from transportation tariffs that we charge for transporting ammonia through our pipeline.

     Operating costs and expenses we incur in our marine and inland terminals are principally fixed costs related to routine maintenance as well as field and support personnel. Other costs, including fuel and power, fluctuate with storage capacity or throughput levels. Generally, most of the operating costs for our ammonia pipeline and terminalling system fluctuate with the volume of ammonia transported through our pipeline.

     Williams allocates both indirect and direct general and administrative expenses to its subsidiaries. Indirect expenses, including legal, accounting, treasury, engineering, information technology and other corporate services, are based on a calculation that compares a combination of operating margins, payroll costs and property, plant and equipment to the entire Williams organization. Historically, the amount of indirect general and administrative expenses allocated to us has increased as the relative size of our operations compared to Williams' operations has increased. Direct expenses allocated by Williams are primarily salaries and benefits of employees, officers and directors associated with the business activities of the subsidiary. We will reimburse our general partner and its affiliates for indirect and direct expenses they incur on our behalf. We have agreed with our general partner, subject to future acquisitions or other changes in the business, that the expenses to be reimbursed will be $6.0 million for 2001.

     We have minimal direct exposure to commodity price fluctuations. We do not trade commodities and do not intend to do so in the future. However, our operations can be indirectly affected by overall price trends for the products we handle. During periods when the price of a product is lower today than the price available through the forward pricing market, the market for that product is said to be in "contango." A contango market is favorable to our marine terminal facilities because this market condition incentivizes customers to store product in the near term to take advantage of expected higher future prices. Conversely, when the price of a product today is higher than the price available through the forward pricing market, the market is said to be "backwardated." In a backwardated market, customers are less likely to store product because market conditions incentivize them to sell as much product as possible to take advantage of higher current prices. The forward pricing market for petroleum products became backwardated in the second quarter of 1999 and remains so today. The backwardated market contributed to reduced storage revenues in the second half of 1999 and the first and second quarters of 2000. We cannot predict whether the current backwardated market will continue.

ACQUISITION HISTORY

     We are principally engaged in the storage, transportation and distribution of refined petroleum products and ammonia. We materially increased our operations through a series of transactions, including:

     - in September 2000, the acquisition of one marine petroleum product terminal facility located in New Haven, Connecticut from Wyatt Energy, Incorporated;

     - in March 2000, the acquisition of a 50.0% ownership interest in one inland petroleum product terminal in Southlake, Texas from CITGO Petroleum Corporation;

     - in August 1999, the acquisition of three marine petroleum product terminal facilities, located in Galena Park and Corpus Christi, Texas and Marrero, Louisiana from Amerada Hess Corporation;

     - in February 1999, the acquisition of an additional 10.0% interest in eight inland petroleum product terminals located in Georgia, North Carolina, South Carolina, Virginia and Tennessee from Murphy Oil USA, Inc., which increased our ownership percentage in these terminals to 78.9%;

     - in January 1999, the acquisition of 12 inland petroleum product terminals, located in Ohio, North Carolina, South Carolina, Tennessee, Alabama, Florida and Mississippi from Amoco Oil Company;

     - in December 1998, the acquisition of one inland petroleum product terminal in Doraville, Georgia from Phillips Pipe Line Company;

     - in June 1998, the acquisition of an additional 23.4% ownership interest in eight inland petroleum product terminals located in Georgia, North Carolina, South Carolina, Virginia and Tennessee from TOC Terminals, Inc., which increased our ownership interest to 68.9% from 45.5%, which we originally acquired in 1996; and

     - in December 1997, the acquisition of one inland petroleum product terminal in Dallas, Texas from Mobil Oil Corp.

RESULTS OF OPERATIONS -- WILLIAMS ENERGY PARTNERS PREDECESSOR

SIX MONTHS ENDED JUNE 30, 2000 COMPARED TO SIX MONTHS ENDED JUNE 30, 1999

                                                                 SIX MONTHS
                                                                   ENDED
                                                                  JUNE 30,
                                                              ----------------
FINANCIAL HIGHLIGHTS                                           1999      2000
--------------------                                          ------    ------
                                                              ($ IN MILLIONS)
Revenues:
  Petroleum product terminals...............................  $ 8.3     $30.6
  Ammonia pipeline and terminalling system..................    6.9       6.0
                                                              -----     -----
          Total revenues....................................  $15.2     $36.6
Operating expenses:
  Petroleum product terminals...............................  $ 3.8     $13.7
  Ammonia pipeline and terminalling system..................    1.6       1.8
                                                              -----     -----
          Total operating expenses..........................  $ 5.4     $15.5
                                                              -----     -----
          Total operating margin............................  $ 9.8     $21.1
                                                              =====     =====
OPERATING STATISTICS
------------------------------------------------------------
Petroleum product terminals:
  Marine terminal facilities:
     Average storage capacity utilized (barrels in
      millions).............................................    N/A      12.3
  Inland terminals:
     Throughput (barrels in millions).......................   30.7      27.3
Ammonia pipeline and terminalling system:
  Volume shipped (tons in thousands)........................    456       374

     Our combined revenues for the six months ended June 30, 2000 were $36.6 million compared to $15.2 million for the six months ended June 30, 1999, an increase of $21.4 million, or 141%. This increase was a result of:

     - an increase in petroleum product terminals revenues of $22.3 million, or 269%, due to the following:

      -- marine terminal facilities revenues of $22.0 million in 2000, on an average storage capacity utilization of 12.3 million barrels. These revenues resulted from our acquisition of the Marine Terminals Predecessor in August 1999. Included in this revenue was $6.7 million in affiliate revenue from Williams Energy Marketing and Trading, an affiliate of our general partner, which utilizes our facilities in connection with its blendstock, heavy oil and feedstock trading business; and

      -- an increase in inland terminal revenues of $0.3 million, from $8.3 million to $8.6 million, as ancillary revenues more than offset reduced throughput revenues resulting from a decline in throughput volumes of
         3.4 million barrels. Our throughput volume decreased because of the partial expiration of a customer's contractual commitment to utilize a specific amount of throughput capacity. This contract was entered into in January 1999 in connection with our acquisition of 12 inland terminals;

     - ammonia pipeline and terminalling system revenues declined by $0.9 million, or 13%, primarily due to an 82,000 ton, or 18%, reduction of product shipped through our pipeline. This decline was due to lower product demand as well as the continuing impact of higher prices for natural gas, the primary feedstock for the production of ammonia. Wet weather during the 2000 spring planting season resulted in reduced farm demand for ammonia. Further, due to higher natural gas prices, our customers have elected to produce and transport lower quantities of ammonia and to draw more ammonia from their existing inventories to meet demand. This volume decline was partially offset by a higher weighted average tariff of $15.07 per ton for 2000 compared to a tariff of $14.79 per ton for 1999. This increase resulted from the expiration in April 2000 of a tariff discount previously granted to one of our customers.

     Operating expenses for the six months ended June 30, 2000 were $15.5 million compared to $5.4 million for the six months ended June 30, 1999, an increase of $10.1 million, or 187%. This increase was a result of:

     - an increase in petroleum product terminals expenses of $9.9 million, or 261%, due to:

      -- an increase in marine terminal facilities expenses of $9.7 million due to the acquisition and assimilation of the Marine Terminals Predecessor, which was not acquired until August 1999; and

      -- an increase in inland terminal expenses of $0.2 million, from $3.8 million to $4.0 million, primarily because of bonus accruals and increased repair and maintenance costs to bring the maintenance program current with a ten year maintenance schedule;

     - ammonia pipeline and terminalling system operating costs increased $0.2 million, or 13%, primarily due to higher property taxes and timing of routine maintenance expenses.

     Depreciation expense for the six months ended June 30, 2000 was $4.4 million compared to $0.9 million for the six months ended June 30, 1999, an increase of $3.5 million, or 389%. This increase resulted principally from the acquisition of the Marine Terminals Predecessor in August 1999.

     General and administrative expenses for the six months ended June 30, 2000 were $5.9 million compared to $2.0 million for the six months ended June 30, 1999, an increase of $3.9 million, or 195%. This increase resulted principally from the acquisition of the Marine Terminals Predecessor. As a result of this acquisition, our assets became a larger percentage of the assets of the combined Williams organization, and Williams allocated more general and administrative expenses to us.

     Affiliate interest expense for the six months ended June 30, 2000 was $6.4 million compared to interest income of $0.6 million received in the six months ended June 30, 1999. Historically, we have transferred our cash balances to Williams, resulting in an affiliate note receivable on our books. Prior to mid-1999, our affiliate note receivable was sufficient to fund our acquisition and operational needs, and we earned interest equivalent to Williams' revolving credit facility rate on the receivable balance. In August 1999, we borrowed funds from Williams in connection with our acquisition of the Marine Terminals Predecessor, resulting in an affiliate note payable and related interest expense.

     We based our income tax provision for the six months ended June 30, 2000 and the six months ended June 30, 1999 upon the effective income tax rate for the Williams Energy Partners Predecessor for those periods of 37.9%. The effective income tax rate exceeds the U.S. federal statutory income tax rate primarily due to state income taxes.

     Net income for the six months ended June 30, 2000 was $2.8 million compared to $4.7 million for the six months ended June 30, 1999, a decrease of $1.9 million, or 40%. This decrease was primarily due to additional expenses partially offset by additional revenue associated with the recently acquired Marine Terminals Predecessor.

YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

                                                                YEAR ENDED
                                                               DECEMBER 31,
                                                              ---------------
FINANCIAL HIGHLIGHTS                                           1998     1999
--------------------                                          ------   ------
                                                              ($ IN MILLIONS)
Revenues:
  Petroleum product terminals...............................  $ 7.1    $32.3
  Ammonia pipeline and terminalling system..................   13.7     12.1
                                                              -----    -----
          Total revenues....................................  $20.8    $44.4
Operating expenses:
  Petroleum product terminals...............................  $ 3.5    $15.1
  Ammonia pipeline and terminalling system..................    4.1      3.5
                                                              -----    -----
          Total operating expenses..........................  $ 7.6    $18.6
                                                              -----    -----
          Total operating margin............................  $13.2    $25.8
                                                              =====    =====

OPERATING STATISTICS
--------------------
Petroleum product terminals:
  Marine terminal facilities:
     Average storage capacity utilized (barrels in
      millions)(a)..........................................    N/A    10.1

  Inland terminals:
     Throughput (barrels in millions).......................   26.8    58.1
Ammonia pipeline and terminalling system:
  Volume shipped (tons in thousands)........................    896     795

---------------

(a) For the year ended December 31, 1999, represents the average storage capacity utilized for the five months that we owned these assets in 1999.

     Our combined revenues for the year ended December 31, 1999 were $44.4 million compared to $20.8 million for the year ended December 31, 1998, an increase of $23.6 million, or 113%. This increase is a result of:

     - an increase in petroleum product terminal revenue of $25.2 million, or 355%, due to the following:

      -- marine terminal facilities revenues of $15.8 million in 1999, on an average storage capacity utilization of 10.1 million barrels. These revenues resulted from the acquisition of the Marine Terminals Predecessor in August 1999. Included in the revenue was $2.4 million in affiliate revenue associated with the activities of Williams Energy Marketing and Trading; and

      -- an increase in inland terminals revenues of $9.4 million, from $7.1 million to $16.5 million, primarily due to acquisitions. These acquisitions include 12 terminals acquired in January 1999, adding 26 million barrels of throughput, one terminal purchased in December 1998, adding four million barrels of throughput in 1999, and an increased ownership percentage in eight existing terminals. Included in the $9.4 million increase is an additional $2.5 million of affiliate revenue related to activities of Williams Energy Marketing and Trading at both new and existing terminal facilities;

     - a decrease in ammonia pipeline and terminalling system revenues of $1.6 million primarily due to a 101,000 ton, or 11%, reduction of product shipped through our pipeline. During 1999, the price of natural gas, the primary feedstock for ammonia production, increased dramatically. As a result of higher natural gas prices, many ammonia producers reduced production, choosing instead to sell from their inventories to meet demand. We experienced a reduction in volumes transported as a result of reduced ammonia production. Based on the current transportation agreements, our tariff rates remained unchanged during this period. However, the mix of customer shipments changed slightly, resulting in a weighted average tariff of $14.74 per ton in 1999 versus $14.79 per ton in 1998.

     Operating expenses for the year ended December 31, 1999 were $18.6 million compared to $7.6 million for the year ended December 31, 1998, an increase of $11.0 million, or 145%. This increase is a result of:

     - an increase in operating expenses for the petroleum product terminals of $11.6 million, or 331%, primarily because of:

      -- marine terminal facilities expenses of $6.0 million in 1999, resulting from the acquisition of the Marine Terminals Predecessor in August 1999; and

      -- an increase in inland terminals expenses of $5.6 million, from $3.5 million to $9.1 million, largely as a result of the full year operations of 13 additional terminals as well as increased ownership and throughput at eight existing inland terminals. The new terminals consisted of 12 locations we acquired in January 1999 and one terminal we acquired in December 1998;

     - a decrease in operating expenses for the ammonia pipeline and terminalling system of $0.6 million, or 15%, primarily because of reductions in routine maintenance expense. We completed an extensive valve replacement program in 1999, resulting in reduced repair and maintenance expense. Routine maintenance costs will continue for the system as our regular monitoring efforts identify ongoing maintenance needs.

     Depreciation expense for the year ended December 31, 1999 was $4.6 million compared to $1.2 million for the year ended December 31, 1998, an increase of $3.4 million, or 283%. Of this increase, $2.9 million was related to the Marine Terminals Predecessor we acquired in August 1999. Also, depreciation increased as a result of our other acquisitions.

     General and administrative expenses for the year ended December 31, 1999 were $5.5 million compared to $4.0 million for the year ended December 31, 1998, an increase of $1.5 million, or 38%. We acquired a significant number of inland and marine terminals during this period. As a result of these acquisitions, our assets became a larger percentage of the combined Williams organization, and Williams allocated more general and administrative expenses to us.

     We incurred affiliate interest expense of $5.0 million in the year ended December 31, 1999 compared to affiliate interest income of $1.3 million received in the year ended December 31, 1998. Historically, we have transferred our cash balances to Williams, resulting in an affiliate note receivable on our books. Prior to 1999, our affiliate note receivable was sufficient to fund our acquisition and operational needs, and we earned interest equivalent to Williams' revolving credit facility rate on the receivable balance. We borrowed funds from Williams in connection with the acquisition of the Marine Terminals Predecessor, resulting in an affiliate note payable and interest expense for 1999.

     We based our income tax provision for the years ended December 31, 1999 and 1998 upon the effective income tax rate for the Williams Energy Partners Predecessor for those periods of 38.0% and 38.1%, respectively. The effective income tax rate exceeds the U.S. federal statutory income tax rate primarily due to state income taxes.

     Net income for the year ended December 31, 1999 was $6.8 million compared to $5.8 million for the year ended December 31, 1998, an increase of $1.0 million, or 17%. This increase was primarily due to the acquisition of 12 inland terminals in January 1999 and the Marine Terminals Predecessor in August 1999.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

                                                                YEAR ENDED
                                                               DECEMBER 31,
                                                              ---------------
FINANCIAL HIGHLIGHTS                                           1997     1998
--------------------                                          ------   ------
                                                              ($ IN MILLIONS)
Revenues:
  Petroleum product terminals...............................  $ 6.1    $ 7.1
  Ammonia pipeline and terminalling system..................   13.4     13.7
                                                              -----    -----
          Total revenues....................................  $19.5    $20.8
Operating expenses:
  Petroleum product terminals...............................  $ 2.6    $ 3.5
  Ammonia pipeline and terminalling system..................    4.6      4.1
                                                              -----    -----
          Total operating expenses..........................  $ 7.2    $ 7.6
                                                              -----    -----
          Total operating margin............................  $12.3    $13.2
                                                              =====    =====
OPERATING STATISTICS
------------------------------------------------------------
Petroleum product terminals:
  Marine terminal facilities:
     Average storage capacity utilized (barrels in
      millions).............................................    N/A      N/A

  Inland terminals:
     Throughput (barrels in millions).......................   21.3     26.8
Ammonia pipeline and terminalling system:
  Volume shipped (tons in thousands)........................    893      896

     Our consolidated revenues for the year ended December 31, 1998 were $20.8 million compared to $19.5 million for the year ended December 31, 1997, an increase of $1.3 million, or 7%. This increase is a result of:

     - an increase in petroleum product terminals revenue of $1.0 million, or 16%, due to the acquisition of an additional inland terminal at Dallas, Texas, which added 2.9 million barrels of throughput, as well as a 1.0 million barrel increase in throughput utilization at our Nashville, Tennessee terminal. During this period, Williams Energy Marketing and Trading extensively utilized our Nashville, Tennessee terminal to meet its needs, especially those related to supplying Williams' growing retail truck fueling centers. This terminal has strategic access to barge supply in a market that was experiencing pipeline constraints; and

     - an increase in ammonia pipeline and terminalling system revenues of $0.3 million, or 2%, due to the full year impact of a transportation tariff increase implemented on July 1, 1997 for all three of our ammonia customers. Our weighted average tariff grew from $14.55 per ton in 1997 to $14.79 per ton in 1998 primarily because of this increase.

     Operating expenses for the year ended December 31, 1998 were $7.6 million compared to $7.2 million for the year ended December 31, 1997, an increase of $0.4 million, or 6%. This increase is a result of:

     - an increase in operating expenses for the petroleum product terminals of $0.9 million, or 35%, primarily due to the acquisition and assimilation of an inland terminal in Dallas, Texas and an increase in our ownership percentage in eight of our inland terminals. This increased ownership and increased throughput at these eight terminals resulted in additional expense and more employees; and

     - a decrease in operating expenses for the ammonia pipeline and terminalling system of $0.5 million, or 11%, primarily due to a reduction in routine maintenance expenses. This reduction was due to timing of work performed as part of an extensive pipeline valve replacement program begun in 1995.

     Depreciation expense for the year ended December 31, 1998 was $1.2 million compared to $1.1 million for the year ended December 31, 1997, an increase of $0.1 million, or 9%. These results reflect the acquisition of an additional inland terminal.

     General and administrative expenses for the year ended December 31, 1998 were $4.0 million compared to $4.6 million for the year ended December 31, 1997, a decrease of $0.6 million, or 13%. In 1998, Williams acquired another diversified energy company. As a result of this acquisition, our assets became a smaller percentage of the Williams organization, and Williams reduced the general and administrative expenses allocated to us.

     Affiliate interest income for the year ended December 31, 1998 was $1.3 million compared to $1.1 million for the year ended December 31, 1997, an increase of $0.2 million, or 18%. Historically, we have transferred our cash to Williams, resulting in an affiliate note receivable on our books. Our affiliate note receivable was sufficient to fund our acquisition and operational needs during this period, and we earned interest equivalent to Williams' revolving credit facility rate on the receivable balance.

     We based our income tax provision for the years ended December 31, 1998 and 1997 upon the effective income tax rate for the Williams Energy Partners Predecessor for those periods of 38.1% and 37.3%, respectively. The effective income tax rate exceeds the U.S. federal statutory income tax rate primarily due to state income taxes.

     Net income for the year ended December 31, 1998 was $5.8 million compared to $4.9 million for the year ended December 31, 1997, an increase of $0.9 million, or 18%. This increase is primarily attributable to the acquisition of an additional inland terminal and the acquisition of an increased ownership interest in eight existing inland terminals, as well as increased tariffs for our ammonia pipeline.

RESULTS OF OPERATIONS -- MARINE TERMINALS PREDECESSOR

     In August 1999, we acquired the Marine Terminals Predecessor from Amerada Hess Corporation. Because of the significance of this transaction, we consider the Marine Terminals Predecessor to be a predecessor entity for accounting purposes. We include financial statements and footnotes in this prospectus representing the financial condition, results of operations and cash flows of these assets prior to our ownership, as well as a separate management discussion and analysis. You should read this analysis in conjunction with the historical financial statements and related footnotes of the Marine Terminals Predecessor found elsewhere in this prospectus.

SEVEN MONTHS ENDED JULY 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

                                                                                7 MONTHS
                                                             YEAR ENDED           ENDED
FINANCIAL HIGHLIGHTS                                      DECEMBER 31, 1998   JULY 31, 1999
--------------------                                      -----------------   -------------
                                                                   ($ IN MILLIONS)
Revenues................................................        $44.1             $24.9
Operating expenses......................................         16.4              12.4
                                                                -----             -----
Operating margin........................................        $27.7             $12.5
                                                                =====             =====
OPERATING STATISTICS
--------------------------------------------------------
Average storage utilized (barrels in millions)..........         12.2              11.7

     Revenues for the seven months ended July 31, 1999 were $24.9 million compared to $44.1 million for the year ended December 31, 1998. On an annualized basis, 1999 revenues were slightly less than 1998 revenues due to:

     - reduced demand for storage due in part to a change in market structure to backwardation during the second quarter of 1999; and

     - the continued withdrawals from storage by a significant customer at our Galena Park and Corpus Christi facilities, resulting from the loss of a customer to a marine terminal that is more accessible to larger ships and the customer's completion of repairs to its own storage tank, caused storage demand to decrease by 0.5 million barrels.

     Operating expenses for the seven months ended July 31, 1999 were $12.4 million compared to $16.4 million for the year ended December 31, 1998. On an annualized basis, 1999 expenses would have been higher than 1998 expenses primarily because:

     - repair and maintenance costs and outside services increases related to the preparation for the sale of the Marine Terminals Predecessor by their previous owner; and

     - severance costs of $1.5 million incurred as a result of the termination of those employees not hired by Williams at the time of the acquisition.

     General and administrative expenses were $0.7 million for the seven months ended July 31, 1999 compared to $1.2 million for the year ended December 31, 1998. In 1999, general and administrative expenses were comparable with 1998 on an annualized basis.

     Depreciation expenses for the seven months ended July 31, 1999 were $2.6 million compared to $4.6 million for the year ended December 31, 1998. On an annualized basis, depreciation in 1999 was slightly lower than 1998. As the assets aged, they became fully depreciated and depreciation expense declined.

     We based our income tax provision for the seven months ended July 31, 1999 and the year ended December 31, 1998 upon the effective income tax rate for the predecessor entity, which was 39.5% and 38.3%, respectively. The effective income tax rate exceeds the U.S. federal statutory income tax rate due to state income taxes.

     Net income for the seven months ended July 31, 1999 was $5.5 million compared to $13.7 million for the year ended December 31, 1998. On an annualized basis, net income in 1999 was lower than in 1998 primarily because of reduction in storage capacity utilization at our Galena Park and Corpus Christi facilities as well as increased expenses for repair and maintenance related to preparing the assets for sale.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

                                                                YEAR ENDED
                                                               DECEMBER 31,
                                                              ---------------
FINANCIAL HIGHLIGHTS                                           1997     1998
--------------------                                          ------   ------
                                                              ($ IN MILLIONS)
Revenues....................................................  $38.2    $44.1
Operating expenses..........................................   14.7     16.4
                                                              -----    -----
Operating margin............................................  $23.5    $27.7
                                                              =====    =====
OPERATING STATISTICS
------------------------------------------------------------
Average storage utilized (barrels in millions)..............   10.3     12.2

     Revenues for the year ended December 31, 1998 were $44.1 million compared to $38.2 million for the year ended December 31, 1997, an increase of $5.9 million, or 15%. This increase is primarily a result of:

     - an increase in revenues at the Galena Park terminal of $3.9 million primarily due to a 1.5 million barrel increase in storage utilization of the terminal. This increase is primarily the result of marketing and trading companies taking advantage of the contango market. This includes a $4.0 million revenue increase resulting from significant new contracts with two supply and trading companies utilizing our facilities to store blendstocks and a $3.0 million revenue increase generated by the owner's increased storage utilization for its trading operations. These increases were offset by a $3.2 million revenue decrease attributed to the loss of a customer to a marine terminal that is more accessible to larger ships and the withdrawals from storage by a customer that completed repairs on its own storage facility and began to use its own facility; and

     - an increase in revenues at the Marrero facility of $1.5 million as a result of a 0.4 million barrel increase in storage at the terminal. This increased utilization resulted from increased marine vessel refueling services, as well as an increase in storage by customers taking advantage of the contango market.

     Operating expenses for the year ended December 31, 1998 were $16.4 million compared to $14.7 million for the year ended December 31, 1997, an increase of $1.7 million, or 12%. This increase is primarily a result of:

     - an increase in major maintenance expenses of $0.3 million, including work done to repair damage from tropical storm Frances, repairs to a barge dock at our Marrero facility and increased painting at our Corpus Christi facility;

     - an increase in repair and maintenance and outside services expenses of $0.4 million for work primarily at our Galena Park facility on the vapor recovery unit, damaged barge and ship docks, a new tank floor, pump repairs and wiring replacement; and

     - an increase in environmental expenses of $0.8 million for clean-up and site assessment at our Corpus Christi facility and expenses at our Galena Park facility for a waste water pond, a vapor emission fine and closure of a coal tar plant.

     General and administrative expenses for the year ended December 31, 1998 were $1.2 million compared to $1.3 million for the year ended December 31, 1997, a decrease of $0.1 million, or 8%.

     Depreciation expense for the year ended December 31, 1998 was $4.6 million compared to $4.9 million for the year ended December 31, 1997, a decrease of $0.3 million, or 6%. As the assets aged, they became fully depreciated and depreciation expense declined.

     We based the income tax provision for the years ended December 31, 1998 and 1997 upon the effective income tax rate for the predecessor entity for those periods of 38.3%. The effective income tax rate exceeds the U.S. federal statutory income tax rate due to state income taxes.

     Net income for the year ended December 31, 1998 was $13.7 million compared to $10.7 million for the year ended December 31, 1997. The increase of $3.0 million, or 28%, is primarily due to the 15% increase in utilization rates at our Marine Terminals Predecessor in response to the contango market. This increase was partially offset by increases in repair and maintenance and environmental expenditures.

LIQUIDITY AND CAPITAL RESOURCES -- WILLIAMS ENERGY PARTNERS PREDECESSOR

CASH FLOWS AND CAPITAL EXPENDITURES

     Net cash provided (used) by operating activities for the six months ended June 30, 2000 was ($3.2) million compared to $2.1 million for the six months ended June 30, 1999. This decline was attributable to the increased receivable due from our affiliate, Williams Energy Marketing and Trading. We will assign this receivable to Williams prior to closing this offering. Capital expenditures were

$10.2 million less during the first half of 2000 primarily due to the timing of acquisitions. For the first six months of 1999, acquisitions accounted for $11.3 million compared with $0.3 million during 2000.

     Net cash provided by operating activities for the years ended December 31, 1997, 1998 and 1999 was $9.3 million, $8.8 million and $5.7 million, respectively. The decrease in net cash provided by operating activities in 1999 is due to the increased size of the receivable due from our affiliate. Our net income increased 17% per year from 1997 through 1999.

     Net cash used for investing activities for the years ended December 31, 1997, 1998 and 1999 was $4.0 million, $7.7 million, and $227.6 million, respectively. We increased capital expenditures during these years to make acquisitions of petroleum product terminals. During 1997, we acquired one inland terminal. In 1998, we purchased an additional inland terminal and acquired additional interests in eight existing inland terminals. In 1999, we acquired 12 inland terminals, the Marine Terminals Predecessor and an additional ownership interest in eight existing inland terminals.

     Cash flows provided (used) by financing activities for the years ended December 31, 1997, 1998 and 1999 were ($5.3) million, ($1.2) million and $222.0 million, respectively. These amounts represent loans made to Williams with excess cash and loans received from Williams to fund our terminal acquisitions. These loans accrued interest at Williams' revolving credit facility interest rate of the London Interbank Offered Rate, or LIBOR, plus a spread. During 1997 and 1998, we had a note receivable position.

CAPITAL REQUIREMENTS

     The storage, transportation and distribution business requires continual investment to upgrade or enhance existing operations and to ensure compliance with safety and environmental regulations. The capital requirements of our business have consisted, and we expect them to continue to consist, primarily of:

     - maintenance capital expenditures, such as those required to maintain equipment reliability and safety and to address environmental regulations; and

     - expansion capital expenditures to acquire additional complementary assets to grow our business and to expand or upgrade our existing facilities, such as projects that increase storage or throughput volumes.

     We expect to fund our capital expenditures from cash provided by operations and, to the extent necessary, from the proceeds of:

     - borrowings under the revolving credit facility discussed below; and

     - issuance of additional common units.

     We estimate that our average annual maintenance capital expenditures for our current operations will be approximately $5.0 million through 2003.

DESCRIPTION OF CREDIT FACILITY

     In connection with the closing of this offering, our operating partnership will enter into a three year $150.0 million credit facility. This credit facility will be comprised of a $75.0 million term loan and a $75.0 million revolving credit facility. The $75.0 million revolving credit facility includes a $20.0 million working capital sublimit, that will be used for ongoing working capital needs and general partnership purposes. The revolving credit facility will be available for general partnership purposes, including future acquisitions. We will borrow all of the $75.0 million term loan and $15.1 million under the revolving credit facility at the closing of the offering and will use these borrowings along with the net proceeds of the offering to repay a portion of the affiliate note payable we owe to Williams and to pay expenses associated with the offering and the related transactions.

     Our obligations under the credit facility will be unsecured. Indebtedness under the credit facility will rank equally with all the outstanding unsecured and unsubordinated debt of our operating partnership and will be non-recourse to our general partner.

     We may prepay all loans at any time without penalty. We must reduce all borrowings under the working capital facility to zero for a period of at least 15 consecutive days once during each fiscal year.

     Indebtedness under the credit facility will bear interest at LIBOR plus an applicable margin. We will incur a commitment fee on the unused portion of the revolving credit facility.

     In addition, the credit facility contains various covenants limiting our operating partnership's ability to:

     - incur indebtedness;

     - grant liens; or

     - make distributions.

     The credit facility also contains the covenants requiring us to maintain specified ratios of:

     - EBITDA (as defined in the credit facility), pro forma for any asset acquisitions, to interest expense of not less than 3.0 to 1.0; and

     - total debt to EBITDA, pro forma for any asset acquisitions, of not more than 4.0 to 1.0.

ENVIRONMENTAL

     Our operations are subject to environmental laws and regulations adopted by various governmental authorities in the jurisdictions in which these operations are conducted. We have accrued liabilities for estimated site restoration costs to be incurred in the future at our facilities and properties, including liabilities for environmental remediation obligations at various sites where we have been identified as a potentially responsible party. Under our accounting policies, liabilities are recorded when site restoration and environmental remediation and cleanup obligations are either known or considered probable and can be reasonably estimated. As of June 30, 2000 we had accrued environmental liabilities of $2.4 million. We expect that Williams will perform the remediation related to these liabilities or that we will be reimbursed by Williams or a third party indemnitor for these liabilities.

IMPACT OF INFLATION

     Although the impact of inflation has slowed in recent years, it is still a factor in the United States economy and may increase the cost to acquire or replace property, plant and equipment and may increase the costs of labor and supplies. To the extent permitted by competition, regulation and our existing agreements, we have and will continue to pass along increased costs to our customers in the form of higher fees.

NEW ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board, the "FASB," issued Statement of Financial Accounting, "SFAS," No. 133 "Accounting for Derivative Instruments and Hedging Activities." In June 1999, the FASB issued SFAS 137, which deferred the effective date of SFAS No. 133. This was followed in June 2000 by the issuance of SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," which amends SFAS No. 133. SFAS No. 133 and No. 138 establish accounting and reporting standards for derivative financial instruments. The standards require that all derivative financial instruments be recorded on the balance sheet at their fair value. Changes in fair value of derivatives will be recorded each period in earnings if the derivative is not a hedge. If a derivative qualifies for special hedge accounting, changes in the fair value of the derivative will either be recognized in earnings as an offset against the change in fair value of hedged assets, liability or firm commitments also recognized in earnings, or the changes in fair value will be deferred on the balance sheet until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be recognized immediately in earnings.

     We must adopt these standards in our financial statements effective January 1, 2001. However, we believe the impact of adopting the standards will not be material to our financial position, results of operations or cash flows.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Market risk is the risk of loss arising from adverse changes in market rates and prices. The principal market risk to which we are exposed is interest rate risk. Debt we incur under our credit facility and the current intercompany loans with Williams bears variable interest based on LIBOR. Unless interest rates increase significantly in the future, our exposure to interest rate market risk should be minimal.

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

                                    BUSINESS

INTRODUCTION

     We are a growth-oriented partnership recently formed by Williams to own, operate and acquire a diversified portfolio of complementary energy assets. We are principally engaged in the storage, transportation and distribution of refined petroleum products and ammonia. Our current asset portfolio consists of:

     - four marine petroleum product terminal facilities;

     - 24 inland petroleum product terminals; and

     - an ammonia pipeline and terminalling system.

     Our marine and inland terminals store and distribute refined petroleum products across 12 states. Our ammonia pipeline and terminalling system transports and distributes ammonia from production facilities in Texas and Oklahoma to various distribution points in the Midwest for use as an agricultural fertilizer. We do not take title to the products that we store, transport and distribute, and we have little direct exposure to commodity price fluctuations.

OUR RELATIONSHIP WITH WILLIAMS

     One of our principal attributes is our relationship with Williams. Williams is an integrated energy and communications company with 1999 revenues in excess of $8.5 billion. Williams has been in the business of storing, transporting and distributing refined petroleum products since it acquired its first pipeline in 1966. We are a key element of Williams' energy business strategy, and Williams intends to utilize our partnership as a primary growth vehicle for its storage, transportation and distribution businesses. Williams has a significant interest in our partnership through its ownership of a 65.6% limited partner interest and all of our combined 2% general partner interest.

     Williams, through its energy subsidiaries, engages in transportation and storage of natural gas and natural gas liquids, exploration and production of oil and gas, natural gas gathering, processing and treating and energy marketing and trading. Williams is also engaged in several segments of the petroleum services industry, including transportation, terminalling, refining and retail marketing at proprietary outlets. Williams Energy Marketing and Trading utilizes our storage, transportation and distribution facilities to satisfy a portion of the physical handling and delivery requirements generated by its commodity trading businesses. Williams Energy Marketing and Trading is our single largest customer, representing approximately 25.7% of our revenues for the six months ended June 30, 2000. While our relationship with Williams and its subsidiaries is a significant attribute, it is also a source of potential conflicts. Please read "Conflicts of Interest and Fiduciary Responsibilities."

BUSINESS STRATEGY

     Our primary business strategies are to:

     Grow through strategic acquisitions to increase per unit cash flow. We plan to implement an aggressive growth strategy of pursuing accretive acquisitions of energy storage, transportation and distribution assets and businesses that are complementary to those we currently own. As a result of ongoing consolidation within the petroleum industry, the major oil companies are focusing on their core competencies, such as refining and retail marketing, as well as the exploration for and production of oil and natural gas. Some of these companies have outsourced the distribution of gasoline and other refined petroleum products by selling their distribution terminals to independent third parties like us. In connection with these acquisitions, we will frequently enter into long-term contracts with the seller, ensuring future delivery of products through these terminals. We benefit from these guaranteed volumes and are also able to aggregate additional volumes from other customers, resulting in increased cash flow.

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

We have made a number of acquisitions as a result of this consolidation trend, and we expect to make more acquisitions as this trend continues.

     We will pursue these acquisitions independently, as well as jointly with Williams. Future acquisition targets may include assets to be directly integrated into our current operations, such as additional terminal facilities to expand and complement our existing refined petroleum product distribution network, or acquisitions of related businesses in which our company is not currently active. Additionally, we may have the opportunity to make acquisitions directly from Williams in the future, though no such acquisition opportunities have been identified to date.

     We believe that our affiliation with Williams Energy Marketing and Trading will provide us with a competitive advantage when we jointly pursue acquisition opportunities with Williams. As is frequently the case in the petroleum industry, potential acquisition opportunities may have an element of commodity price risk inherent in their operations. We expect to be able to pursue such acquisitions jointly with Williams Energy Marketing and Trading in a manner that minimizes or eliminates commodity price exposure to our partnership. In these circumstances, Williams Energy Marketing and Trading will contractually assume most or all of the commodity price exposure inherent in the acquired business and incorporate these risks into its overall commodity trading operations. As a result of this affiliation, we expect to be able to aggressively pursue acquisition targets that would otherwise not be attractive acquisition candidates for us or other competing potential acquirers because of the commodity price risk inherent in the target operations.

     Maximize the benefits of our relationship with Williams. Williams is engaged in numerous aspects of the energy industry and has a long history of aggressively pursuing and consummating energy acquisitions. Through our relationship with Williams we will have access to a significant pool of management talent and strong relationships throughout the energy industry that we intend to utilize to implement our strategies. Williams intends to utilize our partnership as a primary growth vehicle for its storage, transportation and distribution businesses. For this reason, we expect to have the opportunity to participate with Williams in considering transactions that we would not be able to aggressively pursue on our own. We also expect that potential sellers will be more inclined to contact us and to solicit bids from our company as a result of our affiliation with Williams. Williams is also our largest customer, and we plan to continue to aggressively market our services to Williams.

     Generate stable cash flows to make quarterly cash distributions. In conducting our existing operations and pursuing future opportunities, we focus on businesses and assets that generate stable cash flows. In each of our business lines, our customers pay us fees based on the amount of product they store, transport or distribute in our facilities. We do not take title to these products and have little direct exposure to commodity price fluctuations. Additionally, a significant portion of our revenues is generated under long-term contracts with our customers. In the case of our ammonia pipeline and terminalling system, we have "ship or pay" contracts in place with each of our customers with original terms of ten years that extend through June 2005. We also have several long-term contracts in place at our marine and inland terminals. In our terminal operations, the stability of our cash flows is enhanced by our longstanding relationships with many of our customers, other product shippers and terminal operators. We will continue to focus on businesses that generate stable cash flows as we consider future acquisition opportunities.

COMPETITIVE STRENGTHS

     We believe that we are well-positioned to execute successfully our business strategies because of the following competitive strengths:

     Our ability to grow through acquisitions is enhanced by our affiliation with Williams. We believe that our historical and continuing affiliation with Williams will enhance our ability to grow rapidly through acquisitions. Williams has a long history of successfully pursuing and consummating energy acquisitions and intends to use our partnership as a primary growth vehicle for its storage, transportation and distribution businesses. Additionally, we may have the opportunity to make acquisitions directly from Williams in the future, though no such acquisition opportunities have been identified to date.

     Our management team has extensive industry experience. The senior management team and the board of directors of the general partner include some of the most senior officers of Williams. Keith Bailey, the Chairman, President and Chief Executive Officer of Williams, will serve as a director of the general partner, and Steven Malcolm, the President and Chief Executive Officer of Williams Energy Services, will serve as our Chief Executive Officer and as the Chairman of the Board of the general partner. We believe that we will benefit from the experience and long-standing industry relationships of our senior management team. Additionally, our senior management team will enhance our ability to benefit from our relationship with Williams.

     Our assets are strategically located. Our transportation, storage and distribution assets are strategically located. Three of our marine terminal facilities are located along the U.S. Gulf Coast, which has the largest concentration of petroleum refineries and petrochemical plants in the United States and is connected to most major distribution systems. Our fourth marine terminal facility is located in close proximity to the New York harbor, a key trading hub for refined petroleum products. Most of our inland terminals are connected to the Colonial, Plantation or Explorer pipelines, which are the principal common carrier refined product pipelines serving the southeastern United States. Additionally, our ammonia pipeline and terminalling system connects ammonia production facilities located in Texas and Oklahoma with ammonia consumption areas throughout the agricultural regions of the Midwest.

     We are well-positioned as an independent terminal operator, and we have long-standing relationships with our terminal and ammonia customers. We believe our independent status is an advantage because many customers prefer to contract with independent terminal operators rather than with terminal operators that have competing refining or marketing interests. Additionally, we have long-standing relationships with our customers and other industry participants, which we believe give us an advantage over many of our competitors. We conduct a significant portion of our operations pursuant to long-term contracts, which enhances the stability and predictability of our operations. We have long-term contracts that extend through June 2005 in place with each of the customers of our ammonia pipeline and terminalling system. As of June 30, 2000, approximately 35% of our total marine terminal storage revenue was generated from customers under contracts extending beyond one year. In addition, where we operate under shorter-term contracts, we believe our long-standing customer relationships generally lead to repeat business and the renewal of short-term contracts.

     We provide advanced distribution services to customers of our refined petroleum product terminals. We are one of the first in our industry to develop and use a "virtual supply network" that can provide our customers with same-day delivery of refined petroleum products at several points along our petroleum product terminals network. Our virtual supply network is made possible by Williams' proprietary advanced inventory management tracking system, our logistics expertise, our network of product terminals and contractual arrangements with our customers, as well as by our longstanding relationships with our customers, other product shippers and other terminal operators.

     We have minimal direct commodity price exposure. Substantially all of our operations are conducted under storage contracts or involve transportation and distribution services where we do not take title to the customers' products. As a result, our business depends primarily upon the volumes of products that we store, transport or distribute, and we have little direct exposure to commodity prices. This largely insulates our business from short-term commodity price fluctuations. We intend to continue to minimize our direct exposure to commodity prices in the future.

     We have significant financial flexibility. In connection with this offering, we are entering into a $150.0 million credit facility that will be comprised of a $75.0 million term loan to be drawn at the time of the offering and a $75.0 million revolving credit facility, of which $15.1 million will be drawn at the time of the offering. The revolving credit facility will be available to fund acquisitions and will have a $20.0 million sublimit for working capital requirements. We may also issue additional units, which, combined with our borrowing capacity, should provide us with the resources to finance acquisitions and strategic expansion opportunities as they arise.

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

PETROLEUM PRODUCT TERMINALS

INDUSTRY OVERVIEW

     The U.S. refined petroleum product distribution system links oil and gas refineries to end-users of gasoline and other refined petroleum products. It is comprised of a network of terminals, storage facilities, pipelines, tankers, barges, railcars and trucks and is used to move refined petroleum products from refineries to the ultimate end-consumer. Throughout the distribution system, terminals play a key role in moving product to the end-user market by providing storage, distribution, blending and other ancillary services. Products stored in and distributed through our terminal network include:

     - Refined Petroleum Products, which are the output from refineries and are often used as fuels for consumers. Refined petroleum products include gasoline, diesel, jet fuel, kerosene and heating oil.

     - Blendstocks, which are blended with other products to change or enhance their characteristics such as increasing a gasoline's octane or oxygen content. Blendstocks include products such as alkylates and oxygenates.

     - Heavy Oils and Feedstocks, which are often used as burner fuels or feedstocks for further processing by refineries and petrochemical facilities. Heavy oils and feedstocks include products such as #6 fuel oil and vacuum gas oil.

     Within our terminal network, we operate two different types of terminals: marine terminals and inland terminals. Our marine terminal facilities are located in close proximity to refineries and are large storage and distribution facilities that handle refined petroleum products, blendstocks and heavy oils and feedstocks. Our inland terminals are located in the southeastern United States and are primarily located along third party pipelines such as Colonial, Plantation and Explorer. These facilities receive products from pipelines and distribute them to third parties at the terminals, who in turn deliver them to end-users such as retail outlets. Because these terminals are unregulated, the marketplace determines the prices we can charge for our services.

     In the 1990's, the petroleum industry entered a period of consolidation. Refiners and marketers began to pursue development of large-scale, cost-efficient operations, thus leading to several refinery acquisitions, alliances and joint ventures. Major integrated oil companies also began to re-deploy their resources to their core competencies of exploration and production, refining and retail marketing and to examine ways to lower their distribution costs. Additionally, the Federal Trade Commission has required some of the merging and consolidating parties to sell retail and terminal assets in markets where they have been deemed to have excessive control.

     Williams recognizes this industry consolidation as an opportunity to take advantage of its distribution and terminalling experience and has begun to develop what we believe is a premier independent terminalling services network. Since Williams' first significant independent terminal acquisition in 1996, refiners and marketers have demonstrated a willingness to sell their proprietary transportation and terminalling networks if such a move is cost effective and if they sell to a buyer that will provide them with a quality service. Williams believes its success in acquiring terminals is due to its experience, broad customer relationships and ability to aggregate additional volume into these terminals, allowing it to generate more revenues with minimal additional operating cost.

     Our portfolio of terminals has resulted from Williams' acquisition strategy. Williams has owned two of our terminals for over 20 years. Williams utilized one of these terminals in connection with Williams' petroleum product pipeline and utilized the other terminal in connection with its supply and trading operations to distribute its own refinery production. In 1996, Williams expanded its independent terminalling business by acquiring an interest in eight southeastern inland terminals. In 1997 and 1998, Williams added two more inland terminals while also increasing its ownership interest in the first eight. In 1999, Williams again increased its ownership interest in the first eight terminals and also acquired 12 more inland terminals, primarily in the Southeast. Williams is in the process of selling one of these twelve terminals, and it will not be contributed to our partnership. Also in 1999, Williams acquired three large marine terminal facilities located along the Gulf Coast, further expanding Williams' terminalling and distribution capabilities. These marine terminal facilities, which we operate, provide more direct access to significant refinery production facilities and foreign imports. In 2000, Williams acquired an interest in an additional inland terminal in Texas and a significant marine terminal facility in Connecticut. We expect to see more acquisition opportunities as market fundamentals continue to support the consolidation of these businesses.

MARINE TERMINAL FACILITIES

     The Gulf Coast region is a major hub for petroleum refining, representing approximately 40% of total U.S. daily refining capacity and 66% of U.S. refining capacity expansion from 1990 to 1999. The growth in Gulf Coast refining capacity has resulted in part from consolidation in the petroleum industry to take advantage of economies of scale from operating larger, concentrated refineries. We expect this trend to continue in order to meet growing domestic and international demand. From 1990 to 1999, the amount of petroleum products exported from the Gulf Coast region increased by approximately 19%, or 205 million barrels. The growth in refining capacity and increased product flow attributable to the Gulf Coast region has created a need for additional transportation, storage and distribution facilities. In the future, the competition resulting from the consolidation trend, combined with continued environmental pressures, governmental regulations and market conditions, could result in the closing of smaller, less economical inland refiners, creating even greater demand for petroleum products refined in the Gulf Coast region.

     We own and operate four marine terminal facilities, including three marine terminal facilities located along the Gulf Coast and one terminal facility located in Connecticut near the New York harbor. Our marine terminals are large storage and distribution facilities that provide inventory management, storage and distribution services for refiners and other large end-users of petroleum products. Our marine terminal facilities have an aggregate storage capacity of approximately 17.6 million barrels.

     Our marine terminal facilities receive petroleum products by ship and barge, short-haul pipeline connections to neighboring refineries and common carrier pipelines. We distribute petroleum products from our marine terminals by all of those means as well as by truck and rail. Once the product has reached our terminal facilities, we store the product for a period of time ranging from a few days to several months. Products that we store in our terminal facilities include refined petroleum products, blendstocks and heavy oils and feedstocks.

     In addition to providing storage and distribution services, our marine terminal facilities provide ancillary services including heating, blending and mixing of stored products and injection services. Many heavy oils require heating to keep them in a liquid state. In addition, in order to meet government specifications, products often must be combined with other products through the blending and mixing process. Blending is the combination of products from different storage tanks. Once the products are blended together, the mixing process circulates the blended product through mixing lines and nozzles to further combine the products. Finally, injection is the process of injecting refined petroleum products with additives and dyes to comply with governmental regulations. We also provide marine vessel fueling services, referred to as bunkering.

     Our terminals generate fees primarily through providing long term or spot "on demand" storage services and inventory management for a variety of customers. Refiners and chemical companies will typically use our facilities because their facilities are inadequate, either because of size constraints or the specialized handling requirements of the stored product. We also provide storage services and inventory management to various industrial end users, marketers and traders that require access to large storage capacity. The connectivity of our terminals allows our customers to efficiently transport their products, which reduces transfer fees and transportation times.

     We continually evaluate opportunities to add services and increase pipeline connectivity to attract more customers and create additional revenues. Furthermore, we attempt to balance our short term and long term contracts, which allows us to maintain an acceptable base level of cash flow while also taking advantage of increased storage revenue at times when demand for storage space is at high levels.
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

     The following table outlines our marine terminal locations, capacities, primary products handled and the connections to and from these terminals:

                                      RATED STORAGE
                                        CAPACITY            PRIMARY PRODUCTS
FACILITY                              (IN BARRELS)              HANDLED                   CONNECTIONS
------------------------------------  -------------   ----------------------------  ------------------------
Galena Park, Texas..................    8,883,800     Refined petroleum products,   Pipeline, barge, ship,
                                                      blendstocks, heavy oils and   rail and truck
                                                      feedstocks
Corpus Christi, Texas...............    2,711,000     Blendstocks, heavy oils and   Pipeline, barge, ship
                                                      feedstocks                    and truck
Marrero, Louisiana..................    2,006,000     Heavy oils and feedstocks     Barge, ship, rail and
                                                                                    truck
New Haven, Connecticut..............    4,005,000     Refined petroleum products,   Pipeline, barge, ship
                                                      heavy oils and feedstocks     and truck
                                       ----------
          Total storage capacity....   17,605,800
                                       ==========

     Galena Park Facility. Our Galena Park, Texas facility is located along the Houston Ship Channel and is one of the largest marine distribution facilities in the United States. It has 103 tanks with an aggregate storage capacity of 8.9 million barrels, two ship docks and three barge docks. The facility stores a mix of refined petroleum products, blendstocks and heavy oils and feedstocks. We primarily receive products in this facility via barge and ship and distribute products from the facility via truck, barge and pipeline.

                    [MAP DEPICTING THE GALENA PARK FACILITY]

     An advantage of our Galena Park facility is its connectivity, which provides our customers with access to multiple common carrier pipelines, deep water port facilities that accommodate both ship and barge traffic and loading and unloading facilities for tank trucks and rail cars. The facility has a 14-inch, 2.5-mile pipeline that runs under the Houston Ship Channel to the Witter Street Station. The Witter Street Station is a major pipeline junction that connects our facility to most major Gulf Coast refineries and common carrier pipelines such as the TEPPCO Partners, L.P. and Coastal Corporation pipelines. These refineries and pipelines provide marketers such as Valero Marketing and Supply Company, Koch Supply and Trading Company, CITGO Petroleum Corporation, Coastal Refining and Marketing, Inc. and Shell Oil Company with opportunities to supply their retail and wholesale needs along our terminal network. We also own two 36-inch pipelines and one 14-inch pipeline that connect our facility to the Colonial and Explorer pipelines, providing distribution capacity to markets in the southeastern, east coast and midwestern United States. We are contemplating expanding the connectivity of the Galena Park facility by adding connections to the Longhorn, Orion and Seaway pipeline systems, which serve western and mid-continent markets. We also intend to develop and expand our heavy oil heating and blending businesses in the Galena Park facility.

     Corpus Christi Facility. Our Corpus Christi, Texas facility is located near four major refineries and one petrochemical plant. This facility includes 47 tanks with an aggregate storage capacity of 2.7 million barrels. We primarily receive products at our Corpus Christi facility by ship and barge through three docks owned by the Port of Corpus Christi, and we deliver product by barge, tank truck and pipeline, including Coastal's common carrier pipeline that transports products from Corpus Christi to Houston.

                  [Map depicting the Corpus Christi Facility]

     We provide inventory management and storage services for the refineries and petrochemical plants. We store blendstocks, heavy oils and feedstocks. Our Corpus Christi facility has pipeline connections to many of the local refineries including Equistar Chemicals, LP, Koch, CITGO, Valero and Coastal. We are evaluating adding additional storage capacity to meet the demand for spot market storage, a market that our Corpus Christi facility has not historically served. In addition, we are planning to provide bunkering services in Corpus Christi to a customer for whom we currently provide bunkering services at Galena Park.

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

     Marrero Facility. Our Marrero, Louisiana facility is located adjacent to the Mississippi River, and is 22 miles from the Port of New Orleans. This facility has 71 tanks with an aggregate storage capacity of 2.0 million barrels and three barge docks. We primarily receive products at our Marrero facility by ship and barge, and we deliver products from Marrero by rail, barge and tank truck. In addition, our facility is connected to a Texaco, Inc. terminal by four separate pipelines.

                      [Map depicting the Marrero Facility]

     Our Marrero facility primarily stores heavy oils and feedstocks and provides bunkering services for ships. Also, a major local refiner uses our facility to store its excess production.

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

     New Haven Facility. Our New Haven, Connecticut facility has four refined product terminals, the Waterfront, Forbes, 85 East and Hamden terminals, with an aggregate storage capacity of 3.6 million barrels and asphalt tankage with 0.4 million barrels of storage capacity. Our New Haven facility receives and distributes products by pipeline, ship, barge and truck.

                     [Map depicting the New Haven Facility]

     Our Waterfront terminal has 0.8 million barrels of storage capacity and handles refined petroleum products. We receive products in this terminal via barge and ship and we deliver products from the terminal via truck, barge and the Buckeye Pipeline. The Forbes terminal has 0.6 million barrels of storage capacity and handles refined petroleum products. The Forbes terminal is connected to the Waterfront terminal by four two-way 10-inch and 12-inch pipelines that we own. The 85 East terminal has 1.4 million barrels of storage capacity and handles refined petroleum products and asphalt. The Hamden terminal has 1.2 million barrels of storage capacity and handles refined petroleum products. The Hamden terminal is connected to the 85 East Terminal by a three mile 8-inch pipeline that we own.

     Customers and Contracts. We have long-standing relationships with oil refiners, suppliers and traders at our facilities, and most of our customers have consistently renewed their short-term contracts. As of June 2000, approximately 94% of our working storage capacity is under contract. Approximately 45% of the revenues that we generate are from contractual arrangements renewed on a monthly basis, approximately 20% of our revenues are from contractual arrangements renewed on a cycle longer than one month but less than one year and approximately 35% have a remaining contract life in excess of one year.

     The largest customers at our Galena Park facility are supply, marketing and trading companies such as Williams Energy Marketing and Trading, which is an affiliate of our general partner, Novarco LTD, Vitol, S.A. and Bominflot, for which we provide storage and blending services, and the U.S. government, for which we store and distribute jet fuel.

     The largest customer at our Corpus Christi facility is the Equistar petrochemical plant. Other significant customers for the Corpus Christi facility include local refiners such as Koch and Coastal. Approximately 45% of the revenues for this facility come from contracts that renew on a yearly basis.

     The largest customers at our Marrero facility are supply and trading companies such as Williams Energy Marketing and Trading and Rio Energy International, Inc., that store and market heavy oils for use in markets in the southeastern United States. Approximately 65% of the revenues for this facility come from contracts with remaining terms in excess of one year. Our Marrero facility also provides bunkering services to customers at the port of New Orleans.

     The largest customers at the New Haven facilities are Morgan Stanley Dean Witter, which uses the facility to store refined petroleum products in connection with trading and supply business, and CITGO, which uses the facility to serve its retail gasoline and heating oil businesses. Recently, Morgan Stanley Dean Witter contracted with the U.S. government to maintain a portion of the newly formed heating oil Strategic Petroleum Reserve inventory. Morgan Stanley Dean Witter will store a portion of this reserve in our New Haven facilities.

     Markets and Competition. We believe that the strong demand for our marine terminal facilities from our refining and chemical customers results from our cost-effective distribution services and key transportation links such as deep-water ports. We experience the greatest demand for our marine terminalling services in a "contango" market, when customers tend to store more product to take advantage of favorable pricing expected in the future. When the opposite market condition, known as backwardation, exists, some companies choose not to store product. The additional heating and blending services that we provide at our marine terminals, however, attract additional demand for our storage services and result in increased revenue opportunities. Please read "Risk Factors -- When prices for the future delivery of crude oil and refined petroleum products fall below current spot prices for an extended length of time, customers using our storage facilities are less likely to store these products, thereby reducing storage revenues."

     Several major and integrated oil companies have their own proprietary storage terminals along the Gulf Coast that are currently being used in their refining operations. If these companies choose to shut down their refining operations and elect to store and distribute refined petroleum products through their proprietary terminals, we would experience increased competition for the services that we provide. In addition, several companies, including GATX Corporation, Houston Fuel Oil Terminal Company and Oiltanking, have facilities in the Gulf Coast region and offer competing storage and terminalling services. Some of these companies are substantially larger and have access to more capital than we do.

INLAND TERMINALS

     We own and operate a network of 24 refined petroleum product terminals located primarily in the southeastern United States. Our customers utilize these facilities to take delivery of refined petroleum products transported on major common-carrier interstate pipelines. The majority of our inland terminals connect to the Colonial, Plantation or Explorer pipelines, and some facilities have multiple pipeline connections. Gasoline represents approximately 60% of the volume of product distributed through our inland terminals, with the remaining 40% consisting of distillates such as low sulfur diesel and jet fuel.

     Our inland terminal facilities typically consist of multiple storage tanks that are connected by a third-party intra-facility pipeline system. We load and unload products through an automated system that allows products to move directly from the common carrier pipeline to our storage tanks and directly from our storage tanks to a tank truck or railcar loading rack.

     We are an independent provider of terminalling services. Because we do not own the products moving through our terminals, we are not exposed to the risks of product ownership. We operate our inland terminals as throughput distribution terminals, and we primarily serve the retail, industrial and commercial sales markets. We provide the following services at our inland terminals:

     - inventory and supply management through our virtual supply network;

     - distribution; and

     - other services such as injection of gasoline additives.

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

     We generate revenues by charging our customers a fee based on the amount of product that we deliver through our terminals. We charge these fees when we deliver the product to our customers and load it into a tank truck or rail car. In addition to terminalling fees, we generate revenues by charging our customers a fee for injecting additives into gasoline, diesel and jet fuel, and for filtering jet fuel.

     Our 24 inland terminals were acquired from Amoco, Conoco, CITGO, Mobil, TOC Terminals, Murphy Oil and Phillips Petroleum Co. We wholly own 13 of these inland terminals and our percentage ownership of the remaining 11 inland terminals ranges between 50% and 79%. The following table sets forth our inland terminal locations, percentage ownership, capacities, utilization rates and methods of supply:

                                                  TOTAL
                                                 STORAGE
                                PERCENTAGE       CAPACITY
FACILITY                        OWNERSHIP      (IN BARRELS)              CONNECTIONS
------------------------------  ----------     ------------     ------------------------------
Alabama
  Mobile......................     100%           135,000       Barge
  Montgomery..................     100            103,590       Plantation Pipeline
Georgia
  Doraville...................     100            235,000       Colonial and Plantation
                                                                Pipelines
  Albany......................      79            124,200       Colonial Pipeline
Florida
  Jacksonville................     100            252,300       Barge and ship
Mississippi
  Meridian....................     100             97,930       Colonial and Plantation
                                                                Pipelines
Missouri
  St. Charles.................     100            118,090       Explorer Pipeline
North Carolina
  Charlotte...................     100            333,490       Colonial Pipeline
  Selma.......................      79            305,000       Colonial Pipeline
  Greensboro..................      60            248,200       Colonial Pipeline
  Greensboro..................      79            239,100       Colonial and Plantation
                                                                Pipelines
  Charlotte...................      79            158,000       Colonial Pipeline
South Carolina
  North Augusta...............      79            156,000       Colonial Pipeline
  North Augusta...............     100            123,000       Colonial Pipeline
  Spartanburg.................     100            116,280       Colonial Pipeline
Tennessee
  Nashville...................      50            252,100       Colonial Pipeline and barge
  Nashville...................     100            163,480       Colonial Pipeline
  Nashville...................      79            148,000       Colonial Pipeline
  Knoxville...................     100            115,000       Colonial and Plantation
                                                                Pipelines
  Chattanooga.................     100            105,000       Colonial Pipeline
Texas
  Southlake...................      50            277,000       Explorer, Koch and UDS
                                                                Pipelines
  Dallas......................     100            199,530       Explorer and Magtex Pipelines
Virginia
  Montvale....................      79            171,000       Colonial Pipeline
  Richmond....................      79            169,200       Colonial Pipeline
                                                ---------
          Total...............
                                                4,345,490
                                                =========

     Throughput utilization rates are impacted by several variables, including the number of truck racks at each location, the number of tanks, inbound pipeline capacity constraints and local market demand. We continually evaluate opportunities to increase market share and utilization through expansion opportunities such as truck rack expansions.

     Our inland terminals are equipped with automated loading facilities that are available 24 hours a day. Williams' proprietary ATLAS 2000 software system allows us to manage inventory across our inland terminal network and bill our customers electronically. The ATLAS system provides our customers with the ability to manage, among other things, inventory allocations, throughput and carrier certification from remote locations. Currently, our customers access the ATLAS system via a dial-up modem connection. Williams is upgrading the ATLAS system to allow our customers to access it over the internet.

     Customers and Contracts. All but two of our inland terminals were acquired by Williams over a period of five years, beginning with the acquisition of interests in eight terminals in 1996. When Williams acquired the new terminals, it generally entered into long-term throughput contracts with the seller under which they agreed to continue to use the facilities. These agreements typically last for two to ten years from the beginning of the agreement, and must be renegotiated at the end of the term. In addition to these agreements, Williams enters into separate contracts with new customers that typically last for one year with a continuing one year renewal provision. Most of these contracts contain a "minimum throughput" provision that obligates the customer to move a minimum amount of product through our terminals or pay for terminal capacity reserved but not used. Our customers include:

     - retailers such as BP, CITGO, Conoco, ExxonMobil Corporation and Quik Trip Corporation, that sell gasoline and other petroleum products through proprietary retail networks;

     - wholesalers such as Koch and Valero that sell petroleum products to retailers as well as to large commercial and industrial end-users;

     - exchange transaction customers such as CITGO, Koch and ExxonMobil, where we act as an intermediary so that the parties to the transaction are able to exchange petroleum products; and

     - traders such as Williams Energy Marketing and Trading that arbitrage, trade and market products stored in our terminals.

     Markets and Competition. We compete with other independent terminal operators as well as integrated oil companies on the basis of terminal location and versatility, services provided and price. Our competition from independent operators primarily comes from distribution companies with marketing and trading arms such as TransMontaigne, Inc., independent terminalling companies such as GATX and Oiltanking and refining and marketing companies such as Motiva. Although an integrated oil company's terminals often have the same capabilities as the terminals we own, we believe that we provide a superior level of service.

     We believe that we are able to compete successfully because we operate a more flexible, customer-oriented distribution system that incorporates Williams' proprietary inventory management and services program using the ATLAS system. We will continue to pursue acquisition and expansion opportunities that provide us broader geographic coverage, higher throughput and increased cash flow.

AMMONIA PIPELINE AND TERMINALLING SYSTEM

INDUSTRY OVERVIEW

     We own and operate an 1,100-mile pipeline and terminalling system. Our pipeline transports ammonia from production facilities in Texas and Oklahoma to terminals throughout the Midwest for ultimate distribution to end-users in Iowa, Kansas, Minnesota, Missouri, Nebraska, Oklahoma and South Dakota. The ammonia we transport is primarily used as a nitrogen fertilizer. Nitrogen is an essential nutrient for plant growth and is the single most important element for maintenance of high crop yields for all grains. Unlike other primary nutrients, however, nitrogen must be applied each year because virtually all of its nutritional value is consumed during the growing season. Ammonia is the most cost-effective source of nitrogen and the simplest nitrogen fertilizer. It is also the primary feedstock for the production of upgraded nitrogen fertilizers and chemicals. Ammonia is produced by reacting natural gas with air at high temperatures and pressures in the presence of catalysts. Because natural gas is the primary feedstock for the production of ammonia, ammonia is typically produced near abundant sources of natural gas.

     Although ammonia consumption peaks in the fall and early spring, ammonia production is reasonably consistent throughout the year. Generally, storage facilities reach their peak storage capacities during early spring, prior to agricultural application. As a result, we experience only limited seasonal fluctuations for transportation services on our pipeline. Our customers inject the ammonia they produce into our pipeline, and we transport it as a liquid to terminalling, storage and upgrade facilities located in the Midwest.

OPERATIONS

     We are a common carrier transportation pipeline and terminalling company. We do not produce or trade ammonia, and we do not take title to the ammonia we transport. Rather, we earn revenue from the following sources:

     - transportation tariffs for the use of our pipeline capacity; and

     - terminalling fees at our six company-owned terminals.

     We generate approximately 97% of our revenue through transportation tariffs. These tariffs are "postage stamp" tariffs, which means that each shipper pays a defined rate per ton of ammonia shipped regardless of the distance that ton of ammonia travels on our pipeline. In addition to transportation tariffs, we also earn revenue by charging our customers for terminalling services at the six terminals we own. These services include unloading ammonia from our customers' tank trucks to inject it into our pipeline for shipment and removing ammonia from our pipeline to load it into our customers' tank trucks.

FACILITIES

     Our pipeline was the world's first common carrier pipeline for ammonia. The main trunk line was completed in 1968. Today, it represents one of two ammonia pipelines operating in the United States and has a maximum annual delivery capacity of approximately 900,000 tons. Our ammonia pipeline system originates at production facilities in Borger, Texas, Verdigris, Oklahoma and Enid, Oklahoma and terminates in Mankato, Minnesota.

        [Map depicting the ammonia pipeline and and terminalling system]

     We transport ammonia to 13 delivery points along our pipeline system. The facilities at these points provide our customers with the ability to deliver ammonia to distributors who sell the ammonia to farmers and to store ammonia for future use. These facilities also provide our customers with the ability to remove ammonia from our pipeline for distribution to upgrade facilities that produce complex nitrogen compounds such as urea, ammonium nitrate, ammonium phosphate and ammonium sulfate.

     The following table contains information regarding the delivery facilities on our pipeline system:

DELIVERY POINTS                                 FACILITY OPERATIONS                OWNER
------------------------------------------  ---------------------------   ------------------------
Iowa
  Early...................................  Terminal and storage          Agrium
  Garner..................................  Terminal and storage          Agrium
                                            Terminal and storage          Farmland
                                            Terminal and storage          Terra (1)
  Port Neal...............................  Terminal, storage, upgrade    Terra
                                            and production
  Sgt. Bluff..............................  Terminal and storage          Farmland
  Whiting.................................  Terminal and storage          Williams Energy Partners
Kansas
  Clay Center.............................  Terminal and storage          Williams Energy Partners
  Conway..................................  Terminal and storage          Farmland
                                            Terminal and storage          Williams Energy Partners
Minnesota
  Mankato.................................  Storage                       Farmland
                                            Terminal and storage          Williams Energy Partners
Nebraska
  Beatrice................................  Terminal, storage and         Agrium
                                            upgrade
                                            Terminal, storage and         Farmland
                                            upgrade
  Blair...................................  Terminal and storage          Terra
  Greenwood...............................  Storage                       Farmland
                                            Terminal and storage          Williams Energy Partners
Oklahoma
  Mocane..................................  Terminal and storage          Williams Energy Partners
Texas
  Farnsworth..............................  Terminal and storage          Farmland

---------------

(1) Facility owned by CF Industries, Inc. but utilized by Terra.

CUSTOMERS AND CONTRACTS

     We ship ammonia for three customers:

     - Farmland Industries, Inc., one of the largest farmer-owned cooperatives in the United States;

     - Agrium U.S. Inc., a division of Agrium Inc., the largest producer of nitrogen fertilizers in North America; and

     - Terra Nitrogen, L.P., a wholesaler of nitrogen fertilizer products.

     Each of these companies has an ammonia production facility connected to our pipeline as well as related storage and distribution facilities along the pipeline. The transportation contracts with our customers extend through June 2005. Our customers are obligated to ship an aggregate minimum of 700,000 tons per year and have historically shipped an amount in excess of the required minimum. Our customers have been shipping ammonia through our pipeline for an average of more than 20 years.

     Each transportation contract contains a ship or pay mechanism, whereby each customer must ship a specific minimum tonnage per year and an aggregate minimum tonnage over the life of the contract. On July 1 of each contract year, each of our customers nominates a tonnage that it expects to ship during the upcoming year. This annual commitment may be equal to or greater than the contractual minimum tonnage. If a customer fails to ship its annual commitment, that customer must pay for the pipeline capacity it did not use. Currently, our customers' annual commitments represent 83% of our pipeline's 900,000 ton capacity.

     In general, our customers have historically shipped ammonia in excess of their annual commitments. We allow our customers to "bank" any ammonia shipped in excess of their annual commitments. If a customer has previously shipped an amount in excess of its annual commitment, the shipper may offset subsequent annual shipment shortfalls against the excess tonnage in its bank. As of June 30, 2000, there were approximately 100,000 tons in this combined bank that may be used to offset future ship or pay obligations.

     The transportation contracts established a fixed tariff schedule per ton of ammonia shipped for each customer for the first five years of the contract period. Because of the long-term nature of these contracts, the shippers receive a volume incentive tariff per ton that decreases with increased commitments. Beginning July 1, 2000, we may adjust our tariff schedule on an annual basis pursuant to a formula contained in the contracts. The adjustment formula takes into consideration the cost of labor, power, property taxes and variations in the producer price index. We use the combined increase or decrease in these factors to calculate any increases or decreases in tariffs. Any annual adjustment is limited to a maximum increase or decrease of 5% measured against the rate previously in effect. These tariff adjustments cannot decrease the tariffs to rates less than those charged in 1997.

MARKETS AND COMPETITION

     Demand for nitrogen fertilizer has typically followed a combination of weather patterns and growth in population, acres planted and fertilizer application rates. Because natural gas is the primary feedstock for the production of ammonia, the profitability of our customers is impacted by high natural gas prices. To the extent our customers are unable to pass on higher costs to their customers, they may reduce shipments through our pipeline.

     We compete primarily with ammonia shipped by rail carriers, but we believe we have a distinct advantage over rail carriers because ammonia is a gas under normal atmospheric conditions and must be either placed under pressure or cooled to -33 degrees Celsius to be shipped or stored. Because the transportation and storage of ammonia requires specialized handling, we believe that pipeline transportation is the safest and most cost-effective method for transporting bulk quantities of ammonia.

     We also compete to a limited extent in the areas served by the far northern segment of our ammonia pipeline and terminalling system with the Gulf Central pipeline, an ammonia pipeline owned and operated by Koch. The Gulf Central pipeline originates on the Gulf Coast and transports domestically produced and imported ammonia.

TARIFF REGULATION

INTERSTATE REGULATION

     The Surface Transportation Board, a part of the U.S. Department of Transportation, has jurisdiction over interstate pipeline transportation of ammonia. The Surface Transportation Board succeeds the Interstate Commerce Commission which previously regulated pipeline transportation of ammonia.

     The Surface Transportation Board is responsible for rate regulation of pipeline transportation of commodities "other than water, gas or oil." These transportation rates must be reasonable, and a pipeline carrier may not unreasonably discriminate among its shippers. If the Surface Transportation Board finds that a carrier's rates violate these statutory commands, it may prescribe a reasonable rate. In determining a reasonable rate, the Surface Transportation Board will consider, among other factors, the effect of the rate on the volumes transported by that carrier, the carrier's revenue needs and the availability of other economic transportation alternatives.

     The Surface Transportation Board does not need to provide rate relief unless shippers lack effective competitive alternatives. If the Surface Transportation Board determines that effective competitive alternatives are not available and a pipeline holds market power, then it must determine whether the pipeline rates are reasonable. The Board generally applies "constrained market pricing" principles in its economic analysis. Constrained market pricing provides two alternative methodologies for examining the reasonableness of a carrier's rates. The first approach examines a carrier's existing system to determine whether the carrier is already earning sufficient funds to cover its costs and provide a sufficient return on investment, or would earn sufficient funds after eliminating unnecessary costs from specifically identified inefficiencies and cross-subsidies in its operations. The second approach calculates the revenue requirements that a hypothetical, new and optimally efficient carrier would need to meet in order to serve the complaining shippers.

     Customers that protest rates in Surface Transportation Board proceedings may use any methodology they choose that is consistent with constrained market pricing principles. When addressing revenue adequacy, a complainant must provide more than a single period snapshot of a carrier's costs and revenues. The complainant must measure whether a carrier earns adequate revenues over a period of time, as measured by a multi-period discounted cash flow analysis.

     Finally, the Surface Transportation Board has held that unreasonable discrimination occurs when (1) there is a disparity in rates, (2) the complaining party is competitively injured, (3) the carrier is the common source of both the allegedly prejudicial and preferential treatment and (4) the disparity in rates is not justified by transportation conditions.

INTRASTATE REGULATION

     Because in some instances we transport ammonia between two terminals in the same state, our pipeline operations are subject to regulation by the state regulatory authorities in Iowa, Nebraska, Oklahoma and Texas. Although the Oklahoma Corporation Commission and the Texas Railroad Commission have the authority to regulate our rates, the state commissions have generally not investigated the rates or practices of ammonia pipelines in the absence of shipper complaints.

SAFETY AND MAINTENANCE

     We monitor our marine terminals, inland terminals and ammonia pipeline and terminalling system on a regular basis to ensure reliability, safety and efficiency of our assets. We believe that our assets have been constructed and are maintained in all material respects in accordance with applicable federal, state and local laws, including, where applicable, the regulations of the Department of Transportation, and accepted industry standards.

ENVIRONMENTAL AND SAFETY

GENERAL

     Our operation of terminals and associated facilities in connection with the storage and transportation of crude oil and other liquid hydrocarbons together with our operation of an ammonia pipeline are subject to stringent and complex laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. As an owner or lessee and operator of these facilities, we must comply with these laws and regulations at the federal, state and local levels. As with the industry generally, our compliance with existing and anticipated laws and regulations increases the cost of planning, constructing, and operating our terminals, pipeline, and other facilities. Included in our construction and operation costs are capital cost items necessary to maintain or upgrade our equipment and facilities. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal penalties, imposition of remedial actions, and issuance of injunctions or construction bans or delays on ongoing operations. We believe that our operations are in material compliance with applicable environmental laws and regulations. However, these laws and regulations are subject to frequent change and we cannot assure you that the cost to comply with these laws and regulations in the future will not have a material adverse effect on our financial position or results of operations.

HAZARDOUS SUBSTANCES AND WASTES

     In most instances, the environmental laws and regulations affecting our operations relate to the release of hazardous substances, or solid wastes into the water or soils, and include measures to control pollution of the environment. For instance, the Comprehensive Environmental Response, Compensation and Liability Act, also known as the "Superfund" law, and comparable state laws impose liability, without regard to fault or the legality of the original conduct, on certain classes of persons who are considered to be responsible for the release of a "hazardous substance" into the environment. These persons include the owner or operator of the disposal site or sites where the release occurred and companies that disposed or arranged for the disposal of the hazardous substances. Under the Superfund law, these persons may be subject to joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment, for damages to natural resources, and for the costs of certain health studies. The Superfund law also authorizes the Environmental Protection Agency or "EPA" and, in some instances, third parties to act in response to threats to the public health or the environment and to seek to recover from the responsible classes of persons the costs they incur. It is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by hazardous substances or other pollutants released into the environment. In the course of our ordinary operations, we may generate waste that falls within the Superfund law's definition of a "hazardous substance" and as a result, we may be jointly and severally liable under the Superfund law for all or part of the costs required to clean up sites at which those hazardous substances have been released into the environment.

     Our operations also generate wastes, including hazardous wastes, that are subject to the requirements of the federal Resource Conservation and Recovery Act or "RCRA" and comparable state statutes. We are not currently required to comply with a substantial portion of the RCRA requirements because our operations routinely generate only small quantities of hazardous wastes and we do not hold ourselves out as a hazardous waste treatment, storage or disposal facility operator that is required to obtain a RCRA hazardous waste permit. While RCRA currently exempts a number of wastes, including many oil and gas exploration and production wastes, from being subject to hazardous waste requirements, the EPA from time to time will consider the adoption of stricter disposal standards for non-hazardous wastes. Moreover, it is possible that additional wastes, which could include non-hazardous wastes currently generated during operations, will in the future be designated as "hazardous wastes." Hazardous wastes are subject to more rigorous and costly storage and disposal requirements than are non-hazardous wastes. Any changes in the regulations could have a material adverse effect on our capital expenditures or operating expenses.

     We currently own or lease properties where hydrocarbons are being or have been handled for many years. Although we have utilized operating and disposal practices that were standard in the industry at the time, hydrocarbons or other wastes may have been disposed of or released on, under or from the properties owned or leased by us or on or under other locations where these wastes have been taken for disposal. In addition, many of these properties have been operated by third parties whose treatment and disposal or release of hydrocarbons or other wastes was not under our control. These properties and wastes disposed thereon may be subject to the Superfund law, RCRA and analogous state laws. Under these laws, we could be required to remove or remediate previously disposed wastes, including wastes disposed of or released by prior owners or operators, to clean up contaminated property, including groundwater contaminated by prior owners or operators, or to make capital improvements to prevent future contamination.

     We are currently evaluating soil and groundwater conditions at a number of our properties where historical operations conducted primarily by former site owners or operators or more recent operations conducted by us may have resulted in releases of hydrocarbons or other wastes. These investigations and possible cleanup activities are either under consideration or already have been or will be initiated at our terminals in Mobile, Alabama; Doraville and South Albany, Georgia; St. Charles, Missouri; Greensboro and Selma, North Carolina; North Augusta, South Carolina; Nashville, Tennessee; Dallas and Galena Park, Texas; and Montvale and Richmond, Virginia; and an ammonia terminal facility in Early, Iowa. We expect to conduct a number of these investigatory and cleanup activities at an estimated cost of $1.7 million. In other instances, however, prior owners or operators of these properties are performing or are expected to perform these activities pursuant to contractual requirements that make these prior owners or operators responsible for performing the activities.

ABOVEGROUND STORAGE TANKS

     States in which we operate typically have laws and regulations governing above ground tanks containing liquid substances. Generally, these laws and regulations require that these tanks include secondary containment systems or that the operators take alternative precautions to ensure that no contamination results from any leaks or spills from the tanks. Although there is not currently a federal statute dedicated to regulating these above ground tanks, there is a possibility that a law could one day be passed in the United States. We believe we are in material compliance with all applicable above ground storage tank laws and regulations. As part of our assessment of facility operations, we have identified some above ground tanks at our terminals in Nashville, Tennessee; Charlotte, North Carolina; and Selma, North Carolina; that either are, or are suspected of being, coated with lead-based paints. The removal and disposal of any paints that are found to be lead-based, whenever such activities are conducted in the future as part of our day-to-day maintenance activities, will require increased handling by us. However, we do not expect the costs associated with this increased handling to be significant. Although we cannot assure you, we believe that the future implementation of above ground storage tank laws or regulations will not have a material adverse effect on our financial condition or results of operations.

WATER DISCHARGES

     Our operations can result in the discharge of pollutants, including oil. The Oil Pollution Act was enacted in 1990 and amends provisions of the Federal Water Pollution Control Act of 1972 or the "Water Pollution Control Act" and other statutes as they pertain to prevention and response to oil spills. The Oil Pollution Act subjects owners of facilities to strict, joint and potentially unlimited liability for removal costs and certain other consequences of an oil spill such as natural resource damages, where the spill is into navigable waters, along shorelines or in the exclusive economic zone of the U.S. In the event of an oil spill from one of our facilities into navigable waters, substantial liabilities could be imposed upon us. States in which we operate have also enacted similar laws. Regulations have been or are being developed under the Oil Pollution Act and comparable state laws that may also impose additional regulatory burdens on our operations. We have determined that the secondary containment surrounding above ground tanks at our Galena Park, Texas, terminal requires upgrading to comply with law, at an estimated cost of $0.6 million. We do not expect these expenditures to have a material adverse effect on our financial condition or results of operations.

     The Water Pollution Control Act imposes restrictions and strict controls regarding the discharge of pollutants into navigable waters. This law and comparable state laws require that permits be obtained to discharge pollutants into state and federal waters and impose substantial potential liability for the costs of noncompliance and damages. Where required, we hold discharge permits that were issued under The Water Pollution Control Act or a state-delegated program and we believe that we are in material compliance with the terms of those permits. While we have experienced permit discharge exceedances at our terminals in Selma, North Carolina and North Augusta, South Carolina, we are resolving these exceedances by electing to make capital improvements to the wastewater handling systems at those locations, at an estimated cost of $0.1 million per facility. In addition, similar capital expenditures to improve wastewater handling systems are expected to be made to comply with applicable laws at our terminal in Galena Park, Texas, at an estimated cost of $0.4 million. Neither our compliance with existing permits and foreseeable new permit requirements nor any of the estimated capital expenditures to upgrade or replace existing wastewater handling systems are expected to have a material adverse effect on our financial position or results of operations.

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

AIR EMISSIONS

     Our operations are subject to the federal Clean Air Act and comparable state and local laws. Under such laws, permits are typically required to emit pollutants into the atmosphere. Amendments to the federal Clean Air Act enacted in 1990 as well as recent or soon to be proposed changes to state implementation plans, for controlling air emissions in regional, non-attainment areas require or will require most industrial operations in the U.S. to incur capital expenditures in order to meet air emission control standards developed by the EPA and state environmental agencies. As a result of these amendments, our facilities that emit volatile organic compounds or nitrogen oxides are subject to increasingly stringent regulations, including requirements that some sources install maximum or reasonably available control technology. In addition, the amendments include an operating permit for major sources of volatile organic compounds, which applies to some of our facilities. We also expect that changes to the state implementation plans pertaining to air quality in regional, non-attainment areas will have an impact on our terminals in Doraville, Georgia and Dallas, Texas, possibly resulting in the need to upgrade air pollution control equipment. We believe that we currently hold or have applied for all necessary air permits and that we are in material compliance with applicable air laws and regulations. Nevertheless, we anticipate making capital improvements involving modification or repair of roofs and seals on certain of our tanks at Galena Park, Texas and Corpus Christi, Texas to comply with applicable law, at a total estimated cost of $0.3 million. In addition, we recently received a notice of violation for air permitting issues relating to operation of a vapor recovery unit at our terminal in Galena Park, Texas. The alleged violation commenced while the property was operated by the prior owner and continued after our acquisition of the property. In order to optimize our vapor recovery compliance, we have elected to acquire a vapor combustion unit. The net capital cost of this vapor combustion unit, after the application of the $0.3 million received from the prior owner, will be $2.3 million. In addition, if any penalties are imposed on us for any ownership or operation of the vapor recovery unit through mid-December 2000, then we expect the prior owner to reimburse us for such costs pursuant to contractual requirements. Although we can give no assurances, we believe implementation of the 1990 federal Clean Air Act Amendments and any changes to the SIPs pertaining to air quality in regional, non-attainment areas will not have a material adverse effect on our financial condition or results of operations.

EMPLOYEE SAFETY

     We are subject to the requirements of the federal Occupational Safety and Health Act or OSHA, and comparable state statutes that regulate the protection of the health and safety of workers. In addition, the OSHA hazard communication standard requires that certain information be maintained about hazardous materials used or produced in operations and that this information be provided to employees, state and local government authorities and citizens. We believe that our operations are in material compliance with OSHA requirements, including general industry standards, record keeping requirements and monitoring of occupational exposure to regulated substances.

TITLE TO PROPERTIES

     Substantially all of our ammonia pipelines are constructed on rights-of-way granted by the apparent record owners of this property and shared with other pipelines owned by affiliates of Williams. In some instances these rights-of-way are revocable at the election of the grantor. In many instances, lands over which rights-of-way have been obtained are subject to prior liens which have not been subordinated to the right-of-way grants. In some cases, not all of the apparent record owners have joined in the right-of-way grants. We have obtained permits from public authorities to cross over or under, or to lay facilities in or along water courses, county roads, municipal streets and state highways, and in some instances, these permits are revocable at the election of the grantor. We have also obtained permits from railroad companies to cross over or under lands or rights-of-way, many of which are also revocable at the grantor's election. In some cases, property for pipeline purposes was purchased in fee. We have the right of eminent domain to acquire rights-of-way and lands necessary for our ammonia pipeline. However, the original owner of the pipeline may not have concluded eminent domain proceedings for some rights-of-way.

     Some of the leases, easements, rights-of-way, permits and licenses transferred to us, upon our formation in connection with this offering, required the consent of the grantor to transfer these rights, which in some instances is a governmental entity. Our general partner believes that it has obtained third-party consents, permits and authorizations sufficient for the transfer to us of the assets necessary for us to operate our business in all material respects as described in this prospectus. With respect to any consents, permits or authorizations which have not yet been obtained, our general partner believes that these consents, permits or authorizations will be obtained within a reasonable period, or that the failure to obtain such consents, permits or authorizations will not have a material adverse effect on the operation of our business.

     Our general partner believes that we have satisfactory title to all of our assets. Although title to these properties is subject to encumbrances in some cases, such as customary interests generally retained in connection with acquisition of real property, liens related to environmental liabilities associated with historical operations, liens for current taxes and other burdens and minor easements, restrictions and other encumbrances to which the underlying properties were subject at the time of acquisition by our predecessor or us, our general partner believes that none of these burdens will materially detract from the value of our properties or from our interest in them or will materially interfere with their use in the operation of our business.

EMPLOYEES

     To carry out our operations, our general partner or its affiliates employ approximately 175 people who provide direct support to our operations. Other than at our Galena Park marine terminal facility, none of these employees are represented by labor unions. The employees at our Galena Park marine terminal facility are currently represented by a union but have indicated their unanimous desire to terminate their union affiliation. The union has filed a lawsuit to prevent the employees from taking this action. If the union succeeds in its claim, we will negotiate a new labor agreement covering this facility with the union. Our general partner considers its employee relations to be good.

LEGAL PROCEEDINGS

     We are a party to various legal actions that have arisen in the ordinary course of our business. We do not believe that the resolution of these matters will have a material adverse effect on our financial condition or results of operations.

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

                                   MANAGEMENT

OUR GENERAL PARTNER MANAGES WILLIAMS ENERGY PARTNERS

     Our general partner manages our operations and activities. Unitholders do not directly or indirectly participate in our management or operation. Our general partner owes a fiduciary duty to the unitholders. Our general partner is liable, as a general partner, for all of our debts (to the extent not paid from our assets), except for specific non-recourse indebtedness or other obligations. Whenever possible, our general partner intends to incur indebtedness or other obligations that are non-recourse.

     Three members of the board of directors of our general partner will serve on a conflicts committee to review specific matters which the board of directors believes may involve conflicts of interest. The conflicts committee will determine if the resolution of the conflict of interest is fair and reasonable to us. The members of the conflicts committee may not be officers or employees of our general partner or directors, officers or employees of its affiliates. Any matters approved by the conflicts committee will be conclusively deemed to be fair and reasonable to us, approved by all of our partners, and not a breach by our general partner of any duties it may owe us or our unitholders. In addition, the members of the conflicts committee will also serve on an audit committee which reviews our external financial reporting, recommends engagement of our independent auditors and reviews procedures for internal auditing and the adequacy of our internal accounting controls. The members of the conflicts committee will also serve on the compensation committee, which will oversee compensation decisions for the officers of Williams GP LLC as well as the compensation plans described below.

     As is commonly the case with publicly-traded limited partnerships, we are managed and operated by the officers and are subject to the oversight of the directors of our general partner. All of our personnel are employees of our general partner or its affiliates.

     Some officers of our general partner may spend a substantial amount of time managing the business and affairs of Williams and its affiliates. These officers may face a conflict regarding the allocation of their time between our business and the other business interests of Williams. Our general partner intends to cause its officers to devote as much time as is necessary for the proper conduct of our business and affairs. We expect that Steven J. Malcolm will devote approximately 15% of his time to Williams Energy Partners and that Phillip D. Wright and Craig R. Rich will devote approximately half of their time to our operations. Don R. Wellendorf, our Senior Vice President, Chief Financial Officer and Treasurer, will devote all of his time to our operations. The board of directors of the general partner is presently composed of four directors and will be expanded to seven directors upon the appointment of three independent directors following the closing of the offering.

DIRECTORS AND EXECUTIVE OFFICERS OF WILLIAMS GP LLC

     The following table sets forth certain information with respect to the executive officers and members of the board of directors of our general partner. Executive officers and directors are elected for one-year terms.

NAME                                      AGE        POSITION WITH GENERAL PARTNER
----------------------------------------  ---   ----------------------------------------
Steven J. Malcolm.......................  52    Chief Executive Officer and Chairman of
                                                the Board
Phillip D. Wright.......................  45    President and Chief Operating Officer,
                                                  Director
Don R. Wellendorf.......................  48    Senior Vice President, Chief Financial
                                                Officer and Treasurer, Director
Craig R. Rich...........................  49    General Counsel
Keith E. Bailey.........................  58    Director

     Steven J. Malcolm serves as the Chief Executive Officer and Chairman of the board of directors of our general partner. He is currently President and Chief Executive Officer of Williams Energy Services and has served in that capacity since 1998. From 1994 to 1998, he served as Senior Vice President for Williams' midstream gas and liquids division, and from 1989 to 1994, worked as Senior Vice President of the mid-continent region for Williams Field Services. From 1984 to 1989, he held various positions with Williams Natural Gas Company, including director of business development, director of gas management and vice president of gas management and supply.

     Phillip D. Wright serves as President, Chief Operating Officer and director of our general partner. He is currently Senior Vice President of Enterprise Development and Planning for Williams Energy Services and has served in that capacity since 1996. From 1989 to 1996 he held various senior management positions with Williams' primary refined product pipeline, Williams Pipe Line, Williams Energy Ventures and Williams Energy Services. Prior to 1989, he spent 13 years working for Conoco, Inc.

     Don R. Wellendorf serves as Senior Vice President, Chief Financial Officer, Treasurer and director of our general partner. Since 1998, he has served as Vice President of Strategic Development and Planning for Williams Energy Services. Prior to Williams' merger with MAPCO Inc. in 1998, he was Vice President and Treasurer for MAPCO from 1995 to 1998. From 1994 to 1995, he served as Vice President and Corporate Controller for MAPCO. He began his career in 1979 as an accountant with MAPCO and held various accounting positions with MAPCO from 1979 to 1994.

     Craig R. Rich serves as general counsel of our general partner. He is currently the Associate General Counsel of Williams Energy Services and has served in that capacity since 1996. From 1993 to 1996, he served as General Counsel of Williams' midstream gas and liquids division. Prior to that time, Mr. Rich was a Senior Attorney representing Williams Gas Pipeline-West. He joined Williams in 1985.

     Keith E. Bailey serves as a director of the general partner. He is currently Chairman of the board of directors of The Williams Companies, Inc. and has served in that capacity since 1994. He served as President of The Williams Companies, Inc. from 1992 to 1994 and has served as its Chief Executive Officer since 1994. He served as Executive Vice President of The Williams Companies, Inc. from 1986 to 1992. Mr. Bailey is also Chairman of the board of directors of Williams Communications Group, Inc.

REIMBURSEMENT OF EXPENSES OF THE GENERAL PARTNER

     The general partner will not receive any management fee or other compensation for its management of Williams Energy Partners. The general partner and its affiliates will be reimbursed for expenses incurred on our behalf. These expenses include the costs of employee, officer and director compensation and benefits properly allocable to Williams Energy Partners, and all other expenses necessary or appropriate to the conduct of the business of, and allocable to, Williams Energy Partners. The partnership agreement provides that the general partner will determine the expenses that are allocable to Williams Energy Partners in any reasonable manner determined by the general partner in its sole discretion.

EXECUTIVE COMPENSATION

     Williams Energy Partners and the general partner were formed in August 2000. Accordingly, the general partner paid no compensation to its directors and officers with respect to the 1999 fiscal year. No obligations were accrued with respect to management incentive or retirement benefits for the directors and officers for the 1999 fiscal year. Officers and employees of the general partner may participate in employee benefit plans and arrangements sponsored by the general partner or its affiliates, including plans which may be established by the general partner or its affiliates in the future.

COMPENSATION OF DIRECTORS

     Officers or employees of the general partner who also serve as directors will not receive additional compensation. The general partner anticipates that each independent director will receive compensation for attending meetings of the board of directors as well as committee meetings. In addition, each independent director will be reimbursed for out-of-pocket expenses in connection with attending meetings of the board of directors or committees. Each director will be fully indemnified by Williams Energy Partners for actions associated with being a director to the extent permitted under Delaware law.

LONG-TERM INCENTIVE PLAN

     The general partner has adopted the Williams Energy Partners Long-Term Incentive Plan for employees and directors of the general partner and employees of its affiliates who perform services for us. The long-term incentive plan consists of three components, restricted units, unit options and bonus units. The long-term incentive plan currently permits the grant of awards covering an
aggregate of           common units. The plan is administered by the
compensation committee of the general partner's board of directors.

     The general partner's board of directors in its discretion may terminate the long-term incentive plan at any time with respect to any common units for which a grant has not yet been made. The general partner's board of directors also has the right to alter or amend the long-term incentive plan or any part of the plan from time to time, including increasing the number of common units with respect to which awards may be granted subject to unitholder approval as required by the exchange upon which the common units are listed at that time. However, no change in any outstanding grant may be made that would materially impair the rights of the participant without the consent of the participant.

     Restricted Units. A restricted unit is a "phantom" unit that entitles the grantee to receive a common unit upon the vesting of the phantom unit, or in the discretion of the compensation committee, cash equivalent to the value of a common unit. We expect to grant an aggregate of approximately restricted units to employees of the general partner and its affiliates. The compensation committee may, in the future, determine to make additional grants under the plan to employees and directors containing such terms as the compensation committee shall determine under the plan. In general, restricted units granted to employees will vest three years from the date of grant. In addition, the restricted units will vest upon a change of control of the general partner or upon the achievement of specified financial objectives.

     If a grantee's employment or membership on the board of directors terminates for any reason, the grantee's restricted units will be automatically forfeited unless, and to the extent, the compensation committee provides otherwise. Common units to be delivered upon the vesting of rights may be common units acquired by the general partner in the open market, common units already owned by the general partner, common units acquired by the general partner directly from us or any other person or any combination of the foregoing. The general partner will be entitled to reimbursement by us for the cost incurred in acquiring common units. If we issue new common units upon vesting of the restricted units, the total number of common units outstanding will increase. Following the subordination period, the compensation committee, in its discretion, may grant tandem distribution equivalent rights with respect to restricted units.

     We intend the issuance of the common units pursuant to the restricted unit plan to serve as a means of incentive compensation for performance and not primarily as an opportunity to participate in the equity appreciation of the common units. Therefore, plan participants will not pay any consideration for the common units they receive, and we will receive no remuneration for the units.

     Unit Options. The long-term incentive plan currently permits the grant of options covering common units. No grants have been made under the long-term incentive plan. The compensation committee may, in the future, determine to make grants under the plan to employees and directors containing such terms as the committee shall determine. Unit options will have an exercise price equal to the fair market value of the units on the date of grant. In general, unit options granted will become exercisable over a period determined by the compensation committee. In addition, the unit options will become exercisable upon a change in control of the general partner or upon the achievement of specified financial objectives.

     Upon exercise of a unit option, the general partner will acquire common units in the open market, or directly from us or any other person, or use common units already owned by the general partner, or any combination of the foregoing. The general partner will be entitled to reimbursement by us for the difference between the cost incurred by the general partner in acquiring these common units and the proceeds received by the general partner from an optionee at the time of exercise. Thus, the cost of the unit options will be borne by us. If we issue new common units upon exercise of the unit options, the total number of common units outstanding will increase, and the general partner will pay us the proceeds it received from the optionee upon exercise of the unit option. The unit option plan has been designed to furnish additional compensation to employees and directors and to align their economic interests with those of common unitholders.

     Bonus Units. The long-term incentive plan currently permits the grant of up
to      common units to employees and directors on such basis as the compensation committee may determine. We intend for the grants of bonus units to serve as rewards for extraordinary performance. The general partner may acquire the bonus units in the open market, directly from us or any other person, use common units already owned by the general partner or any combination of the foregoing. The general partner will be entitled to reimbursement by us for the cost incurred in acquiring common units. To the extent we issue new common units to grant bonus units, the total number of common units outstanding will increase.

MANAGEMENT INCENTIVE PLAN

     The general partner has adopted the Williams Management Incentive Plan. The management incentive plan is designed to enhance the performance of the general partner's key employees by rewarding them with cash awards for achieving annual financial and operational performance objectives. The compensation committee in its discretion may determine individual participants and payments, if any, for each fiscal year. The board of directors of the general partner may amend or change the management incentive plan at any time. We will reimburse the general partner for payments and costs incurred under the plan.

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

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the beneficial ownership of units that will be issued upon the consummation of this offering and the related transactions and held by beneficial owners of 5% or more of the units, by directors of the general partner and by all directors and executive officers of the general partner as a group. Williams GP LLC is owned through Williams Energy Services and Williams Natural Gas Liquids, Inc., which are subsidiaries of The Williams Companies, Inc. The address of The Williams Companies, Williams Energy Services, Williams Natural Gas Liquids and Williams GP LLC is One Williams Center, Tulsa, Oklahoma 74172.

                                                      PERCENTAGE OF                  PERCENTAGE OF    PERCENTAGE
                                       COMMON UNITS   COMMON UNITS    SUBORDINATED   SUBORDINATED      OF TOTAL
                                          TO BE           TO BE       UNITS TO BE     UNITS TO BE    UNITS TO BE
                                       BENEFICIALLY   BENEFICIALLY    BENEFICIALLY   BENEFICIALLY    BENEFICIALLY
      NAME OF BENEFICIAL OWNER            OWNED           OWNED          OWNED           OWNED          OWNED
-------------------------------------  ------------   -------------   ------------   -------------   ------------
Williams Energy Services.............
Williams Natural Gas Liquids.........

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     After this offering, affiliates of Williams will own 1,929,694 common units and 5,679,694 subordinated units representing an aggregate 65.6% limited partner interest in us and Williams OLP, L.P. In addition, Williams GP LLC will own an aggregate 2% general partner interest in us and Williams OLP, L.P. The general partner's ability, as general partner, to manage and operate Williams Energy Partners and Williams' affiliates' ownership of an aggregate 65.6% limited partner interest in us effectively gives the general partner the right to veto some actions of Williams Energy Partners and to control the management of Williams Energy Partners.

DISTRIBUTIONS AND PAYMENTS TO THE GENERAL PARTNER AND ITS AFFILIATES

     The following table summarizes the distributions and payments to be made by us to our general partner and its affiliates in connection with the formation, ongoing operation and the liquidation of Williams Energy Partners. These distributions and payments were determined by and among affiliated entities and are not the result of arm's length negotiations.

FORMATION STAGE

The consideration received
by our general partner and
  its affiliates for the
  transfer of the
  affiliates' interests in
  the subsidiaries and a
  capital contribution.....  1,929,694 common units and 5,679,694 subordinated units;

                             an aggregate 2% general partner interest in Williams Energy Partners and Williams OLP, LP on a combined basis;

                             the incentive distribution rights; and

                             $156.2 million of the net proceeds of the offering of the common units and the borrowings under the credit facility.

                             If the underwriters do not exercise the
                             over-allotment option, affiliates of our general partner will purchase the common units reserved for the over-allotment option, and the net proceeds will be used to repay existing indebtedness that we owe to Williams.

OPERATIONAL STAGE

Distributions of available
cash to our general partner
  and its affiliates.......  Cash distributions will generally be made 98% to the unitholders, including to affiliates of the general partner as holders of common units and subordinated units, and 2% to the general partner. In addition, if distributions exceed the target levels in excess of the minimum quarterly distribution, our general partner will be entitled to receive increasing percentages of the distributions, up to 50% of the distributions above the highest target level.

                             Assuming we have sufficient available cash to pay the full minimum quarterly distribution on all of our outstanding units for four quarters, our general partner and its affiliates would receive a distribution of approximately $0.5 million on the combined 2% general partner interest and a distribution of approximately $16.0 million on their common and subordinated units.

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

Payments to our general
partner and its
  affiliates...............  Our general partner and its affiliates will not receive any management fee or other compensation for the management of Williams Energy Partners. Our general partner and its affiliates will be reimbursed, however, for direct and indirect expenses incurred on our behalf. On a pro forma basis for 1999, we have agreed with our general partner, that the expense reimbursement to the general partner and its affiliates would have been $6.0 million.

Withdrawal or removal of
our general partner........  If our general partner withdraws in violation of the partnership agreement or is removed for cause, a successor general partner has the option to buy the general partner interests and incentive distribution rights for a cash price equal to fair market value. If our general partner withdraws or is removed under any other circumstances, the departing general partner has the option to require the successor general partner to buy the departing general partner interests and its incentive distribution rights for a cash price equal to fair market value.

                             If either of these options is not exercised, the departing general partner's interests and incentive distribution rights will automatically convert into common units equal to the fair market value of those interests. In addition, we will be required to pay the departing general partner for expense reimbursements.

LIQUIDATION STAGE

Liquidation................  Upon our liquidation, the partners, including our general partner, will be entitled to receive liquidating distributions according to their particular capital account balances.

RIGHTS OF OUR GENERAL PARTNER

     Upon consummation of this offering, our general partner and its affiliates will own 1,929,694 common units and 5,679,694 subordinated units, representing an aggregate 65.6% limited partner interest in Williams Energy Partners (60.8% if the Underwriters' over-allotment option is exercised in full). In addition, our general partner will own an aggregate 2% general partner interest in Williams Energy Partners and the operating partnership on a combined basis. Through the general partner's ability, as general partner, to manage and operate our business and Williams' affiliates' ownership of 1,929,694 common units and all of the outstanding subordinated units, the general partner will control the management of our business.

AGREEMENTS GOVERNING THE TRANSACTIONS

     Williams Energy Partners, the general partner and some other parties will enter into the various documents and agreements that will effect some transactions, including the vesting of assets in, and the assumption of liabilities by, the subsidiaries, and the application of the proceeds of this offering. These agreements will not be the result of arm's-length negotiations, and we cannot assure you that they, or that any of the transactions which they provide for, will be effected on terms at least as favorable to the parties to these agreements as they could have been obtained from unaffiliated third parties. All of the transaction expenses incurred in connection with these transactions, including the expenses associated with vesting assets into our subsidiaries, will be paid from the proceeds of this offering.

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

              CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITIES

CONFLICTS OF INTEREST

     Conflicts of interest exist and may arise in the future as a result of the relationships between our general partner and its affiliates (including Williams), on the one hand, and Williams Energy Partners and its limited partners, on the other hand. The directors and officers of our general partner have fiduciary duties to manage the general partner in a manner beneficial to its owners. At the same time, our general partner has a fiduciary duty to manage Williams Energy Partners in a manner beneficial to Williams Energy Partners and the unitholders.

     The partnership agreement contains provisions that allow our general partner to take into account the interests of parties in addition to ours in resolving conflicts of interest. In effect, these provisions limit our general partner's fiduciary duties to the unitholders. The partnership agreement also restricts the remedies available to unitholders for actions taken that might, without those limitations, constitute breaches of fiduciary duty. Whenever a conflict arises between our general partner or its affiliates, on the one hand, and Williams Energy Partners or any other partner, on the other, the general partner will resolve that conflict. A conflicts committee of the board of directors of the general partner will, at the request of the general partner, review conflicts of interest. Our general partner will not be in breach of its obligations under the partnership agreement or its duties to us or the unitholders if the resolution of the conflict is considered to be fair and reasonable to us. Any resolution is considered to be fair and reasonable to us if that resolution is:

     - approved by the conflicts committee, although no party is obligated to seek approval and the general partner may adopt a resolution or course of action that has not received approval;

     - on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

     - fair to us, taking into account the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to us.

     In resolving a conflict, our general partner may, unless the resolution is specifically provided for in the partnership agreement, consider:

     - the relative interests of the parties involved in the conflict or affected by the action;

     - any customary or accepted industry practices or historical dealings with a particular person or entity; and

     - generally accepted accounting practices or principles and other factors it considers relevant, if applicable.

     Conflicts of interest could arise in the situations described below, among others:

ACTIONS TAKEN BY OUR GENERAL PARTNER MAY AFFECT THE AMOUNT OF CASH AVAILABLE FOR DISTRIBUTION TO UNITHOLDERS OR ACCELERATE THE RIGHT TO CONVERT SUBORDINATED UNITS.

     The amount of cash that is available for distribution to unitholders is affected by decisions of our general partner regarding matters, including:

     - amount and timing of asset purchases and sales;

     - cash expenditures;

     - borrowings;

     - issuance of additional units; and

     - the creation, reduction or increase of reserves in any quarter.
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

     In addition, borrowings by Williams Energy Partners and its affiliates do not constitute a breach of any duty owed by the general partner to the unitholders, including borrowings that have the purpose or effect of:

     - enabling our general partner to receive distributions on any subordinated units held by it or the incentive distribution rights; or

     - hastening the expiration of the subordination period.

     The partnership agreement provides that Williams Energy Partners and our subsidiaries may borrow funds from our general partner and its affiliates. Our general partner and its affiliates may not borrow funds from us, the operating partnership or the subsidiaries.

WE DO NOT HAVE ANY OFFICERS OR EMPLOYEES AND RELY SOLELY ON OFFICERS AND EMPLOYEES OF OUR GENERAL PARTNER AND ITS AFFILIATES.

     Affiliates of our general partner conduct businesses and activities of their own in which we have no economic interest. If these separate activities are significantly greater than our activities, there could be material competition for the time and effort of the officers and employees who provide services to our general partner. The officers of our general partner are not required to work full time on our affairs. These officers are required to devote significant time to the affairs of Williams or its affiliates and are compensated by them for the services rendered to them.

WE WILL REIMBURSE THE GENERAL PARTNER AND ITS AFFILIATES FOR EXPENSES.

     We will reimburse the general partner and its affiliates for costs incurred in managing and operating Williams Energy Partners, including costs incurred in rendering corporate staff and support services to Williams Energy Partners. The partnership agreement provides that the general partner will determine the expenses that are allocable to Williams Energy Partners in any reasonable manner determined by the general partner in its sole discretion.

THE GENERAL PARTNER INTENDS TO LIMIT ITS LIABILITY REGARDING OUR OBLIGATIONS.

     The general partner intends to limit the liability of the general partner under contractual arrangements so that the other party has recourse only to our assets and not against the general partner or its assets. The partnership agreement provides that any action taken by the general partner to limit its or our liability is not a breach of the general partner's fiduciary duties, even if we could have obtained more favorable terms without the limitation on liability.

COMMON UNITHOLDERS WILL HAVE NO RIGHT TO ENFORCE OBLIGATIONS OF THE GENERAL PARTNER AND ITS AFFILIATES UNDER AGREEMENTS WITH US.

     Any agreements between us on the one hand, and the general partner and its affiliates, on the other, will not grant to the unitholders, separate and apart from us, the right to enforce the obligations of the general partner and its affiliates in our favor.

CONTRACTS BETWEEN US, ON THE ONE HAND, AND THE GENERAL PARTNER AND ITS AFFILIATES, ON THE OTHER, WILL NOT BE THE RESULT OF ARM'S-LENGTH NEGOTIATIONS.

     The partnership agreement allows the general partner to pay itself or its affiliates for any services rendered, provided these services are rendered on terms that are fair and reasonable to us. The general partner may also enter into additional contractual arrangements with any of its affiliates on our behalf. Neither the partnership agreement nor any of the other agreements, contracts and arrangements between us and the general partner and its affiliates are or will be the result of arm's-length negotiations.

     All of these transactions entered into after the sale of the common units offered in this offering are to be on terms that are fair and reasonable to Williams Energy Partners.
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     The general partner and its affiliates will have no obligation to permit us to use any facilities or assets of the general partner and its affiliates, except as may be provided in contracts entered into specifically dealing with that use. There is no obligation of the general partner and its affiliates to enter into any contracts of this kind.

COMMON UNITS ARE SUBJECT TO THE GENERAL PARTNER'S LIMITED CALL RIGHT.

     The general partner may exercise its right to call and purchase common units as provided in the partnership agreement or assign this right to one of its affiliates or to us. The general partner may use its own discretion, free of fiduciary duty restrictions, in determining whether to exercise this right. As a result, a common unitholder may have his common units purchased from him at an undesirable time or price. Please read "The Partnership Agreement -- Limited Call Right."

WE MAY NOT CHOOSE TO RETAIN SEPARATE COUNSEL FOR OURSELVES OR FOR THE HOLDERS OF COMMON UNITS.

     The attorneys, independent accountants and others who perform services for us have been retained by the general partner. Attorneys, independent accountants and others who perform services for us are selected by the general partner or the conflicts committee and also may perform services for the general partner and its affiliates. We may retain separate counsel for ourselves or the holders of common units in the event of a conflict of interest between the general partner and its affiliates, on the one hand, and us or the holders of common units, on the other, depending on the nature of the conflict. We do not intend to do so in most cases.

THE GENERAL PARTNER'S AFFILIATES MAY COMPETE WITH US.

     The partnership agreement provides that the general partner will be restricted from engaging in any business activities other than those incidental to its ownership of interests in us. Except as provided in the partnership agreement, affiliates of the general partner are not prohibited from engaging in other businesses or activities, including those that might be in direct competition with us.

FIDUCIARY DUTIES OWED TO UNITHOLDERS BY OUR GENERAL PARTNER ARE PRESCRIBED BY LAW AND THE PARTNERSHIP AGREEMENT

     Our general partner is accountable to us and our unitholders as a fiduciary. The Delaware Act provides that Delaware limited partnerships may, in their partnership agreements, restrict or expand the fiduciary duties owed by the general partner to limited partners and the partnership.

     Our partnership agreement contains various provisions restricting the fiduciary duties that might otherwise be owed by the general partner. The following is a summary of the material restrictions of the fiduciary duties owed by our general partner to the limited partners:

State-law fiduciary duty
standards..................  Fiduciary duties are generally considered to include an obligation to act with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner to act for the partnership in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally prohibit a general partner of a Delaware limited partnership from taking any action or engaging in any transaction where a conflict of interest is present.

                             The Delaware Act generally provides that a limited partner may institute legal action on behalf of the partnership to recover damages from a third party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not

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

                             likely to succeed. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of himself and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners.

Partnership agreement
modified standards.........  Our partnership agreement contains provisions that waive or consent to conduct by our general partner and its affiliates that might otherwise raise issues as to compliance with fiduciary duties or applicable law. For example, our partnership agreement permits our general partner to make a number of decisions in its "sole discretion." This entitles the general partner to consider only the interests and factors that it desires and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner. Other provisions of the partnership agreement provide that the general partner's actions must be made in its reasonable discretion. These standards reduce the obligations to which the general partner would otherwise be held.

                             Our partnership agreement generally provides that affiliated transactions and resolutions of conflicts of interest not involving a required vote of unitholders must be "fair and reasonable" to us under the factors previously set forth. In determining whether a transaction or resolution is "fair and reasonable" our general partner may consider interests of all parties involved, including its own. Unless our general partner has acted in bad faith, the action taken by our general partner shall not constitute a breach of its fiduciary duty. These standards reduce the obligations to which our general partner would otherwise be held.

                             In addition to the other more specific provisions limiting the obligations of our general partner, our partnership agreement further provides that our general partner and its officers and directors will not be liable for monetary damages to us, the limited partners or assignees for errors of judgment or for any acts or omissions if the general partner and those other persons acted in good faith.

     In order to become one of our limited partners, a common unitholder is required to agree to be bound by the provisions in the partnership agreement, including the provisions discussed above. This is in accordance with the policy of the Delaware Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The failure of a limited partner or assignee to sign a partnership agreement does not render the partnership agreement unenforceable against that person.

     We must indemnify our general partner and its officers, directors, employees, affiliates, partners, members, agents and trustees, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by the general partner or these other persons. We must provide this indemnification if our general partner or these persons acted in good faith and in a manner they reasonably believed to be in, or (in the case of a person other than the general partner) not opposed to, our best interests. We also must provide this indemnification for criminal proceedings if our general partner or these other persons had no reasonable cause to believe their conduct was unlawful. Thus, our general partner could be indemnified for its negligent acts if it met these requirements concerning good faith and our best interests. Please read "The Partnership Agreement -- Indemnification."

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

                        DESCRIPTION OF THE COMMON UNITS

THE UNITS

     The common units and the subordinated units represent limited partner interests in us. The holders of units are entitled to participate in partnership distributions and exercise the rights or privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of common units and subordinated units in and to partnership distributions, please read "Common Units," "Cash Distribution Policy" and "Description of Subordinated Units." For a description of the rights and privileges of limited partners under our partnership agreement, you should read "The Partnership Agreement."

TRANSFER AGENT AND REGISTRAR

DUTIES

     Bank of New York will serve as registrar and transfer agent for the common units. We pay all fees charged by the transfer agent for transfers of common units, except the following that must be paid by unitholders:

     - surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

     - special charges for services requested by a holder of a common unit; and

     - other similar fees or charges.

     There is no charge to unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

RESIGNATION OR REMOVAL

     The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor has been appointed and accepted the appointment within 30 days after notice of the resignation or removal, the general partner may act as the transfer agent and registrar until a successor is appointed.

TRANSFER OF COMMON UNITS

     The transfer of the common units to persons that purchase directly from the underwriters will be accomplished through the completion, execution and delivery of a transfer application by the investor. Any later transfers of a common unit will not be recorded by the transfer agent or recognized by us unless the transferee executes and delivers a transfer application. By executing and delivering a transfer application, the transferee of common units:

     - becomes the record holder of the common units and is an assignee until admitted into our partnership as a substituted limited partner;

     - automatically requests admission as a substituted limited partner in our partnership;

     - agrees to be bound by the terms and conditions of, and executes, our partnership agreement;

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

     - represents that the transferee has the capacity, power and authority to enter into the partnership agreement;

     - grants powers of attorney to officers of our general partner and any liquidator of us as specified in the partnership agreement; and

     - makes the consents and waivers contained in the partnership agreement.

     An assignee will become a substituted limited partner of our partnership for the transferred common units upon the consent of our general partner and the recording of the name of the assignee on our books and records. The general partner may withhold its consent in its sole discretion.

     A transferee's broker, agent or nominee may complete, execute and deliver a transfer application. We are entitled to treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder's rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

     Common units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to request admission as a substituted limited partner in our partnership for the transferred common units. A purchaser or transferee of common units who does not execute and deliver a transfer application obtains only:

     - the right to assign the common unit to a purchaser or other transferee;
       and

     - the right to transfer the right to seek admission as a substituted limited partner in our partnership for the transferred common units.

     Thus, a purchaser or transferee of common units who does not execute and deliver a transfer application:

     - will not receive cash distributions or federal income tax allocations, unless the common units are held in a nominee or "street name" account and the nominee or broker has executed and delivered a transfer application; and

     - may not receive some federal income tax information or reports furnished to record holders of common units.

     The transferor of common units has a duty to provide the transferee with all information that may be necessary to transfer the common units. The transferor does not have a duty to insure the execution of the transfer application by the transferee and has no liability or responsibility if the transferee neglects or chooses not to execute and forward the transfer application to the transfer agent. Please read "The Partnership
Agreement -- Status as Limited Partner or Assignee."

     Until a common unit has been transferred on our books, we and the transfer agent, may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

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

                     DESCRIPTION OF THE SUBORDINATED UNITS

     The subordinated units are a separate class of limited partner interests in our partnership, and the rights of holders to participate in distributions to partners differ from, and are subordinated to, the rights of the holders of common units. For any given quarter, any available cash will first be distributed to the general partner and to the holders of common units, until the holders of common units have received the minimum quarterly distribution plus any arrearages, and then will be distributed to the holders of subordinated units. Please read "Cash Distribution Policy."

CONVERSION OF SUBORDINATED UNITS

     The subordination period will generally extend until the first day of any quarter beginning after December 31, 2005, in which each of the following events occurs:

          (1) distributions of available cash from operating surplus on the common units and the subordinated units equal or exceed the sum of the minimum quarterly distributions on all of the outstanding common units and subordinated units for each of the three non-overlapping four-quarter periods immediately preceding that date;

          (2) the adjusted operating surplus generated during each of the three immediately preceding non-overlapping four-quarter periods equals or exceeds the sum of the minimum quarterly distributions on all of the outstanding common units and subordinated units during those periods on a fully diluted basis and the related distribution on the 2% general partner interest during those periods; and

          (3) there are no arrearages in payment of the minimum quarterly distribution on the common units.

     Before the end of the subordination period, 25% of the subordinated units (up to 1,419,924 subordinated units) will convert early into common units on a one-for-one basis on the first day after the record date established for the distribution for any quarter ending on or after December 31, 2003, and 25% of the subordinated units (up to 1,419,924 subordinated units) will convert early into common units on a one-for-one basis on the first day after the record date established for the distribution for any quarter ending on or after December 31, 2004, if at the end of the applicable quarter each of the following three events occurs:

          (1) distributions of available cash from operating surplus on the common units and the subordinated units equal or exceed the sum of the minimum quarterly distributions on all of the outstanding common units and subordinated units for each of the three non-overlapping four-quarter periods immediately preceding that date;

          (2) the adjusted operating surplus generated during each of the three immediately preceding non-overlapping four-quarter periods equals or exceeds the sum of the minimum quarterly distributions on all of the outstanding common units and subordinated units during those periods on a fully diluted basis and the related distribution on the 2% general partner interest during those periods; and

          (3) there are no arrearages in payment of the minimum quarterly distribution on the common units.

provided, however, that the early conversion of the second 25% of the subordinated units may not occur until at least one year following the early conversion of the first 25% of the subordinated units.

     Upon expiration of the subordination period, all remaining subordinated units will convert into common units on a one-for-one basis and will then participate, pro rata, with the other common units in distributions of available cash. In addition, if Williams GP LLC is removed as our general partner under

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circumstances where cause does not exist and units held by the general partner and its affiliates are not voted in favor of that removal:

     - the subordination period will end and all outstanding subordinated units will immediately convert into common units on a one-for-one basis;

     - any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

     - the general partner will have the right to convert its general partner interests and its incentive distribution rights into common units or to receive cash in exchange for those interests.

LIMITED VOTING RIGHTS

     Holders of subordinated units sometimes vote as a single class together with the common units and sometimes vote as a class separate from the holders of common units. Holders of subordinated units, like holders of common units, have very limited voting rights. During the subordination period, common units and subordinated units each vote separately as a class on the following matters:

          (1) a sale or exchange of all or substantially all of our assets;

          (2) the election of a successor general partner in connection with the removal of the general partner;

          (3) dissolution or reconstitution;

          (4) a merger;

          (5) issuance of limited partner interests in some circumstances; and

          (6) some amendments to the partnership agreement, including any amendment that would cause us to be treated as an association taxable as a corporation.

     The subordinated units are not entitled to vote on approval of the withdrawal of the general partner or the transfer by the general partner of its general partner interest or incentive distribution rights under some circumstances. Removal of the general partner requires:

     - a 66 2/3% vote of all outstanding units voting as a single class; and

     - the election of a successor general partner by the holders of a majority of the outstanding common units and subordinated units, voting as separate classes.

     Under the partnership agreement, the general partner generally will be permitted to effect amendments to the partnership agreement that do not materially adversely affect unitholders without the approval of any unitholders.

DISTRIBUTIONS UPON LIQUIDATION

     If we liquidate during the subordination period, in some circumstances holders of outstanding common units will be entitled to receive more per unit in liquidating distributions than holders of outstanding subordinated units. The per unit difference will be dependent upon the amount of gain or loss that we recognize in liquidating our assets. Following conversion of the subordinated units into common units, all units will be treated the same upon liquidation.

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                           THE PARTNERSHIP AGREEMENT

     The following is a summary of the material provisions of our partnership agreement. Our partnership agreement, as well as the partnership agreement of the operating partnership are included as exhibits to the registration statement of which this prospectus constitutes a part. We will provide prospective investors with a copy of these agreements upon request at no charge.

     We summarize the following provisions of the partnership agreement elsewhere in this prospectus:

     - With regard to the transfer of common units, please read "Description of the Common Units -- Transfer of Common Units."

     - With regard to distributions of available cash, please read "Cash Distribution Policy."

     - With regard to allocations of taxable income and taxable loss, please read "Tax Considerations."

ORGANIZATION

     We were organized on August 30, 2000 and will have a perpetual existence.

PURPOSE

     Our purpose under the partnership agreement is limited to serving as the limited partner of the operating partnership and engaging in any business activities that may be engaged in by the operating partnership or that are approved by the general partner. The partnership agreement of the operating partnership provides that the operating partnership may, directly or indirectly, engage in:

          (1) its operations as conducted immediately before our initial public offering;

          (2) any other activity approved by the general partner but only to the extent that the general partner reasonably determines that, as of the date of the acquisition or commencement of the activity, the activity generates "qualifying income" as this term is defined in Section 7704 of the Internal Revenue Code; or

          (3) any activity that enhances the operations of an activity that is described in (1) or (2) above.

     Although the general partner has the ability to cause us, the operating partnership or its subsidiaries to engage in activities other than the transportation of ammonia and the terminalling, storage and distribution of petroleum products, the general partner has no current plans to do so. The general partner is authorized in general to perform all acts deemed necessary to carry out our purposes and to conduct our business.

POWER OF ATTORNEY

     Each limited partner, and each person who acquires a unit from a unitholder and executes and delivers a transfer application, grants to the general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants the general partner the authority to amend, and to make consents and waivers under, the partnership agreement.

CAPITAL CONTRIBUTIONS

     Unitholders are not obligated to make additional capital contributions, except as described below under "-- Limited Liability."

LIMITED LIABILITY

     Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that he otherwise acts in conformity with the provisions of the partnership

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agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his common units plus his share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by the limited partners as a group:

     - to remove or replace the general partner;

     - to approve some amendments to the partnership agreement; or

     - to take other action under the partnership agreement;

constituted "participation in the control" of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as the general partner. This liability would extend to persons who transact business with us who reasonably believe that the limited partner is a general partner. Neither the partnership agreement nor the Delaware Act specifically provides for legal recourse against the general partner if a limited partner were to lose limited liability through any fault of the general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

     Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except the assignee is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.

     Our subsidiaries conduct business in 17 states. Maintenance of our limited liability as a limited partner of the operating partnership, may require compliance with legal requirements in the jurisdictions in which the operating partnership conducts business, including qualifying our subsidiaries to do business there. Limitations on the liability of limited partners for the obligations of a limited partner have not been clearly established in many jurisdictions. If it were determined that we were, by virtue of our limited partner interest in the operating partnership or otherwise, conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace the general partner, to approve some amendments to the partnership agreement, or to take other action under the partnership agreement constituted "participation in the control" of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as the general partner under the circumstances. We will operate in a manner that the general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

ISSUANCE OF ADDITIONAL SECURITIES

     The partnership agreement authorizes us to issue an unlimited number of additional limited partner interests and other equity securities for the consideration and on the terms and conditions established by the general partner in its sole discretion without the approval of any limited partners. During the subordination period, however, except as we discuss in the following paragraph, we may not issue equity
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

securities ranking senior to the common units or an aggregate of more than 2,839,847 additional common units or units on a parity with the common units, in each case, without the approval of the holders of a majority of the outstanding common units and subordinated units, voting as separate classes.

     During or after the subordination period, we may issue an unlimited number of common units as follows:

     - upon exercise of the underwriters' over-allotment option or, to the extent that the over-allotment option is not exercised, to affiliates of our general partner;

     - upon conversion of the subordinated units;

     - under employee benefit plans;

     - upon conversion of the general partner interest and incentive distribution rights as a result of a withdrawal of the general partner;

     - in the event of a combination or subdivision of common units; or

     - in connection with an acquisition or a capital improvement that increases cash flow from operations per unit on a pro forma basis.

     It is possible that we will fund acquisitions through the issuance of additional common units or other equity securities. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, the issuance of additional partnership interests may dilute the value of the interests of the then-existing holders of common units in our net assets.

     In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership securities interests that, in the sole discretion of the general partner, have special voting rights to which the common units are not entitled.

     Upon issuance of additional partnership securities, the general partner will be required to make additional capital contributions to the extent necessary to maintain its combined 2% general partner interest in us and the operating partnership. Moreover, the general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units, subordinated units or other equity securities whenever, and on the same terms that, we issue those securities to persons other than the general partner and its affiliates, to the extent necessary to maintain its percentage interest, including its interest represented by common units and subordinated units, that existed immediately prior to each issuance. The holders of common units will not have preemptive rights to acquire additional common units or other partnership interests.

AMENDMENT OF THE PARTNERSHIP AGREEMENT

GENERAL

     Amendments to the partnership agreement may be proposed only by or with the consent of the general partner, which consent may be given or withheld in its sole discretion. In order to adopt a proposed amendment, other than the amendments discussed below, the general partner must seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as we describe below, an amendment must be approved:

     - during the subordination period, by a majority of the common units, excluding those common units held by our general partner and its affiliates, and a majority of the subordinated units, voting as separate classes; and

     - after the subordination period, by a majority of the common units.

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     We refer to the voting provisions described above as a "unit majority."

PROHIBITED AMENDMENTS

     No amendment may be made that would:

          (1) enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected;

          (2) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to the general partner or any of its affiliates without the consent of the general partner, which may be given or withheld in its sole discretion;

          (3) change the term of our partnership;

          (4) provide that our partnership is not dissolved upon an election to dissolve our partnership by the general partner that is approved by the holders of a majority of the outstanding common units and subordinated units, voting as separate classes; or

          (5) give any person the right to dissolve our partnership other than the general partner's right to dissolve our partnership with the approval of the holders of a majority of the outstanding common units and subordinated units, voting as separate classes.

The provision of the partnership agreement preventing the amendments having the effects described in clauses (1) through (5) above can be amended upon the approval of the holders of at least 90% of the outstanding units voting together as a single class.

NO UNITHOLDER APPROVAL

     The general partner may generally make amendments to the partnership agreement without the approval of any limited partner or assignee to reflect:

          (1) a change in our name, the location of our principal place of business, our registered agent or our registered office;

          (2) the admission, substitution, withdrawal or removal of partners in accordance with the partnership agreement;

          (3) a change that, in the sole discretion of the general partner, is necessary or advisable for us to qualify or to continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither we, the operating partnership nor the subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

          (4) an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents or trustees, from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, whether or not substantially similar to plan asset regulations currently applied or proposed;

          (5) subject to the limitations on the issuance of additional common units or other limited or general partner interests described above, an amendment that in the discretion of the general partner is necessary or advisable for the authorization of additional limited or general partner interests;

          (6) any amendment expressly permitted in the partnership agreement to be made by the general partner acting alone;

          (7) an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of the partnership agreement;
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          (8) any amendment that, in the discretion of the general partner, is necessary or advisable for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by the partnership agreement;

          (9) a change in our fiscal year or taxable year and related changes;
     and

          (10) any other amendments substantially similar to any of the matters described in (1) through (9) above.

     In addition, the general partner may make amendments to the partnership agreement without the approval of any limited partner or assignee if those amendments, in the discretion of the general partner:

          (1) do not adversely affect the limited partners in any material respect;

          (2) are necessary or advisable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

          (3) are necessary or advisable to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading, compliance with any of which the general partner deems to be in our best interest and the best interest of limited partners;

          (4) are necessary or advisable for any action taken by the general partner relating to splits or combinations of units under the provisions of the partnership agreement; or

          (5) are required to effect the intent expressed in this prospectus or the intent of the provisions of the partnership agreement or are otherwise contemplated by the partnership agreement.

OPINION OF COUNSEL AND UNITHOLDER APPROVAL

     Our general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in our being treated as an entity for federal income tax purposes if one of the amendments described above under "-- No Unitholder Approval" should occur. No other amendments to the partnership agreement will become effective without the approval of holders of at least 90% of the units unless we obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners or cause us, the operating partnership or our subsidiaries to be taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously taxed as such).

     Any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a unit majority. Any amendment that reduces the voting percentage required to take any action must be approved by the affirmative vote of limited partners constituting not less than the voting requirement sought to be reduced.

MERGER, SALE OR OTHER DISPOSITION OF ASSETS

     The partnership agreement generally prohibits the general partner, without the prior approval of the holders of units representing a unit majority, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, or approving on our behalf the sale, exchange or other disposition of all or substantially all of the assets of our subsidiaries. The general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without that approval. The general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without that approval.

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     If conditions specified in the partnership agreement are satisfied, the general partner may merge us or any of our subsidiaries into, or convey some or all of our assets to, a newly formed entity if the sole purpose of that merger or conveyance is to change our legal form into another limited liability entity. The unitholders are not entitled to dissenters' rights of appraisal under the partnership agreement or applicable Delaware law in the event of a merger or consolidation, a sale of substantially all of our assets or any other transaction or event.

TERMINATION AND DISSOLUTION

     We will continue as a limited partnership until terminated under the partnership agreement. We will dissolve upon:

          (1) the election of the general partner to dissolve us, if approved by the holders of units representing a unit majority;

          (2) the sale, exchange or other disposition of all or substantially all of our assets and properties and our subsidiaries;

          (3) the entry of a decree of judicial dissolution of us; or

          (4) the withdrawal or removal of our general partner or any other event that results in its ceasing to be the general partner other than by reason of a transfer of its general partner interest in accordance with the partnership agreement or withdrawal or removal following approval and admission of a successor.

     Upon a dissolution under clause (4), the holders of units representing a unit majority may also elect, within specific time limitations, to reconstitute us and continue our business on the same terms and conditions described in the partnership agreement by forming a new limited partnership on terms identical to those in the partnership agreement and having as general partner an entity approved by the holders of a majority of the outstanding common units and subordinated units, voting as separate classes, subject to our receipt of an opinion of counsel to the effect that:

          (1) the action would not result in the loss of limited liability of any limited partner, and

          (2) neither us, the reconstituted limited partnership nor the operating partnership would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue.

LIQUIDATION AND DISTRIBUTION OF PROCEEDS

     Upon our dissolution, unless we are reconstituted and continued as a new limited partnership, the liquidator authorized to wind up our affairs will, acting with all of the powers of the general partner that the liquidator deems necessary or desirable in its judgment, liquidate our assets and apply the proceeds of the liquidation as provided in "Cash Distribution
Policy -- Distributions of Cash upon Liquidation." The liquidator may defer liquidation of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to the partners.

WITHDRAWAL OR REMOVAL OF THE GENERAL PARTNER

     Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner or general partner of the operating partnership prior to December 31, 2010 without obtaining the approval of the holders of at least a majority of the outstanding common units, excluding common units held by the general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after December 31, 2010 our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days' written notice, and that withdrawal will not constitute a violation of the partnership agreement. Notwithstanding the information above, our general partner may withdraw without unitholder approval upon 90 days' notice to the limited partners if

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at least 50% of the outstanding common units are held or controlled by one person and its affiliates other than the general partner and its affiliates. In addition, the partnership agreement permits our general partner in some instances to sell or otherwise transfer all of its general partner interest in us without the approval of the unitholders. Please read "-- Transfer of General Partner Interest and Incentive Distribution Rights."

     Upon the withdrawal of the general partner under any circumstances, other than as a result of a transfer by the general partner of all or a part of its general partner interest in us, the holders of a majority of the outstanding common units and subordinated units, voting as separate classes, may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within 180 days after that withdrawal, the holders of a majority of the outstanding common units and subordinated units, voting as separate classes, agree in writing to continue our business and to appoint a successor general partner. Please read "-- Termination and Dissolution."

     The general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding units, including units held by the general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of the general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units and subordinated units, voting as separate classes. The ownership of more than 33 1/2% of the outstanding units by the general partner and its affiliates would give it the practical ability to prevent its removal. At the closing of this offering, affiliates of the general partner will own 65.6% of the outstanding units.

     The partnership agreement also provides that if Williams GP LLC is removed as our general partner under circumstances where cause does not exist and units held by the general partner and its affiliates are not voted in favor of that removal:

          (1) the subordination period will end and all outstanding subordinated units will immediately convert into common units on a one-for-one basis;

          (2) any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

          (3) the general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests.

     Withdrawal or removal of Williams GP LLC as our general partner also constitutes withdrawal or removal, as the case may be, of Williams GP LLC as the general partner of the operating partnership.

     In the event of removal of a general partner under circumstances where cause exists or withdrawal of a general partner where that withdrawal violates the partnership agreement, a successor general partner will have the option to purchase the general partner interest and incentive distribution rights of the departing general partner for a cash payment equal to the fair market value of those interests. Under all other circumstances where a general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner and its incentive distribution rights for the fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

     If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner's general partner interest and its incentive distribution rights will automatically convert into common units equal to the fair market value of those interests as
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determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

     In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.

TRANSFER OF GENERAL PARTNER INTERESTS AND INCENTIVE DISTRIBUTION RIGHTS

     Except for transfer by our general partner of all, but not less than all, of its general partner interest in us and the operating partnership to:

          (1) an affiliate of the general partner, or

          (2) another person as part of the merger or consolidation of the general partner with or into another person or the transfer by the general partner of all or substantially all of its assets to another person, our general partner may not transfer all or any part of its general partner interest in us and the operating partnership to another person prior to December 31, 2010 without the approval of the holders of at least a majority of the outstanding common units, excluding common units held by the general partner and its affiliates. As a condition of this transfer, the transferee must assume the rights and duties of the general partner to whose interest that transferee has succeeded, agree to be bound by the provisions of the partnership agreement, furnish an opinion of counsel regarding limited liability and tax matters, agree to acquire all of the general partner's interest in the operating partnership and agree to be bound by the provisions of the partnership agreements of the operating partnership. The general partner and its affiliates may at any time, however, transfer common units and subordinated units to one or more persons, without unitholder approval, except that they may not transfer subordinated units to us. At any time, the members of the general partner may sell or transfer all or part of their membership interests in the general partner to an affiliate without the approval of the unitholders. The general partner or its affiliates or a later holder may transfer its incentive distribution rights to an affiliate or another person as part of its merger or consolidation with or into, or sale of all or substantially all of its assets to, that person without the prior approval of the unitholders; but, in each case, the transferee must agree to be bound by the provisions of the partnership agreement. Prior to December 31, 2010, other transfers of the incentive distribution rights will require the affirmative vote of holders of a majority of the outstanding common units and subordinated units, voting as separate classes. On or after December 31, 2010, the incentive distribution rights will be freely transferable.

CHANGE OF MANAGEMENT PROVISIONS

     The partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove Williams GP LLC as our general partner or otherwise change management. If any person or group other than the general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from our general partner or its affiliates and any transferees of that person or group approved by our general partner.

     The partnership agreement also provides that if the general partner is removed under circumstances where cause does not exist and units held by the general partner and its affiliates are not voted in favor of that removal:

          (1) the subordination period will end and all outstanding subordinated units will immediately convert into common units on a one-for-one basis;

          (2) any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and
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

          (3) the general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests.

LIMITED CALL RIGHT

     If at any time not more than 20% of the then-issued and outstanding limited partner interests of any class are held by persons other than the general partner and its affiliates, the general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the remaining limited partner interests of the class held by unaffiliated persons as of a record date to be selected by the general partner, on at least ten but not more than 60 days notice. The purchase price in the event of this purchase is the greater of:

          (1) the highest cash price paid by either of the general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which the general partner first mails notice of its election to purchase those limited partner interests; and

          (2) the current market price as of the date three days before the date the notice is mailed.

As a result of the general partner's right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at an undesirable time or price. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market. Please read "Tax Considerations -- Disposition of Common Units."

MEETINGS; VOTING

     Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, unitholders or assignees who are record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited. Common units that are owned by an assignee who is a record holder, but who has not yet been admitted as a limited partner, will be voted by the general partner at the written direction of the record holder. Absent direction of this kind, the common units will not be voted, except that, in the case of common units held by the general partner on behalf of non-citizen assignees, the general partner will distribute the votes on those common units in the same ratios as the votes of limited partners on other units are cast.

     The general partner does not anticipate that any meeting of unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units as would be necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by the general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

     Each record holder of a unit has a vote according to his percentage interest in us, although additional limited partner interests having special voting rights could be issued. Please read "-- Issuance of Additional Securities." However, if at any time any person or group, other than the general partner and its affiliates, or a direct or subsequently approved transferee of the general partner or its affiliates, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of
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the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise. Except as the partnership agreement otherwise provides, subordinated units will vote together with common units as a single class.

     Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under the partnership agreement will be delivered to the record holder by us or by the transfer agent.

STATUS AS LIMITED PARTNER OR ASSIGNEE

     Except as described above under "-- Limited Liability," the common units will be fully paid, and unitholders will not be required to make additional contributions.

     An assignee of a common unit, after executing and delivering a transfer application, but pending its admission as a substituted limited partner, is entitled to an interest equivalent to that of a limited partner for the right to share in allocations and distributions from us, including liquidating distributions. The general partner will vote and exercise other powers attributable to common units owned by an assignee that has not become a substitute limited partner at the written direction of the assignee. See
"-- Meetings; Voting." Transferees that do not execute and deliver a transfer application will be treated neither as assignees nor as record holders of common units, and will not receive cash distributions, federal income tax allocations or reports furnished to holders of common units. Please read "Description of the Common Units -- Transfer of Common Units."

NON-CITIZEN ASSIGNEES; REDEMPTION

     If we are or become subject to federal, state or local laws or regulations that, in the reasonable determination of the general partner, create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any limited partner or assignee, we may redeem the units held by the limited partner or assignee at their current market price. In order to avoid any cancellation or forfeiture, the general partner may require each limited partner or assignee to furnish information about his nationality, citizenship or related status. If a limited partner or assignee fails to furnish information about this nationality, citizenship or other related status within 30 days after a request for the information or the general partner determines after receipt of the information that the limited partner or assignee is not an eligible citizen, the limited partner or assignee may be treated as a non-citizen assignee. In addition to other limitations on the rights of an assignee that is not a substituted limited partner, a non-citizen assignee does not have the right to direct the voting of his units and may not receive distributions in kind upon our liquidation.

INDEMNIFICATION

     Under the partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

          (1) the general partner;

          (2) any departing general partner;

          (3) any person who is or was an affiliate of a general partner or any departing general partner;

          (4) any person who is or was a member, partner, officer, director, employee, agent or trustee of the general partner or any departing general partner or any affiliate of a general partner or any departing general partner; or

          (5) any person who is or was serving at the request of a general partner or any departing general partner or any affiliate of a general partner or any departing general partner as an officer, director, employee, member, partner, agent or trustee of another person.

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     Any indemnification under these provisions will only be out of our assets.
Unless it otherwise agrees in its sole discretion, the general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under the partnership agreement.

BOOKS AND REPORTS

     The general partner is required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our fiscal year is the calendar year.

     We will furnish or make available to record holders of common units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 90 days after the close of each quarter.

     We will furnish each record holder of a unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns, regardless of whether he supplies us with information.

RIGHT TO INSPECT OUR BOOKS AND RECORDS

     The partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable demand and at his own expense, have furnished to him:

          (1) a current list of the name and last known address of each partner;

          (2) a copy of our tax returns;

          (3) information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner;

          (4) copies of the partnership agreement, the certificate of limited partnership of the partnership, related amendments and powers of attorney under which they have been executed;

          (5) information regarding the status of our business and financial condition; and

          (6) any other information regarding our affairs as is just and reasonable.

     The general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which the general partner believes in good faith is not in our best interests or which we are required by law or by agreements with third parties to keep confidential.

REGISTRATION RIGHTS

     Under the partnership agreement, we have agreed to register for resale under the Securities Act of 1933 and applicable state securities laws any common units, subordinated units or other partnership securities proposed to be sold by the general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available. These registration rights continue for two years following any withdrawal or removal of Williams GP LLC as our general partner. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions. Please read "Units Eligible for Future Sale."

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

                         UNITS ELIGIBLE FOR FUTURE SALE

     After the sale of the common units offered by this prospectus, affiliates of the general partner will hold 1,929,694 common units and 5,679,694 subordinated units. All of these subordinated units will convert into common units at the end of the subordination period and some may convert earlier. The sale of these units could have an adverse impact on the price of the common units or on any trading market that may develop.

     The common units sold in the offering will generally be freely transferable without restriction or further registration under the Securities Act of 1933, except that any common units owned by an "affiliate" of our company may not be resold publicly other than in compliance with the registration requirements of the Securities Act of 1933 or under an exemption under Rule 144 or otherwise. Rule 144 permits securities acquired by an affiliate of the issuer to be sold into the market in an amount that does not exceed, during any three-month period, the greater of:

          (1) 1% of the total number of the securities outstanding; or

          (2) the average weekly reported trading volume of the common units for the four calendar weeks prior to the sale.

     Sales under Rule 144 are also subject to specific manner of sale provisions, notice requirements and the availability of current public information about us. A person who is not deemed to have been an affiliate of our company at any time during the three months preceding a sale, and who has beneficially owned his common units for at least two years, would be entitled to sell common units under Rule 144 without regard to the public information requirements, volume limitations, manner of sale provisions and notice requirements of Rule 144.

     Prior to the end of the subordination period, we may not issue equity securities of the partnership ranking prior or senior to the common units or an aggregate of more than 2,839,847 additional common units or an equivalent amount of securities ranking on a parity with the common units, without the approval of the holders of a majority of the outstanding common units and subordinated units, voting as separate classes. The 2,839,847 number is subject to adjustment in the event of a combination or subdivision of common units and will exclude common units issued:

     - upon exercise of the underwriters' over-allotment option or, to the extent the over-allotment option is not exercised, to affiliates of our general partner;

     - upon conversion of subordinated units;

     - in connection with our making acquisitions or capital improvements that would have resulted, on a pro forma basis, in an increase in adjusted operating surplus on a per unit basis for the preceding four-quarter period;

     - under an employee benefit plan; or

     - upon conversion of the general partner interests and incentive distribution rights as a result of the withdrawal of the general partner.

     The partnership agreement provides that, after the subordination period, we may issue an unlimited number of limited partner interests of any type without a vote of the unitholders. The partnership agreement does not restrict our ability to issue equity securities ranking junior to the common units at any time. Any issuance of additional common units or other equity securities would result in a corresponding decrease in the proportionate ownership interest in us represented by, and could adversely affect the cash distributions to and market price of, common units then outstanding. Please read "The Partnership
Agreement -- Issuance of Additional Securities."

     Under the partnership agreement, Williams GP LLC and its affiliates have the right to cause us to register under the Securities Act of 1933 and state laws the offer and sale of any units that they hold.

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

Subject to the terms and conditions of the partnership agreement, these registration rights allow the general partner and its affiliates or their assignees holding any units to require registration of any of these units and to include any of these units in a registration by us of other units, including units offered by us or by any unitholder. Williams GP LLC will continue to have these registration rights for two years following its withdrawal or removal as our general partner. In connection with any registration of this kind, we will indemnify each unitholder participating in the registration and its officers, directors and controlling persons from and against any liabilities under the Securities Act of 1933 or any state securities laws arising from the registration statement or prospectus. We will bear all costs and expenses incidental to any registration, excluding any underwriting discounts and commissions. Except as described below, the general partner and its affiliates may sell their units in private transactions at any time, subject to compliance with applicable laws.

     The general partner, its affiliates and the officers and directors of the general partner have agreed that, for a period of 180 days from the date of this prospectus, they will not, without the prior written consent of Lehman Brothers, dispose of or hedge any of our common units or subordinated units or any securities convertible into or exchangeable for, or that represent the right to receive, common units or subordinated units or any securities that are senior to or on a parity with common units or grant any options or warrants to purchase common units or subordinated units, other than pursuant to our long-term incentive plan. This restriction will not prohibit our issuance of common units in connection with acquisitions and capital improvements which are accretive on a per unit basis in accordance with the terms of our partnership agreement.

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                               TAX CONSIDERATIONS

     This section is a summary of all the material tax considerations that may be relevant to prospective unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, expresses the opinion of Vinson & Elkins L.L.P., special counsel to the general partner and us, insofar as it relates to matters of United States federal income tax law and legal conclusions with respect to those matters. This section is based upon current provisions of the Internal Revenue Code, existing and proposed regulations and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to "us" or "we" are references to Williams Energy Partners and the operating partnership.

     No attempt has been made in the following discussion to comment on all federal income tax matters affecting us or the unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, nonresident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts (IRAs), real estate investment trusts (REITs)or mutual funds. Accordingly, each prospective unitholder should consult, and should depend on, his own tax advisor in analyzing the federal, state, local and foreign tax consequences to him of the ownership or disposition of common units.

     All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of counsel and are based on the accuracy of the representations made by us.

     No ruling has been or will be requested from the IRS regarding any matter affecting us or prospective unitholders. An opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made here may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which common units trade. In addition, the costs of any contest with the IRS will be borne directly or indirectly by the unitholders and the general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

     For the reasons described below, counsel has not rendered an opinion with respect to the following specific federal income tax issues:

          (1) the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read "-- Tax Consequences of Unit Ownership -- Treatment of Short Sales");

          (2) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read
     "-- Disposition of Common Units -- Allocations Between Transferors and Transferees"); and

          (3) whether our method for depreciating Section 743 adjustments is sustainable (please read "-- Tax Consequences of Unit Ownership -- Section 754 Election").

PARTNERSHIP STATUS

     A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable unless the amount of cash distributed is in excess of the partner's adjusted basis in his partnership interest.

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     No ruling has been or will be sought from the IRS and the IRS has made no determination as to our status or the status of the operating partnership as partnerships for federal income tax purposes or whether our operations generate "qualifying income" under Section 7704 of the Code. Instead, we will rely on the opinion of counsel that, based upon the Internal Revenue Code, its regulations, published revenue rulings and court decisions and the representations described below, we and the operating partnership will be classified as a partnership for federal income tax purposes.

     In rendering its opinion, counsel has relied on factual representations made by us and the general partner. The representations made by us and our general partner upon which counsel has relied are:

          (a) Neither we nor the operating partnership will elect to be treated as a corporation; and

          (b) For each taxable year, more than 90% of our gross income will be income from sources that our counsel has opined or will opine, is "qualifying income" within the meaning of Section 7704(d) of the Internal Revenue Code.

     Section 7704 of the Internal Revenue Code provides that publicly-traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the "Qualifying Income Exception," exists with respect to publicly-traded partnerships of which 90% or more of the gross income for every taxable year consists of "qualifying income." Qualifying income includes income and gains derived from the transportation, storage and processing of crude oil, natural gas and products thereof and fertilizer. Other types of qualifying income include interest other than from a financial business, dividends, gains from the sale of real property and gains from the sale or other disposition of assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 7% of our current income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and the general partner and a review of the applicable legal authorities, counsel is of the opinion that at least 90% of our current gross income constitutes qualifying income.

     If we fail to meet the Qualifying Income Exception, other than a failure which is determined by the IRS to be inadvertent and which is cured within a reasonable time after discovery, we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

     If we were taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to the unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as either taxable dividend income, to the extent of our current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder's tax basis in his common units, or taxable capital gain, after the unitholder's tax basis in his common units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder's cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

     The discussion below is based on the conclusion that we will be classified as a partnership for federal income tax purposes.

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LIMITED PARTNER STATUS

     Unitholders who have become limited partners of Williams Energy Partners will be treated as partners of Williams Energy Partners for federal income tax purposes. Also:

          (a) assignees who have executed and delivered transfer applications, and are awaiting admission as limited partners, and

          (b) unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units, will be treated as partners of Williams Energy Partners for federal income tax purposes. As there is no direct authority addressing assignees of common units who are entitled to execute and deliver transfer applications and become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, counsel's opinion does not extend to these persons. Furthermore, a purchaser or other transferee of common units who does not execute and deliver a transfer application may not receive some federal income tax information or reports furnished to record holders of common units unless the common units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those common units.

     A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes. Please read "-- Tax Consequences of Unit Ownership -- Treatment of Short Sales."

     Income, gain, deductions or losses would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore be fully taxable as ordinary income. These holders should consult their own tax advisors with respect to their status as partners in Williams Energy Partners for federal income tax purposes.

TAX CONSEQUENCES OF UNIT OWNERSHIP

     Flow-through of Taxable Income. We will not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether corresponding cash distributions are received by him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year ending with or within his taxable year.

     Treatment of Distributions. Distributions by us to a unitholder generally will not be taxable to the unitholder for federal income tax purposes to the extent of his tax basis in his common units immediately before the distribution. Our cash distributions in excess of a unitholder's tax basis generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under "-- Disposition of Common Units" below. Any reduction in a unitholder's share of our liabilities for which no partner, including the general partner, bears the economic risk of loss, known as "nonrecourse liabilities," will be treated as a distribution of cash to that unitholder. To the extent our distributions cause a unitholder's "at risk" amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read "-- Limitations on Deductibility of Losses."

     A decrease in a unitholder's percentage interest in us because of our issuance of additional common units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces the unitholder's share of our "unrealized receivables," including depreciation recapture, and/or substantially appreciated "inventory items," both as defined in the Internal Revenue Code, and collectively, "Section 751 Assets."
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To that extent, he will be treated as having been distributed his proportionate share of the Section 751 Assets and having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder's realization of ordinary income. That income will equal the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder's tax basis for the share of Section 751 Assets deemed relinquished in the exchange.

     Ratio of Taxable Income to Distributions. We estimate that a purchaser of common units in this offering who owns those common units from the date of closing of this offering through December 31, 2003, will be allocated an amount
of federal taxable income for that period that will be less than      % of the
cash distributed with respect to that period. We anticipate that after the taxable year ending December 31, 2003, the ratio of allocable taxable income to cash distributions to the unitholders will increase. These estimates are based upon the assumption that gross income from operations will approximate the amount required to make the minimum quarterly distribution on all units and other assumptions with respect to capital expenditures, cash flow and anticipated cash distributions. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, competitive and political uncertainties beyond our control. Further, the estimates are based on current tax law and tax reporting positions that we will adopt and with which the IRS could disagree. Accordingly, we cannot assure you that these estimates will prove to be correct. The actual percentage of distributions that will constitute taxable income could be higher or lower, and any differences could be material and could materially affect the value of the common units.

     Basis of Common Units. A unitholder's initial tax basis for his common units will be the amount he paid for the common units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions from us, by the unitholder's share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A limited partner will have no share of our debt which is recourse to the general partner, but will have a share, generally based on his share of profits, of our nonrecourse liabilities. Please read "-- Disposition of Common Units -- Recognition of Gain or Loss."

     Limitations on Deductibility of Losses. The deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder or a corporate unitholder, if more than 50% of the value of the corporate unitholder's stock is owned directly or indirectly by five or fewer individuals or some tax-exempt organizations, to the amount for which the unitholder is considered to be "at risk" with respect to our activities, if that is less than his tax basis. A unitholder must recapture losses deducted in previous years to the extent that distributions cause his at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable to the extent that his tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss above that gain previously suspended by the at risk or basis limitations is no longer utilizable.

     In general, a unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder's at risk amount will increase or decrease as the tax basis of the unitholder's units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

     The passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally activities in which the taxpayer does not materially participate, only to the extent of the taxpayer's income

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from those passive activities. The passive loss limitations are applied separately with respect to each publicly-traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or investments in other publicly-traded partnerships, or salary or active business income. Passive losses that are not deductible because they exceed a unitholder's share of income we generate may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions, including the at risk rules and the basis limitation.

     A unitholder's share of our net income may be offset by any suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly-traded partnerships.

     Limitations on Interest Deductions. The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of that taxpayer's "net investment income." The IRS has announced that Treasury Regulations will be issued that characterize net passive income from a publicly-traded partnership as investment income for purposes of the limitations on the deductibility of investment interest. In addition, the unitholder's share of our portfolio income will be treated as investment income. Investment interest expense includes:

     - interest on indebtedness properly allocable to property held for investment;

     - our interest expense attributed to portfolio income; and

     - the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

     The computation of a unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment.

     Entity-Level Collections. If we are required or elect under applicable law to pay any federal, state or local income tax on behalf of any unitholder or the general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the partner on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend the partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under the partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual partner in which event the partner would be required to file a claim in order to obtain a credit or refund.

     Allocation of Income, Gain, Loss and Deduction. In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among the general partner and the unitholders in accordance with their percentage interests in us. At any time that distributions are made to the common units in excess of distributions to the subordinated units, or incentive distributions are made to the general partner, gross income will be allocated to the recipients to the extent of these distributions. If we have a net loss for the entire year, that loss will be allocated first to the general partner and the unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts and, second, to the general partner.

     Specified items of our income, gain, loss and deduction will be allocated to account for the difference between the tax basis and fair market value of property contributed to us by the general partner and its
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affiliates, referred to in this discussion as "Contributed Property." The effect of these allocations to a unitholder purchasing common units in this offering will be essentially the same as if the tax basis of our assets were equal to their fair market value at the time of this offering. In addition, items of recapture income will be allocated to the extent possible to the partner who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner to eliminate the negative balance as quickly as possible.

     An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Internal Revenue Code to eliminate the difference between a partner's "book" capital account, credited with the fair market value of Contributed Property, and "tax" capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the "Book-Tax Disparity", will generally be given effect for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner's share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including his relative contributions to us, the interests of all the partners in profits and losses, the interest of all the partners in cash flow and other nonliquidating distributions and rights of all the partners to distributions of capital upon liquidation.

     Counsel is of the opinion that, with the exception of the issues described in "-- Tax Consequences of Unit Ownership -- Section 754 Election" and
"-- Disposition of Common Units -- Allocations Between Transferors and Transferees," allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction.

     Treatment of Short Sales. A unitholder whose units are loaned to a "short seller" to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be a partner for those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

     - any of our income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

     - any cash distributions received by the unitholder as to those units would be fully taxable; and

     - all of these distributions would appear to be ordinary income.

     Counsel has not rendered an opinion regarding the treatment of a unitholder where common units are loaned to a short seller to cover a short sale of common units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller should modify any applicable brokerage account agreements to prohibit their brokers from borrowing their units. The IRS has announced that it is actively studying issues relating to the tax treatment of short sales of partnership interests. Please also read "-- Disposition of Common Units -- Recognition of Gain or Loss."

     Alternative Minimum Tax. Each unitholder will be required to take into account his distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for noncorporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders should consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

     Tax Rates. In general the highest effective United States federal income tax rate for individuals for 2000 is 39.6% and the maximum United States federal income tax rate for net capital gains of an individual for 2000 is 20% if the asset disposed of was held for more than 12 months at the time of disposition.

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     Section 754 Election. We will make the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS. The election will generally permit us to adjust a common unit purchaser's tax basis in our assets ("inside basis") under Section 743(b) of the Internal Revenue Code to reflect his purchase price. This election does not apply to a person who purchases common units directly from us. The Section
743(b) adjustment belongs to the purchaser and not to other partners. For purposes of this discussion, a partner's inside basis in our assets will be considered to have two components: (1) his share of our tax basis in our assets ("common basis") and (2) his Section 743(b) adjustment to that basis.

     Treasury regulations under Section 743 of the Internal Revenue Code require, if the remedial allocation method is adopted (which we will adopt), a portion of the Section 743(b) adjustment attributable to recovery property to be depreciated over the remaining cost recovery period for the Section 704(c) built-in gain. Under Treasury Regulation Section 1.167(c)-l(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code rather than cost recovery deductions under
Section 168 is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Under our partnership agreement, the general partner is authorized to take a position to preserve the uniformity of units even if that position is not consistent with these Treasury Regulations. Please read "-- Tax Treatment of Operations -- Uniformity of Units."

     Although counsel is unable to opine as to the validity of this approach, we intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of the property, or treat that portion as non-amortizable to the extent attributable to property the common basis of which is not amortizable. This method is consistent with the regulations under Section 743 but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6) which is not expected to directly apply to a material portion of our assets. To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read "-- Tax Treatment of Operations -- Uniformity of Units."

     A Section 754 election is advantageous if the transferee's tax basis in his units is higher than the units' share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation and depletion deductions and his share of any gain or loss on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee's tax basis in his units is lower than those units' share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election.

     The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is
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granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

TAX TREATMENT OF OPERATIONS

     Accounting Method and Taxable Year. We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than one year of our income, gain, loss and deduction. See "-- Disposition of Common Units -- Allocations Between Transferors and Transferees."

     Initial Tax Basis, Depreciation and Amortization. The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to this offering will be borne by the general partner and its affiliates. See "-- Allocation of Income, Gain, Loss and Deduction."

     To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets are placed in service. We are not entitled to any amortization deductions with respect to any goodwill conveyed to us on formation. Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

     If we dispose of depreciable property by sale, foreclosure, or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a partner who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all, of those deductions as ordinary income upon a sale of his interest in us. Please read "-- Tax Consequences of Unit Ownership -- Allocation of Income, Gain, Loss and Deduction" and "-- Disposition of Common Units -- Recognition of Gain or Loss."

     The costs incurred in selling our units (called "syndication expenses") must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us. The underwriting discounts and commissions we incur will be treated as a syndication cost.

     Valuation and Tax Basis of Our Properties. The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and the initial tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

DISPOSITION OF COMMON UNITS

     Recognition of Gain or Loss. Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder's tax basis for the units sold. A unitholder's amount realized will be measured by the sum of the cash or the fair market value of other property received by him plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder's share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

     Prior distributions from us in excess of cumulative net taxable income for a common unit that decreased a unitholder's tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder's tax basis in that common unit, even if the price received is less than his original cost.

     Should the IRS successfully contest our amortization of only a portion of the Section 743(b) adjustment, described under "-- Tax Consequences of Unit Ownership -- Section 754 Election," attributable to an amortizable Section 197 intangible after a sale by the general partner of units, a unitholder could realize additional gain from the sale of units than had our amortization method been respected. In that case, the unitholder may have been entitled to additional deductions against income in prior years but may be unable to claim them, with the result to him of greater overall taxable income than appropriate. Counsel is unable to opine as to the validity of our amortization method but believes a contest by the IRS is unlikely because a successful contest could result in substantial additional deductions to other unitholders.

     Except as noted below, gain or loss recognized by a unitholder, other than a "dealer" in units, on the sale or exchange of a unit held for more than one year will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held more than 12 months will generally be taxed at a maximum rate of 20%. A portion of this gain or loss, which will likely be substantial, however, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "inventory items" we own. The term "unrealized receivables" includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Net capital loss may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gain in the case of corporations.

     The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method. Although the ruling is unclear as to how the holding period of these interests is determined once they are combined, recently finalized regulations allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling, a common unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the regulations, may designate specific common units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional units or a sale of common units purchased in separate transactions should consult his tax advisor as to the possible consequences of this ruling and application of the final regulations.

     Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an "appreciated" partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

     - a short sale;

     - an offsetting notional principal contract; or

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

     - a futures or forward contract with respect to the partnership interest or substantially identical property.

     Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

     Allocations Between Transferors and Transferees. In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month (the "Allocation Date"). However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

     The use of this method may not be permitted under existing Treasury Regulations. Accordingly, counsel is unable to opine on the validity of this method of allocating income and deductions between unitholders. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder's interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between unitholders to conform to a method permitted under future Treasury Regulations.

     A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

     Notification Requirements. A unitholder who sells or exchanges units is required to notify us in writing of that sale or exchange within 30 days after the sale or exchange. We are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker. Additionally, a transferor and a transferee of a unit will be required to furnish statements to the IRS, filed with their income tax returns for the taxable year in which the sale or exchange occurred, that describe the amount of the consideration received for the unit that is allocated to our goodwill or going concern value. Failure to satisfy these reporting obligations may lead to the imposition of substantial penalties.

     Constructive Termination. We will be considered to have been terminated for tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than 12 months of our taxable income or loss being includable in his taxable income for the year of termination. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

UNIFORMITY OF UNITS

     Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the units. Please read "-- Tax Consequences of Unit Ownership -- Section 754 Election."

     We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of that property, or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable, consistent with the regulations under Section 743, even though that position may be inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6) which is not expected to directly apply to a material portion of our assets. Please read "-- Tax Consequences of Unit Ownership -- Section 754 Election." To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring units in the same month would receive depreciation and amortization deductions, whether attributable to a common basis or Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our property. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on the unitholders. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. Please read "-- Disposition of Common Units -- Recognition of Gain or Loss."

TAX-EXEMPT ORGANIZATIONS AND OTHER INVESTORS

     Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations, other foreign persons and regulated investment companies raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them.

     Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder which is a tax-exempt organization will be unrelated business taxable income and will be taxable to them.

     A regulated investment company or "mutual fund" is required to derive 90% or more of its gross income from interest, dividends and gains from the sale of stocks or securities or foreign currency or specified related sources. It is not anticipated that any significant amount of our gross income will include that type of income.

     Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of the ownership of units. As a consequence they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. And, under rules applicable to publicly traded partnerships, we will withhold (currently at the rate of 39.6%) on cash distributions made quarterly to foreign unitholders. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8 or applicable substitute form in order to obtain credit for these withholding taxes.

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

     In addition, because a foreign corporation that owns units will be treated as engaged in a United States trade or business, that corporation may be subject to the United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation's "U.S. net equity," which are effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a "qualified resident." In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

     Under a ruling of the IRS, a foreign unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized on the sale or disposition of that unit to the extent that this gain is effectively connected with a United States trade or business of the foreign unitholder. Apart from the ruling, a foreign unitholder will not be taxed or subject to withholding upon the sale or disposition of a unit if he has owned less than 5% in value of the units during the five-year period ending on the date of the disposition and if the units are regularly traded on an established securities market at the time of the sale or disposition.

ADMINISTRATIVE MATTERS

     Information Returns and Audit Procedures. We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine his share of income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, regulations or administrative interpretations of the IRS. Neither we nor counsel can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

     The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year's tax liability, and possibly may result in an audit of his own return. Any audit of a unitholder's return could result in adjustments not related to our returns as well as those related to our returns.

     Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the "Tax Matters Partner" for these purposes. The partnership agreement names Williams GP LLC as our Tax Matters Partner.

     The Tax Matters Partner will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

     A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

     Nominee Reporting. Persons who hold an interest in us as a nominee for another person are required to furnish to us:

          (a) the name, address and taxpayer identification number of the beneficial owner and the nominee;

          (b) whether the beneficial owner is

             (1) a person that is not a United States person,

             (2) a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing, or

             (3) a tax-exempt entity;

          (c) the amount and description of units held, acquired or transferred for the beneficial owner; and

          (d) specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

     Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

     Registration as a Tax Shelter. The Internal Revenue Code requires that "tax shelters" be registered with the Secretary of the Treasury. The temporary Treasury Regulations interpreting the tax shelter registration provisions of the Internal Revenue Code are extremely broad. It is arguable that we are not subject to the registration requirement on the basis that we will not constitute a tax shelter. However, we will register as a tax shelter with the Secretary of Treasury in the absence of assurance that we will not be subject to tax shelter registration and in light of the substantial penalties which might be imposed if registration is required and not undertaken.

     ISSUANCE OF THIS REGISTRATION NUMBER DOES NOT INDICATE THAT INVESTMENT IN US OR THE CLAIMED TAX BENEFITS HAVE BEEN REVIEWED, EXAMINED OR APPROVED BY THE IRS.

     We will supply our tax shelter registration number to you when one has been assigned to us. A unitholder who sells or otherwise transfers a unit in a later transaction must furnish the registration number to the transferee. The penalty for failure of the transferor of a unit to furnish the registration number to the transferee is $100 for each failure. The unitholders must disclose our tax shelter registration number on Form 8271 to be attached to the tax return on which any deduction, loss or other benefit we generate is claimed or on which any of our income is included. A unitholder who fails to disclose the tax shelter registration number on his return, without reasonable cause for that failure, will be subject to a $250 penalty for each failure. Any penalties discussed are not deductible for federal income tax purposes.

     Accuracy-related Penalties. An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

     A substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

          (1) for which there is, or was, "substantial authority," or

          (2) as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

     More stringent rules apply to "tax shelters," a term that in this context does not appear to include us. If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an "understatement" of income for which no "substantial authority" exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns to avoid liability for this penalty.

     A substantial valuation misstatement exists if the value of any property, or the adjusted basis of any property, claimed on a tax return is 200% or more of the amount determined to be the correct amount of the valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 400% or more than the correct valuation, the penalty imposed increases to 40%.

STATE, LOCAL AND OTHER TAX CONSIDERATIONS

     In addition to federal income taxes, you will be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which you are a resident. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. We will initially own property or do business in 17 states. Fourteen of these states do not currently impose a personal income tax on partners of partnerships doing business in those states but who are not residents of those states. Although you may not be required to file a return and pay taxes in some of those states because your income from that state falls below the filing and payment requirement, you will be required to file state income tax returns and to pay state income taxes in many of these states in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In some states, tax losses may not produce a tax benefit in the year incurred and also may not be available to offset income in subsequent taxable years. Some of the states may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the state. Withholding, the amount of which may be greater or less than a particular unitholder's income tax liability to the state, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld may be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read "-- Tax Consequences of Unit Ownership -- Entity-Level Collections." Based on current law and our estimate of our future operations, the general partner anticipates that any amounts required to be withheld will not be material. We may also own property or do business in other states in the future.

     It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent states and localities, of his investment in us. Accordingly, each prospective unitholder should consult, and must depend upon, his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state and local, as well as United States federal tax returns, that may be required of him. Counsel has not rendered an opinion on the state or local tax consequences of an investment in us.

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

        INVESTMENT IN WILLIAMS ENERGY PARTNERS BY EMPLOYEE BENEFIT PLANS

     An investment in us by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA, and restrictions imposed by Section 4975 of the Internal Revenue Code. For these purposes the term "employee benefit plan" includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or IRAs established or maintained by an employer or employee organization. Among other things, consideration should be given to:

          (a) whether the investment is prudent under Section 404(a)(1)(B) of ERISA;

          (b) whether in making the investment, that plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA; and

          (c) whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment return.

     The person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for the plan.

     Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibits employee benefit plans, and also IRAs that are not considered part of an employee benefit plan, from engaging in specified transactions involving "plan assets" with parties that are "parties in interest" under ERISA or "disqualified persons" under the Internal Revenue Code with respect to the plan.

     In addition to considering whether the purchase of common units is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that the general partner also would be fiduciaries of the plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code.

     The Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed "plan assets" under some circumstances. Under these regulations, an entity's assets would not be considered to be "plan assets" if, among other things,

          (a) the equity interests acquired by employee benefit plans are publicly offered securities; i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under some provisions of the federal securities laws,

          (b) the entity is an "operating company," -- i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority owned subsidiary or subsidiaries, or

          (c) there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest, disregarding some interests held by the general partner, its affiliates, and some other persons, is held by the employee benefit plans referred to above, IRAs and other employee benefit plans not subject to ERISA, including governmental plans.

     Our assets should not be considered "plan assets" under these regulations because it is expected that the investment will satisfy the requirements in (a) above.

     Plan fiduciaries contemplating a purchase of common units should consult with their own counsel regarding the consequences under ERISA and the Internal Revenue Code in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

                                  UNDERWRITING

     Under the terms of an underwriting agreement, which will be filed as an exhibit to the registration statement relating to this prospectus, each of the underwriters named below for whom Lehman Brothers Inc., is acting as representative, have severally agreed to purchase from us the respective number of common units opposite their names below.

                                                          NUMBER OF
UNDERWRITERS                                             COMMON UNITS
------------                                             ------------
Lehman Brothers Inc...................................

                                                           --------
          Total.......................................
                                                           ========

     The underwriting agreement provides that the underwriters' obligations to purchase the common units depend on the satisfaction of the conditions contained in the underwriting agreement, and that if any of the common units are purchased by the underwriters, all of the common units must be purchased. The conditions contained in the underwriting agreement include the condition that all the representations and warranties made by Williams Energy Partners to the underwriters are true, that there has been no material adverse change in the condition of Williams Energy Partners or in the financial markets and that Williams Energy Partners deliver to the underwriters customary closing documents.

     The following table shows the underwriting fees to be paid to the underwriters by Williams Energy Partners in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional common units. This underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to Williams Energy Partners to purchase the common units. On a
per unit basis, the underwriting fee is   % of the initial price to public.

                                                              NO EXERCISE   FULL EXERCISE
                                                              -----------   -------------
Per unit....................................................   $              $
          Total.............................................   $              $

     Williams Energy Partners has been advised by the underwriters that the underwriters propose to offer the common units directly to the public at the initial price to the public set forth on the cover page of this prospectus and to dealers (who may include the underwriters) at this price to the public less a
concession not in excess of $     per unit. The underwriters may allow, and the
dealers may reallow, a concession not in excess of $     per unit to certain
brokers and dealers. After the offering, the underwriters may change the offering price and other selling terms.

     Williams Energy Partners, the general partner and the operating partnership have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933 and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that may be required to be made in respect of these liabilities.

     Williams Energy Partners has granted to the underwriters an option to purchase up to an aggregate of 562,500 additional common units at the initial price to the public less the underwriting discount set forth on the cover page of this prospectus exercisable solely to cover over-allotments, if any. Such option may be exercised at any time until 30 days after the date of this prospectus. If this option is exercised, each underwriter will be committed, subject to satisfaction of the conditions specified in the underwriting agreement, to purchase a number of additional common units proportionate to the underwriter's initial commitment as indicated in the preceding table, and we will be obligated, pursuant to the option, to sell these common units to the underwriters.

     Williams and its affiliates, Williams Energy Partners, the operating partnership, the general partner and the directors and executive officers of the general partner have agreed that they will not, directly or indirectly, sell, offer or otherwise dispose of any common units or enter into any derivative transaction with similar effect as a sale of common units for a period of 180 days after the date of this prospectus without the prior written consent of Lehman Brothers Inc. The restrictions described in this paragraph do not apply to:

     - The sale of common units to the underwriters; or

     - Common units issued by Williams Energy Partners under employee incentive plans or upon the exercise of options issued under employee incentive plans.

     In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

     - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

     - Over-allotment transactions involve sales by the underwriters of the common units in excess of the number of units the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of units over-alloted by the underwriters is not greater than the number of units they may purchase in the over-allotment option. In a naked short position, the number of units involved is greater than the number of units in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing common units in the open market.

     - Syndicate covering transactions involve purchases of the common units in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of the common units to close out the short position, the underwriters will consider, among other things, the price of common units available for purchase in the open market as compared to the price at which they may purchase common units through the over-allotment option. If the underwriters sell more common units than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying common units in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the common units in the open market after pricing that could adversely affect investors who purchase in the offering.

     - Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common units originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

     Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the common units or preventing or retarding a decline in the market price of the common units. As a result, the price of the common units may be higher than the price that might otherwise exist in the open market.

     We intend to list the common units on the New York Stock Exchange under the symbol "WEG."

     Prior to this offering, there has been no public market for the common units. The initial public offering price was determined by negotiation between us and the representatives. The principal factors considered in determining the public offering price included the following:

     - the information set forth in this prospectus and otherwise available to the representatives;

     - market conditions for initial public offerings;

     - the history and the prospects for the industry in which we will compete;

     - the ability of our management;

     - our prospects for future earnings;

     - the present state of our development and our current financial condition;

     - the general condition of the securities markets at the time of this offering; and

     - the recent market prices of, and the demand for, publicly traded common units of generally comparable entities.

     Some of the underwriters or their affiliates have from time to time provided investment banking, financial advisory, trustee and lending services to Williams Energy Partners and its affiliates in the ordinary course of business for which they have received customary fees, and they may continue to do so.

     Williams Energy Partners estimates that total expenses of the offering, other than underwriting discounts and commissions, will be approximately $3.2 million.

     Because the National Association for Securities Dealers, Inc. views the common units offered hereby as interests in a direct participation program, the offering is being made in compliance with Rule 2810 of the NASD's Conduct Rules. Investor suitability with respect to the common units should be judged similarly to the suitability with respect to other securities that are listed for trading on a national securities exchange.

     Purchasers of the common units offered in this prospectus may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover of this prospectus.

     No sales to accounts of which the underwriter exercises discretionary authority may be made without the prior written approval of the customer.

                          VALIDITY OF THE COMMON UNITS

     The validity of the common units will be passed upon for us by Vinson & Elkins L.L.P. Certain legal matters in connection with the common units offered hereby will be passed upon for the underwriters by Andrews & Kurth L.L.P.

                                    EXPERTS

     The financial statements described below, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing:

     - Balance sheet of Williams Energy Partners L.P. as of October 13, 2000

     - Balance sheet of Williams GP LLC as of October 13, 2000

     - Combined financial statements of Williams Energy Partners Predecessor (A Division of The Williams Companies, Inc.) as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999

     - Combined financial statements of Marine Terminals Predecessor (A Division of Amerada Hess Corporation) as of December 31, 1998 and July 31, 1999 and for each of the two years in the period ended December 31, 1998 and the seven months ended July 31, 1999.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-1 regarding the common units. This prospectus does not contain all of the information found in the registration statement. For further information regarding Williams Energy Partners and the common units offer by this prospectus, you may desire to review the full registration statement, including its exhibits and schedules, filed under the Securities Act of 1933. The registration statement of which this prospectus forms a part, including its exhibits and schedules, may be inspected and copied at the public reference room maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of the materials may also be obtained from the SEC at prescribed rates by writing to the public reference room maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

     The SEC maintains a World Wide Web site on the Internet at http://www.sec.gov. Our registration statement, of which this prospectus constitutes a part, can be downloaded from the SEC's website and can also be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     We intend to furnish our unitholders annual reports containing our audited financial statements and furnish or make available quarterly reports containing our unaudited interim financial information for the first three fiscal quarters of each of our fiscal years.

                           FORWARD-LOOKING STATEMENTS

     Some of the information in this prospectus may contain forward-looking statements. These statements can be identified by the use of forward-looking terminology including "may," "believe," "will," "expect," "anticipate," "estimate," "continue" or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition or state other "forward-looking" information. These forward-looking statements involve risks and uncertainties. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. The risk factors and other factors noted throughout this prospectus could cause our actual results to differ materially from those contained in any forward-looking statement.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Unaudited Williams Energy Partners L.P. Pro Forma Financial
  Statements:
  Introduction..............................................  F-2
  Pro Forma Balance Sheet as of June 30, 2000...............  F-3
  Pro Forma Statements of Income for the six months ended
     June 30, 2000 and the year ended December 31, 1999.....  F-4
  Notes to Pro Forma Financial Statements...................  F-5

Williams Energy Partners Predecessor Combined Financial
  Statements:
  Report of Independent Auditors............................  F-7
  Combined Balance Sheets as of December 31, 1998 and 1999
     and June 30, 2000 (unaudited)..........................  F-8
  Combined Statements of Income and Owner's Equity for the
     years ended December 31, 1997, 1998 and 1999 and the
     six months ended June 30, 1999 and 2000 (unaudited)....  F-9
  Combined Statements of Cash Flows for the years ended
     December 31, 1997, 1998 and 1999 and the six months
     ended June 30, 1999 and 2000 (unaudited)...............  F-10
  Notes to Combined Financial Statements....................  F-11

Marine Terminals Predecessor Combined Financial Statements:
  Report of Independent Auditors............................  F-22
  Combined Balance Sheets as of December 31, 1998 and July
     31, 1999...............................................  F-23
  Combined Statements of Income and Divisional Equity for
     the years ended December 31, 1997 and 1998 and the
     seven months ended July 31, 1999.......................  F-24
  Combined Statements of Cash Flows for the years ended
     December 31, 1997 and 1998 and the seven months ended
     July 31, 1999..........................................  F-25
  Notes to Combined Financial Statements....................  F-26

Williams Energy Partners L.P.:
  Report of Independent Auditors............................  F-30
  Balance Sheet as of October 13, 2000......................  F-31
  Note to Balance Sheet.....................................  F-32

Williams GP LLC:
  Report of Independent Auditors............................  F-33
  Balance Sheet as of October 13, 2000......................  F-34
  Note to Balance Sheet.....................................  F-35

                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS

INTRODUCTION

     The pro forma financial statements are based upon the historical combined financial position and results of operations of the petroleum product terminals and ammonia pipeline system businesses of the Williams Energy Partners Predecessor. Williams Energy Partners L.P. (the "Partnership") will own and operate these businesses effective with the closing of the offering. This transfer will be recorded at historical cost as it is considered to be a reorganization of entities under common control. Unless the context otherwise requires, references herein to the Partnership include the Partnership and its operating partnership. The pro forma financial statements for the Partnership have been derived from the historical financial statements of the Williams Energy Partners Predecessor set forth elsewhere in this Prospectus and are qualified in their entirety by reference to such historical financial statements and related notes contained therein. The pro forma financial statements have been prepared on the basis that the Partnership will be treated as a partnership for federal income tax purposes. The unaudited pro forma financial statements should be read in conjunction with the notes accompanying such pro forma financial statements and with the historical financial statements and related notes set forth elsewhere in this Prospectus.

     The pro forma financial statements may not be indicative of the results that actually would have occurred if the Partnership had assumed the operations of the Williams Energy Partners Predecessor on the dates indicated or which would be obtained in the future.

                         WILLIAMS ENERGY PARTNERS L.P.

                            PRO FORMA BALANCE SHEET
                                 JUNE 30, 2000
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                              WILLIAMS ENERGY
                                                                 PARTNERS
                                                                PREDECESSOR                      PARTNERSHIP
                                                                HISTORICAL      ADJUSTMENTS       PRO FORMA
                                                              ---------------   -----------      -----------

                                                   ASSETS
Current assets:
  Cash......................................................     $     --        $  75,000(a)      $     --
                                                                                    (5,700)(b)
                                                                                    90,100(c)
                                                                                    (3,200)(d)
                                                                                  (156,200)(e)
  Accounts receivable.......................................       12,502             (262)(f)        8,236
                                                                                    (1,548)(g)
                                                                                    (2,456)(h)
  Affiliate accounts receivable.............................       13,421              495(f)         2,125
                                                                                   (11,791)(i)
  Deferred income taxes.....................................          188             (188)(j)           --
  Other current assets......................................          446                               446
                                                                 --------        ---------         --------
        Total current assets................................     $ 26,557        $ (15,750)        $ 10,807
Property, plant and equipment...............................     $301,664        $  30,825(l)      $331,414
                                                                                    (1,075)(f)
Less: accumulated depreciation and amortization.............       35,447                            35,447
                                                                 --------        ---------         --------
Net property, plant and equipment...........................     $266,217        $  29,750         $295,967
Affiliate long-term accounts receivable.....................           --            1,891(f)         1,891
Other noncurrent assets.....................................          555              800(b)         1,355
                                                                 --------        ---------         --------
        Total assets........................................     $293,329        $  16,691         $310,020
                                                                 ========        =========         ========

                                     LIABILITIES AND PARTNERS' CAPITAL

Accounts payable............................................     $  2,148        $      --         $  2,148
Accrued payroll taxes and benefits..........................          745               --              745
Accrued taxes other than income.............................        1,614               --            1,614
Environmental liabilities...................................          495               --              495
Other current liabilities...................................            3               --                3
                                                                 --------        ---------         --------
        Total current liabilities...........................     $  5,005        $      --         $  5,005
Affiliate note payable......................................      202,878         (156,200)(e)           --
                                                                                    (1,548)(g)
                                                                                    (2,456)(h)
                                                                                   (11,791)(i)
                                                                                   (30,883)(k)
Long-term debt..............................................           --           90,100(c)        90,100
Deferred income taxes.......................................       13,867              669(f)            --
                                                                                      (188)(j)
                                                                                   (14,348)(j)
Environmental liabilities...................................        1,891                             1,891
Owner's equity..............................................       69,688           14,348(j)            --
                                                                                    30,883(k)
                                                                                    30,825(l)
                                                                                  (145,744)(m)
Partners' capital:
  Common unitholders........................................                        75,000(a)       104,382
                                                                                    (4,900)(b)
                                                                                    (3,200)(d)
                                                                                       380(f)
                                                                                    37,102(m)
  Subordinated unitholders..................................                       104,382(m)       104,382
  General partner...........................................                         4,260(m)         4,260
                                                                 --------        ---------         --------
        Total partners' capital.............................     $     --        $ 213,024         $213,024
                                                                 --------        ---------         --------
        Total liabilities and partners' capital.............     $293,329        $  16,691         $310,020
                                                                 ========        =========         ========

                            See accompanying notes.

                         WILLIAMS ENERGY PARTNERS L.P.
                         PRO FORMA STATEMENTS OF INCOME

                   (IN THOUSANDS -- EXCEPT PER UNIT AMOUNTS)
                                  (UNAUDITED)

                                 YEAR ENDED DECEMBER 31, 1999                   SIX MONTHS ENDED JUNE 30, 2000
                         ---------------------------------------------   ---------------------------------------------
                         WILLIAMS ENERGY                                 WILLIAMS ENERGY
                            PARTNERS                                        PARTNERS
                           PREDECESSOR                     PARTNERSHIP     PREDECESSOR                     PARTNERSHIP
                           HISTORICAL      ADJUSTMENTS      PRO FORMA      HISTORICAL      ADJUSTMENTS      PRO FORMA
                         ---------------   -----------     -----------   ---------------   -----------     -----------
Revenues...............      $44,388         $24,858(n)    $   76,810        $36,620         $ 4,390(o)    $   39,670
                                               8,680(o)                                       (1,340)(h)
                                              (1,116)(h)
Costs and expenses:
  Operating expenses...      $18,635         $  (128)(f)   $   35,186        $15,536         $   (86)(f)   $   17,560
                                              12,389(n)                                        2,110(o)
                                               4,290(o)
  Depreciation.........        4,610           4,067(n)         9,692          4,403             512(o)         4,915
                                               1,015(o)
  General and
    administrative
    expenses...........        5,458             739(n)         6,000          5,866           1,100(o)         3,000
                                               2,010(o)                                       (3,966)(p)
                                              (2,207)(p)
                             -------         -------       ----------        -------         -------       ----------
        Total costs and
          expenses.....      $28,703         $22,175       $   50,878        $25,805         $  (330)      $   25,475
                             -------         -------       ----------        -------         -------       ----------
Operating profit.......      $15,685         $10,247       $   25,932        $10,815         $ 3,380       $   14,195
Interest expense.......       (5,025)         (1,486)(q)       (6,778)        (6,406)          2,763(q)        (3,776)
                                                (267)(r)                                        (133)(r)
Capitalized interest...          250                              250            163                              163
                             -------         -------       ----------        -------         -------       ----------
Income before income
  taxes................      $10,910         $ 8,494       $   19,404        $ 4,572         $ 6,010       $   10,582
Provision for income
  taxes................        4,144          (4,144)(s)           --          1,735          (1,735)(s)           --
                             -------         -------       ----------        -------         -------       ----------
Net income.............      $ 6,766         $12,638       $   19,404        $ 2,837         $ 7,745       $   10,582
                             =======         =======       ==========        =======         =======       ==========
General partner's
  interest in net
  income...............                                    $      388(t)                                   $      212(t)
                                                           ==========                                      ==========
Limited partners'
  interest in net
  income...............                                    $   19,016                                      $   10,370
                                                           ==========                                      ==========
Net income per limited
  partners' unit.......                                    $     1.67(t)                                   $     0.91(t)
                                                           ==========                                      ==========
Weighted average number
  of limited partners
  units outstanding....                                        11,359                                          11,359
                                                           ==========                                      ==========

                            See accompanying notes.

                         WILLIAMS ENERGY PARTNERS L.P.

                    NOTES TO PRO FORMA FINANCIAL STATEMENTS
                      DECEMBER 31, 1999 AND JUNE 30, 2000
                                  (UNAUDITED)

     The pro forma adjustments have been prepared as if the transactions to be effected at the closing of this offering had taken place on June 30, 2000, in the case of the pro forma balance sheet or as of January 1, 1999, in the case of the pro forma statements of income for the year ended December 31, 1999, and the six months ended June 30, 2000. The adjustments are based upon currently available information and certain estimates and assumptions, and therefore the actual adjustments will differ from the pro forma adjustments. However, management believes that the assumptions provide a reasonable basis for presenting the significant effects of the transactions as contemplated and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the pro forma financial information.

(a) Reflects the proceeds to the Partnership of $75.0 million from the issuance and sale of 3,750,000 units at an assumed initial public offering price of $20.00 per unit.

(b) Reflects the payment of debt financing fees and underwriter commissions and expenses of $0.8 million and $4.9 million, respectively. The debt financing fees will be capitalized and amortized over the life of the associated debt, and the underwriter commissions and expenses will be allocated to the common units.

(c)  Represents the borrowing of $90.1 million under the credit facility.

(d) Reflects the payment of $3.2 million for the estimated costs of legal and other professional fees and costs associated with the offering.

(e) Reflects the partial repayment of the affiliate note payable with $156.2 million of the net proceeds of the offering and borrowings under the credit facility.

(f) Represents environmental capital expenditures, liabilities and expenses which have been or will be paid by Williams.

(g) Reflects the assignment to Williams of a receivable from Amerada Hess Corporation resulting from tank and other repair expenses associated with the acquisition of the Gulf Coast marine terminal facilities in exchange for a reduction in the affiliate note payable.

(h) Reflects the assignment to Williams of a receivable from Amerada Hess Corporation resulting from a revenue guarantee provided by Amerada Hess Corporation for a specified period after the acquisition of the Gulf Coast marine terminal facilities. This assignment is in exchange for a reduction in the affiliate note payable.

(i) Reflects the assignment of accumulated affiliate receivables to an affiliate of our general partner for a reduction in the affiliate note payable. These receivables represent several months' activity, and the assignment eliminates all but one month's receivable activity related to the affiliate.

(j) Represents the retention by Williams of deferred income taxes as income taxes will be the responsibility of the unitholders and not the Partnership.

(k) Represents the capital contribution by an affiliate of our general partner in the form of forgiveness of $30.9 million of the affiliate note payable.

(l) Represents additional capital contribution by Williams of $30.8 million which represents the cost of the terminal assets acquired from Wyatt Energy, Incorporated in September 2000.

                         WILLIAMS ENERGY PARTNERS L.P.

(m) Represents the conversion of the adjusted equity of the Williams Energy Partners Predecessor of $145.7 million from owner's equity to common and subordinated equity of the Partnership and the general partner's interest in the Partnership. The conversion is as follows:

     - $37.1 million for 1,929,694 common units;

     - $104.4 million for 5,679,694 subordinated units; and

     - $4.2 million for the general partner's interest.

     After the conversion, the equity amounts of the common and subordinated unitholders are each 49% of total equity, with the remaining 2% equity representing the general partner equity.

(n) Reflects the additional revenue and expenses for the Gulf Coast marine terminal facilities acquired from Amerada Hess Corporation as if the facilities had been acquired on January 1, 1999.

(o) Reflects the additional revenue and expenses for the terminal facility acquired from Wyatt Energy, Incorporated as if the facility had been acquired on January 1, 1999.

(p) Reflects adjustments to general and administrative costs associated with the Partnership. While the direct and allocated general and administrative costs incurred by the general partner may be significantly higher, the general partner has agreed to only charge $6.0 million, collectively, of its general and administrative costs and those allocated from Williams to the Partnership.

(q) Reflects adjustment to properly state interest expense for the $90.1 million outstanding balance on the credit facility plus fees for the $59.9 million of unused availability on the revolving credit facility. The weighted average interest rates for the outstanding credit facility were 7.06% and 7.92% for the year ended December 31, 1999 and the six months ended June 30, 2000, respectively.

(r) Reflects the amortization of deferred debt service cost over the life of the term credit facility.

(s) Pro forma net income excludes federal and state income taxes as income taxes will be the responsibility of the unitholders and not the Partnership.

(t) The general partner's allocation of net income is based on its combined 2% interest in the Partnership. The general partner's 2% allocation of net income has been deducted before calculating the net income per limited partners' unit. The computation of net income per limited partner unit assumes that 5,679,694 common units and 5,679,694 subordinated units were outstanding at all times during the periods presented.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
The Williams Companies, Inc.

     We have audited the accompanying combined balance sheets of Williams Energy Partners Predecessor (A Division of The Williams Companies, Inc.) (See Note 1) as of December 31, 1998 and 1999, and the related combined statements of income and owner's equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of The Williams Companies, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Williams Energy Partners Predecessor (A Division of The Williams Companies, Inc.) (See Note 1) at December 31, 1998 and 1999, and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                            /s/  ERNST & YOUNG LLP

Tulsa, Oklahoma
October 13, 2000

                      WILLIAMS ENERGY PARTNERS PREDECESSOR
                  (A DIVISION OF THE WILLIAMS COMPANIES, INC.)

                            COMBINED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                 DECEMBER 31,
                                                              ------------------    JUNE 30,
                                                               1998       1999        2000
                                                              -------   --------   -----------
                                                                                   (UNAUDITED)
                                            ASSETS

Current assets:
  Accounts receivable.......................................  $ 3,098   $  9,480    $ 12,502
  Affiliate accounts receivable.............................      818      4,745      13,421
  Affiliate note receivable.................................   24,794         --          --
  Deferred income taxes.....................................       --        227         188
  Other current assets......................................       16        497         446
                                                              -------   --------    --------
          Total current assets..............................  $28,726   $ 14,949    $ 26,557
Property, plant and equipment, at cost......................  $70,763   $299,105    $301,664
  Less: accumulated depreciation............................   26,487     31,043      35,447
                                                              -------   --------    --------
          Net property, plant and equipment.................  $44,276   $268,062    $266,217
Other noncurrent assets.....................................       --        328         555
                                                              -------   --------    --------
          Total assets......................................  $73,002   $283,339    $293,329
                                                              =======   ========    ========
                                LIABILITIES AND OWNER'S EQUITY

Current liabilities:
  Accounts payable..........................................  $ 1,118   $  3,943    $  2,148
  Accrued income taxes due affiliate........................    2,284         --          --
  Accrued payroll and benefits..............................       30        660         745
  Accrued taxes other than income...........................      295        240       1,614
  Environmental liabilities.................................       --        598         495
  Other liabilities.........................................        2         16           3
                                                              -------   --------    --------
          Total current liabilities.........................  $ 3,729   $  5,457    $  5,005
Affiliate note payable......................................       --    197,165     202,878
Deferred income taxes.......................................    8,277     12,174      13,867
Environmental liabilities...................................      911      1,692       1,891

Commitments and contingencies

Owner's equity..............................................   60,085     66,851      69,688
                                                              -------   --------    --------
          Total liabilities and owner's equity..............  $73,002   $283,339    $293,329
                                                              =======   ========    ========

                            See accompanying notes.

                      WILLIAMS ENERGY PARTNERS PREDECESSOR
                  (A DIVISION OF THE WILLIAMS COMPANIES, INC.)

                COMBINED STATEMENTS OF INCOME AND OWNER'S EQUITY
                                 (IN THOUSANDS)

                                                                             SIX MONTHS ENDED
                                                 YEAR ENDED DECEMBER 31,         JUNE 30,
                                               ---------------------------   -----------------
                                                1997      1998      1999      1999      2000
                                               -------   -------   -------   -------   -------
                                                                                (UNAUDITED)
Revenues:
  Third party................................  $17,541   $18,817   $37,469   $12,463   $27,202
  Affiliate..................................    1,985     2,029     6,919     2,709     9,418
                                               -------   -------   -------   -------   -------
          Total revenues.....................  $19,526   $20,846   $44,388   $15,172   $36,620
Costs and expenses:
  Operating..................................  $ 7,176   $ 7,618   $18,635   $ 5,371   $15,536
  Depreciation...............................    1,100     1,190     4,610       858     4,403
  Affiliate general and administrative.......    4,603     3,950     5,458     2,026     5,866
                                               -------   -------   -------   -------   -------
          Total costs and expenses...........  $12,879   $12,758   $28,703   $ 8,255   $25,805
                                               -------   -------   -------   -------   -------
Operating profit.............................  $ 6,647   $ 8,088   $15,685   $ 6,917   $10,815
Affiliate interest income (expense)..........    1,149     1,283    (5,025)      584    (6,406)
Capitalized interest.........................       --        88       250        94       163
Other income (expense).......................       41       (27)       --        (3)       --
                                               -------   -------   -------   -------   -------
Income before income taxes...................  $ 7,837   $ 9,432   $10,910   $ 7,592   $ 4,572
Provision for income taxes...................    2,920     3,589     4,144     2,880     1,735
                                               -------   -------   -------   -------   -------
Net income...................................  $ 4,917   $ 5,843   $ 6,766   $ 4,712   $ 2,837
                                               =======   =======   =======   =======   =======
Owner's Equity:
  At beginning of period.....................  $49,325   $54,242   $60,085   $60,085   $66,851
  Net income.................................    4,917     5,843     6,766     4,712     2,837
                                               -------   -------   -------   -------   -------
  At end of period...........................  $54,242   $60,085   $66,851   $64,797   $69,688
                                               =======   =======   =======   =======   =======

                            See accompanying notes.

                      WILLIAMS ENERGY PARTNERS PREDECESSOR
                  (A DIVISION OF THE WILLIAMS COMPANIES, INC.)

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                             SIX MONTHS ENDED
                                               YEAR ENDED DECEMBER 31,           JUNE 30,
                                            -----------------------------   ------------------
                                             1997      1998       1999        1999      2000
                                            -------   -------   ---------   --------   -------
                                                                               (UNAUDITED)
Operating Activities:
  Net income..............................  $ 4,917   $ 5,843   $   6,766   $  4,712   $ 2,837
  Adjustments to reconcile net income to
     net cash provided by operating
     activities:
     Depreciation.........................    1,100     1,190       4,610        858     4,403
     Deferred income taxes................    1,067     1,243       4,144      2,880     1,735
     Changes in components of operating
       assets and liabilities:
       Accounts receivable................      297        47      (6,382)    (2,170)   (3,022)
       Affiliate receivable...............     (751)      (67)     (3,927)      (946)   (8,676)
       Accounts payable...................      284       468       2,825       (441)   (1,795)
       Accrued income taxes due
          affiliate.......................    1,852       493      (2,315)    (2,315)       --
       Accrued payroll and benefits.......       --        30         630        204        85
       Accrued taxes other than income....     (186)      105         (55)       260     1,374
       Other current and noncurrent assets
          and liabilities.................      699      (508)       (637)      (908)      (95)
                                            -------   -------   ---------   --------   -------
          Net cash provided (used) by
            operating activities..........  $ 9,279   $ 8,844   $   5,659   $  2,134   $(3,154)
Investing Activities:
  Additions to property, plant &
     equipment............................  $(1,991)  $(5,178)  $  (4,327)  $ (1,443)  $(2,259)
  Purchases of businesses.................   (2,000)   (2,500)   (223,300)   (11,300)     (300)
  Proceeds from sale of property, plant &
     equipment............................       18        --           9         --        --
                                            -------   -------   ---------   --------   -------
          Net cash used by investing
            activities....................  $(3,973)  $(7,678)  $(227,618)  $(12,743)  $(2,559)
Financing Activities:
  Payments/advance on affiliate note......  $(7,009)  $(5,177)  $  (4,585)  $ (1,356)  $(2,650)
  Proceeds/receipts on affiliate note.....    1,703     4,011     226,544     11,965     8,363
                                            -------   -------   ---------   --------   -------
          Net cash provided (used) by
            financing activities..........  $(5,306)  $(1,166)  $ 221,959   $ 10,609   $ 5,713
                                            -------   -------   ---------   --------   -------
Change in cash............................  $    --   $    --   $      --   $     --   $    --
Cash at beginning of period...............       --        --          --         --        --
                                            -------   -------   ---------   --------   -------
Cash at end of period.....................  $    --   $    --   $      --   $     --   $    --
                                            =======   =======   =========   ========   =======

                            See accompanying notes.

                      WILLIAMS ENERGY PARTNERS PREDECESSOR
                  (A DIVISION OF THE WILLIAMS COMPANIES, INC.)

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

     The accompanying combined financial statements and related notes present the combined financial position, results of operations, cash flows and owner's equity of: (a) selected non-system petroleum product terminals owned by Williams Energy Ventures, Inc. ("WEV"), and (b) Williams Ammonia Pipeline, Inc. Non-system petroleum product terminals refer to those petroleum product terminals owned by WEV that are not directly connected to its affiliate's petroleum pipeline. Both WEV and Williams Ammonia Pipeline, Inc. are wholly-owned subsidiaries of The Williams Companies, Inc. ("Williams"). These operations are collectively referred to as the "Williams Energy Partners Predecessor" or "Williams Facilities." These combined financial statements are prepared in connection with the proposed public offering of limited partner units in Williams Energy Partners L.P. (the "Partnership") which was formed in August 2000 and which will own the businesses previously conducted by Williams Facilities. All significant intercompany transactions have been eliminated.

     The petroleum product terminal operations consist of 27 independent petroleum product terminal facilities and associated storage facilities, located across 12 states primarily in the South, Southeast and Gulf Coast areas of the United States. For 11 of these petroleum product terminals, Williams Facilities owns varying undivided ownership interests. From inception, ownership of these assets has been structured as an ownership of an undivided interest in assets, not as an ownership interest in a partnership, limited liability company, joint venture or other form of entity. Marketing and invoicing is controlled separately by each owner and each owner is responsible for any loss, damage or injury that may occur to their own customers. As a result, Williams Facilities applies proportionate consolidation for their interests in these assets.

2. DESCRIPTION OF BUSINESSES

     Williams Facilities owns and operates certain petroleum product terminal facilities and an interstate common carrier ammonia pipeline and terminalling system.

PETROLEUM PRODUCT TERMINALS

     Most of the Williams Facilities' petroleum product terminals are strategically located along and/or near third party pipelines or petroleum refineries. The petroleum product terminals provide a variety of services such as distribution, storage, blending, inventory management and additive injection to a diverse customer group including end-users in the downstream refining, retail, commercial trading, industrial, governmental and petrochemical industries. Products stored in and distributed through the petroleum product terminal network include refined petroleum products, blendstocks and heavy oils and feedstocks.

AMMONIA PIPELINE AND TERMINALLING SYSTEM

     The ammonia pipeline and terminalling system consists of an ammonia pipeline and six company-owned terminals. Shipments on the pipeline primarily originate from ammonia production plants located in Borger, Texas and Enid and Verdigris, Oklahoma for transport to terminals throughout the midwest for ultimate distribution to end-users in Iowa, Kansas, Minnesota, Missouri, Nebraska, Oklahoma and South Dakota. The ammonia transported through the system is used primarily as nitrogen fertilizer. Approximately 97% of ammonia system revenues are generated from transportation tariffs received from three customers, who are obligated under "ship or pay" contracts to ship an aggregate minimum of 700,000 tons per year but have historically shipped an amount in excess of the required minimum. The current ammonia transportation contracts extend through June 2005. The tariffs charged by the interstate ammonia pipeline are regulated by the Surface Transportation Board of the U.S. Department of Transportation.

                      WILLIAMS ENERGY PARTNERS PREDECESSOR
                  (A DIVISION OF THE WILLIAMS COMPANIES, INC.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

INTERIM FINANCIAL DATA

     The interim financial data are unaudited; however, in the opinion of management, the interim financial data include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for the six-month periods ended June 30, 1999 and 2000.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the combined financial statements and accompanying notes. Actual results could differ from those estimates.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is stated at cost. Expenditures for maintenance and repairs are charged to operations in the period incurred. The costs of property, plant and equipment sold or retired and the related accumulated depreciation is removed from the accounts in the period of sale or disposition.

     Depreciation of property, plant and equipment is provided on the straight-line basis. Gains and losses on the disposal of property, plant and equipment are recorded in the income statement.

IMPAIRMENT OF LONG-LIVED ASSETS

     Williams Facilities evaluates its long-lived assets of identifiable business activities for impairment when events or changes in circumstances indicate, in management's judgment, that the carrying value of such assets may not be recoverable. The determination of whether an impairment has occurred is based on management's estimate of undiscounted future cash flows attributable to the assets as compared to the carrying value of the assets. If an impairment has occurred, the amount of the impairment recognized is determined by estimating the fair value for the assets and recording a provision for loss if the carrying value is greater than fair value.

     For assets identified to be disposed of in the future, the carrying value of these assets is compared to the estimated fair value less the cost to sell to determine if an impairment is required. Until the assets are disposed of, an estimate of the fair value is redetermined when related events or circumstances change.

REVENUE RECOGNITION

     Revenues are recognized in the month that services are rendered.

INCOME TAXES

     Williams Facilities' operations are included in the Williams' consolidated federal income tax return. Williams Facilities income tax provisions are computed as though separate returns are filed. Deferred income taxes are computed using the liability method and are provided on all temporary differences between the financial basis and tax basis of Williams Facilities' assets and liabilities.

EMPLOYEE STOCK-BASED AWARDS

     Williams' employee stock-based awards are accounted for under provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Williams'

                      WILLIAMS ENERGY PARTNERS PREDECESSOR
                  (A DIVISION OF THE WILLIAMS COMPANIES, INC.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

fixed plan common stock options do not result in compensation expense, because the exercise price of the stock options equals the market price of the underlying stock on the date of grant.

ENVIRONMENTAL

     Environmental expenditures that relate to current or future revenues are expensed or capitalized based upon the nature of the expenditures. Expenditures that relate to an existing condition caused by past operations that do not contribute to current or future revenue generation are expensed. Environmental liabilities are recorded independently of any potential claim for recovery. Receivables are recognized in cases where the realization of reimbursements of remediation costs are considered probable. Accruals related to environmental matters are generally determined based on site-specific plans for remediation, taking into account prior remediation experience of Williams Facilities and Williams.

RECENT ACCOUNTING STANDARDS

     In June 1998, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133 "Accounting for Derivative Instruments and Hedging Activities." In June 1999, the FASB issued SFAS No. 137, which deferred the effective date of SFAS No. 133. This was followed in June 2000 by the issuance of SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," which amends SFAS No.
133. SFAS No. 133 and No. 138 establishes accounting and reporting standards for derivative financial instruments. The standards require that all derivative financial instruments be recorded on the balance sheet at their fair value. Changes in fair value of derivatives will be recorded each period in earnings if the derivative is not a hedge. If a derivative qualifies for special hedge accounting, changes in the fair value of the derivative will either be recognized in earnings as an offset against the change in fair value of the hedged assets, liability or firm commitments also recognized in earnings, or the changes in fair value will be deferred on the balance sheet until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be recognized immediately in earnings. Williams Facilities will adopt these standards effective January 1, 2001.

     Management currently believes the impact of adopting the Standards will not be material to Williams Facilities' financial position or results of operations. This assessment is subject to change because Management continues to pursue implementation efforts, and market prices and possible derivative positions could change between now and the date of adoption.

4. ACQUISITIONS

     Petroleum product terminal facilities and partial ownership interests in several petroleum product terminals were acquired for cash during the periods presented and are described below. All acquisitions were accounted for as purchases and the results of operations of the acquired petroleum product terminals are included with the combined results of operations from their acquisition dates.

     In September 2000, Williams Facilities purchased a northeastern petroleum product terminal facility from Wyatt Energy, Incorporated and its affiliates for approximately $30.8 million.

     In March 2000, Williams Facilities purchased a 50.0% ownership interest in CITGO Petroleum Corporation's petroleum product terminal located in Southlake, Texas for approximately $0.3 million.

     In August 1999, Williams Facilities acquired from Amerada Hess Corporation ("Hess") three storage and distribution petroleum product terminals and Terminal Pipeline Company ("TPC"), a wholly owned subsidiary of Hess, for approximately $212 million. The petroleum product terminals are located in Galena

                      WILLIAMS ENERGY PARTNERS PREDECESSOR
                  (A DIVISION OF THE WILLIAMS COMPANIES, INC.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

Park and Corpus Christi, Texas and Marrero, Louisiana. TPC is a common carrier pipeline that begins at a connection east of the Houston Ship Channel and terminates at the Galena Park terminal.

     In January 1999, Williams Facilities purchased 11 petroleum product terminals owned by Amoco Oil Company. The petroleum product terminals, located in Ohio, North Carolina, South Carolina, Tennessee, Alabama, Florida and Mississippi, were acquired for approximately $6.9 million. In addition, Williams Facilities acquired Amoco's 60.0% interest in a twelfth petroleum product terminal, located in Greensboro, North Carolina, for approximately $1.0 million.

     In December 1998, Williams Facilities purchased a petroleum product terminal owned by Phillips Pipe Line Company in Doraville, Georgia for approximately $2.2 million.

     In June 1998, Williams Facilities acquired an additional 23.4% ownership interest in eight Southern Facilities ("SOFAC") petroleum product terminals from TOC Terminals, Inc. for approximately $0.3 million, which increased Williams Facilities' ownership interest to 68.9% from the 45.5% interest it initially acquired in 1996. The SOFAC petroleum product terminals, operated by Williams Facilities, are located in Georgia, North Carolina, South Carolina, Virginia and Tennessee. In February 1999, Williams Facilities increased its ownership interest in the SOFAC petroleum product terminals to 78.9% by purchasing an additional 10.0% ownership interest from Murphy Oil USA, Inc. for approximately $3.4 million.

     In December 1997, Williams Facilities purchased a petroleum product terminal owned by Mobil Oil Corp. in Dallas, Texas for approximately $2.0 million.

     The following summarized unaudited pro forma financial information for the years ended December 31, 1998 and 1999 assumes each acquisition closing prior to January 1, 2000 had occurred on January 1 of the year immediately preceding the year of the acquisition (in thousands):

                                                               1998      1999
                                                              -------   -------
Revenues:
  Williams Energy Partners Predecessor......................  $20,846   $44,388
  Acquired businesses.......................................   59,118    24,858
                                                              -------   -------
          Combined..........................................  $79,964   $69,246
                                                              =======   =======
Net income:
  Williams Energy Partners Predecessor......................  $ 5,843   $ 6,766
  Acquired businesses.......................................   14,256     2,986
                                                              -------   -------
          Combined..........................................  $20,099   $ 9,752
                                                              =======   =======

     The pro forma results include operating results prior to the acquisitions and adjustments to interest expense and income taxes. The pro forma consolidated results do not purport to be indicative of results that would have occurred had the acquisitions been in effect for the periods presented, nor do they purport to be indicative of results that will be obtained in the future.

     The purchase prices of the above acquisitions were allocated to various categories of property, plant and equipment and liabilities based upon the fair value of the assets acquired and liabilities assumed. Williams Facilities recorded environmental liabilities of $0.2 million, $0.1 million and $1.2 million associated with the above acquisitions in 1997, 1998 and 1999, respectively.

                      WILLIAMS ENERGY PARTNERS PREDECESSOR
                  (A DIVISION OF THE WILLIAMS COMPANIES, INC.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

5. PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consists of the following (in thousands):

                                              DECEMBER 31,                     ESTIMATED
                                           ------------------    JUNE 30,     DEPRECIABLE
                                            1998       1999        2000          LIVES
                                           -------   --------   -----------   -----------
                                                                (UNAUDITED)
Construction work-in-progress............  $ 2,771   $  5,588    $  6,160
Land and right-of-way....................    3,666      7,011       7,016
Buildings................................      667      5,780       5,788      30 years
Storage tanks............................   15,528    175,450     176,238      30 years
Pipeline and station equipment...........   41,435     41,737      41,374     30-67 years
Processing equipment.....................    5,634     62,477      64,026      30 years
Other....................................    1,062      1,062       1,062     10-30 years
                                           -------   --------    --------
          Total..........................  $70,763   $299,105    $301,664
                                           =======   ========    ========

6. MAJOR CUSTOMERS AND CONCENTRATIONS OF CREDIT RISK

     In 1997 and 1998, revenues from Farmland Industries, Inc., Agrium U.S. Inc., Terra Nitrogen, L.P., Conoco, Inc. and Williams Energy Marketing and Trading, an affiliate customer, accounted for 98.0% and 94.2%, respectively, of total revenues for the year. In 1999, revenues from Farmland Industries, Inc., BP and Williams Energy Marketing and Trading accounted for 44.5% of total revenues for the year. No other customers accounted for more than 10.0% of total revenues in 1997, 1998 and 1999. Williams Energy Marketing and Trading, Conoco Inc., and BP are customers of the petroleum product terminal segment. Farmland Industries, Inc., Agrium U.S. Inc. and Terra Nitrogen, L.P., are customers of the ammonia pipeline segment.

     Accounts receivable balances of Farmland Industries, Inc., Agrium U.S. Inc., Terra Nitrogen, L.P., Conoco, Inc. and Williams Energy Marketing and Trading accounted for 77.3% of total accounts and affiliate receivables at December 31, 1998. Accounts receivable balances of BP and Williams Energy Marketing and Trading accounted for 41.0% of total accounts and affiliate receivables at December 31, 1999.

     Any issues impacting our customers could impact Williams Facilities' overall exposure to credit risk. While sales to petroleum product terminal and ammonia pipeline customers are generally unsecured, the financial condition and creditworthiness of customers are routinely evaluated.

     Demand for nitrogen fertilizer has typically followed a combination of weather patterns and growth in population, acres planted and fertilizer application rates. Because natural gas is the primary feedstock for the production of ammonia, the profitability of our customers is impacted by high natural gas prices. To the extent they are unable to pass on higher costs to their customers, they may reduce shipments through the pipeline.

7. EMPLOYEE BENEFIT PLANS

     The ammonia pipeline shares rights-of-way with the natural gas liquids pipeline of an affiliate, Mid-America Pipeline Inc. The operations of the ammonia pipeline and terminalling system are conducted by Mid-America Pipeline's employees and, as such, the ammonia pipeline and terminalling system has no employees. Substantially all of Williams Facilities' petroleum product terminal employees are covered by Williams' noncontributory defined benefit pension plans and health care plan that provides postretirement medical benefits to certain retired employees. Contributions for pension and postretirement medical

                      WILLIAMS ENERGY PARTNERS PREDECESSOR
                  (A DIVISION OF THE WILLIAMS COMPANIES, INC.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

benefits related to Williams Facilities' participation in the Williams plans were $0.1 million, $0.1 million and $0.2 million in 1997, 1998 and 1999, respectively.

     Williams maintains various defined contribution plans in which employees supporting Williams Facilities are included. Williams Facilities' costs related to these plans were $0.1 million, $0.1 million and $0.2 million in 1997, 1998 and 1999, respectively.

8. RELATED PARTY TRANSACTIONS

     Williams charges its affiliates, including Williams Facilities, for certain corporate administrative expenses, which are directly identifiable or allocable to the affiliates. Allocated general corporate expenses are based on a three-factor formula which considers operating margins, property, plant and equipment and payroll. Details of such charges are as follows (in thousands):

                                                                       SIX MONTHS ENDED
                                            YEAR ENDED DECEMBER 31,        JUNE 30,
                                            ------------------------   -----------------
                                             1997     1998     1999     1999      2000
                                            ------   ------   ------   -------   -------
                                                                          (UNAUDITED)
Direct costs..............................  $3,177   $2,585   $3,351   $  907    $3,233
Allocated costs...........................   1,426    1,365    2,107    1,119     2,633
                                            ------   ------   ------   ------    ------
          Total general and administrative
            expenses......................  $4,603   $3,950   $5,458   $2,026    $5,866
                                            ======   ======   ======   ======    ======

     The above costs are reflected in affiliate general and administrative expenses in the accompanying combined statements of income. Direct costs charged from Williams represent the direct costs of services provided by Williams at Williams Facilities' request. In management's estimation, the allocation methodologies used are reasonable and the direct and allocated expenses approximate amounts that would have been incurred on a stand-alone basis.

     Williams Facilities is a participant in Williams' cash management program. As of June 30, 2000 (unaudited) and December 31, 1999 and 1998, Williams Facilities' net amount of affiliate note receivable/ payable consists of an unsecured promissory note agreement with Williams for both advances to and from Williams. The advances are due on demand; however, Williams has committed to not require payment of the advances due prior to July 1, 2001. Therefore, the affiliate note payable is classified as noncurrent at June 30, 2000, and December 31, 1999.

     Affiliate interest income or expense is calculated at the London Interbank Offered Rate ("LIBOR") plus a spread based on the outstanding balance of the note receivable or note payable with Williams. The spread is equivalent to the spread above LIBOR rates on Williams' revolving credit facility. The interest rate of the note with Williams was 5.84% and 7.27% at June 30, 1999 and 2000 (unaudited), respectively, and 5.72% and 6.45% at December 31, 1998 and 1999, respectively. As the interest rate on the affiliate note payable/receivable is variable, the carrying value of the affiliate note payable or receivable at June 30, 1999 and 2000, and December 31, 1998 and 1999, approximates its fair value.

                      WILLIAMS ENERGY PARTNERS PREDECESSOR
                  (A DIVISION OF THE WILLIAMS COMPANIES, INC.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

9. INCOME TAXES

     The provision for income taxes is as follows (in thousands):

                                                                       SIX MONTHS ENDED
                                            YEAR ENDED DECEMBER 31,        JUNE 30,
                                            ------------------------   -----------------
                                             1997     1998     1999     1999      2000
                                            ------   ------   ------   -------   -------
                                                                          (UNAUDITED)
Current:
  Federal.................................  $1,625   $2,073   $   --   $   --    $   --
  State...................................     228      273       --       --        --
Deferred:
  Federal.................................     942    1,092    3,646    2,538     1,528
  State...................................     125      151      498      342       207
                                            ------   ------   ------   ------    ------
                                            $2,920   $3,589   $4,144   $2,880    $1,735
                                            ======   ======   ======   ======    ======

     Reconciliations from the provision for income taxes at the U.S. federal statutory rate to the effective tax rate for the provision for income taxes are as follows (in thousands):

                                                                       SIX MONTHS ENDED
                                            YEAR ENDED DECEMBER 31,        JUNE 30,
                                            ------------------------   -----------------
                                             1997     1998     1999     1999      2000
                                            ------   ------   ------   -------   -------
                                                                          (UNAUDITED)
Income taxes at statutory rate............  $2,743   $3,301   $3,819   $2,657    $1,600
Increase (decrease) resulting from:
  State taxes, net of federal income tax
     benefit..............................     229      276      324      222       133
  Other...................................     (52)      12        1        1         2
                                            ------   ------   ------   ------    ------
Provision for income taxes................  $2,920   $3,589   $4,144   $2,880    $1,735
                                            ======   ======   ======   ======    ======

     Significant components of deferred tax liabilities and assets are as follows (in thousands):

                                                          DECEMBER 31,
                                                        ----------------
                                                         1998     1999     JUNE 30, 2000
                                                        ------   -------   -------------
                                                                            (UNAUDITED)
Deferred tax liabilities:
  Property, plant and equipment.......................  $8,623   $16,526      $26,891
Deferred tax assets:
  Net operating loss carryforward.....................  $   --   $ 3,709      $12,305
  Environmental liability.............................     346       870          907
                                                        ------   -------      -------
          Total deferred tax assets...................  $  346   $ 4,579      $13,212
                                                        ------   -------      -------
          Net deferred tax liabilities................  $8,277   $11,947      $13,679
                                                        ======   =======      =======

     For the year 1999, Williams Facilities recognized a $9.8 million federal net operating loss for income tax purposes.

     Payments to Williams in lieu of income taxes were $1.9 million and $2.3 million for the years ended December 31, 1998 and 1999, respectively.

                      WILLIAMS ENERGY PARTNERS PREDECESSOR
                  (A DIVISION OF THE WILLIAMS COMPANIES, INC.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

10. STOCK-BASED COMPENSATION

     Williams Facilities does not issue stock options, stock-appreciation rights, restricted stock or deferred stock. Employees receive such awards from Williams. Williams has several plans providing for common-stock-based awards to employees. The plans permit the granting of various types of awards including, but not limited to, stock options, stock-appreciation rights, restricted stock and deferred stock. Awards may be granted for no consideration other than prior and future services or based on certain financial performance targets being achieved. The purchase price per share for stock options and the grant price for stock-appreciation rights may not be less than the market price of the underlying stock on the date of grant. Depending upon terms of the respective plans, stock options generally become exercisable after three or five years, subject to accelerated vesting if certain future Williams' stock prices or if specific Williams' financial performance targets are achieved. Stock options expire 10 years after grant.

     The following summary reflects Williams' stock option activity for 1997, 1998 and 1999, for those employees solely supporting Williams Facilities' operations:

                                           1997                  1998                  1999
                                    -------------------   -------------------   -------------------
                                              WEIGHTED-             WEIGHTED-             WEIGHTED-
                                               AVERAGE               AVERAGE               AVERAGE
                                              EXERCISE              EXERCISE              EXERCISE
                                    OPTIONS     PRICE     OPTIONS     PRICE     OPTIONS     PRICE
                                    -------   ---------   -------   ---------   -------   ---------
Outstanding -- beginning of
  year............................  20,004     $16.16     27,504     $20.56     39,402     $24.72
Granted...........................  14,000      24.57     13,400      31.98     16,600      40.26
Exercised.........................  (6,500)     15.66     (1,502)     13.31     (2,000)     16.69
                                    ------                ------                ------
Outstanding -- ending of year.....  27,504      20.56     39,402      24.72     54,002      29.79
                                    ======                ======                ======
Exercisable at end of year........  13,504      16.40     26,002      20.98     54,002      29.79
                                    ======                ======                ======

     The following summary provides information about outstanding and exercisable Williams stock options, held by Williams Facilities employees, at December 31, 1999:

                                                                                WEIGHTED-
                                                                   WEIGHTED-     AVERAGE
                                                                    AVERAGE     REMAINING
                                                                   EXERCISE    CONTRACTUAL
               RANGE OF EXERCISE PRICES                  OPTIONS     PRICE        LIFE
               ------------------------                  -------   ---------   -----------
$16.13 to $23.00.......................................  18,668     $19.61      7.1 years
$27.38 to $34.38.......................................  18,734      30.67      8.5 years
$39.94 to $40.50.......................................  16,600      40.26      9.5 years
                                                         ------
          Total........................................  54,002     $29.79      8.5 years
                                                         ======

     The estimated fair value at the date of grant of options for Williams common stock granted in 1997, 1998 and 1999, using the Black-Scholes option pricing model, is as follows (in thousands):

                                                              1997    1998     1999
                                                              -----   -----   ------
Weighted-average grant date fair value of options for
  Williams common stock granted during the year.............  $7.15   $8.19   $11.90
Assumptions:
  Dividend yield............................................    1.7%    2.0%     1.5%
  Volatility................................................   26.0%   25.0%    28.0%
  Risk-free interest rate...................................    6.1%    5.3%     5.6%
  Expected life (years).....................................    5.0     5.0      5.0

                      WILLIAMS ENERGY PARTNERS PREDECESSOR
                  (A DIVISION OF THE WILLIAMS COMPANIES, INC.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Pro forma net income, assuming Williams Facilities had applied the fair-value method of SFAS No. 123, "Accounting for Stock-Based Compensation" in measuring compensation costs beginning with 1997 employee stock-based awards, are as follows (in thousands):

                                     1997                   1998                   1999
                             --------------------   --------------------   --------------------
                             PRO FORMA   REPORTED   PRO FORMA   REPORTED   PRO FORMA   REPORTED
                             ---------   --------   ---------   --------   ---------   --------
Net income.................   $4,837      $4,917     $5,785      $5,843     $6,579      $6,766

     Pro forma amounts for 1997 include the remaining total compensation expense from the awards made in 1996, because these awards fully vested in 1997 as a result of the accelerated vesting provisions. Pro forma amounts for 1998 include the remaining total compensation expense from the awards made in 1997, because these awards fully vested in 1998 as a result of the accelerated vesting provisions. Pro forma amounts for 1999 include the remaining total compensation expense from Williams awards made in 1998 and the total compensation expense from Williams awards made in 1999 as a result of the accelerated vesting provisions. Since compensation expense from stock options is recognized over the future years' vesting period for pro forma disclosure purposes, and additional awards generally are made each year, pro forma amounts may not be representative of future years' amounts.

11. SEGMENT DISCLOSURES

     Management evaluates performance based upon segment profit or loss from operations which includes revenues from affiliate and external customers, operating costs and expenses and depreciation. The accounting policies of the segments are the same as those described in Note 3 -- Summary of Significant Accounting Policies. Affiliate revenues are accounted for as if the sales were to unaffiliated third parties, that is, at current market prices.

     Williams Facilities' reportable segments are strategic business units that offer different products and services. The segments are managed separately because each segment requires different marketing strategies and business knowledge.

                                                          SIX MONTHS ENDED                 SIX MONTHS ENDED
                                                           JUNE 30, 1999                     JUNE 30, 2000
                                                   ------------------------------   -------------------------------
                                                   PETROLEUM                        PETROLEUM
                                                    PRODUCT    AMMONIA               PRODUCT    AMMONIA
                                                   TERMINALS   PIPELINE    TOTAL    TERMINALS   PIPELINE    TOTAL
                                                   ---------   --------   -------   ---------   --------   --------
                                                            (UNAUDITED)                       (UNAUDITED)
                                                                            (IN THOUSANDS)
Revenues:
  Third party customers..........................   $ 5,528    $ 6,935    $12,463   $ 21,245    $ 5,957    $ 27,202
  Affiliate customers............................     2,709         --      2,709      9,418         --       9,418
                                                    -------    -------    -------   --------    -------    --------
        Total revenues...........................   $ 8,237    $ 6,935    $15,172   $ 30,663    $ 5,957    $ 36,620
Operating expenses...............................   $ 3,737    $ 1,634    $ 5,371   $ 13,724    $ 1,812    $ 15,536
Depreciation.....................................       538        320        858      4,081        322       4,403
Affiliate general and administrative expenses....     1,254        772      2,026      4,888        978       5,866
                                                    -------    -------    -------   --------    -------    --------
Segment profit...................................   $ 2,708    $ 4,209    $ 6,917   $  7,970    $ 2,845    $ 10,815
                                                    =======    =======    =======   ========    =======    ========
Additions to long-lived assets...................   $12,650    $    93    $12,743   $  2,419    $   140    $  2,559

                                                          AS OF JUNE 30, 1999              AS OF JUNE 30, 2000
                                                     -----------------------------   -------------------------------
                                                              (UNAUDITED)                      (UNAUDITED)
Affiliate note receivable..........................   $    --    $14,185   $14,185   $     --    $    --    $     --
Affiliate note payable.............................        --        --         --    202,878         --     202,878
Total assets.......................................    23,953    54,616     78,569    271,600     21,729     293,329

                      WILLIAMS ENERGY PARTNERS PREDECESSOR
                  (A DIVISION OF THE WILLIAMS COMPANIES, INC.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                            YEAR ENDED DECEMBER 31, 1997     YEAR ENDED DECEMBER 31, 1998     YEAR ENDED DECEMBER 31, 1999
                           ------------------------------   ------------------------------   -------------------------------
                           PETROLEUM                        PETROLEUM                        PETROLEUM
                            PRODUCT    AMMONIA               PRODUCT    AMMONIA               PRODUCT    AMMONIA
                           TERMINALS   PIPELINE    TOTAL    TERMINALS   PIPELINE    TOTAL    TERMINALS   PIPELINE    TOTAL
                           ---------   --------   -------   ---------   --------   -------   ---------   --------   --------
                                                                    (IN THOUSANDS)
Revenues:
  Third party
    customers............   $ 4,128    $13,413    $17,541    $ 5,114    $13,703    $18,817   $ 25,330    $12,139    $ 37,469
  Affiliate customers....     1,985         --      1,985      2,029         --      2,029      6,919         --       6,919
                            -------    -------    -------    -------    -------    -------   --------    -------    --------
        Total revenues...   $ 6,113    $13,413    $19,526    $ 7,143    $13,703    $20,846   $ 32,249    $12,139    $ 44,388
Operating expenses.......   $ 2,545    $ 4,631    $ 7,176    $ 3,544    $ 4,074    $ 7,618   $ 15,108    $ 3,527    $ 18,635
Depreciation.............       498        602      1,100        562        628      1,190      3,969        641       4,610
Affiliate general and
  administrative
  expenses...............     2,374      2,229      4,603      2,049      1,901      3,950      3,915      1,543       5,458
                            -------    -------    -------    -------    -------    -------   --------    -------    --------
Segment profit...........   $   696    $ 5,951    $ 6,647    $   988    $ 7,100    $ 8,088   $  9,257    $ 6,428    $ 15,685
                            =======    =======    =======    =======    =======    =======   ========    =======    ========
Additions to long-lived
  assets.................   $ 2,630    $ 1,361    $ 3,991    $ 6,403    $ 1,275    $ 7,678   $227,243    $   384    $227,627

                              AS OF DECEMBER 31, 1997         AS OF DECEMBER 31, 1998         AS OF DECEMBER 31, 1999
                           -----------------------------   -----------------------------   ------------------------------
Affiliate note
  receivable.............   $    --    $23,628   $23,628    $    --    $24,794   $24,794   $     --    $   --    $     --
Affiliate note payable           --        --         --         --        --         --    197,165        --     197,165
Total assets.............    17,414    47,902     65,316     19,321    53,681     73,002    261,425    21,914     283,339

12. COMMITMENTS AND CONTINGENT LIABILITIES

     In conjunction with the acquisition of the Gulf Coast marine terminals, Hess disclosed to Williams Facilities that there are no material claims, actions or proceedings, other than environmental, pending or threatened against Hess relating to the assets acquired by Williams. Hess agreed to indemnify Williams Facilities against all demands, actions or causes of action, judgments, damages, obligations, liabilities and claims of every type and nature, other than for environmental matters, incurred by Williams Facilities within 18 months after the close date. Hess' maximum liability for such matters is limited to $5.0 million, unless the indemnification is related to any claims related to TPC, in which case Hess' liability is limited to $1.0 million.

     In addition, Hess has disclosed to Williams Facilities all suits, actions, claims, arbitrations, administrative, governmental investigation, or other legal proceedings pending or threatened, against or related to the assets acquired by Williams Facilities, which arise under environmental law. Hess agreed to indemnify Williams Facilities against all environmental claims and losses arising from any matters included in that disclosure. In the event that Hess' disclosure is determined by Williams Facilities to be untrue within 18 months after the close date, Williams Facilities will be liable for the first $2.5 million of environmental losses, Hess will be liable for the next $12.5 million of losses, and Williams Facilities will assume responsibility for any losses in excess of $15.0 million. At June 30, 2000 and December 31, 1999, Williams Facilities had accrued $1.2 million for costs that may not be recoverable under Hess' indemnification.

     Estimated liabilities for environmental costs, primarily associated with the petroleum product terminal operations, were $0.9 million and $2.3 million at December 31, 1998 and 1999, respectively, and $2.4 million at June 30, 2000 (unaudited). Management estimates that expenditures for environmental remediation liabilities will be incurred over the next five years. Receivables associated with environmental liabilities of $0.2 million and $0.3 million at December 31, 1998 and 1999, respectively, and $0.3 million at June 30, 2000 (unaudited), have been recognized as recoverable from third parties. These estimates, provided on an undiscounted basis, were determined based primarily on data provided by a third-party

                      WILLIAMS ENERGY PARTNERS PREDECESSOR
                  (A DIVISION OF THE WILLIAMS COMPANIES, INC.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

environmental evaluation consultant. These liabilities have been classified as current or noncurrent based on management's estimates regarding the timing of actual payments.

     Williams Facilities is party to various other claims, legal actions and complaints arising in the ordinary course of business. In the opinion of management, the ultimate resolution of all claims, legal actions and complaints after consideration of amounts accrued, insurance coverage, or other indemnification arrangements will not have a material adverse effect upon Williams Facilities' future financial position, results of operations or cash flows.

     Capital expenditure commitments were $4.4 million at December 31, 1999.

13. RECENT DEVELOPMENTS

     Williams Facilities plans to enter into an agreement with the Partnership, whereby Williams will contribute Williams Facilities in exchange for certain of the proceeds from an initial public offering of common units of the Partnership and long-term debt. The transaction is expected to close prior to March 31, 2001. The general partner of the Partnership is Williams GP LLC. Williams Facilities' deferred income tax liabilities and a portion of the affiliate note payable will be contributed as Williams' investment in common and subordinated units of the Partnership as well as in the general partner of the Partnership. Williams will also reimburse the Partnership for certain environmental remediation costs incurred by the Partnership related to environmental matters after the closing date.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
The Williams Companies, Inc.

     We have audited the accompanying combined balance sheets of Marine Terminals Predecessor (A Division of Amerada Hess Corporation) (see Note 1) as of December 31, 1998 and July 31, 1999, and the related combined statements of income and divisional equity and cash flows for the years ended December 31, 1997 and 1998 and the seven months ended July 31, 1999. These financial statements are the responsibility of The Williams Companies, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Marine Terminals Predecessor (A Division of Amerada Hess Corporation) (see Note 1), at December 31, 1998 and July 31, 1999, and the results of their operations and their cash flows for the years ended December 31, 1997 and 1998 and the seven months ended July 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                            /s/  ERNST & YOUNG LLP

Tulsa, Oklahoma
October 13, 2000

                          MARINE TERMINALS PREDECESSOR
                    (A DIVISION OF AMERADA HESS CORPORATION)

                            COMBINED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                              DECEMBER 31,   JULY 31,
                                                                  1998         1999
                                                              ------------   --------
                                       ASSETS

Current assets:
  Cash......................................................    $   581      $    23
  Accounts receivable.......................................      2,416        1,694
  Due from affiliates.......................................        433          248
  Deferred income taxes.....................................         --           52
  Other current assets......................................        159          394
                                                                -------      -------
          Total current assets..............................    $ 3,589      $ 2,411
Property, plant and equipment, net..........................     31,403       29,688
                                                                -------      -------
          Total assets......................................    $34,992      $32,099
                                                                =======      =======

                          LIABILITIES AND DIVISIONAL EQUITY

Current liabilities:
  Accounts payable..........................................    $   447      $ 1,678
  Customer prepayments......................................        558           --
  Accrued severance.........................................         --        1,475
  Accrued environmental liabilities.........................         --          455
  Accrued property taxes....................................      1,361          875
  Other accrued liabilities.................................        236          268
  Income taxes payable -- parent............................      9,866        5,274
                                                                -------      -------
          Total current liabilities.........................    $12,468      $10,025
Accrued environmental liabilities...........................      1,360        1,233
Deferred income taxes.......................................      8,743        8,193
Commitments and contingencies
Divisional equity...........................................     12,421       12,648
                                                                -------      -------
          Total liabilities and divisional equity...........    $34,992      $32,099
                                                                =======      =======

                            See accompanying notes.

                          MARINE TERMINALS PREDECESSOR
                    (A DIVISION OF AMERADA HESS CORPORATION)

              COMBINED STATEMENTS OF INCOME AND DIVISIONAL EQUITY
                                 (IN THOUSANDS)

                                                             YEAR ENDED DECEMBER 31,   SEVEN MONTHS
                                                             -----------------------       ENDED
                                                                1997         1998      JULY 31, 1999
                                                             ----------   ----------   -------------
Revenues...................................................   $ 37,104     $ 39,979       $22,480
Affiliate revenues.........................................      1,079        4,135         2,378
                                                              --------     --------       -------
          Total revenues...................................   $ 38,183     $ 44,114       $24,858
Costs and expenses:
  Operating and maintenance................................   $ 14,668     $ 16,418       $12,389
  Affiliate general and administrative.....................      1,144        1,097           638
  General and administrative...............................        132          117           101
  Depreciation.............................................      4,922        4,627         2,630
                                                              --------     --------       -------
          Total costs and expenses.........................   $ 20,866     $ 22,259       $15,758
                                                              --------     --------       -------
Operating profit...........................................   $ 17,317     $ 21,855       $ 9,100
Other income (expense), net................................         11          270           (19)
                                                              --------     --------       -------
Income before income taxes.................................   $ 17,328     $ 22,125       $ 9,081
Income taxes...............................................      6,633        8,466         3,584
                                                              --------     --------       -------
Net income.................................................   $ 10,695     $ 13,659       $ 5,497
                                                              ========     ========       =======
Divisional Equity:
At beginning of period.....................................   $ 22,819     $ 17,696       $12,421
Net income.................................................     10,695       13,659         5,497
Distributions to parent, net...............................    (15,818)     (18,934)       (5,270)
                                                              --------     --------       -------
At end of period...........................................   $ 17,696     $ 12,421       $12,648
                                                              ========     ========       =======

                            See accompanying notes.

                          MARINE TERMINALS PREDECESSOR
                    (A DIVISION OF AMERADA HESS CORPORATION)

                        COMBINED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                             YEAR ENDED DECEMBER 31,   SEVEN MONTHS
                                                             -----------------------       ENDED
                                                                1997         1998      JULY 31, 1999
                                                             ----------   ----------   -------------
Operating activities:
  Net income...............................................   $ 10,695     $ 13,659       $ 5,497
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation..........................................      4,922        4,627         2,630
     Deferred income taxes.................................       (553)      (1,132)         (602)
     Changes in operating assets and liabilities:
       Accounts receivable.................................      1,051       (1,219)          722
       Other current assets................................         84          119          (235)
       Accounts payable....................................        230         (220)          874
       Customer prepayments................................         --          558          (558)
       Due from affiliates.................................       (126)        (307)          185
       Other accrued liabilities...........................         23           50            32
       Accrued severance...................................         --           --         1,475
       Accrued environmental liabilities...................         --          762           328
       Accrued property taxes..............................        718          (66)         (486)
       Income taxes payable -- parent......................        340        3,074        (4,592)
                                                              --------     --------       -------
          Net cash provided by operating activities........   $ 17,384     $ 19,905       $ 5,270
Investing activities:
  Additions to property, plant and equipment...............   $ (1,442)    $   (514)      $  (915)
  Changes in accounts payable..............................         --           --           357
                                                              --------     --------       -------
          Net cash used in investing activities............   $ (1,442)    $   (514)      $  (558)
Financing activities:
  Distributions to parent, net.............................   $(15,818)    $(18,934)      $(5,270)
                                                              --------     --------       -------
          Net cash used in financing activities............   $(15,818)    $(18,934)      $(5,270)
                                                              --------     --------       -------
Net change in cash.........................................   $    124     $    457       $  (558)
Cash at beginning of period................................         --          124           581
                                                              --------     --------       -------
Cash at end of period......................................   $    124     $    581       $    23
                                                              ========     ========       =======
Supplemental cash flow information:
  Cash paid to parent for income taxes.....................   $  6,846     $  6,524       $ 8,778
                                                              ========     ========       =======

                            See accompanying notes.

                          MARINE TERMINALS PREDECESSOR
                    (A DIVISION OF AMERADA HESS CORPORATION)

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

     On May 10, 1999, The Williams Companies, Inc. ("Williams"), through a wholly owned subsidiary, entered into a transaction to purchase from Amerada Hess Corporation ("Hess" or the "Parent") its Gulf Coast Division terminals ("Gulf Coast Terminals") and Terminal Pipeline Company ("TPC"), a wholly owned subsidiary of Hess, for approximately $211 million. The transaction closed on July 30, 1999 with an effective date of August 1, 1999. The Gulf Coast Terminals consisted of three storage and distribution terminals located in Houston and Corpus Christi, Texas and Marrero, Louisiana, which have marine, pipeline, rail and truck capabilities for loading and unloading. TPC is a pipeline that begins at a connection east of the Houston Ship Channel and terminates at the Houston terminal.

     The accompanying combined financial statements include the historical accounts of the Gulf Coast Terminals and TPC (collectively the "Marine Terminals Predecessor" or "Gulf Coast Marine Facilities"). All significant transactions and balances between the storage and distribution terminals and TPC were eliminated.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION

     Revenues from terminalling and transportation activities were recognized upon providing services to the customer.

ACCOUNTS RECEIVABLE

     The Gulf Coast Marine Facilities provided services primarily to companies in the energy industry. The Gulf Coast Marine Facilities performed ongoing credit evaluations of its customers' financial condition and frequently required payments in advance. The Gulf Coast Marine Facilities had no allowance for doubtful accounts recorded at December 31, 1998 or July 31, 1999.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment were recorded at cost. Depreciation was provided using the straight-line method over the estimated useful lives of the related assets, ranging from five to 20 years. Upon retirement or sale, the Gulf Coast Marine Facilities would remove the cost of the assets and the related accumulated depreciation from the accounts and reflect any resulting gains or losses in the statement of income.

ENVIRONMENTAL EXPENDITURES

     Environmental expenditures were expensed or capitalized as appropriate, depending upon their future economic benefit. Expenditures that related to an existing condition caused by past operations, and that did not have future economic benefit, were expensed. Liabilities for these expenditures were recorded on an undiscounted basis when environmental assessments and/or cleanups were probable, and the costs could be reasonably estimated.

INCOME TAXES

     The Gulf Coast Marine Facilities' operations were included in Hess' consolidated federal income tax return. Deferred income taxes were computed using the liability method and were provided on all temporary differences between the financial basis and tax basis of the Gulf Coast Marine Facilities' assets and liabilities. Valuation allowances were established to reduce deferred tax assets to an amount that was more likely than not to be realized.

                          MARINE TERMINALS PREDECESSOR
                    (A DIVISION OF AMERADA HESS CORPORATION)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3. PROPERTY, PLANT AND EQUIPMENT

     The components of property, plant and equipment, at cost, and the related accumulated depreciation at December 31, 1998 and July 31, 1999 were as follows (in thousands):

                                                                1998       1999
                                                              --------   --------
Terminals...................................................  $113,873   $115,063
Buildings...................................................       888        888
Pipeline....................................................     2,906      2,906
Construction work in progress...............................       286         10
Land........................................................     2,131      2,131
Other.......................................................       868        851
                                                              --------   --------
          Total property, plant and equipment...............  $120,952   $121,849
Accumulated depreciation....................................   (89,549)   (92,161)
                                                              --------   --------
          Property, plant and equipment, net................  $ 31,403   $ 29,688
                                                              ========   ========

4. RELATED PARTY TRANSACTIONS

     The Gulf Coast Marine Facilities was allocated from Hess a portion of general corporate governance costs, which included, among other things, costs attributable to senior management, human resources, treasury and information technology. Allocations were determined based on estimates of the actual time spent by personnel within each of the Hess cost centers providing services to the Gulf Coast Marine Facilities. These allocated costs totaled $0.4 million, $0.3 million and $0.2 million for the years ended December 31, 1997 and 1998 and the seven months ended July 31, 1999, respectively.

     In addition, Hess administered all benefits for employees of the Gulf Coast Marine Facilities. An allocation of the total cost of employee benefits incurred by Hess was reflected in the accounts of the Gulf Coast Marine Facilities. Such costs included, among other things, the cost of employer contributions to Hess' defined contribution plan, pension expense attributable to Hess' defined benefit plan, payroll taxes and insurance benefits. These allocated costs totaled $0.8 million, $0.8 million and $0.5 million for the years ended December 31, 1997 and 1998, and seven months ended July 31, 1999, respectively. Approximately 45% of the Gulf Coast Marine Facilities employees were employed under a union contract that expires on April 30, 2001. The employees filed a petition with the National Labor Relations Board to decertify the contract as a result of the acquisition by Williams. The union has in turn filed a lawsuit to prevent employees from taking this action. If the union lawsuit is successful, we intend to renegotiate a new labor agreement covering this facility with the union.

     Certain cash transactions occurred between the Gulf Coast Marine Facilities and Hess during the periods described in the financial statements, including several distributions from the Gulf Coast Marine Facilities to Hess. Beginning in October 1998, all cash receipts from external customers for services provided by the Gulf Coast Marine Facilities were remitted to a lockbox and swept to a Hess corporate bank account. Also beginning in October 1998, all disbursements to external parties for services provided to the Gulf Coast Marine Facilities were made from a Hess corporate bank account. The net activity from

                          MARINE TERMINALS PREDECESSOR
                    (A DIVISION OF AMERADA HESS CORPORATION)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

these transactions was presented as "distributions to parent, net" in the accompanying statements of cash flows.

5. INCOME TAXES

     Components of the provision for income taxes for the years ended December 31, 1997 and 1998, and seven months ended July 31, 1999 were as follows (in thousands):

                                                              1997     1998     1999
                                                             ------   ------   ------
Federal:
  Current..................................................  $6,247   $8,343   $3,640
  Deferred.................................................    (481)    (984)    (524)
                                                             ------   ------   ------
                                                             $5,766   $7,359   $3,116
State:
  Current..................................................  $  939   $1,255   $  546
  Deferred.................................................     (72)    (148)     (78)
                                                             ------   ------   ------
                                                             $  867   $1,107   $  468
                                                             ------   ------   ------
          Total............................................  $6,633   $8,466   $3,584
                                                             ======   ======   ======

     Differences between the provision for income taxes and income taxes computed using the U.S. federal statutory income tax rate (35%) for the years ended December 31, 1997 and 1998 and seven months ended July 31, 1999 and were as follows (in thousands):

                                                              1997     1998     1999
                                                             ------   ------   ------
Amount computed using the statutory rate...................  $6,065   $7,744   $3,178
State income taxes (net of federal benefit)................     564      719      305
Nondeductible expenditures.................................      --       --       97
Other......................................................       4        3        4
                                                             ------   ------   ------
          Provision for income taxes.......................  $6,633   $8,466   $3,584
                                                             ======   ======   ======

     The significant components of deferred tax assets and liabilities at December 31, 1998 and July 31, 1999 were as follows (in thousands):

                                                               1998     1999
                                                              ------   ------
Deferred tax liabilities:
  Property, plant and equipment.............................  $9,262   $8,678
Deferred tax assets:
  Environmental liabilities.................................     519      537
                                                              ------   ------
          Net deferred tax liabilities......................  $8,743   $8,141
                                                              ======   ======

6. CONTINGENCIES

     On April 27, 1993, the Texas Natural Resource Conservation Commission ("TNRCC," then known as the Texas Water Commission) notified Hess of alleged violations of the Texas Water Code as a result of alleged discharges of hydrocarbon compounds into the groundwater in the vicinity of the Gulf Coast Marine Facilities' terminal in Corpus Christi, Texas. The Gulf Coast Marine Facilities settled all civil liabilities with TNRCC that might have attached as a result of the alleged discharge of hydrocarbons and certain specified waste disposal and wastewater discharge allegations during 1999 for $0.3 million.

                          MARINE TERMINALS PREDECESSOR
                    (A DIVISION OF AMERADA HESS CORPORATION)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     The Gulf Coast Marine Facilities investigated and disclosed to TNRCC allegations made to its internal reporting hotline of noncompliance with state environmental regulations at the Galena Park, Texas terminal. The Gulf Coast Marine Facilities' investigations focused on whether (i) the vapor control system at Galena Park met applicable regulatory requirements during loading of marine vessels; and (ii) Galena Park implemented required controls on air emissions resulting from tank cleaning operations. It is not possible for the management of the Gulf Coast Marine Facilities to state whether any proceedings arising out of the investigations will be commenced against the Gulf Coast Marine Facilities, or what claims would be asserted or what relief would be sought.

     The Gulf Coast Marine Facilities accrued $1.3 million and $1.7 million at December 31, 1998 and July 31, 1999, respectively, related to all known environmental liabilities associated with its operations. These estimates, provided on an undiscounted basis, were determined based primarily on data provided by a third-party environmental evaluation service. These liabilities were classified as current or noncurrent based on management's estimates regarding the timing of actual payments.

     The Gulf Coast Marine Facilities was from time-to-time involved in other judicial and administrative proceedings, including proceedings relating to other environmental matters. Although the ultimate outcome of these proceedings cannot be ascertained, some of them may be resolved adversely to the Gulf Coast Marine Facilities. In management's opinion, based upon currently known facts and circumstances, such proceedings in the aggregate will not have a material adverse effect on the financial condition, results of operations or cash flows of the Gulf Coast Marine Facilities.

7. SIGNIFICANT CUSTOMER CONCENTRATIONS

     The Gulf Coast Marine Facilities' sales to one customer, Equistar, represented 32%, 24%, and 20% of total sales for the years ended December 31, 1997 and 1998, and the seven months ended July 31, 1999, respectively.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
The Williams Companies, Inc.

     We have audited the accompanying balance sheet of Williams Energy Partners L.P. as of October 13, 2000. This balance sheet is the responsibility of The Williams Companies, Inc.'s management. Our responsibility is to express an opinion on this balance sheet based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

     In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Williams Energy Partners L.P. at October 13, 2000, in conformity with accounting principles generally accepted in the United States.

                                            /s/  ERNST & YOUNG LLP

Tulsa, Oklahoma
October 13, 2000

                         WILLIAMS ENERGY PARTNERS L.P.

                                 BALANCE SHEET
                                OCTOBER 13, 2000

                               ASSETS
Current assets:
  Cash......................................................   $1,000
                                                               ------
          Total assets......................................   $1,000
                                                               ======
                          PARTNERS' EQUITY
Limited partner's equity....................................   $  990
General partner's equity....................................       10
                                                               ------
          Total partners' equity............................   $1,000
                                                               ======

                             See accompanying note.

                         WILLIAMS ENERGY PARTNERS L.P.

                             NOTE TO BALANCE SHEET

1. NATURE OF OPERATIONS

     Williams Energy Partners L.P. ("Partnership") is a Delaware limited partnership formed on August 30, 2000 to ultimately acquire the petroleum product terminal and ammonia pipeline and terminalling system assets of Williams Energy Partners Predecessor (A Division of The Williams Companies, Inc.). In order to simplify Partnership's obligations under the laws of selected jurisdictions in which Partnership will conduct business, Partnership's activities will be conducted through a 99%-owned operating partnership.

     Partnership intends to offer 3,750,000 common units, representing limited partner interests, pursuant to a public offering and to concurrently issue 1,929,694 common units and 5,679,694 subordinated units, representing additional limited partner interests, to an affiliate of The Williams Companies, Inc., as well as an aggregate 2% general partner interest in Partnership and its operating partnership on a combined basis to Williams GP LLC.

     Williams GP LLC, as general partner, contributed $10 and an affiliate of The Williams Companies, Inc., as the organizational limited partner, contributed $990 to Partnership on October 13, 2000. There have been no other transactions involving Partnership as of October 13, 2000.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
The Williams Companies, Inc.

     We have audited the accompanying balance sheet of Williams GP LLC as of October 13, 2000. This balance sheet is the responsibility of the Williams Companies, Inc.'s management. Our responsibility is to express an opinion on this balance sheet based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

     In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Williams GP LLC at October 13, 2000, in conformity with accounting principles generally accepted in the United States.

                                          /s/  ERNST & YOUNG LLP

Tulsa, Oklahoma
October 13, 2000

                                WILLIAMS GP LLC

                                 BALANCE SHEET
                                OCTOBER 13, 2000

                               ASSETS
Current assets:
  Cash......................................................   $  990
  Investment in Williams Energy Partners L.P................       10
                                                               ------
          Total assets......................................   $1,000
                                                               ======
                           OWNER'S EQUITY
Owner's Equity..............................................   $1,000
                                                               ------
          Total owner's equity..............................   $1,000
                                                               ======

                             See accompanying note.

                                WILLIAMS GP LLC

                             NOTE TO BALANCE SHEET

1. NATURE OF OPERATIONS

     Williams GP LLC ("General Partner") is a Delaware limited liability company formed on August 30, 2000 to become the general partner of Williams Energy Partners L.P. ("Partnership"). General Partner is an indirect wholly-owned subsidiary of The Williams Companies, Inc. General Partner owns a 1% general partner interest in Partnership. General Partner intends to purchase a 1% general partner interest in the Partnership's 99%-owned operating partnership once the operating partnership is formed.

     On October 13, 2000, an affiliate of The Williams Companies, Inc. contributed $1,000 to Williams GP LLC in exchange for a 100% ownership interest.

     General Partner has invested $10 in Partnership. There have been no other transactions involving General Partner as of October 13, 2000.

                                                                      APPENDIX A

                              AMENDED AND RESTATED

                        AGREEMENT OF LIMITED PARTNERSHIP

                                       OF

                         WILLIAMS ENERGY PARTNERS L.P.

                               TABLE OF CONTENTS

                                    ARTICLE I.
                                   DEFINITIONS
Section 1.1.    Definitions.................................................   A-1
Section 1.2.    Construction................................................  A-14

                                   ARTICLE II.
                                   ORGANIZATION
Section 2.1.    Formation...................................................  A-15
Section 2.2.    Name........................................................  A-15
Section 2.3.    Registered Office; Registered Agent; Principal Office; Other
                Offices.....................................................  A-15
Section 2.4.    Purpose and Business........................................  A-15
Section 2.5.    Powers......................................................  A-16
Section 2.6.    Power of Attorney...........................................  A-16
Section 2.7.    Term........................................................  A-17
Section 2.8.    Title to Partnership Assets.................................  A-17

                                   ARTICLE III.
                            RIGHTS OF LIMITED PARTNERS
Section 3.1.    Limitation of Liability.....................................  A-18
Section 3.2.    Management of Business......................................  A-18
Section 3.3.    Outside Activities of the Limited Partners..................  A-18
Section 3.4.    Rights of Limited Partners..................................  A-18

                                   ARTICLE IV.
         CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP INTERESTS;
                       REDEMPTION OF PARTNERSHIP INTERESTS
Section 4.1.    Certificates................................................  A-19
Section 4.2.    Mutilated, Destroyed, Lost or Stolen Certificates...........  A-19
Section 4.3.    Record Holders..............................................  A-20
Section 4.4.    Transfer Generally..........................................  A-20
Section 4.5.    Registration and Transfer of Limited Partner Interests......  A-20
Section 4.6.    Transfer of the General Partner's General Partner
                Interest....................................................  A-21
Section 4.7.    Transfer of Incentive Distribution Rights...................  A-22
Section 4.8.    Restrictions on Transfers...................................  A-22
Section 4.9.    Citizenship Certificates; Non-citizen Assignees.............  A-23
Section 4.10.   Redemption of Partnership Interests of Non-citizen
                Assignees...................................................  A-23

                                    ARTICLE V.
           CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS
Section 5.1.    Organizational Contributions................................  A-24
Section 5.2.    Contributions by the General Partner and its Affiliates.....  A-25
Section 5.3.    Contributions by Initial Limited Partners and Reimbursement
                of the General Partner......................................  A-25
Section 5.4.    Interest and Withdrawal.....................................  A-25
Section 5.5.    Capital Accounts............................................  A-26
Section 5.6.    Issuances of Additional Partnership Securities..............  A-28
Section 5.7.    Limitations on Issuance of Additional Partnership
                Securities..................................................  A-29
Section 5.8.    Conversion of Subordinated Units............................  A-30
Section 5.9.    Limited Preemptive Right....................................  A-31
Section 5.10.   Splits and Combination......................................  A-31
Section 5.11.   Fully Paid and Non-Assessable Nature of Limited Partner
                Interests...................................................  A-32

                                   ARTICLE VI.
                          ALLOCATIONS AND DISTRIBUTIONS
Section 6.1.    Allocations for Capital Account Purposes....................  A-32
Section 6.2.    Allocations for Tax Purposes................................  A-38
Section 6.3.    Requirement and Characterization of Distributions;
                Distributions to Record Holders.............................  A-39
Section 6.4.    Distributions of Available Cash from Operating Surplus......  A-40
Section 6.5.    Distributions of Available Cash from Capital Surplus........  A-41
Section 6.6.    Adjustment of Minimum Quarterly Distribution and Target
                Distribution Levels.........................................  A-41
Section 6.7.    Special Provisions Relating to the Holders of Subordinated
                Units.......................................................  A-42
Section 6.8.    Special Provisions Relating to the Holders of Incentive
                Distribution Rights.........................................  A-42
Section 6.9.    Entity-Level Taxation.......................................  A-42

                                   ARTICLE VII.
                       MANAGEMENT AND OPERATION OF BUSINESS
Section 7.1.    Management..................................................  A-43
Section 7.2.    Certificate of Limited Partnership..........................  A-44
Section 7.3.    Restrictions on General Partner's Authority.................  A-45
Section 7.4.    Reimbursement of the General Partner........................  A-45
Section 7.5.    Outside Activities..........................................  A-46
Section 7.6.    Loans from the General Partner; Loans or Contributions from the Partnership; Contracts with Affiliates; Certain
                Restrictions on the General Partner.........................  A-47
Section 7.7.    Indemnification.............................................  A-48
Section 7.8.    Liability of Indemnitees....................................  A-49
Section 7.9.    Resolution of Conflicts of Interest.........................  A-50
Section 7.10.   Other Matters Concerning the General Partner................  A-51
Section 7.11.   Purchase or Sale of Partnership Securities..................  A-52
Section 7.12.   Registration Rights of the General Partner and its
                Affiliates..................................................  A-52
Section 7.13.   Reliance by Third Parties...................................  A-53

                                  ARTICLE VIII.
                      BOOKS, RECORDS, ACCOUNTING AND REPORTS
Section 8.1.    Records and Accounting......................................  A-54
Section 8.2.    Fiscal Year.................................................  A-54
Section 8.3.    Reports.....................................................  A-54

                                   ARTICLE IX.
                                   TAX MATTERS
Section 9.1.    Tax Returns and Information.................................  A-55
Section 9.2.    Tax Elections...............................................  A-55
Section 9.3.    Tax Controversies...........................................  A-55
Section 9.4.    Withholding.................................................  A-55

                                    ARTICLE X.
                              ADMISSION OF PARTNERS
Section 10.1.   Admission of Initial Limited Partners.......................  A-56
Section 10.2.   Admission of Substituted Limited Partner....................  A-56
Section 10.3.   Admission of Successor General Partner......................  A-56
Section 10.4.   Admission of Additional Limited Partners....................  A-56
Section 10.5.   Amendment of Agreement and Certificate of Limited
                Partnership.................................................  A-57

                                   ARTICLE XI.
                        WITHDRAWAL OR REMOVAL OF PARTNERS
Section 11.1.   Withdrawal of the General Partner...........................  A-57
Section 11.2.   Removal of the General Partner..............................  A-58
Section 11.3.   Interest of Departing Partner and Successor General
                Partner.....................................................  A-59
Section 11.4.   Termination of Subordination Period, Conversion of
                Subordinated Units and Extinguishment of Cumulative Common
                Unit Arrearages.............................................  A-60
Section 11.5.   Withdrawal of Limited Partners..............................  A-60

                                   ARTICLE XII.
                           DISSOLUTION AND LIQUIDATION
Section 12.1.   Dissolution.................................................  A-60
Section 12.2.   Continuation of the Business of the Partnership After
                Dissolution.................................................  A-60
Section 12.3.   Liquidator..................................................  A-61
Section 12.4.   Liquidation.................................................  A-62
Section 12.5.   Cancellation of Certificate of Limited Partnership..........  A-62
Section 12.6.   Return of Contributions.....................................  A-62
Section 12.7.   Waiver of Partition.........................................  A-62
Section 12.8.   Capital Account Restoration.................................  A-62

                                  ARTICLE XIII.
            AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE
Section 13.1.   Amendment to be Adopted Solely by the General Partner.......  A-63
Section 13.2.   Amendment Procedures........................................  A-64
Section 13.3.   Amendment Requirements......................................  A-64
Section 13.4.   Special Meetings............................................  A-65
Section 13.5.   Notice of a Meeting.........................................  A-65
Section 13.6.   Record Date.................................................  A-65
Section 13.7.   Adjournment.................................................  A-65
Section 13.8.   Waiver of Notice; Approval of Meeting; Approval of
                Minutes.....................................................  A-65
Section 13.9.   Quorum......................................................  A-66
Section 13.10.  Conduct of a Meeting........................................  A-66
Section 13.11.  Action Without a Meeting....................................  A-66
Section 13.12.  Voting and Other Rights.....................................  A-67

                                   ARTICLE XIV.
                                      MERGER
Section 14.1.   Authority...................................................  A-67
Section 14.2.   Procedure for Merger or Consolidation.......................  A-67
Section 14.3.   Approval by Limited Partners of Merger or Consolidation.....  A-68
Section 14.4.   Certificate of Merger.......................................  A-69
Section 14.5.   Effect of Merger............................................  A-69

                                   ARTICLE XV.
                    RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS
Section 15.1.   Right to Acquire Limited Partner Interests..................  A-70

                                   ARTICLE XVI.
                                GENERAL PROVISIONS
Section 16.1.   Addresses and Notices.......................................  A-72
Section 16.2.   Further Action..............................................  A-72
Section 16.3.   Binding Effect..............................................  A-72
Section 16.4.   Integration.................................................  A-72
Section 16.5.   Creditors...................................................  A-72
Section 16.6.   Waiver......................................................  A-72
Section 16.7.   Counterparts................................................  A-73
Section 16.8.   Applicable Law..............................................  A-73
Section 16.9.   Invalidity of Provisions....................................  A-73
Section 16.10.  Consent of Partners.........................................  A-73

             AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                         WILLIAMS ENERGY PARTNERS L.P.

     THIS AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF WILLIAMS
ENERGY PARTNERS L.P. dated as of           , 2000, is entered into by and among
Williams GP LLC, a Delaware corporation, as the General Partner, and Williams Energy Services, Inc., a Delaware corporation, as the Organizational Limited Partner, together with any other Persons who become Partners in the Partnership or parties hereto as provided herein. In consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE I.

                                  DEFINITIONS

SECTION 1.1. Definitions.

     The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

     "Acquisition" means any transaction in which any Group Member acquires (through an asset acquisition, merger, stock acquisition or other form of investment) control over all or a portion of the assets, properties or business of another Person for the purpose of increasing the operating capacity or revenues of the Partnership Group from the operating capacity or revenues of the Partnership Group existing immediately prior to such transaction.

     "Additional Book Basis" means the portion of any remaining Carrying Value of an Adjusted Property that is attributable to positive adjustments made to such Carrying Value as a result of Book-Up Events. For purposes of determining the extent that Carrying Value constitutes Additional Book Basis:

          (i) Any negative adjustment made to the Carrying Value of an Adjusted Property as a result of either a Book-Down Event or a Book-Up Event shall first be deemed to offset or decrease that portion of the Carrying Value of such Adjusted Property that is attributable to any prior positive adjustments made thereto pursuant to a Book-Up Event or Book-Down Event.

          (ii) If Carrying Value that constitutes Additional Book Basis is reduced as a result of a Book-Down Event and the Carrying Value of other property is increased as a result of such Book-Down Event, an allocable portion of any such increase in Carrying Value shall be treated as Additional Book Basis; provided that the amount treated as Additional Book Basis pursuant hereto as a result of such Book-Down Event shall not exceed the amount by which the Aggregate Remaining Net Positive Adjustments after such Book-Down Event exceeds the remaining Additional Book Basis attributable to all of the Partnership's Adjusted Property after such Book-Down Event (determined without regard to the application of this clause (ii) to such Book-Down Event).

     "Additional Book Basis Derivative Items" means any Book Basis Derivative Items that are computed with reference to Additional Book Basis. To the extent that the Additional Book Basis attributable to all of the Partnership's Adjusted Property as of the beginning of any taxable period exceeds the Aggregate Remaining Net Positive Adjustments as of the beginning of such period (the "Excess Additional Book Basis"), the Additional Book Basis Derivative Items for such period shall be reduced by the amount that bears the same ratio to the amount of Additional Book Basis Derivative Items determined without regard to this sentence as the Excess Additional Book Basis bears to the Additional Book Basis as of the beginning of such period.

     "Additional Limited Partner" means a Person admitted to the Partnership as a Limited Partner pursuant to Section 10.4 and who is shown as such on the books and records of the Partnership.

     "Adjusted Capital Account" means the Capital Account maintained for each Partner as of the end of each fiscal year of the Partnership, (a) increased by any amounts that such Partner is obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5)) and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such fiscal year, are reasonably expected to be allocated to such Partner in subsequent years under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulation Section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such fiscal year, are reasonably expected to be made to such Partner in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Partner's Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 6.1(d)(i) or 6.1(d)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The "Adjusted Capital Account" of a Partner in respect of a General Partner Interest, a Common Unit, a Subordinated Unit or an Incentive Distribution Right or any other specified interest in the Partnership shall be the amount which such Adjusted Capital Account would be if such General Partner Interest, Common Unit, Subordinated Unit, Incentive Distribution Right or other interest in the Partnership were the only interest in the Partnership held by a Partner from and after the date on which such General Partner Interest, Common Unit, Subordinated Unit, Incentive Distribution Right or other interest was first issued.

     "Adjusted Operating Surplus" means, with respect to any period, Operating Surplus generated during such period (a) less (i) any net increase in Working Capital Borrowings during such period and (ii) any net reduction in cash reserves for Operating Expenditures during such period not relating to an Operating Expenditure made during such period, and (b) plus (i) any net decrease in Working Capital Borrowings during such period and (ii) any net increase in cash reserves for Operating Expenditures during such period required by any debt instrument for the repayment of principal, interest or premium. Adjusted Operating Surplus does not include that portion of Operating Surplus included in clause (a)(i) of the definition of Operating Surplus.

     "Adjusted Property" means any property the Carrying Value of which has been adjusted pursuant to Section 5.5(d)(i) or 5.5(d)(ii).

     "Affiliate" means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

     "Aggregate Remaining Net Positive Adjustments" means, as of the end of any taxable period, the sum of the Remaining Net Positive Adjustments of all the Partners.

     "Agreed Allocation" means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of
Section 6.1, including, without limitation, a Curative Allocation (if appropriate to the context in which the term "Agreed Allocation" is used).

     "Agreed Value" of any Contributed Property means the fair market value of such property or other consideration at the time of contribution as determined by the General Partner using such reasonable method of valuation as it may adopt. The General Partner shall, in its discretion, use such method as it deems reasonable and appropriate to allocate the aggregate Agreed Value of Contributed Properties contributed to the Partnership in a single or integrated transaction among each separate property on a basis proportional to the fair market value of each Contributed Property.

     "Agreement" means this Amended and Restated Agreement of Limited Partnership of Williams Energy Partners L.P., as it may be amended, supplemented or restated from time to time.

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     "Assignee" means a Non-citizen Assignee or a Person to whom one or more
Limited Partner Interests have been transferred in a manner permitted under this Agreement and who has executed and delivered a Transfer Application as required by this Agreement, but who has not been admitted as a Substituted Limited Partner.

     "Associate" means, when used to indicate a relationship with any Person,
(a) any corporation or organization of which such Person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest; (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

     "Available Cash" means, with respect to any Quarter ending prior to the Liquidation Date,

          (a) the sum of (i) all cash and cash equivalents of the Partnership Group on hand at the end of such Quarter, and (ii) all additional cash and cash equivalents of the Partnership Group on hand on the date of determination of Available Cash with respect to such Quarter resulting from Working Capital Borrowings made subsequent to the end of such Quarter, less

          (b) the amount of any cash reserves that is necessary or appropriate in the reasonable discretion of the General Partner to (i) provide for the proper conduct of the business of the Partnership Group (including reserves for future capital expenditures and for anticipated future credit needs of the Partnership Group) subsequent to such Quarter, (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject or (iii) provide funds for distributions under Section 6.4 or 6.5 in respect of any one or more of the next four Quarters; provided, however, that the General Partner may not establish cash reserves pursuant to (iii) above if the effect of such reserves would be that the Partnership is unable to distribute the Minimum Quarterly Distribution on all Common Units, plus any Cumulative Common Unit Arrearage on all Common Units, with respect to such Quarter; and, provided further, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the General Partner so determines.

          Notwithstanding the foregoing, "Available Cash" with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

     "Book Basis Derivative Items" means any item of income, deduction, gain or loss included in the determination of Net Income or Net Loss that is computed with reference to the Carrying Value of an Adjusted Property (e.g., depreciation, depletion, or gain or loss with respect to an Adjusted Property).

     "Book-Down Event" means an event which triggers a negative adjustment to the Capital Accounts of the Partners pursuant to Section 5.5(d).

     "Book-Tax Disparity" means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date. A Partner's share of the Partnership's Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner's Capital Account balance as maintained pursuant to Section
5.5 and the hypothetical balance of such Partner's Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.

     "Book-Up Event" means an event which triggers a positive adjustment to the Capital Accounts of the Partners pursuant to Section 5.5(d).

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

     "Business Day" means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the states of New York or Texas shall not be regarded as a Business Day.

     "Capital Account" means the capital account maintained for a Partner pursuant to Section 5.5. The "Capital Account" of a Partner in respect of a General Partner Interest, a Common Unit, a Subordinated Unit, an Incentive Distribution Right or any other Partnership Interest shall be the amount which such Capital Account would be if such General Partner Interest, Common Unit, Subordinated Unit, Incentive Distribution Right or other Partnership Interest were the only interest in the Partnership held by a Partner from and after the date on which such General Partner Interest, Common Unit, Subordinated Unit, Incentive Distribution Right or other Partnership Interest was first issued.

     "Capital Contribution" means any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner contributes to the Partnership pursuant to this Agreement or the Contribution and Conveyance Agreement.

     "Capital Improvement" means any (a) addition or improvement to the capital assets owned by any Group Member or (b) acquisition of existing, or the construction of new capital assets (including, without limitation, pipeline systems, terminalling and storage facilities and related assets), in each case made to increase the operating capacity or revenues of the Partnership Group from the operating capacity or revenues of the Partnership Group existing immediately prior to such addition, improvement, acquisition or construction.

     "Capital Surplus" has the meaning assigned to such term in Section 6.3(a).

     "Carrying Value" means (a) with respect to a Contributed Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Partners' and Assignees' Capital Accounts in respect of such Contributed Property, and (b) with respect to any other Partnership property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Sections 5.5(d)(i) and 5.5(d)(ii) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.

     "Cause" means a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner liable for actual fraud, gross negligence or willful or wanton misconduct in its capacity as general partner of the Partnership.

     "Certificate" means a certificate (i) substantially in the form of Exhibit A to this Agreement, (ii) issued in global form in accordance with the rules and regulations of the Depositary or (iii) in such other form as may be adopted by the General Partner in its discretion, issued by the Partnership evidencing ownership of one or more Common Units or a certificate, in such form as may be adopted by the General Partner in its discretion, issued by the Partnership evidencing ownership of one or more other Partnership Securities.

     "Certificate of Limited Partnership" means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware as referenced in Section 2.1, as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.

     "Citizenship Certification" means a properly completed certificate in such form as may be specified by the General Partner by which an Assignee or a Limited Partner certifies that he (and if he is a nominee holding for the account of another Person, that to the best of his knowledge such other Person) is an Eligible Citizen.

     "Claim" has the meaning assigned to such term in Section 7.12(c).

     "Closing Date" means the first date on which Common Units are sold by the Partnership to the Underwriters pursuant to the provisions of the Underwriting Agreement.

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

     "Closing Price" has the meaning assigned to such term in Section 15.1(a).

     "Code" means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of successor law.

     "Combined Interest" has the meaning assigned to such term in Section
11.3(a).

     "Commission" means the United States Securities and Exchange Commission.

     "Common Unit" means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners and Assignees and of the General Partner (exclusive of its interest as a holder of the General Partner Interest and Incentive Distribution Rights) and having the rights and obligations. specified with respect to Common Units in this Agreement. The term "Common Unit" does not refer to a Subordinated Unit prior to its conversion into a Common Unit pursuant to the terms hereof.

     "Common Unit Arrearage" means, with respect to any Common Unit, whenever issued, as to any Quarter within the Subordination Period, the excess, if any, of (a) the Minimum Quarterly Distribution with respect to a Common Unit in respect of such Quarter over (b) the sum of all Available Cash distributed with respect to a Common Unit in respect of such Quarter pursuant to Section 6.4(a)(i).

     "Conflicts Committee" means a committee of the Board of Directors of the General Partner composed entirely of two or more directors who are neither security holders, officers nor employees of the General Partner nor officers, directors or employees of any Affiliate of the General Partner.

     "Contributed Property" means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Partnership. Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 5.5(d), such property shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.

     "Contribution and Conveyance Agreement" means that certain Contribution, Conveyance and Assumption Agreement, dated as of the Closing Date, among the General Partner, the Partnership, the Operating Partnership and certain other parties, together with the additional conveyance documents and instruments contemplated or referenced thereunder.

     "Cumulative Common Unit Arrearage" means, with respect to any Common Unit, whenever issued, and as of the end of any Quarter, the excess, if any, of (a) the sum resulting from adding together the Common Unit Arrearage as to an Initial Common Unit for each of the Quarters within the Subordination Period ending on or before the last day of such Quarter over (b) the sum of any distributions theretofore made pursuant to Section 6.4(a)(ii) and the second sentence of Section 6.5 with respect to an Initial Common Unit (including any distributions to be made in respect of the last of such Quarters).

     "Curative Allocation" means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 6.1(d)(xi).

     "Current Market Price" has the meaning assigned to such term in Section 15.1(a).

     "Delaware Act" means the Delaware Revised Uniform Limited Partnership Act, 6 Del C. sec. 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

     "Departing Partner" means a former General Partner from and after the effective date of any withdrawal or removal of such former General Partner pursuant to Section 11.1 or 11.2.

     "Depositary" means, with respect to any Units issued in global form, The Depository Trust Company and its successors and permitted assigns.

     "Economic Risk of Loss" has the meaning set forth in Treasury Regulation
Section 1.752-2(a).

     "Eligible Citizen" means a Person qualified to own interests in real property in jurisdictions in which any Group Member does business or proposes to do business from time to time, and whose status as a

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

Limited Partner or Assignee does not or would not subject such Group Member to a significant risk of cancellation or forfeiture of any of its properties or any interest therein.

     "Event of Withdrawal" has the meaning assigned to such term in Section 11.1(a).

     "Final Subordinated Units" has the meaning assigned to such term in Section 6.1(d)(x).

     "First Liquidation Target Amount" has the meaning assigned to such term in
Section 6.1(c)(i)(D).

     "First Target Distribution" means $[     ] per Unit per Quarter (or, with
respect to the period commencing on the Closing Date and ending on December 31,
2000, it means the product of $[     ] multiplied by a fraction of which the
numerator is the number of days in such period, and of which the denominator is
[     ]), subject to adjustment in accordance with Sections 6.6 and 6.9.

     "General Partner" means Williams GP LLC and its successors and permitted assigns as general partner of the Partnership.

     "General Partner Interest" means the ownership interest of the General Partner in the Partnership (in its capacity as a general partner without reference to any Limited Partner Interest held by it) which may be evidenced by Partnership Securities or a combination thereof or interest therein, and includes any and all benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement.

     "Group" means a Person that with or through any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons) or disposing of any Partnership Securities with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, Partnership Securities.

     "Group Member" means a member of the Partnership Group.

     "Holder" as used in Section 7.12, has the meaning assigned to such term in
Section 7.12(a).

     "Incentive Distribution Right" means a non-voting Limited Partner Interest issued to the General Partner in connection with the transfer of substantially all of its general partner interest in Williams Ammonia Pipeline, L.P. and Williams Terminals, L.P. to the Partnership pursuant to Section 5.2, which Partnership Interest will confer upon the holder thereof only the rights and obligations specifically provided in this Agreement with respect to Incentive Distribution Rights (and no other rights otherwise available to or other obligations of a holder of a Partnership interest). Notwithstanding anything in this Agreement to the contrary, the holder of an Incentive Distribution Right shall not be entitled to vote such Incentive Distribution Right on any Partnership matter except as may otherwise be required by law.

     "Incentive Distributions" means any amount of cash distributed to the holders of the Incentive Distribution Rights pursuant to Sections 6.4(a)(v),
(vi) and (vii) and 6.4(b)(iii), (iv) and (v).

     "Indemnified Persons" has the meaning assigned to such term in Section 7.12(c).

     "Indemnitee" means (a) the General Partner, (b) any Departing Partner, (c) any Person who is or was an Affiliate of the General Partner or any Departing Partner, (d) any Person who is or was a member, partner, officer, director, employee, agent or trustee of any Group Member, the General Partner or any Departing Partner or any Affiliate of any Group Member, the General Partner or any Departing Partner, and (e) any Person who is or was serving at the request of the General Partner or any Departing Partner or any Affiliate of the General Partner or any Departing Partner as an officer, director, employee, member, partner, agent, fiduciary or trustee of another Person; provided, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services.

     "Initial Common Units" means the Common Units sold in the Initial Offering.

     "Initial Limited Partners" means the General Partner (with respect to the Incentive Distribution Rights received by it pursuant to Section 5.2) Williams Natural Gas Liquids, Inc., Williams Energy

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

Services, Inc. and the Underwriters, in each case upon being admitted to the Partnership in accordance with Section 10.1.

     "Initial Offering" means the initial offering and sale of Common Units to the public, as described in the Registration Statement.

     "Initial Unit Price" means (a) with respect to the Common Units and the Subordinated Units, the initial public offering price per Common Unit at which the Underwriters offered the Common Units to the public for sale as set forth on the cover page of the prospectus included as part of the Registration Statement and first issued at or after the time the Registration Statement first became effective or (b) with respect to any other class or series of Units, the price per Unit at which such class or series of Units is initially sold by the Partnership, as determined by the General Partner, in each case adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of Units.

     "Interim Capital Transactions" means the following transactions if they occur prior to the Liquidation Date: (a) borrowings, refinancings or refundings of indebtedness and sales of debt securities (other than Working Capital Borrowings and other than for items purchased on open account in the ordinary course of business) by any Group Member; (b) sales of equity interests by any Group Member (other than the Common Units sold to the Underwriters pursuant to the exercise of their over-allotment option); and (c) sales or other voluntary or involuntary dispositions of any assets of any Group Member other than (i) sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business, and (ii) sales or other dispositions of assets as part of normal retirements or replacements.

     "Issue Price" means the price at which a Unit is purchased from the Partnership, after taking into account any sales commission or underwriting discount charged to the Partnership.

     "Limited Partner" means, unless the context otherwise requires, (a) the Organizational Limited Partner prior to its withdrawal from the Partnership, each Initial Limited Partner, each Substituted Limited Partner, each Additional Limited Partner and any Partner upon the change of its status from General Partner to Limited Partner pursuant to Section 11.3 or (b) solely for purposes of Articles V, VI, VII and IX, each Assignee; provided, however, that when the term "Limited Partner" is used herein in the context of any vote or other approval, including without limitation Articles XIII and XIV, such term shall not, solely for such purpose, include any holder of an Incentive Distribution Right except as may otherwise be required by law.

     "Limited Partner Interest" means the ownership interest of a Limited Partner or Assignee in the Partnership, which may be evidenced by Common Units, Subordinated Units, Incentive Distribution Rights or other Partnership Securities or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner or Assignee is entitled as provided in this Agreement, together with all obligations of such Limited Partner or Assignee to comply with the terms and provisions of this Agreement; provided, however, that when the term "Limited Partner Interest" is used herein in the context of any vote or other approval, including without limitation Articles XIII and XIV, such term shall not, solely for such purpose, include any holder of an Incentive Distribution Right except as may otherwise be required by law.

     "Liquidation Date" means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in clauses (a) and (b) of the first sentence of Section 12.2, the date on which the applicable time period during which the holders of Outstanding Units have the right to elect to reconstitute the Partnership and continue its business has expired without such an election being made, and (b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.

     "Liquidator" means one or more Persons selected by the General Partner to perform the functions described in Section 12.3 as liquidating trustee of the Partnership within the meaning of the Delaware Act.

     "Merger Agreement" has the meaning assigned to such term in Section 14.1.

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

     "Minimum Quarterly Distribution" means $[     ] per Unit per Quarter (or
with respect to the period commencing on the Closing Date and ending on December
31, 2000, it means the product of $[     ] multiplied by a fraction of which the
numerator is the number of days in such period and of which the denominator is
[     ]), subject to adjustment in accordance with Sections 6.6 and 6.9.

     "National Securities Exchange" means an exchange registered with the Commission under Section 6(a) of the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time, and any successor to such statute, or the Nasdaq Stock Market or any successor thereto.

     "Net Agreed Value" means, (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed, and (b) in the case of any property distributed to a Partner or Assignee by the Partnership, the Partnership's Carrying Value of such property (as adjusted pursuant to Section 5.5(d)(ii)) at the time such property is distributed, reduced by any indebtedness either assumed by such Partner or Assignee upon such distribution or to which such property is subject at the time of distribution, in either case, as determined under Section 752 of the Code.

     "Net Income" means, for any taxable year, the excess, if any, of the Partnership's items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year over the Partnership's items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year. The items included in the calculation of Net Income shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under Section 6.1(d); provided that the determination of the items that have been specially allocated under Section 6.1(d) shall be made as if Section 6.1(d)(xii) were not in this Agreement.

     "Net Loss" means, for any taxable year, the excess, if any, of the Partnership's items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year over the Partnership's items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year. The items included in the calculation of Net Loss shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under Section 6.1(d); provided that the determination of the items that have been specially allocated under Section 6.1(d) shall be made as if Section 6.1(d)(xii) were not in this Agreement.

     "Net Positive Adjustments" means, with respect to any Partner, the excess, if any, of the total positive adjustments over the total negative adjustments made to the Capital Account of such Partner pursuant to Book-Up Events and Book-Down Events.

     "Net Termination Gain" means, for any taxable year, the sum, if positive, of all items of income, gain, loss or deduction recognized by the Partnership after the Liquidation Date. The items included in the determination of Net Termination Gain shall be determined in accordance with Section 5.5(b) and shall not include any items of income, gain or loss specially allocated under Section 6.1(d).

     "Net Termination Loss" means, for any taxable year, the sum, if negative, of all items of income, gain, loss or deduction recognized by the Partnership after the Liquidation Date. The items included in the determination of Net Termination Loss shall be determined in accordance with Section 5.5(b) and shall not include any items of income, gain or loss specially allocated under Section 6.1(d).

     "Non-citizen Assignee" means a Person whom the General Partner has determined in its discretion does not constitute an Eligible Citizen and as to whose Partnership Interest the General Partner has become the Substituted Limited Partner, pursuant to Section 4.9.

     "Nonrecourse Built-in Gain" means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Sections 6.2(b)(i)(A), 6.2(b)(ii)(A) and 6.2(b)(iii)

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

if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

     "Nonrecourse Deductions" means any and all items of loss, deduction or expenditures (described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.

     "Nonrecourse Liability" has the meaning set forth in Treasury Regulation
Section 1.752-1(a)(2).

     "Notice of Election to Purchase" has the meaning assigned to such term in
Section 15.1(b).

     "Omnibus Agreement" means that Omnibus Agreement, dated as of the Closing Date, among The Williams Companies, Inc., the General Partner, the Partnership and the Operating Partnership.

     "Operating Expenditures" means all Partnership Group expenditures, including, but not limited to, taxes, reimbursements of the General Partner, debt service payments, and capital expenditures, subject to the following:

          (a) Payments (including prepayments) of principal of and premium on indebtedness shall not constitute Operating Expenditures.

          (b) Operating Expenditures shall not include (i) capital expenditures made for Acquisitions or for Capital Improvements, (ii) payment of transaction expenses relating to Interim Capital Transactions or (iii) distributions to Partners. Where capital expenditures are made in part for Acquisitions or for Capital Improvements and in part for other purposes, the General Partner's good faith allocation between the amounts paid for each shall be conclusive.

     "Operating Partnership" means Williams OLP, L.P., a Delaware limited partnership, and any successors thereto.

     "Operating Partnership Agreement" means the Amended and Restated Agreement of Limited Partnership of the Operating Partnership, as it may be amended, supplemented or restated from time to time.

     "Operating Surplus" means, with respect to any period ending prior to the Liquidation Date, on a cumulative basis and without duplication,

          (a) the sum of (i) $15 million plus all cash and cash equivalents of the Partnership Group on hand as of the close of business on the Closing Date, (ii) all cash receipts of the Partnership Group for the period beginning on the Closing Date and ending with the last day of such period, other than cash receipts from Interim Capital Transactions (except to the extent specified in Section 6.5) and (iii) all cash receipts of the Partnership Group after the end of such period but on or before the date of determination of Operating Surplus with respect to such period resulting from Working Capital Borrowings, less

          (b) the sum of (i) Operating Expenditures for the period beginning on the Closing Date and ending with the last day of such period and (ii) the amount of cash reserves that is necessary or advisable in the reasonable discretion of the General Partner to provide funds for future Operating Expenditures; provided, however, that disbursements made (including contributions to a Group Member or disbursements on behalf of a Group Member) or cash reserves established, increased or reduced after the end of such period but on or before the date of determination of Available Cash with respect to such period shall be deemed to have been made, established, increased or reduced, for purposes of determining Operating Surplus, within such period if the General Partner so determines.

     Notwithstanding the foregoing, "Operating Surplus" with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

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     "Opinion of Counsel" means a written opinion of counsel (who may be regular counsel to the Partnership or the General Partner or any of its Affiliates) acceptable to the General Partner in its reasonable discretion.

     "Organizational Limited Partner" means Williams Energy Services, Inc. in its capacity as the organizational limited partner of the Partnership pursuant to this Agreement.

     "Outstanding" means, with respect to Partnership Securities, all Partnership Securities that are issued by the Partnership and reflected as outstanding on the Partnership's books and records as of the date of determination; provided, however, that if at any time any Person or Group (other than the General Partner or its Affiliates) beneficially owns 20% or more of any Outstanding Partnership Securities of any class then Outstanding, all Partnership Securities owned by such Person or Group shall not be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting, of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement, except that Common Units so owned shall be considered to be Outstanding for purposes of Section 11.1(b)(iv) (such Common Units shall not, however, be treated as a separate class of Partnership Securities for purposes of this Agreement); provided, further, that the foregoing limitation shall not apply (i) to any Person or Group who acquired 20% or more of any Outstanding Partnership Securities of any class then Outstanding directly from the General Partner or its Affiliates or (ii) to any Person or Group who acquired 20% or more of any Outstanding Partnership Securities of any class then Outstanding directly or indirectly from a Person or Group described in clause (i) provided that the General Partner shall have notified such Person or Group in writing that such limitation shall not apply.

     "Over-Allotment Option" means the over-allotment option granted to the Underwriters by the Partnership pursuant to the Underwriting Agreement.

     "Parity Units" means Common Units and all other Units having rights to distributions or in liquidation ranking on a parity with the Common Units.

     "Partner Nonrecourse Debt" has the meaning set forth in Treasury Regulation
Section 1.704-2(b)(4).

     "Partner Nonrecourse Debt Minimum Gain" has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).

     "Partner Nonrecourse Deductions" means any and all items of loss, deduction or expenditure (including, without limitation, any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Partner Nonrecourse Debt.

     "Partners" means the General Partner and the Limited Partners.

     "Partnership" means Williams Energy Partners L.P., a Delaware limited partnership, and any successors thereto.

     "Partnership Group" means the Partnership, the Operating Partnership and any Subsidiary of any such entity, treated as a single consolidated entity.

     "Partnership Interest" means an interest in the Partnership, which shall include the General Partner Interest and Limited Partner Interests.

     "Partnership Minimum Gain" means that amount determined in accordance with the principles of Treasury Regulation Section 1.704-2(d).

     "Partnership Security" means any class or series of equity interest in the Partnership (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership), including without limitation, Common Units, Subordinated Units and Incentive Distribution Rights.

     "Percentage Interest" means as of any date of determination (a) as to the General Partner (with respect to its General Partner Interest), an aggregate 1.0%, (b) as to any Unitholder or Assignee holding
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Units, the product obtained by multiplying (i) 99% less the percentage applicable to paragraph (c) by (ii) the quotient obtained by dividing (A) the number of Units held by such Unitholder or Assignee by (B) the total number of all Outstanding Units, and (c) as to the holders of additional Partnership Securities issued by the Partnership in accordance with Section 5.6, the percentage established as a part of such issuance. The Percentage Interest with respect to an Incentive Distribution Right shall at all times be zero.

     "Person" means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

     "Per Unit Capital Amount" means, as of any date of determination, the Capital Account, stated on a per Unit basis, underlying any Unit held by a Person other than the General Partner or any Affiliate of the General Partner who holds Units.

     "Pro Rata" means (a) when modifying Units or any class thereof, apportioned equally among all designated Units in accordance with their relative Percentage Interests, (b) when modifying Partners and Assignees, apportioned among all Partners and Assignees in accordance with their relative Percentage Interests and (c) when modifying holders of Incentive Distribution Rights, apportioned equally among all holders of Incentive Distribution Rights in accordance with the relative number of Incentive Distribution Rights held by each such holder.

     "Purchase Date" means the date determined by the General Partner as the date for purchase of all Outstanding Units of a certain class (other than Units owned by the General Partner and its Affiliates) pursuant to Article XV.

     "Quarter" means, unless the context requires otherwise, a fiscal quarter of the Partnership.

     "Recapture Income" means any gain recognized by the Partnership (computed without regard to any adjustment required by Section 734 or Section 743 of the
Code) upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

     "Record Date" means the date established by the General Partner for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Limited Partners or entitled to vote by ballot or give approval of Partnership action in writing without a meeting or entitled to exercise rights in respect of any lawful action of Limited Partners or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.

     "Record Holder" means the Person in whose name a Common Unit is registered on the books of the Transfer Agent as of the opening of business on a particular Business Day, or with respect to other Partnership Securities, the Person in whose name any such other Partnership Security is registered on the books which the General Partner has caused to be kept as of the opening of business on such Business Day.

     "Redeemable Interests" means any Partnership Interests for which a redemption notice has been given, and has not been withdrawn, pursuant to
Section 4.10.

     "Registration Statement" means the Registration Statement on Form S-1
(Registration No. [     ]) as it has been or as it may be amended or
supplemented from time to time, filed by the Partnership with the Commission under the Securities Act to register the offering and sale of the Common Units in the Initial Offering.

     "Remaining Net Positive Adjustments" means as of the end of any taxable period, (i) with respect to the Unitholders holding Common Units or Subordinated Units, the excess of (a) the Net Positive Adjustments of the Unitholders holding Common Units or Subordinated Units as of the end of such period over (b) the sum of those Partners' Share of Additional Book Basis Derivative Items for each prior taxable period, (ii) with respect to the General Partner (as holder of the General Partner Interest), the

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excess of (a) the Net Positive Adjustments of the General Partner as of the end
of such period over (b) the sum of the General Partner's Share of Additional Book Basis Derivative Items with respect to the General Partner Interest for each prior taxable period, and (iii) with respect to the holders of Incentive Distribution Rights, the excess of (a) the Net Positive Adjustments of the holders of Incentive Distribution Rights as of the end of such period over (b) the sum of the Share of Additional Book Basis Derivative Items of the holders of the Incentive Distribution Rights for each prior taxable period.

     "Required Allocations" means (a) any limitation imposed on any allocation of Net Losses or Net Termination Losses under Section 6.1(b) or 6.1(c)(ii) and
(b) any allocation of an item of income, gain, loss or deduction pursuant to
Section 6.1(d)(i), 6.1(d)(ii), 6.1(d)(iv), 6.1(d)(vii) or 6.1(d)(ix).

     "Residual Gain" or "Residual Loss" means any item of gain or loss; as the case may be, of the Partnership recognized for federal income tax purposes resulting from a sale, exchange or other disposition of a Contributed Property or Adjusted Property, to the extent such item of gain or loss is not allocated pursuant to Section 6.2(b)(i)(A) or 6.2(b)(ii)(A), respectively, to eliminate Book-Tax Disparities.

     "Restricted Business" has the meaning assigned to such term in the Omnibus Agreement.

     "Second Liquidation Target Amount" has the meaning assigned to such term in
Section 6.1(c)(i)(E).

     "Second Target Distribution" means $[     ] per Unit per Quarter (or, with
respect to the period commencing on the Closing Date and ending on December 31,
2000, it means the product of $[     ] multiplied by a fraction of which the
numerator is equal to the number of days in such period and of which the
denominator is [     ]), subject to adjustment in accordance with Sections 6.6
and 6.9.

     "Securities Act" means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.

     "Share of Additional Book Basis Derivative Items" means in connection with any allocation of Additional Book Basis Derivative Items for any taxable period,
(i) with respect to the Unitholders holding Common Units or Subordinated Units, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Unitholders' Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time, (ii) with respect to the General Partner (as holder of the General Partner Interest), the amount that bears the same ratio to such additional Book Basis Derivative Items as the General Partner's Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustment as of that time, and (iii) with respect to the Partners holding Incentive Distribution Rights, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Remaining Net Positive Adjustments of the Partners holding the Incentive Distribution Rights as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time.

     "Special Approval" means approval by a majority of the members of the Conflicts Committee.

     "Subordinated Unit" means a Unit representing a fractional part of the Partnership Interests of all Limited Partners and Assignees (other than of holders of the Incentive Distribution Rights) and having the rights and obligations specified with respect to Subordinated Units in this Agreement. The term "Subordinated Unit" as used herein does not include a Common Unit.

     "Subordination Period" means the period commencing on the Closing Date and ending on the first to occur of the following dates:

          (a) the first day of any Quarter beginning after December 31, 2005 in respect of which (i) (A) distributions of Available Cash from Operating Surplus on each of the Outstanding Common Units and Subordinated Units with respect to each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all Outstanding Common Units and Subordinated Units during such periods and (B) the Adjusted Operating Surplus generated during each of the three consecutive, non-

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     overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the Common Units and Subordinated Units that were Outstanding during such periods on a fully diluted basis (i.e., taking into account for purposes of such determination all Outstanding Common Units, all Outstanding Subordinated Units, all Common Units and Subordinated Units issuable upon exercise of employee options that have, as of the date of determination, already vested or are scheduled to vest prior to the end of the Quarter immediately following the Quarter with respect to which such determination is made, and all Common Units and Subordinated Units that have as of the date of determination, been earned by but not yet issued to management of the Partnership in respect of incentive compensation), plus the related distribution on the General Partner Interest in the Partnership and on the general partner interest in the Operating Partnership, during such periods and (ii) there are no Cumulative Common Unit Arrearages; and

          (b) the date on which the General Partner is removed as general partner of the Partnership upon the requisite vote by holders of Outstanding Units under circumstances where Cause does not exist and Units held by the General Partner and its Affiliates are not voted in favor of such removal.

     "Subsidiary" means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or
(ii) the power to elect or direct the election of a majority of the directors or other governing body of such-Person.

     "Substituted Limited Partner" means a Person who is admitted as a Limited Partner to the Partnership pursuant to Section 10.2 in place of and with all the rights of a Limited Partner and who is shown as a Limited Partner on the books and records of the Partnership.

     "Surviving Business Entity" has the meaning assigned to such term in
Section 14.2(b).

     "Third Target Distribution" means $[     ] per Unit per Quarter (or, with
respect to the period commencing on the Closing Date and ending on December 31,
2000, it means the product of $[     ] multiplied by a fraction of which the
numerator is equal to the number of days in such period and of which the
denominator is [     ]), subject to adjustment in accordance with Sections 6.6
and 6.9.

     "Third Target Liquidation Amount" has the meaning assigned to such term in
Section 6.1(c)(i)(F).

     "Trading Day" has the meaning assigned to such term in Section 15.1(a).

     "Transfer" has the meaning assigned to such term in Section 4.4(a).

     "Transfer Agent" means such bank, trust company or other Person (including the General Partner or one of its Affiliates) as shall be appointed from time to time by the Partnership to act as registrar and transfer agent for the Common Units; provided that if no Transfer Agent is specifically designated for any other Partnership Securities, the General Partner shall act in such capacity.

     "Transfer Application" means an application and agreement for transfer of Units in the form set forth on the back of a Certificate or in a form substantially to the same effect in a separate instrument.

     "Underwriter" means each Person named as an underwriter in Schedule I to the Underwriting Agreement who purchases Common Units pursuant thereto.

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     "Underwriting Agreement" means the Underwriting Agreement dated
[            ], 2000 among the Underwriters, the Partnership and certain other parties, providing for the purchase of Common Units by such Underwriters.

     "Unit" means a Partnership Security that is designated as a "Unit" and shall include Common Units and Subordinated Units but shall not include (i) a General Partner Interest or (ii) Incentive Distribution Rights.

     "Unitholders" means the holders of Common Units and Subordinated Units.

     "Unit Majority" means, during the Subordination Period, at least a majority of the Outstanding Common Units, excluding any Common Units held by the General Partner and its Affiliates, voting as a class and at least a majority of the Outstanding Subordinated Units voting as a class, and thereafter, at least a majority of the Outstanding Common Units.

     "Unpaid MQD" has the meaning assigned to such term in Section 6.1(c)(i)(B).

     "Unrealized Gain" attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 5.5(d)) over
(b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date).

     "Unrealized Loss" attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 5.5(d)).

     "Unrecovered Capital" means at any time, with respect to a Unit, the Initial Unit Price less the sum of all distributions constituting Capital Surplus theretofore made in respect of an Initial Common Unit and any distributions of cash (or the Net Agreed Value of any distributions in kind) in connection with the dissolution and liquidation of the Partnership theretofore made in respect of an Initial Common Unit, adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of such Units.

     "US GAAP" means United States Generally Accepted Accounting Principles consistently applied.

     "Withdrawal Opinion of Counsel" has the meaning assigned to such term in
Section 11.1(b).

     "Working Capital Borrowings" means borrowings exclusively for working capital purposes made pursuant to a credit facility or other arrangement requiring all such borrowings thereunder to be reduced to a relatively small amount each year for an economically meaningful period of time.

SECTION 1.2. Construction.

     Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; and (c) the term "include" or "includes" means includes, without limitation, and "including" means including, without limitation.

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                                  ARTICLE II.

                                  ORGANIZATION

SECTION 2.1. Formation.

     The General Partner and the Organizational Limited Partner have previously formed the Partnership as a limited partnership pursuant to the provisions of the Delaware Act and hereby amend and restate the original Agreement of Limited Partnership of Williams Energy Partners L.P. in its entirety. This amendment and restatement shall become effective on the date of this Agreement. Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act, All Partnership Interests shall constitute personal property of the owner thereof for all purposes and a Partner has no interest in specific Partnership property.

SECTION 2.2. Name.

     The name of the Partnership shall be "Williams Energy Partners L.P." The Partnership's business may be conducted under any other name or names deemed necessary or appropriate by the General Partner in its sole discretion, including the name of the General Partner. The words "Limited Partnership," "Ltd." or similar words or letters shall be included in the Partnership's name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner in its discretion may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

SECTION 2.3. Registered Office; Registered Agent; Principal Office; Other
Offices.

     Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at 1209 Orange Street, Wilmington, Delaware 19801, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be The Corporation Trust Company. The principal office of the Partnership shall be located at One Williams Center, Tulsa, Oklahoma 74172 or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner deems necessary or appropriate. The address of the General Partner shall be One Williams Center, Tulsa Oklahoma 74172 or such other place as the General Partner may from time to time designate by notice to the Limited Partners.

SECTION 2.4. Purpose and Business.

     The Purpose and nature of the business to be conducted by the Partnership shall be to (a) serve as a Partner of the Operating Partnership and, in connection therewith, to exercise all the rights and powers conferred upon, the Partnership as a partner of the Operating Partnership pursuant to the Operating Partnership Agreement or otherwise, (b) engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that the Operating Partnership is permitted to engage in by the Operating Partnership Agreement and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity, (c) engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other entity or arrangement to engage indirectly in, any business activity that the General Partner approves and which lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity; provided, however, that the General Partner reasonably determines, as of the date of the acquisition or commencement of such activity, that such activity (i) generates "qualifying income" (as such term is defined pursuant to Section 7704 of the Code) or a

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Subsidiary, or a Partnership activity that generates qualifying income, or (ii)
enhances the operations of an activity of the Operating Partnership and (d) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member. The General Partner has no obligation or duty to the Partnership, the Limited Partners, or the Assignees to propose or approve, and in its discretion may decline to propose or approve, the conduct by the Partnership of any business.

SECTION 2.5. Powers.

     The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section
2.4 and for the protection and benefit of the Partnership.

SECTION 2.6. Power of Attorney.

     (a) Each Limited Partner and each Assignee hereby constitutes and appoints the General Partner and, if a Liquidator shall have been selected pursuant to
Section 12.3, the Liquidator, (and any successor to the Liquidator by merger, transfer, assignment, election or otherwise) and each of their authorized officers and attorneys-in-fact, as the case may be, with full power of substitution, as his true and lawful agent and attorney-in-fact, with full power and authority in his name, place and stead, to:

          (i) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) all certificates, documents and other instruments (including this Agreement and the Certificate of Limited Partnership and all amendments or restatements hereof or thereof) that the General Partner or the Liquidator deems necessary or appropriate to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may conduct business or own property; (B) all certificates, documents and other instruments that the General Partner or the Liquidator deems necessary or appropriate to reflect, in accordance with its terms, any amendment, change, modification or restatement of this Agreement; (C) all certificates, documents and other instruments (including conveyances and a certificate of cancellation) that the General Partner or the Liquidator deems necessary or appropriate to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement;
     (D) all certificates, documents and other instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in, Article IV, X, XI or XII; (E) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of any class or series of Partnership Securities issued pursuant to Section 5.6; and (F) all certificates, documents and other instruments (including agreements and a certificate of merger) relating to a merger or consolidation of the Partnership pursuant to Article XIV; and

          (ii) execute, swear to, acknowledge, deliver, file and record all ballots, consents, approvals, waivers, certificates, documents and other instruments necessary or appropriate, in the discretion of the General Partner or the Liquidator, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Partners hereunder or is consistent with the terms of this Agreement or is necessary or appropriate, in the discretion of the General Partner or the Liquidator, to effectuate the terms or intent of this Agreement; provided, that when required by Section 13.3 or any other provision of this Agreement that establishes a percentage of the Limited Partners or of the Limited Partners of any class or series required to take any action, the General Partner and the Liquidator may exercise the power of attorney made in this Section 2.6(a)(ii) only after the necessary vote, consent or approval of the Limited Partners or of the Limited Partners of such class or series, as applicable.

     Nothing contained in this Section 2.6(a) shall be construed as authorizing the General Partner to amend this Agreement except in accordance with Article XIII or as may be otherwise expressly provided for in this Agreement.

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     (b) The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and, to the maximum extent permitted by law, not be affected by the subsequent death, incompetency, disability, incapacity, dissolution, bankruptcy or termination of any Limited Partner or Assignee and the transfer of all or any portion of such Limited Partner's or Assignee's Partnership Interest and shall extend to such Limited Partner's or Assignee's heirs, successors, assigns and personal representatives. Each such Limited Partner or Assignee hereby agrees to be bound by any representation made by the General Partner or the Liquidator acting in good faith pursuant to such power of attorney; and each such Limited Partner or Assignee, to the maximum extent permitted by law, hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the General Partner or the Liquidator taken in good faith under such power of attorney. Each Limited Partner or Assignee shall execute and deliver to the General Partner or the Liquidator, within 15 days after receipt of the request therefor, such further designation, powers of attorney and other instruments as the General Partner or the Liquidator deems necessary to effectuate this Agreement and the purposes of the Partnership.

SECTION 2.7. Term.

     The term of the Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Delaware Act and shall continue in existence until the dissolution of the Partnership in accordance with the provisions of Article XII. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Delaware Act.

SECTION 2.8. Title to Partnership Assets.

     Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner or Assignee, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner, one or more of its Affiliates or one or more nominees, as the General Partner may determine. The General Partner hereby declares and warrants that any Partnership assets for which record title is held in the name of the General Partner or one or more of its Affiliates or one or more nominees shall be held by the General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership as soon as reasonably practicable; provided, further, that, prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer of record title to the Partnership and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to the General Partner. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets is held.

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                                  ARTICLE III.

                           RIGHTS OF LIMITED PARTNERS

SECTION 3.1. Limitation of Liability.

     The Limited Partners and the Assignees shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.

SECTION 3.2. Management of Business.

     No Limited Partner or Assignee, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Delaware Act) of the Partnership's business, transact any business in the Partnership's name or have the power to sign documents for or otherwise bind the Partnership. Any action taken by any Affiliate of the General Partner or any officer, director, employee, manager, member, general partner, agent or trustee of the General Partner or any of its Affiliates, or any officer, director, employee, manager, member, general partner, agent or trustee of a Group Member, in its capacity as such, shall not be deemed to be participation in the control of the business of the Partnership by a limited partner of the Partnership (within the meaning of Section 17-303(a) of the Delaware Act) and shall not affect, impair or eliminate the limitations on the liability of the Limited Partners or Assignees under this Agreement.

SECTION 3.3. Outside Activities of the Limited Partners.

     Subject to the provisions of Section 7.5 and the Omnibus Agreement, which shall continue to be applicable to the Persons referred to therein, regardless of whether such Persons shall also be Limited Partners or Assignees, any Limited Partner or Assignee shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership Group. Neither the Partnership nor any of the other Partners or Assignees shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner or Assignee.

SECTION 3.4. Rights of Limited Partners.

     (a) In addition to other rights provided by this Agreement or by applicable law, and except as limited by Section 3.4(b), each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner's interest as a limited partner in the Partnership, upon reasonable written demand and at such Limited Partner's own expense:

          (i) to obtain true and full information regarding the status of the business and financial condition of the Partnership;

          (ii) promptly after becoming available, to obtain a copy of the Partnership's federal, state and local income tax returns for each year;

          (iii) to have furnished to him a current list of the name and last known business, residence or mailing address of each Partner;

          (iv) to have furnished to him a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto, together with a copy of the executed copies of all powers of attorney pursuant to which this Agreement, the Certificate of Limited Partnership and all amendments thereto have been executed;

          (v) to obtain true and full information regarding the amount of cash and a description and statement of the Net Agreed Value of any other Capital Contribution by each Partner and which each Partner has agreed to contribute in the future, and the date on which each became a Partner; and

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          (vi) to obtain such other information regarding the affairs of the
     Partnership as is just and reasonable.

     (b) The General Partner may keep confidential from the Limited Partners and Assignees, for such period of time as the General Partner deems reasonable, (i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner in good faith believes (A) is not in the best interests of the Partnership Group, (B) could damage the Partnership Group or (C) that any Group Member is required by law or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Partnership the primary purpose of which is to circumvent the obligations set forth in this
Section 3.4).

                                  ARTICLE IV.

        CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP INTERESTS;
                      REDEMPTION OF PARTNERSHIP INTERESTS

SECTION 4.1. Certificates.

     Upon the Partnership's issuance of Common Units or Subordinated Units to any Person, the Partnership shall issue one or more Certificates in the name of such Person evidencing the number of such Units being so issued. In addition,
(a) upon the General Partner's request, the Partnership shall issue to it one or more Certificates in the name of the General Partner evidencing its interests in the Partnership and (b) upon the request of any Person owning Incentive Distribution Rights or any other Partnership Securities other than Common Units or Subordinated Units, the Partnership shall issue to such Person one or more certificates evidencing such Incentive Distribution Rights or other Partnership Securities other than Common Units or Subordinated Units. Certificates shall be executed on behalf of the Partnership by the Chairman of the Board, President or any Vice President and the Secretary or any Assistant Secretary of the General Partner. No Common Unit Certificate shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that if the General Partner elects to issue Common Units in global form, the Common Unit Certificates shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Common Units have been duly registered in accordance with the directions of the Partnership and the Underwriters. Subject to the requirements of Section 6.7(b), the Partners holding Certificates evidencing Subordinated Units may exchange such Certificates for Certificates evidencing Common Units on or after the date on which such Subordinated Units are converted into Common Units pursuant to the terms of Section 5.8.

SECTION 4.2. Mutilated, Destroyed, Lost or Stolen Certificates.

     (a) If any mutilated Certificate is surrendered to the Transfer Agent, the appropriate officers of the General Partner on behalf of the Partnership shall execute, and the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and type of Partnership Securities as the Certificate so surrendered.

     (b) The appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and the Transfer Agent shall countersign a new Certificate in place of any Certificate previously issued if the Record Holder of the Certificate:

          (i) makes proof by affidavit, in form and substance satisfactory to the Partnership, that a previously issued Certificate has been lost, destroyed or stolen;

          (ii) requests the issuance of a new Certificate before the Partnership has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

          (iii) if requested by the Partnership, delivers to the Partnership a bond, in form and substance satisfactory to the Partnership, with surety or sureties and with fixed or open penalty as the

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     Partnership may reasonably direct, in its sole discretion, to indemnify the
     Partnership, the Partners, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

          (iv) satisfies any other reasonable requirements imposed by the Partnership.

     If a Limited Partner or Assignee fails to notify the Partnership within a reasonable time after he has notice of the loss, destruction or theft of a Certificate, and a transfer of the Limited Partner Interests represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, the Limited Partner or Assignee shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate.

     (c) As a condition to the issuance of any new Certificate under this
Section 4.2, the Partnership may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

SECTION 4.3. Record Holders.

     The Partnership shall be entitled to recognize the Record Holder as the Partner or Assignee with respect to any Partnership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such Partnership Interest on the part of any other Person, regardless of whether the Partnership shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Partnership interests are listed for trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Partnership Interests, as between the Partnership on the one hand, and such other Persons on the other, such representative Person (a) shall be the Partner or Assignee (as the case may be) of record and beneficially, (b) must execute and deliver a Transfer Application and (c) shall be bound by this Agreement and shall have the rights and obligations of a Partner or Assignee (as the case may be) hereunder and as, and to the extent, provided for herein.

SECTION 4.4. Transfer Generally.

     (a) The term "transfer," when used in this Agreement with respect to a Partnership Interest, shall be deemed to refer to a transaction by which the General Partner assigns its General Partner Interest to another Person who becomes the General Partner, by which the holder of a Limited Partner Interest assigns such Limited Partner Interest to another Person who is or becomes a Limited Partner or an Assignee, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise.

     (b) No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article IV shall be null and void.

     (c) Nothing contained in this Agreement shall be construed to prevent a disposition by any member or stockholder of the General Partner of any or all of the issued and outstanding membership interests or capital stock of the General Partner.

SECTION 4.5. Registration and Transfer of Limited Partner Interests.

     (a) The Partnership shall keep or cause to be kept on behalf of the Partnership a register in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 4.5(b), the Partnership will provide for the registration and transfer of Limited Partner Interests. The Transfer Agent is hereby appointed registrar and transfer agent for the purpose of registering Common Units and
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transfers of such Common Units as herein provided. The Partnership shall not recognize transfers of Certificates evidencing Limited Partner Interests unless such transfers are effected in the manner described in this Section 4.5. Upon surrender of a Certificate for registration of transfer of any Limited Partner Interests evidenced by a Certificate, and subject to the provisions of Section 4.5(b), the appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and in the case of Common Units, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder's instructions, one or more new Certificates evidencing the same aggregate number and type of Limited Partner Interests as was evidenced by the Certificate so surrendered.

     (b) Except as otherwise provided in Section 4.9, the Partnership shall not recognize any transfer of Limited Partner interests until the Certificates evidencing such Limited Partner Interests are surrendered for registration of transfer and such Certificates are accompanied by a Transfer Application duly executed by the transferee (or the transferee's attorney-in-fact duly authorized in writing). No charge shall be imposed by the Partnership for such transfer; provided, that as a condition to the issuance of any new Certificate under this
Section 4.5, the Partnership may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto.

     (c) Limited Partner Interests may be transferred only in the manner described in this Section 4.5. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement.

     (d) Until admitted as a Substituted Limited Partner pursuant to Section 10.2, the Record Holder of a Limited Partner Interest shall be an Assignee in respect of such Limited Partner Interest. Limited Partners may include custodians, nominees or any other individual or entity in its own or any representative capacity.

     (e) A transferee of a Limited Partner Interest who has completed and delivered a Transfer Application shall be deemed to have (i) requested admission as a Substituted Limited Partner, (ii) agreed to comply with and be bound by and to have executed this Agreement, (iii) represented and warranted that such transferee has the right, power and authority and, if an individual, the capacity to enter into this Agreement, (iv) granted the powers of attorney set forth in this Agreement and (v) given the consents and approvals and made the waivers contained in this Agreement.

     (f) The General Partner and its Affiliates shall have the right at any time to transfer their Subordinated Units and Common Units (whether issued upon conversion of the Subordinated Units or otherwise) to one or more Persons.

SECTION 4.6. Transfer of the General Partner's General Partner Interest.

     (a) Subject to Section 4.6(c) below, prior to December 31, 2010, the General Partner shall not transfer all or any part of its General Partner Interest to a Person unless such transfer (i) has been approved by the prior written consent or vote of the holders of at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates) or (ii) is of all, but not less than all, of its General Partner Interest to (A) an Affiliate of the General Partner or (B) another Person in connection with the merger or consolidation of the General Partner with or into another Person or the transfer by the General Partner of all or substantially all of its assets to another Person.

     (b) Subject to Section 4.6(c) below, on or after December 31, 2010, the General Partner may transfer all or any of its General Partner Interest without Unitholder approval.

     (c) Notwithstanding anything herein to the contrary, no transfer by the General Partner of all or any part of its General Partner Interest to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of the General Partner under this Agreement and the Operating Partnership Agreement and to be bound by the provisions of this Agreement and the Operating Partnership Agreement, (ii) the Partnership receives an Opinion of Counsel that such transfer would not result in the
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

loss of limited liability of any Limited Partner or of any limited partner of the Operating Partnership or cause the Partnership or the Operating Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed) and (iii) such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership or membership interest of the General Partner as the general partner or managing member of each other Group Member. In the case of a transfer pursuant to and in compliance with this Section 4.6, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 10.3, be admitted to the Partnership as a General Partner immediately prior to the transfer of the Partnership Interest, and the business of the Partnership shall continue without dissolution.

SECTION 4.7. Transfer of Incentive Distribution Rights.

     Prior to December 31, 2010, a holder of Incentive Distribution Rights may transfer any or all of the Incentive Distribution Rights held by such holder without any consent of the Unitholders (a) to an Affiliate or (b) to another Person in connection with (i) the merger or consolidation of such holder of Incentive Distribution Rights with or into such other Person or (ii) the transfer by such holder of all or substantially all of its assets to such other Person. Any other transfer of the Incentive Distribution Rights prior to December 31, 2010, shall require the prior approval of holders at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates). On or after December 31, 2010, the General Partner or any other holder of Incentive Distribution Rights may transfer any or all of its Incentive Distribution Rights without Unitholder approval. Notwithstanding anything herein to the contrary, no transfer of Incentive Distribution Rights to another Person shall be permitted unless the transferee agrees to be bound by the provisions of this Agreement. The General Partner shall have the authority (but shall not be required) to adopt such reasonable restrictions on the transfer of Incentive Distribution Rights and requirements for registering the transfer of Incentive Distribution Rights as the General Partner, in its sole discretion, shall determine are necessary or appropriate.

SECTION 4.8. Restrictions on Transfers.

     (a) Except as provided in Section 4.8(d) below, but notwithstanding the other provisions of this Article IV, no transfer of any Partnership Interests shall be made if such transfer would (i) violate the then applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer, (ii) terminate the existence or qualification of the Partnership or Operating Partnership under the laws of the jurisdiction of its formation, or
(iii) cause the Partnership or Operating Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed).

     (b) The General Partner may impose restrictions on the transfer of Partnership Interests if a subsequent Opinion of Counsel determines that such restrictions are necessary to avoid a significant risk of the Partnership or Operating Partnership becoming taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes. The restrictions may be imposed by making such amendments to this Agreement as the General Partner may determine to be necessary or appropriate to impose such restrictions; provided, however, that any amendment that the General Partner believes, in the exercise of its reasonable discretion, could result in the delisting or suspension of trading of any class of Limited Partner Interests on the principal National Securities Exchange on which such class of Limited Partner Interests is then traded must be approved, prior to such amendment being effected, by the holders of at least a majority of the Outstanding Limited Partner Interests of such class.

     (c) The transfer of a Subordinated Unit that has converted into a Common Unit shall be subject to the restrictions imposed by Section 6.7(b).

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

     (d) Nothing contained in this Article IV, or elsewhere in this Agreement, shall preclude the settlement of any transactions involving Partnership Interests entered into through the facilities of any National Securities Exchange on which such Partnership Interests are listed for trading.

SECTION 4.9. Citizenship Certificates; Non-citizen Assignees.

     (a) If any Group Member is or becomes subject to any federal, state or local law or regulation that, in the reasonable determination of the General Partner, creates a substantial risk of cancellation or forfeiture of any property in which the Group Member has an interest based on the nationality, citizenship or other related status of a Limited Partner or Assignee, the General Partner may request any Limited Partner or Assignee to furnish to the General Partner, within 30 days after receipt of such request, an executed Citizenship Certification or such other information concerning his nationality, citizenship or other related status (or, if the Limited Partner or Assignee is a nominee holding for the account of another Person, the nationality, citizenship or other related status of such Person) as the General Partner may request. If a Limited Partner or Assignee fails to furnish to the General Partner within the aforementioned 30-day period such Citizenship Certification or other requested information or if upon receipt of such Citizenship Certification or other requested information the General Partner determines, with the advice of counsel, that a Limited Partner or Assignee is not an Eligible Citizen, the Partnership Interests owned by such Limited Partner or Assignee shall be subject to redemption in accordance with the provisions of Section 4.10. In addition, the General Partner may require that the status of any such Partner or Assignee be changed to that of a Non-citizen Assignee and, thereupon, the General Partner shall be substituted for such Non-citizen Assignee as the Limited Partner in respect of his Limited Partner Interests.

     (b) The General Partner shall, in exercising voting rights in respect of Limited Partner Interests held by it on behalf of Non-citizen Assignees, distribute the votes in the same ratios as the votes of Partners (including without limitation the General Partner) in respect of Limited Partner Interests other than those of Non-citizen Assignees are cast, either for, against or abstaining as to the matter.

     (c) Upon dissolution of the Partnership, a Non-citizen Assignee shall have no right to receive a distribution in kind pursuant to Section 12.4 but shall be entitled to the cash equivalent thereof, and the Partnership shall provide cash in exchange for an assignment of the Non-citizen Assignee's share of the distribution in kind. Such payment and assignment shall be treated for Partnership purposes as a purchase by the Partnership from the Non-citizen Assignee of his Limited Partner Interest (representing his right to receive his share of such distribution in kind).

     (d) At any time after he can and does certify that he has become an Eligible Citizen, a Non-citizen Assignee may, upon application to the General Partner, request admission as a Substituted Limited Partner with respect to any Limited Partner Interests of such Non-citizen Assignee not redeemed pursuant to
Section 4.10, and upon his admission pursuant to Section 10.2, the General Partner shall cease to be deemed to be the Limited Partner in respect of the Non-citizen Assignee's Limited Partner Interests.

SECTION 4.10. Redemption of Partnership Interests of Non-citizen Assignees.

     (a) If at any time a Limited Partner or Assignee fails to furnish a Citizenship Certification or other information requested within the 30-day period specified in Section 4.9(a), or if upon receipt of such Citizenship Certification or other information the General Partner determines, with the advice of counsel, that a Limited Partner or Assignee is not an Eligible Citizen, the Partnership may, unless the Limited Partner or Assignee establishes to the satisfaction of the General Partner that such Limited Partner or Assignee is an Eligible Citizen or has transferred his Partnership Interests to a Person who is an Eligible Citizen and who furnishes a Citizenship Certification to the General Partner prior to the date fixed for redemption as provided below, redeem the Partnership Interest of such Limited Partner or Assignee as follows:

          (i) The General Partner shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Limited Partner or Assignee, at his last address designated on the records of the Partnership or the Transfer Agent, by registered or certified mail, postage prepaid. The
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

     notice shall be deemed to have been given when so mailed. The notice shall specify the Redeemable Interests, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon surrender of the Certificate evidencing the Redeemable Interests and that on and after the date fixed for redemption no further allocations or distributions to which the Limited Partner or Assignee would otherwise be entitled in respect of the Redeemable Interests will accrue or be made.

          (ii) The aggregate redemption price for Redeemable Interests shall be an amount equal to the Current Market Price (the date of determination of which shall be the date fixed for redemption) of Limited Partner Interests of the class to be so redeemed multiplied by the number of Limited Partner Interests of each such class included among the Redeemable Interests. The redemption price shall be paid, in the discretion of the General Partner, in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the rate of 10% annually and payable in three equal annual installments of principal together with accrued interest, commencing one year after the redemption date.

          (iii) Upon surrender by or on behalf of the Limited Partner or Assignee, at the place specified in the notice of redemption, of the Certificate evidencing the Redeemable Interests, duly endorsed in blank or accompanied by an assignment duly executed in blank, the Limited Partner or Assignee or his duly authorized representative shall be entitled to receive the payment therefor.

          (iv) After the redemption date, Redeemable Interests shall no longer constitute issued and Outstanding Limited Partner Interests.

     (b) The provisions of this Section 4.10 shall also be applicable to Limited Partner Interests held by a Limited Partner or Assignee as nominee of a Person determined to be other than an Eligible Citizen.

     (c) Nothing in this Section 4.10 shall prevent the recipient of a notice of redemption from transferring his Limited Partner Interest before the redemption date if such transfer is otherwise permitted under this Agreement. Upon receipt of notice of such a transfer, the General Partner shall withdraw the notice of redemption, provided the transferee of such Limited Partner Interest certifies to the satisfaction of the General Partner in a Citizenship Certification delivered in connection with the Transfer Application that he is an Eligible Citizen. If the transferee fails to make such certification, such redemption shall be effected from the transferee on the original redemption date.

                                   ARTICLE V.

          CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS

SECTION 5.1. Organizational Contributions.

     In connection with the formation of the Partnership under the Delaware Act, the General Partner made an initial Capital Contribution to the Partnership in the amount of $10.00 for an interest in the Partnership and has been admitted as the General Partner of the Partnership, and the Organizational Limited Partner made an initial Capital Contribution to the Partnership in the amount of $990.00 for an interest in the Partnership and has been admitted as a Limited Partner of the Partnership. As of the Closing Date, the interest of the Organizational Limited Partner shall be redeemed as provided in the Contribution and Conveyance Agreement; the initial Capital Contributions of each Partner shall thereupon be refunded; and the Organizational Limited Partner shall cease to be a Limited Partner of the Partnership. Ninety-nine percent of any interest or other profit that may have resulted from the investment or other use of such initial Capital Contributions shall be allocated and distributed to the Organizational Limited Partner, and the balance thereof shall be allocated and distributed to the General Partner.

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

SECTION 5.2. Contributions by the General Partner and its Affiliates.

     (a) On the Closing Date and pursuant to the Contribution and Conveyance Agreement, (i) the General Partner shall contribute to the Partnership, as a Capital Contribution, all of its interest in Williams Ammonia Pipeline, L.P., a Delaware limited partnership, and all of its interest in Williams Terminals, L.P., a Texas limited partnership, in exchange for (A) the continuation of its General Partner Interest, subject to all of the rights, privileges and duties of the General Partner under this Agreement, and (B) the Incentive Distribution Rights, (ii) Williams Natural Gas Liquids, Inc., will contribute to the Partnership, as a Capital Contribution, all of its limited partner interest in
the Operating Partnership in exchange for      Common Units and Subordinated
Units and (iii) Williams Energy Services, Inc. will contribute to the Partnership, as a Capital Contribution, all of its limited partner interest in
the Operating Partnership in exchange for      Common Units and Subordinated
Units.

     (b) Upon the issuance of any additional Limited Partner Interests by the Partnership (other than the issuance of the Common Units issued in the Initial Offering or pursuant to the Over-Allotment Option), the General Partner shall be required to make additional Capital Contributions equal to 1/99th of any amount contributed to the Partnership by the Limited Partners in exchange for such additional Limited Partner Interests. Except as set forth in the immediately preceding sentence and Article XII, the General Partner shall not be obligated to make any additional Capital Contributions to the Partnership.

SECTION 5.3. Contributions by Initial Limited Partners and Reimbursement of the General Partner.

     (a) On the Closing Date and pursuant to the Underwriting Agreement, each Underwriter shall contribute to the Partnership cash in an amount equal to the Issue Price per Initial Common Unit multiplied by the number of Common Units specified in the Underwriting Agreement to be purchased by such Underwriter at the Closing Date. In exchange for such Capital Contributions by the Underwriters, the Partnership shall issue Common Units to each Underwriter on whose behalf such Capital Contribution is made in an amount equal to the quotient obtained by dividing (i) the cash contribution to the Partnership by or on behalf of such Underwriter by (ii) the Issue Price per Initial Common Unit.

     (b) Upon the exercise of the Over-Allotment Option, each Underwriter shall contribute to the Partnership cash in an amount equal to the Issue Price per Initial Common Unit, multiplied by the number of Common Units specified in the Underwriting Agreement to be purchased by such Underwriter at the Option Closing Date. In exchange for such Capital Contributions by the Underwriters, the Partnership shall issue Common Units to each Underwriter on whose behalf such Capital Contribution is made in an amount equal to the quotient obtained by dividing (i) the cash contributions to the Partnership by or on behalf of such Underwriter by (ii) the Issue Price per Initial Common Unit. Upon receipt by the Partnership of the Capital Contributions from the Underwriters as provided in this Section 5.3(b), the Partnership shall use such cash to redeem from the General Partner or its Affiliates that number of Common Units held by the General Partner or its Affiliates equal to the number of Common Units issued to the Underwriters as provided in this Section 5.3(b).

     (c) No Limited Partner Interests will be issued or issuable as of or at the Closing Date other than (i) the Common Units issuable pursuant to subparagraph
(a) hereof in aggregate number equal to           , (ii) the "Option Units" as
such term is used in the Underwriting Agreement in an aggregate number up to issuable upon exercise of the Over-Allotment Option pursuant to
subparagraph (c) hereof, (iii) the           Subordinated Units issuable to the
General Partner or its Affiliates pursuant to Section 5.2 hereof, and (iv) the Incentive Distribution Rights.

SECTION 5.4. Interest and Withdrawal.

     No interest on Capital Contributions shall be paid by the Partnership. No Partner or Assignee shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon termination of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Partner or Assignee shall have priority over any other Partner or Assignee
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either as to the return of Capital Contributions or as to profits, losses or distributions. Any such return shall be a compromise to which all Partners and Assignees agree within the meaning of 47-502(b) of the Delaware Act.

SECTION 5.5. Capital Accounts.

     (a) The Partnership shall maintain for each Partner (or a beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with
Section 6031(c) of the Code or any other method acceptable to the General Partner in its sole discretion) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to such Partnership Interest pursuant to this Agreement and (ii) all items of Partnership income and gain (including, without limitation, income and gain exempt from tax) computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made with respect to such Partnership Interest pursuant to this Agreement and (y) all items of Partnership deduction and loss computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1.

     (b) For purposes of computing the amount of any item of income, gain, loss or deduction which is to be allocated pursuant to Article VI and is to be reflected in the Partners' Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including, without limitation, any method of depreciation, cost recovery or amortization used for that purpose), provided, that:

          (i) Solely for purposes of this Section 5.5, the Partnership shall be treated as owning directly its proportionate share (as determined by the General Partner based upon the provisions of the Operating Partnership Agreement) of all property owned by the Operating Partnership or any other Subsidiary that is classified as a partnership for federal income tax purposes.

          (ii) All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) a Partnership Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Partners pursuant to Section 6.1.

          (iii) Except as otherwise provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Partnership and, as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.

          (iv) Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Partnership's Carrying Value with respect to such property as of such date.

          (v) In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired by the Partnership were equal to the Agreed Value of such property. Upon an adjustment pursuant to Section 5.5(d) to

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     the Carrying Value of any Partnership property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined (A) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment and (B) using a rate of depreciation, cost recovery or amortization derived from the same. method and useful life (or, if applicable, the remaining useful life) as is applied for federal income tax purposes; provided, however, that, if the asset has a zero adjusted basis for federal income tax purposes, depreciation, cost recovery or amortization deductions shall be determined using any reasonable method that the General Partner may adopt.

          (vi) If the Partnership's adjusted basis in a depreciable or cost recovery property is reduced for federal income tax purposes pursuant to
     Section 48(q)(1) or 48(q)(3) of the Code, the amount of such reduction shall, solely for purposes hereof, be deemed to be an additional depreciation or cost recovery deduction in the year such property is placed in service and shall be allocated among the Partners pursuant to Section
     6.1. Any restoration of such basis pursuant to Section 48(q)(2) of the Code shall, to the extent possible, be allocated in the same manner to the Partners to whom such deemed deduction was allocated.

     (c) (i) A transferee of a Partnership Interest shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Partnership Interest so transferred.

          (ii) Immediately prior to the transfer of a Subordinated Unit or of a Subordinated Unit that has converted into a Common Unit pursuant to Section
     5.8 by a holder thereof (other than a transfer to an Affiliate unless, the General Partner elects to have this subparagraph 5.5(c)(ii) apply), the Capital Account maintained for such Person with respect to its Subordinated Units or converted Subordinated Units will (A) first, be allocated to the Subordinated Units or converted Subordinated Units to be transferred in an amount equal to the product of (x) the number of such Subordinated Units or converted Subordinated Units to be transferred and (y) the Per Unit Capital Amount for a Common Unit, and (B) second, any remaining balance in such Capital Account will be retained by the transferor, regardless of whether it has retained any Subordinated Units or converted Subordinated Units. Following any such allocation, the transferor's Capital Account, if any, maintained with respect to the retained Subordinated Units or converted Subordinated Units, if any, will have a balance equal to the amount allocated under clause (B) above, and the transferee's Capital Account established with respect to the transferred Subordinated Units or converted Subordinated Units will have a balance equal to the amount allocated under clause (A) above.

     (d) (i) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), on an issuance of additional Partnership Interests for cash or Contributed Property or the conversion of the General Partner's Combined Interest to Common Units pursuant to Section 11.3(b), the Capital Account of all Partners and the Carrying Value of each Partnership property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property immediately prior to such issuance and had been allocated to the Partners at such time pursuant to Section 6.1(c) in the same manner as any item of gain or loss actually recognized during such period would have been allocated. In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and fair market value of all Partnership assets (including, without limitation, cash or cash equivalents) immediately prior to the issuance of additional Partnership Interests shall be determined by the General Partner using such reasonable method of valuation as it may adopt; provided, however, that the General Partner, in arriving at such valuation, must take fully into account the fair market value of the Partnership Interests of all Partners at such time. The General Partner shall allocate such aggregate value among the assets of the Partnership (in such manner as it determines in its discretion to be reasonable) to arrive at a fair market value for individual properties.

          (ii) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any actual or deemed distribution to a Partner of any Partnership property (other than a distribution of cash that is not in redemption or retirement of a Partnership Interest), the Capital Accounts of all Partners and the Carrying Value of all Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized in a sale of such property immediately prior to such distribution for an amount equal to its fair market value, and had been allocated to the Partners, at such time, pursuant to Section 6.1(c) in the same manner as any item of gain or loss actually recognized during such period would have been allocated. In determining such Unrealized Gain or Unrealized Loss the aggregate cash amount and fair market value of all Partnership assets (including, without limitation, cash or cash equivalents) immediately prior to a distribution shall (A) in the case of an actual distribution which is not made pursuant to Section 12.4 or in the case of a deemed contribution and/or distribution, be determined and allocated in the same manner as that provided in Section 5.5(d)(i) or (B) in the case of a liquidating distribution pursuant to Section 12.4, be determined and allocated by the Liquidator using such reasonable method of valuation as it may adopt.

SECTION 5.6. Issuances of Additional Partnership Securities.

     (a) Subject to Section 5.7, the Partnership may issue additional Partnership Securities and options, rights, warrants and appreciation rights relating to the Partnership Securities for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as shall be established by the General Partner in its sole discretion, all without the approval of any Limited Partners.

     (b) Each additional Partnership Security authorized to be issued by the Partnership pursuant to Section 5.6(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Securities), as shall be fixed by the General Partner in the exercise of its sole discretion, including (i) the right to share Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may redeem the Partnership Security; (v) whether such Partnership Security is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Partnership Security will be issued, evidenced by certificates and assigned or transferred; and (vii) the right, if any, of each such Partnership Security to vote on Partnership matters, including matters relating to the relative designations, preferences, rights, powers and duties of such Partnership Security.

     (c) The General Partner is hereby authorized and directed to take all actions that it deems necessary or appropriate in connection with (i) each issuance of Partnership Securities and options, rights, warrants and appreciation rights relating to Partnership Securities pursuant to this Section 5.6, (ii) the conversion of the General Partner Interest and Incentive Distribution Rights into Units pursuant to the terms of this Agreement, (iii) the admission of Additional Limited Partners and (iv) all additional issuances of Partnership Securities. The General Partner is further authorized and directed to specify the relative rights, powers and duties of the holders of the Units or other Partnership Securities being so issued. The General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things it deems to be necessary or advisable in connection with any future issuance of Partnership Securities or in connection with the conversion of the General Partner Interest and Incentive Distribution Rights into Units pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any, National Securities Exchange on which the Units or other Partnership Securities are listed for trading.

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

SECTION 5.7. Limitations on Issuance of Additional Partnership Securities.

     The issuance of Partnership Securities pursuant to Section 5.6 shall be subject to the following restrictions and limitations:

     (a) During the Subordination Period, the Partnership shall not issue (and shall not issue any options, rights, warrants or appreciation rights relating
to) an aggregate of more than           additional Parity Units without the
prior approval of the holders of a Unit Majority. In applying this limitation, there shall be excluded Common Units and other Parity Units issued (A) in connection with the exercise of the Over-Allotment Option pursuant to Section 5.3(b) or, if the Over-Allotment Option is not exercised, an equivalent amount of Common Units to affiliates of the General Partner, (B) in accordance with
Section 5.7(b), (C) upon conversion of Subordinated Units pursuant to Section 5.8, (D) upon conversion of the General Partner Interest and Incentive Distribution Rights pursuant to Section 11.3(b), (D) pursuant to the employee benefit plans of the General Partner, the Partnership or any other Group Member and (E) in the event of a combination or subdivision of Common Units.

     (b) The Partnership may also issue an unlimited number of Parity Units, prior to the end of the Subordination Period and without the prior approval of the Unitholders, if such issuance occurs (i) in connection with an Acquisition or a Capital Improvement or (ii) within 365 days of, and the net proceeds from such issuance are used to repay debt incurred in connection with, an Acquisition or a Capital Improvement, in each case where such Acquisition or Capital Improvement involves assets that, if acquired by the Partnership as of the date that is one year prior to the first day of the Quarter in which such Acquisition is to be consummated or such Capital Improvement is to be completed, would have resulted, on a pro forma basis, in an increase in:

          (A) the amount of Adjusted Operating Surplus generated by the Partnership on a per-Unit basis (for all Outstanding Units) with respect to each of the four most recently completed Quarters (on a pro forma basis as described below) as compared to

          (B) the actual amount of Adjusted Operating Surplus generated by the Partnership on a per-Unit basis (for all Outstanding Units) (excluding Adjusted Operating Surplus attributable to the Acquisition or Capital Improvement) with respect to each of such four most recently completed Quarters.

     If the issuance of Parity Units with respect to an Acquisition or Capital Improvement occurs within the first four full Quarters after the Closing Date, then Adjusted Operating Surplus as used in clauses (A) (subject to the succeeding sentence) and (B) above shall be calculated (i) for each Quarter, if any, that commenced after the Closing Date for which actual results of operations are available, based on the actual Adjusted Operating Surplus of the Partnership generated with respect to such Quarter, and (ii) for each other Quarter, on a pro forma basis consistent with the procedures, as applicable, set forth in Appendix D to the Registration Statement. Furthermore, the amount in clause (A) shall be determined on a pro forma basis assuming that (1) all of the Parity Units to be issued in connection with or within 365 days of such Acquisition or Capital Improvement had been issued and outstanding, (2) all indebtedness for borrowed money to be incurred or assumed in connection with such Acquisition or Capital Improvement (other than any such indebtedness that is to be repaid with the proceeds of such issuance of Parity Units) had been incurred or assumed, in each case as of the commencement of such four-Quarter period, (3) the personnel expenses that would have been incurred by the Partnership in the operation of the acquired assets are the personnel expenses for employees to be retained by the Partnership in the operation of the acquired assets, and (4) the non-personnel costs and expenses are computed on the same basis as those incurred by the Partnership in the operation of the Partnership's business at similarly situated Partnership facilities.

     (c) The Partnership may also issue an unlimited number of Parity Units, prior to the end of the Subordination Period and without the approval of the Unitholders, if the proceeds from such issuance are used exclusively to repay up to $ million of indebtedness of a Group Member where the aggregate amount of distributions that would have been paid with respect to such newly issued Units or Partnership Securities, plus the related distributions on the General Partner Interest in the Partnership and the

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

Operating Partnership in respect of the four-Quarter period ending prior to the first day of the Quarter in which the issuance is to be consummated (assuming such additional Units or Partnership Securities had been Outstanding throughout such period and that distributions equal to the distributions that were actually paid on the Outstanding Units during the period were paid on such additional Units or Partnership Securities) did not exceed the interest costs actually incurred during such period on the indebtedness that is to be repaid (or, if such indebtedness was not outstanding throughout the entire period, would have been incurred had such indebtedness been outstanding for the entire period). In the event that the Partnership is required to pay a prepayment penalty in connection with the repayment of such indebtedness, for purposes of the foregoing test the number of Parity Units issued to repay such indebtedness shall be deemed increased by the number of Parity Units that would need to be issued to pay such penalty.

     (d) During the Subordination Period, the Partnership shall not issue (and shall not issue any options, rights, warrants or appreciation rights relating
to) additional Partnership Securities having rights to distributions or in liquidation ranking prior or senior to the Common Units, without the prior approval of the holders of a Unit Majority.

     (e) No fractional Units shall be issued by the Partnership.

SECTION 5.8. Conversion of Subordinated Units.

     (a) A total of           of the outstanding Subordinated Units will convert
into Common Units on a one-for-one basis on the first day after the Record Date for distribution in respect of any Quarter ending on or after December 31, 2003, in respect of which:

          (i) distributions under Section 6.4 in respect of all Outstanding Common Units and Subordinated Units with respect to each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the Outstanding Common Units and Subordinated Units during such periods;

          (ii) the Adjusted Operating Surplus generated during each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the Common Units and Subordinated Units that were Outstanding during such periods on a fully-diluted basis (i.e. taking into account for purposes of such determination all Outstanding Common Units, all Outstanding Subordinated Units, all Common Units and Subordinated Units issuable upon exercise of employee options that have, as of the date of determination, already vested or are scheduled to vest prior to the end of the Quarter immediately following the Quarter with respect to which such determination is made, and all Common Units and Subordinated Units that have, as of the date of determination, been earned by but not yet issued to management of the Partnership in respect of incentive compensation), plus the related distribution on the General Partner Interest in the Partnership and the Operating Partnerships, during such periods; and

          (iii) the Cumulative Common Unit Arrearage on all of the Common Units is zero.

     (b) An additional           of the Outstanding Subordinated Units will
convert into Common Units on a one-for-one basis on the first day after the Record Date for distribution in respect of any Quarter ending on or after December 31, 2004, in respect of which:

          (i) distributions under Section 6.4 in respect of all Outstanding Common Units and Subordinated Units with respect to each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the Outstanding Common Units and Subordinated Units during such periods;

          (ii) the Adjusted Operating Surplus generated during each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the Common Units and Subordinated Units that were Outstanding during such periods on a fully-diluted basis (i.e. taking into account for purposes of such determination all Outstanding Common Units, all Outstanding Subordinated Units, all Common Units and Subordinated Units issuable upon exercise of employee options that have, as of the date of determination, already vested or are scheduled to vest prior to the end of the Quarter immediately following the Quarter with respect to which such determination is made, and all Common Units and Subordinated Units that have, as of the date of determination, been earned by but not yet issued to management of the Partnership in respect of incentive compensation), plus the related distribution on the General Partner Interest in the Partnership and the Operating Partnerships, during such periods; and

          (iii) the Cumulative Common Unit Arrearage on all of the Common Units is zero;

provided, however, that the conversion of Subordinated Units pursuant to this
Section 5.8(b) may not occur until at least one year following the conversion of Subordinated Units pursuant to Section 5.8(a).

     (c) In the event that less than all of the Outstanding Subordinated Units shall convert into Common Units pursuant to Section 5.8(a) or 5.8(b) at a time when there shall be more than one holder of Subordinated Units, then, unless all of the holders of Subordinated Units shall agree to a different allocation, the Subordinated Units that are to be converted into Common Units shall be allocated among the holders of Subordinated Units pro rata based on the number of Subordinated Units held by each such holder.

     (d) Any Subordinated Units that are not converted into Common Units pursuant to Sections 5.8(a) and (b) shall convert into Common Units on a one-for-one basis on the first day following the Record Date for distributions in respect of the final Quarter of the Subordination Period.

     (e) Notwithstanding any other provision of this Agreement, all the then Outstanding Subordinated Units will automatically convert into Common Units on a one-for-one basis as set forth in, and pursuant to the terms of, Section 11.4.

     (f) A Subordinated Unit that has converted into a Common Unit shall be subject to the provisions of Section 6.7(b).

SECTION 5.9. Limited Preemptive Right.

     Except as provided in this Section 5.9 and in Section 5.2, no Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership Security, whether unissued, held in the treasury or hereafter created. The General Partner shall have the right, which it may from time to time assign in whole or in part to any of its Affiliates, to purchase Partnership Securities from the Partnership whenever, and on the same terms that, the Partnership issues Partnership Securities to Persons other than the General Partner and its Affiliates, to the extent necessary to maintain the Percentage Interests of the General Partner and its Affiliates equal to that which existed immediately prior to the issuance of such Partnership Securities.

SECTION 5.10. Splits and Combination.

     (a) Subject to Sections 5.10(d), 6.6 and 6.9 (dealing with adjustments of distribution levels), the Partnership may make a Pro Rata distribution of Partnership Securities to all Record Holders or may effect a subdivision or combination of Partnership Securities so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Unit basis (including any Common Unit Arrearage or Cumulative Common Unit Arrearage) or stated as a number of Units (including the number of Subordinated Units that may convert prior to the end of the Subordination Period and the number of additional Parity Units that may be issued pursuant to Section 5.7 without a Unitholder vote) are proportionately adjusted retroactive to the beginning of the Partnership.

     (b) Whenever such a distribution, subdivision or combination of Partnership Securities is declared, the General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice. The General Partner also may cause a firm of independent public accountants selected by it to calculate the number of Partnership Securities to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

     (c) Promptly following any such distribution, subdivision or combination, the Partnership may issue Certificates to the Record Holders of Partnership Securities as of the applicable Record Date representing the new number of Partnership Securities held by such Record Holders, or the General Partner may adopt such other procedures as it may deem appropriate to reflect such changes. If any such combination results in a smaller total number of Partnership Securities Outstanding, the Partnership shall require, as a condition to the delivery to a Record Holder of such new Certificate, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.

     (d) The Partnership shall not issue fractional Units upon any distribution, subdivision or combination of Units. If a distribution, subdivision or combination of Units would result in the issuance of fractional Units but for the provisions of Section 5.7(e) and this Section 5.10(d), each fractional Unit shall be rounded to the nearest whole Unit (and a 0.5 Unit shall be rounded to the next higher Unit).

SECTION 5.11. Fully Paid and Non-Assessable Nature of Limited Partner Interests.

     All Limited Partner Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non assessability may be affected by Section 17-607 of the Delaware Act.

                                  ARTICLE VI.

                         ALLOCATIONS AND DISTRIBUTIONS

SECTION 6.1. Allocations for Capital Account Purposes.

     For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership's items of income, gain, loss and deduction (computed in accordance with Section 5.5(b)) shall be allocated among the Partners in each taxable year (or portion thereof) as provided herein below.

     (a) Net Income. After giving effect to the special allocations set forth in
Section 6.1(d), Net Income for each taxable year and all items of income, gain, loss and deduction taken into account in computing Net Income for such taxable year shall be allocated as follows:

          (i) First, 100% to the General Partner in an amount equal to the aggregate Net Losses allocated to the General Partner pursuant to Section 6.1(b)(iii) for all previous taxable years until the aggregate Net Income allocated to the General Partner pursuant to this Section 6.1(a)(i) for the current taxable year and all previous taxable years is equal to the aggregate Net Losses allocated to the General Partner pursuant to Section 6.1(b)(iii) for all previous taxable years;

          (ii) Second, 1% to the General Partner in an amount equal to the aggregate Net Losses allocated to the General Partner pursuant to Section 6.1(b)(ii) for all previous taxable years and 99% to the Unitholders, in accordance with their respective Percentage Interests, until the aggregate Net Income allocated to such Partners pursuant to this Section 6.1(a)(ii) for the current taxable year and all previous taxable years is equal to the aggregate Net Losses allocated to such Partners pursuant to Section 6.1(b)(ii) for all previous taxable years; and

          (iii) Third, the balance, if any, 1% to the General Partner and 99% to the Unitholders, in accordance with their respective Percentage Interests.

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

     (b) Net Losses. After giving effect to the special allocations set forth in
Section 6.1(d), Net Losses for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Losses for such taxable period shall be allocated as follows:

          (i) First, 1% to the General Partner and 99% to the Unitholders, in accordance with their respective Percentage Interests, until the aggregate Net Losses allocated pursuant to this Section 6.1(b)(i) for the current taxable year and all previous taxable years is equal to the aggregate Net Income allocated to such Partners pursuant to Section 6.1(a)(iii) for all previous taxable years, provided that the Net Losses shall not be allocated pursuant to this Section 6.1(b)(i) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account);

          (ii) Second, 1% to the General Partner and 99% to the Unitholders in accordance with their respective Percentage Interests; provided, that Net Losses shall not be allocated pursuant to this Section 6.1(b)(ii) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account);

          (iii) Third, the balance, if any, 100% to the General Partner.

     (c) Net Termination Gains and Losses. After giving effect to the special allocations set forth in Section 6.1(d), all items of income, gain, loss and deduction taken into account in computing Net Termination Gain or Net Termination Loss for such taxable period shall be allocated in the same manner as such Net Termination Gain or Net Termination Loss is allocated hereunder. All allocations under this Section 6.1(c) shall be made after Capital Account balances have been adjusted by all other allocations provided under this Section
6.1 and after all distributions of Available Cash provided under Sections 6.4 and 6.5 have been made; provided, however, that solely for purposes of this
Section 6.1(c), Capital Accounts shall not be adjusted for distributions made pursuant to Section 12.4.

          (i) If a Net Termination Gain is recognized (or deemed recognized pursuant to Section 5.5(d)), such Net Termination Gain shall be allocated among the Partners in the following manner (and the Capital Accounts of the Partners shall be increased by the amount so allocated in each of the following subclauses, in the order listed, before an allocation is made pursuant to the next succeeding subclause):

             (A) First, to each Partner having a deficit balance in its Capital Account, in the proportion that such deficit balance bears to the total deficit balances in the Capital Accounts of all Partners, until each such Partner has been allocated Net Termination Gain equal to any such deficit balance in its Capital Account;

             (B) Second, 99% to all Unitholders holding Common Units, Pro Rata, and 1% to the General Partner until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Capital plus (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(a)(i) or (b)(i) with respect to such Common Unit for such Quarter (the amount determined pursuant to this clause (2) is hereinafter defined as the "Unpaid MQD") plus (3) any then existing Cumulative Common Unit Arrearage;

             (C) Third, if such Net Termination Gain is recognized (or is deemed to be recognized) prior to the expiration of the Subordination Period, 99% to all Unitholders holding Subordinated Units, Pro Rata, and 1% to the General Partner until the Capital Account in respect of each Subordinated Unit then Outstanding equals the sum of (1) its Unrecovered Capital, determined for the taxable year (or portion thereof) to which this allocation of gain relates, plus (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(a)(iii) with respect to such Subordinated Unit for such Quarter;
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

             (D) Fourth, 99% to all Unitholders, Pro Rata, and 1% to the General Partner until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Capital, plus (2) the Unpaid MQD, plus (3) any then existing Cumulative Common Unit Arrearage, plus (4) the excess of (aa) the First Target Distribution less the Minimum Quarterly Distribution for each Quarter of the Partnership's existence over (bb) the cumulative per Unit amount of any distributions of Operating Surplus that was distributed pursuant to Sections 6.4(a)(iv) and 6.4(b)(ii) (the sum of (1) plus (2) plus (3) plus (4) is hereinafter defined as the "First Liquidation Target Amount");

             (E) Fifth, 85.8673% to all Unitholders, Pro Rata, 13.1327% to the holders of the Incentive Distribution Rights, Pro Rata, and 1% to the General Partner until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the First Liquidation Target Amount, plus (2) the excess of (aa) the Second Target Distribution less the First Target Distribution for each Quarter of the Partnership's existence over (bb) the cumulative per
          Unit amount of any distributions of Operating Surplus that was distributed pursuant to Sections 6.4(a)(v) and 6.4(b)(iii) (the sum of (1) plus (2) is hereinafter defined as the "Second Liquidation Target Amount");

             (F) Sixth, 75.7653% to all Unitholders, Pro Rata, 23.2347% to the holders of the Incentive Distribution Rights, Pro Rata, and 1% to the General Partner until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the Second Liquidation Target Amount, plus (2) the excess of (aa) the Third Target Distribution less the Second Target Distribution for each Quarter of the Partnership's existence over (bb) the cumulative per Unit amount of any distributions of Operating Surplus that was distributed pursuant to Sections 6.4(a)(vi) and 6.4(b)(iv) (the sum of (1) plus (2) is hereinafter defined as the "Third Liquidation Target Amount");

             (G) Finally, any remaining amount 50.5102% to all Unitholders, Pro Rata, 48.4898% to the holders of the Incentive Distribution Rights, Pro Rata, and 1% to the General Partner.

          (ii) If a Net Termination Loss is recognized (or deemed recognized pursuant to
          Section 5.5(d)), such Net Termination Loss shall be allocated among the Partners in the following manner:

             (A) First, if such Net Termination Loss is recognized (or is deemed to be recognized) prior to the conversion of the last Outstanding Subordinated Unit, 99% to the Unitholders holding Subordinated Units, Pro Rata, and 1% to the General Partner until the Capital Account in respect of each Subordinated Unit then Outstanding has been reduced to zero;

             (B) Second, 99% to all Unitholders holding Common Units, Pro Rata, and 1% to the General Partner until the Capital Account in respect of each Common Unit then Outstanding has been reduced to zero; and

             (C) Third, the balance, if any, 100% to the General Partner.

     (d) Special Allocations. Notwithstanding any other provision of this
Section 6.1, the following special allocations shall be made for such taxable period:

          (i) Partnership Minimum Gain Chargeback. Notwithstanding any other provision of this Section 6.1, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-20)(2)(i), or any successor provision. For purposes of this Section 6.1(d), each Partner's Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d) with respect to such taxable period (other than an allocation pursuant to Sections 6.1(d)(vi) and 6.1(d)(vii)). This Section 6.1(d)(i) is intended to

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

     comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

          (ii) Chargeback of Partner Nonrecourse Debt Minimum
     Gain. Notwithstanding the other provisions of this Section 6.1 (other than Section 6.1(d)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-20)(2)(ii), or any successor provisions. For purposes of this Section 6.1(d), each Partner's Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d), other than Section 6.1(d)(i) and other than an allocation pursuant to Sections 6.1(d)(vi) and 6.1(d)(vii), with respect to such taxable period. This Section 6.1(d)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation
     Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

          (iii) Priority Allocations.

             (A) If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed pursuant to Section 12.4) to any Unitholder with respect to its Units for a taxable year is greater (on a per Unit basis) than the amount of cash or the Net Agreed Value of property distributed to the other Unitholders with respect to their Units (on a per Unit basis), then (1) each Unitholder receiving such greater cash or property distribution shall be allocated gross income in an amount equal to the product of (aa) the amount by which the distribution (on a per Unit basis) to such Unitholder exceeds the distribution (on a per Unit basis) to the Unitholders receiving the smallest distribution and (bb) the number of Units owned by the Unitholder receiving the greater distribution; and (2) the General Partner shall be allocated gross income in an aggregate amount equal to 1/99th of the sum of the amounts allocated in clause (1) above.

             (B) After the application of Section 6.1(d)(iii)(A), all or any portion of the remaining items of Partnership gross income or gain for the taxable period, if any, shall be allocated 100% to the holders of Incentive Distribution Rights, Pro Rata, until the aggregate amount of such items allocated to the holders of Incentive Distribution Rights pursuant to this paragraph 6.1(d)(iii)(B) for the current taxable year and all previous taxable years is equal to the cumulative amount of all Incentive Distributions made to the holders of Incentive Distribution Rights from the Closing Date to a date 45 days after the end of the current taxable year.

          (iv) Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible unless such deficit balance is otherwise eliminated pursuant to Section 6.1(d)(i) or (ii).

          (v) Gross Income Allocations. In the event any Partner has a deficit balance in its Capital Account at the end of any Partnership taxable period in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement and (B) the amount such
     Partner is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this
                                      A-35
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     Section 6.1(d)(v) shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account as adjusted after all other allocations provided for in this Section 6.1 have been tentatively made as if this Section 6.1(d)(v) were not in this Agreement.

          (vi) Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Partners in accordance with their respective Percentage Interests. If the General Partner determines in its good faith discretion that the Partnership's Nonrecourse Deductions must be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the other Partners, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

          (vii) Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, such Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.

          (viii) Nonrecourse Liabilities. For purposes of Treasury Regulation
     Section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (A) the amount of Partnership Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated among the Partners in accordance with their respective Percentage Interests.

          (ix) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(c) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

          (x) Economic Uniformity. At the election of the General Partner with respect to any taxable period ending upon, or after, the termination of the Subordination Period, all or a portion of the remaining items of Partnership gross income or gain for such taxable period, after taking into account allocations pursuant to Section 6.1(d)(iii), shall be allocated 100% to each Partner holding Subordinated Units that are Outstanding as of the termination of the Subordination Period ("Final Subordinated Units") in the proportion of the number of Final Subordinated Units held by such Partner to the total number of Final Subordinated Units then Outstanding, until each such Partner has been allocated an amount of gross income or gain which increases the Capital Account maintained with respect to such Final Subordinated Units to an amount equal to the product of (A) the number of Final Subordinated Units held by such Partner and (B) the Per Unit Capital Amount for a Common Unit. The purpose of this allocation is to establish uniformity between the Capital Accounts underlying Final Subordinated Units and the Capital Accounts underlying Common Units held by Persons other than the General Partner and its Affiliates immediately prior to the conversion of such Final Subordinated Units into Common Units. This allocation method for establishing such economic uniformity will only be available to the General Partner if the method for allocating the Capital Account maintained with respect to the Subordinated Units between the transferred and retained Subordinated Units pursuant to Section 5.5(c)(ii) does not otherwise provide such economic uniformity to the Final Subordinated Units.

          (xi) Curative Allocation.

             (A) Notwithstanding any other provision of this Section 6.1, other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of income, gain, loss and deduction allocated to each Partner pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Partner under the Agreed Allocations had the Required Allocations and the related Curative Allocation not otherwise been provided in this Section 6.1. Notwithstanding the preceding sentence, Required Allocations relating to
        (1) Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partnership Minimum Gain and
        (2) Partner Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partner Nonrecourse Debt Minimum Gain. Allocations pursuant to this Section 6.1(d)(xi)(A) shall only be made with respect to Required Allocations to the extent the General Partner reasonably determines that such allocations will otherwise be inconsistent with the economic agreement among the Partners. Further, allocations pursuant to this Section 6.1(d)(xi)(A) shall be deferred with respect to allocations pursuant to clauses (1) and (2) hereof to the extent the General Partner reasonably determines that such allocations are likely to be offset by subsequent Required Allocations.

             (B) The General Partner shall have reasonable discretion, with respect to each taxable period, to (1) apply the provisions of Section 6.1(d)(xi)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 6.1(d)(xi)(A) among the Partners in a manner that is likely to minimize such economic distortions.

          (xii) Corrective Allocations. In the event of any allocation of Additional Book Basis Derivative Items or any Book-Down Event or any recognition of a Net Termination Loss, the following rules shall apply:

             (A) In the case of any allocation of Additional Book Basis Derivative Items (other than an allocation of Unrealized Gain or Unrealized Loss under Section 5.5(d) hereof), the General Partner shall allocate additional items of gross income and gain away from the holders of Incentive Distribution Rights to the Unitholders and the General Partner, or additional items of deduction and loss away from the Unitholders and the General Partner to the holders of Incentive Distribution Rights, to the extent that the Additional Book Basis Derivative Items allocated to the Unitholders or the General Partner exceed their Share of Additional Book Basis Derivative Items. For this purpose, the Unitholders and the General Partner shall be treated as being allocated Additional Book Basis Derivative Items to the extent that such Additional Book Basis Derivative Items have reduced the amount of income that would otherwise have been allocated to the Unitholders or the General Partner under the Partnership Agreement (e.g., Additional Book Basis Derivative Items taken into account in computing cost of goods sold would reduce the amount of book income otherwise available for allocation among the Partners). Any allocation made pursuant to this
        Section 6.1(d)(xii)(A) shall be made after all of the other Agreed Allocations have been made as if this Section 6.1(d)(xii) were not in this Agreement and, to the extent necessary, shall require the reallocation of items that have been allocated pursuant to such other Agreed Allocations.

             (B) In the case of any negative adjustments to the Capital Accounts of the Partners resulting from a Book-Down Event or from the recognition of a Net Termination Loss, such negative adjustment (1) shall first be allocated, to the extent of the Aggregate Remaining Net Positive Adjustments, in such a manner, as reasonably determined by the General Partner, that to the extent possible the aggregate Capital Accounts of the Partners will equal the amount which would have been the Capital Account balance of the Partners if no prior Book-Up Events had occurred, and (2) any negative adjustment in excess of the Aggregate Remaining Net Positive Adjustments shall be allocated pursuant to
        Section 6.1(c) hereof.

             (C) In making the allocations required under this Section 6.1(d)(xii), the General Partner, in its sole discretion, may apply whatever conventions or other methodology it deems reasonable to satisfy the purpose of this Section 6.1(d)(xii).

SECTION 6.2. Allocations for Tax Purposes.

     (a) Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of "book" income, gain, loss or deduction is allocated pursuant to Section 6.1.

     (b) In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for federal income tax purposes among the Partners as follows:

          (i) (A) In the case of a Contributed Property, such items attributable thereto shall be allocated among the Partners in the manner provided under
     Section 704(c) of the Code that takes into account the variation between the Agreed Value of such property and its adjusted basis at the time of contribution; and (B) any item of Residual Gain or Residual Loss attributable to a Contributed Property shall be allocated among the Partners in the same manner as its correlative item of "book" gain or loss is allocated pursuant to Section 6.1.

          (ii) (A) In the case of an Adjusted Property, such items shall (1) first, be allocated among the Partners in a manner consistent with the principles of Section 704(c) of the Code to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to Section 5.5(d)(i) or 5.5(d)(ii), and (2) second, in the event such property was originally a Contributed Property, be allocated among the Partners in a manner consistent with Section 6.2(b)(i)(A); and (B) any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Partners in the same manner as its correlative item of "book" gain or loss is allocated pursuant to Section 6.1.

          (iii) The General Partner shall apply the principles of Treasury Regulation Section 1.704-3(d) to eliminate Book-Tax Disparities.

     (c) For the proper administration of the Partnership and for the preservation of uniformity of the Limited Partner Interests (or any class or classes thereof), the General Partner shall have sole discretion to (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations for federal income tax purposes of income (including, without limitation, gross income) or deductions; and (iii) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Limited Partner Interests (or any class or classes thereof). The General Partner may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this
Section 6.2(c) only if such conventions, allocations or amendments would not have a material adverse effect on the Partners, the holders of any class or classes of Limited Partner Interests issued and Outstanding or the Partnership, and if such allocations are consistent with the principles of Section 704 of the Code.

     (d) The General Partner in its discretion may determine to depreciate or amortize the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation or amortization method and useful life applied to the Partnership's common basis of such property, despite any inconsistency of such approach with Treasury Regulation Section 1.167(c)-1(a)(6) or any successor regulations thereto. If the General Partner determines that such reporting position cannot reasonably be taken, the General Partner may adopt depreciation and amortization conventions under which all purchasers acquiring Limited Partner Interests in the same month would receive depreciation and amortization deductions, based upon the same applicable rate as if they had purchased a direct interest in the Partnership's property. If the General Partner chooses not to utilize such aggregate method, the General Partner may use any other reasonable depreciation and amortization conventions to preserve the uniformity of the intrinsic tax characteristics of any Limited Partner Interests that would not have a material adverse effect on the Limited Partners or the Record Holders of any class or classes of Limited Partner Interests.

     (e) Any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 6.2, be characterized as Recapture Income in the same proportions and to the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

     (f) All items of income, gain, loss, deduction and credit recognized by the Partnership for federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code which may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted as necessary or appropriate to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

     (g) Each item of Partnership income, gain, loss and deduction, shall for federal income tax purposes, be determined on an annual basis and prorated on a monthly basis and shall be allocated to the Partners as of the opening of the New York Stock Exchange on the first Business Day of each month; provided, however, that (i) such items for the period beginning on the Closing Date and ending on the last day of the month in which the Option Closing Date or the expiration of the Over-allotment Option occurs shall be allocated to the Partners as of the opening of the New York Stock Exchange on the first Business Day of the next succeeding month; and provided, further, that gain or loss on a sale or other disposition of any assets of the Partnership or any other extraordinary item of income or loss realized and recognized other than in the ordinary course of business, as determined by the General Partner in its sole discretion, shall be allocated to the Partners as of the opening of the New York Stock Exchange on the first Business Day of the month in which such gain or loss is recognized for federal income tax purposes. The General Partner may revise, alter or otherwise modify such methods of allocation as it determines necessary or appropriate in its sole discretion, to the extent permitted or required by
Section 706 of the Code and the regulations or rulings promulgated thereunder.

     (h) Allocations that would otherwise be made to a Limited Partner under the provisions of this Article VI shall instead be made to the beneficial owner of Limited Partner Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with
Section 6031(c) of the Code or any other method acceptable to the General Partner in its sole discretion.

SECTION 6.3. Requirement and Characterization of Distributions; Distributions to Record Holders.

     (a) Within 45 days following the end of each Quarter commencing with the Quarter ending on March 31, 2001, an amount equal to 100% of Available Cash with respect to such Quarter shall, subject to Section 17-607 of the Delaware Act, be distributed in accordance with this Article VI by the Partnership to the Partners as of the Record Date selected by the General Partner in its reasonable discretion. All amounts of Available Cash distributed by the Partnership on any date from any source shall be deemed to be Operating Surplus until the sum of all amounts of Available Cash theretofore distributed by the Partnership to the Partners pursuant to Section 6.4 equals the Operating Surplus from the Closing Date through the close of the immediately preceding Quarter. Any remaining amounts of Available Cash distributed by the Partnership on such date shall, except as otherwise provided in Section 6.5, be deemed to be "Capital Surplus." All distributions required to be made under this Agreement shall be made subject to Section 17-607 of the Delaware Act.

     (b) Notwithstanding Section 6.3(a), in the event of the dissolution and liquidation of the Partnership, all receipts received during or after the Quarter in which the Liquidation Date occurs, other than from borrowings described in (a)(ii) of the definition of Available Cash, shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.

     (c) The General Partner shall have the discretion to treat taxes paid by the Partnership on behalf of, or amounts withheld with respect to, all or less than all of the Partners, as a distribution of Available Cash to such Partners.

     (d) Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership's liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

SECTION 6.4. Distributions of Available Cash from Operating Surplus.

     (a) During Subordination Period. Available Cash with respect to any Quarter within the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or 6.5 shall, subject to Section 17-607 of the Delaware Act, be distributed as follows, except as otherwise required by Section 5.6(b) in respect of additional Partnership Securities issued pursuant thereto:

          (i) First, 99% to the Unitholders holding Common Units, Pro Rata, and 1% to the General Partner until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

          (ii) Second, 99% to the Unitholders holding Common Units, Pro Rata, and 1% to the General Partner until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage existing with respect to such Quarter;

          (iii) Third, 99% to the Unitholders holding Subordinated Units, Pro Rata, and 1% to the General Partner until there has been distributed in respect of each Subordinated Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

          (iv) Fourth, 99% to all Unitholders, Pro Rata, and 1% to the General Partner until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

          (v) Fifth, 85.8673% to all Unitholders, Pro Rata, 13.1327% to the holders of the Incentive Distribution Rights, Pro Rata, and 1% to the General Partner until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

          (vi) Sixth, 75.7653% to all Unitholders, Pro Rata, 23.2347% to the holders of the Incentive Distribution Rights, Pro Rata, and 1% to the General Partner until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

          (vii) Thereafter, 50.5102% to all Unitholders, Pro Rata, 48.4898% to the holders of the Incentive Distribution Rights, Pro Rata, and 1% to the General Partner; provided, however, if the Minimum Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(a)(vii).

     (b) After Subordination Period. Available Cash with respect to any Quarter after the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or 6.5, subject to

Section 17-607 of the Delaware Act, shall be distributed as follows, except as otherwise required by Section 5.6(b) in respect of additional Partnership Securities issued pursuant thereto:

          (i) First, 99% to all Unitholders, Pro Rata, and 1% to the General Partner until there has been distributed in respect of each Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

          (ii) Second, 99% to all Unitholders, Pro Rata, and 1% to the General Partner until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

          (iii) Third, 85.8673% to all Unitholders, Pro Rata, and 13.1327% to the holders of the Incentive Distribution Rights, Pro Rata, and 1% to the General Partner until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

          (iv) Fourth, 75.7653% to all Unitholders, Pro Rata, and 23.2347% to the holders of the Incentive Distribution Rights, Pro Rata, and 1% to the General Partner until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

          (v) Thereafter, 50.5102% to all Unitholders, Pro Rata, and 48.4898% to the holders of the Incentive Distribution Rights, Pro Rata, and 1% to the General Partner;

provided, however, if the Minimum Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(b)(v).

SECTION 6.5. Distributions of Available Cash from Capital Surplus.

     Available Cash that is deemed to be Capital Surplus pursuant to the provisions of Section 6.3(a) shall, subject to Section 17-607 of the Delaware Act, be distributed, unless the provisions of Section 6.3 require otherwise, 99% to all Unitholders, Pro Rata, and 1% to the General Partner until a hypothetical holder of a Common Unit acquired on the Closing Date has received with respect to such Common Unit, during the period since the Closing Date through such date, distributions of Available Cash that are deemed to be Capital Surplus in an aggregate amount equal to the Initial Unit Price. Available Cash that is deemed to be Capital Surplus shall then be distributed 99% to all Unitholders holding Common Units, Pro Rata, and 1% to the General Partner until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage. Thereafter, all Available Cash shall be distributed as if it were Operating Surplus and shall be distributed in accordance with Section 6.4.

SECTION 6.6. Adjustment of Minimum Quarterly Distribution and Target Distribution Levels.

     (a) The Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution, Third Target Distribution Common Unit Arrearages and Cumulative Common Unit Arrearages shall be proportionately adjusted in the event of any distribution, combination or subdivision (whether effected by a distribution payable in Units or otherwise) of Units or other Partnership Securities in accordance with Section 5.10. In the event of a distribution of Available Cash that is deemed to be from Capital Surplus, the then applicable Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution shall be adjusted proportionately downward to equal the product obtained by multiplying the otherwise applicable Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution, as the case may be, by a fraction of which the numerator is the Unrecovered Capital of the Common Units immediately after giving effect to such distribution and of which the denominator is the Unrecovered Capital of the Common Units immediately prior to giving effect to such distribution.
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     (b) The Minimum Quarterly Distribution, First Target Distribution, Second
Target Distribution and Third Target Distribution shall also be subject to adjustment pursuant to Section 6.9.

SECTION 6.7. Special Provisions Relating to the Holders of Subordinated Units.

     (a) Except with respect to the right to vote on or approve matters requiring the vote or approval of a percentage of the holders of Outstanding Common Units and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units, the holder of a Subordinated Unit shall have all of the rights and obligations of a Unitholder holding Common Units hereunder; provided, however, that immediately upon the conversion of Subordinated Units into Common Units pursuant to Section 5.8, the Unitholder holding a Subordinated Unit shall possess all of the rights and obligations of a Unitholder holding Common Units hereunder, including the right to vote as a Common Unitholder and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units; provided, however, that such converted Subordinated Units shall remain subject to the provisions of Sections 5.5(c)(ii), 6.1(d)(x) and 6.7(b).

     (b) The Unitholder holding a Subordinated Unit which has converted into a Common Unit pursuant to Section 5.8 shall not be issued a Common Unit Certificate pursuant to Section 4.1, and shall not be permitted to transfer its converted Subordinated Units to a Person which is not an Affiliate of the holder until such time as the General Partner determines, based on advice of counsel, that a converted Subordinated Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics, in all material respects, to the intrinsic economic and federal income tax characteristics of an Initial Common Unit. In connection with the condition imposed by this Section 6.7(b), the General Partner may take whatever reasonable steps are required to provide economic uniformity to the converted Subordinated Units in preparation for a transfer of such converted Subordinated Units, including the application of Sections 5.5 (c)(ii) and 6.1(d)(x); provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units represented by Common Unit Certificates.

SECTION 6.8. Special Provisions Relating to the Holders of Incentive Distribution Rights.

     Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Incentive Distribution Rights (a) shall (i) possess the rights, and obligations provided in this Agreement with respect to a Limited Partner pursuant to Articles III and VII and (ii) have a Capital Account as a Partner pursuant to Section 5.5 and all other provisions related thereto and (b) shall not (i) be entitled to vote on any matters requiring the approval or vote of the holders of Outstanding Units, (ii) be entitled to any distributions other than as provided in Sections 6.4(a)(v), (vi) and (vii), 6.4(b)(iii), (iv) and (v), and 12.4 or (iii) be allocated items of income, gain, loss or deduction other than as specified in this Article VI.

SECTION 6.9. Entity-Level Taxation.

     If legislation is enacted or the interpretation of existing language is modified by the relevant governmental authority which causes the Partnership or the Operating Partnership to be treated as an association taxable as a corporation or otherwise subjects the Partnership or the Operating Partnership to entity-level taxation for federal income tax purposes, the then applicable Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution shall be adjusted to equal the product obtained by multiplying (a) the amount thereof by (b) one minus the sum of (i) the highest marginal federal corporate (or other entity, as applicable) income tax rate of the Partnership or such Operating Partnership for the taxable year of the Partnership or the Operating Partnership in which such Quarter occurs (expressed as a percentage) plus (ii) the effective overall state and local income tax rate (expressed as a percentage) applicable to the Partnership or the Operating Partnership for the calendar year next preceding the calendar year in which such Quarter occurs (after taking into account the benefit of any deduction allowable for federal income tax purposes with respect to the payment of state and local income taxes), but only to the extent of the increase in such rates resulting from such legislation
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or interpretation. Such effective overall state and local income tax rate shall be determined for the taxable year next preceding the first taxable year during which the Partnership or the Operating Partnership is taxable for federal income tax purposes as an association taxable as a corporation or is otherwise subject to entity-level taxation by determining such rate as if the Partnership or the Operating Partnership had been subject to such state and local taxes during such preceding taxable year.

                                  ARTICLE VII.

                      MANAGEMENT AND OPERATION OF BUSINESS

SECTION 7.1. Management.

     (a) The General Partner shall conduct, direct and manage all activities of the Partnership. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no Limited Partner or Assignee shall have any management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or which are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 7.3, shall have full power and authority to do all things and on such terms as it, in its sole discretion, may deem necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:

          (i) the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into Partnership Securities, and the incurring of any other obligations;

          (ii) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

          (iii) the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person (the matters described in this clause (iii) being subject, however, to any prior approval that may be required by Section 7.3);

          (iv) the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Partnership Group; subject to Section 7.6(a), the lending of funds to other Persons (including the Operating Partnership); the repayment of obligations of the Partnership Group and the making of capital contributions to any member of the Partnership Group;

          (v) the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party to the contract to have no recourse against the General Partner or its assets other than its interest in the Partnership, even if same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);

          (vi) the distribution of Partnership cash;

          (vii) the selection and dismissal of employees (including employees having titles such as "president," "vice president," "secretary" and "treasurer") and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

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

          (viii) the maintenance of such insurance for the benefit of the Partnership Group and the Partners as it deems necessary or appropriate;

          (ix) the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, limited liability companies, corporations or other relationships (including the acquisition of interests in, and the contributions of property to, the Operating Partnership from time to time) subject to the restrictions set forth in Section 2.4;

          (x) the control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation and the incurring of legal expense and the settlement of claims and litigation;

          (xi) the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

          (xii) the entering into of listing agreements with any National Securities Exchange and the delisting of some or all of the Limited Partner Interests from, or requesting that trading be suspended on, any such exchange (subject to any prior approval that may be required under Section 4.8);

          (xiii) unless restricted or prohibited by Section 5.7, the purchase, sale or other acquisition or disposition of Partnership Securities, or the issuance of additional options, rights, warrants and appreciation rights relating to Partnership Securities; and

          (xiv) the undertaking of any action in connection with the Partnership's participation in the Operating Partnership as a partner.

     (b) Notwithstanding any other provision of this Agreement, the Operating Partnership Agreement, the Delaware Act or any applicable law, rule or regulation, each of the Partners and the Assignees and each other Person who may acquire an interest in Partnership Securities hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of the Operating Partnership Agreement, the Underwriting Agreement, the Omnibus Agreement, the Contribution and Conveyance Agreement, and the other agreements and other described in or filed as exhibits to the Registration Statement that are related to the transactions contemplated by the Registration Statement; (ii) agrees that the General Partner (on its own or through any officer of the Partnership) is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the Registration Statement on behalf of the Partnership without any further act, approval or vote of the Partners or the Assignees or the other Persons who may acquire an interest in Partnership Securities; and (iii) agrees that the execution, delivery or performance by the General Partner, any Group Member or any Affiliate of any of them, of this Agreement or any agreement authorized or permitted under this Agreement (including the exercise by the General Partner or any Affiliate of the General Partner of the rights accorded pursuant to Article
XV), shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement (or any other agreements) or of any duty stated or implied by law or equity.

SECTION 7.2. Certificate of Limited Partnership.

     The General Partner has caused the Certificate of Limited Partnership to be filed with the Secretary of State of the State of Delaware as required by the Delaware Act and shall use all reasonable efforts to cause to be filed such other certificates or documents as may be determined by the General Partner in its sole discretion to be reasonable and necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property. To the extent that such action is determined by the General Partner in its sole discretion to be reasonable and necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited
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

partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property. Subject to the terms of Section 3.4(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Limited Partner.

SECTION 7.3. Restrictions on General Partner's Authority.

     (a) The General Partner may not, without written approval of the specific act by holders of all of the Outstanding Limited Partner Interests or by other written instrument executed and delivered by holders of all of the Outstanding Limited Partner Interests subsequent to the date of this Agreement, take any action in contravention of this Agreement, including, except as otherwise provided in this Agreement, (i) committing any act that would make it impossible to carry on the ordinary business of the Partnership; (ii) possessing Partnership property, or assigning any rights in specific Partnership property, for other than a Partnership purpose; (iii) admitting a Person as a Partner;
(iv) amending this Agreement in any manner; or (v) transferring its interest as general partner of the Partnership.

     (b) Except as provided in Articles XII and XIV, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the Partnership's assets in a single transaction or a series of related transactions (including by way of merger, consolidation or other combination) or approve on behalf of the Partnership the sale, exchange or other disposition of all or substantially all of the assets of the Operating Partnership, without the approval of holders of a Unit Majority; provided however that this provision shall not preclude or limit the General Partner's ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership or Operating Partnership and shall not apply to any forced sale of any or all of the assets of the Partnership or Operating Partnership pursuant to the foreclosure of, or other realization upon, any such encumbrance. Without the approval of holders of a Unit Majority, the General Partner shall not, on behalf of the Partnership, (i) consent to any amendment to the Operating Partnership Agreement or, except as expressly permitted by Section 7.9(d), take any action permitted to be taken by a partner of the Operating Partnership, in either case, that would have a material adverse effect on the Partnership as a partner of the Operating Partnership or (ii) except as permitted under Sections 4.6, 11.1 and 11.2, elect or cause the Partnership to elect a successor general partner of the Partnership or the Operating Partnership.

SECTION 7.4. Reimbursement of the General Partner.

     (a) Except as provided in this Section 7.4 and elsewhere in this Agreement or in the Operating Partnership Agreement, the General Partner shall not be compensated for its services as general partner or managing member of any Group Member.

     (b) The General Partner shall be reimbursed on a monthly basis, or such other reasonable basis as the General Partner may determine in its sole discretion, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership (including salary, bonus, incentive compensation and other amounts paid to any Person including Affiliates of the General Partner to perform services for the Partnership or for the General Partner in the discharge of its duties to the Partnership), and (ii) all other necessary or appropriate expenses allocable to the Partnership or otherwise reasonably incurred by the General Partner in connection with operating the Partnership's business (including expenses allocated to the General Partner by its Affiliates). The General Partner shall determine the expenses that are allocable to the Partnership in any reasonable manner determined by the General Partner in its sole discretion. Reimbursements pursuant to this Section 7.4 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.7.

     (c) Subject to Section 5.7, the General Partner, in its sole discretion and without the approval of the Limited Partners (who shall have no right to vote in respect thereof), may propose and adopt on behalf of the Partnership employee benefit plans, employee programs and employee practices (including plans, programs and practices involving the issuance of Partnership Securities or options to purchase Partnership

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

Securities), or cause the Partnership to issue Partnership Securities in connection with, or pursuant to, any employee benefit plan, employee program or employee practice maintained or sponsored by the General Partner or any of its Affiliates, in each case for the benefit of employees of the General Partner, any Group Member or any Affiliate, or any of them, in respect of services performed, directly or indirectly, for the benefit of the Partnership Group. The Partnership agrees to issue and sell to the General Partner or any of its Affiliates any Partnership Securities that the General Partner or such Affiliate is obligated to provide to any employees pursuant to any such employee benefit plans, employee programs or employee practices. Expenses incurred by the General Partner in connection with any such plans, programs and practices (including the net cost to the General Partner or such Affiliate of Partnership Securities purchased by the General Partner or such Affiliate from the Partnership to fulfill options or awards under such plans, programs and practices) shall be reimbursed in accordance with Section 7.4(b). Any and all obligations of the General Partner under any employee benefit plans, employee programs or employee practices adopted by the General Partner as permitted by this Section 7.4(c) shall constitute obligations of the General Partner hereunder and shall be assumed by any successor General Partner approved pursuant to Section 11.1 or
11.2 or the transferee of or successor to all of the General Partner's General Partner Interest pursuant to Section 4.6.

SECTION 7.5. Outside Activities.

     (a) After the Closing Date, the General Partner, for so long as it is the General Partner of the Partnership (i) agrees that its sole business will be to act as the general partner or managing member of the Partnership, the Operating Partnership, and any other partnership or limited liability company of which the Partnership or the Operating Partnership is, directly or indirectly, a partner or member and to undertake activities that are ancillary or related thereto (including being a limited partner in the Partnership), (ii) shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (A) its performance as general partner or managing member of one or more Group Members or as described in or contemplated by the Registration Statement or (B) the acquiring, owning or disposing of debt or equity securities in any Group Member and (iii) except to the extent permitted in the Omnibus Agreement, shall not, and shall cause its Affiliates not to, engage in any Restricted Business.

     (b) The Williams Companies, Inc. has entered into the Omnibus Agreement with the Partnership and the Operating Partnership, which agreement sets forth certain restrictions on the ability of The Williams Companies, Inc. and its Affiliates to engage in Restricted Businesses.

     (c) Except as specifically restricted by Section 7.5(a) and the Omnibus Agreement, each Indemnitee (other than the General Partner) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member, and none of the same shall constitute a breach of this Agreement or any duty express or implied by law to any Group Member or any Partner or Assignee. Neither any Group Member, any Limited Partner nor any other Person shall have any rights by virtue of this Agreement, the Operating Partnership Agreement or the partnership relationship established hereby or thereby in any business ventures of any Indemnitee.

     (d) Subject to the terms of Section 7.5(a), Section 7.5(b), Section 7.5(c) and the Omnibus Agreement, but otherwise notwithstanding anything to the contrary in this Agreement, (i) the engaging in competitive activities by any Indemnitees (other than the General Partner) in accordance with the provisions of this Section 7.5 is hereby approved by the Partnership and all Partners, (ii) it shall be deemed not to be a breach of the General Partner's fiduciary duty or any other obligation of any type whatsoever of the General Partner for the Indemnitees (other than the General Partner) to engage in such business interests and activities in preference to or to the exclusion of the Partnership and (iii) except as set forth in the Omnibus Agreement, the General Partner and the Indemnities shall have no obligation to present business opportunities to the Partnership.
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

     (e) The General Partner and any of its Affiliates may acquire Units or other Partnership Securities in addition to those acquired on the Closing Date and, except as otherwise provided in this Agreement, shall be entitled to exercise all rights of the General Partner or Limited Partner, as applicable, relating to such Units or Partnership Securities.

     (f) The term "Affiliates" when used in Section 7.5(a) and Section 7.5(e) with respect to the General Partner shall not include any Group Member or any Subsidiary of the Group Member.

     (g) Anything in this Agreement to the contrary notwithstanding, to the extent that provisions of Sections 7.7, 7.8, 7.9, 7.10 or other Sections of this Agreement purport or are interpreted to have the effect of restricting the fiduciary duties that might otherwise, as a result of Delaware or other applicable law, be owed by the General Partner to the Partnership and its Limited Partners, or to constitute a waiver or consent by the Limited Partners to any such restriction, such provisions shall be inapplicable and have no effect in determining whether the General Partner has complied with its fiduciary duties in connection with determinations made by it under this Section 7.5.

SECTION 7.6. Loans from the General Partner; Loans or Contributions from the Partnership; Contracts with Affiliates; Certain Restrictions on the General Partner.

     (a) The General Partner or its Affiliates may lend to any Group Member, and any Group Member may borrow from the General Partner or any of its Affiliates, funds needed or desired by the Group Member for such periods of time and in such amounts as the General Partner may determine; provided, however, that in any such case the lending party may not charge the borrowing party interest at a rate greater than the rate that would be charged the borrowing party or impose terms less favorable to the borrowing party than would be charged or imposed on the borrowing party by unrelated lenders on comparable loans made on an arm's-length basis (without reference to the lending party's financial abilities or guarantees). The borrowing party shall reimburse the lending party for any costs (other than any additional interest costs) incurred by the lending party in connection with the borrowing of such funds. For purposes of this Section 7.6(a) and Section 7.6(b), the term "Group Member" shall include any Affiliate of a Group Member that is controlled by the Group Member. No Group Member may lend funds to the General Partner or any of its Affiliates (other than another Group Member).

     (b) The Partnership may lend or contribute to any Group Member, and any Group Member may borrow from the Partnership, funds on terms and conditions established in the sole discretion of the General Partner; provided, however, that the Partnership may not charge the Group Member interest at a rate less than the rate that would be charged to the Group Member (without reference to the General Partner's financial abilities or guarantees) by unrelated lenders on comparable loans. The foregoing authority shall be exercised by the General Partner in its sole discretion and shall not create any right or benefit in favor of any Group Member or any other Person.

     (c) The General Partner may itself, or may enter into an agreement with any of its Affiliates to, render services to a Group Member or to the General Partner in the discharge of its duties as general partner of the Partnership. Any services rendered to a Group Member by the General Partner or any of its Affiliates shall be on terms that are fair and reasonable to the Partnership; provided, however, that the requirements of this Section 7.6(c) shall be deemed satisfied as to (i) any transaction approved by Special Approval, (ii) any transaction, the terms of which are no less favorable to the Partnership Group than those generally being provided to or available from unrelated third parties or (iii) any transaction that, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership Group), is equitable to the Partnership Group. The provisions of Section 7.4 shall apply to the rendering of services described in this Section 7.6(c).

     (d) The Partnership Group may transfer assets to joint ventures, other partnerships, corporations, limited liability companies or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions as are consistent with this Agreement and applicable law.

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     (e) Neither the General Partner nor any of its Affiliates shall sell, transfer or convey any property to, or purchase any property from, the Partnership, directly or indirectly, except pursuant to transactions that are fair and reasonable to the Partnership; provided, however, that the requirements of this Section 7.6(e) shall be deemed to be satisfied as to (i) the transactions effected pursuant to Sections 5.2 and 5.3, the Contribution and Conveyance Agreement and any other transactions described in or contemplated by the Registration Statement, (ii) any transaction approved by Special Approval,
(iii) any transaction, the terms of which are no less favorable to the Partnership than those generally being provided to or available from unrelated third parties, or (iv) any transaction that, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership), is equitable to the Partnership. With respect to any contribution of assets to the Partnership in exchange for Partnership Securities, the Conflicts Committee, in determining whether the appropriate number of Partnership Securities are being issued, may take into account, among other things, the fair market value of the assets, the liquidated and contingent liabilities assumed, the tax basis in the assets, the extent to which tax-only allocations to the transferor will protect the existing partners of the Partnership against a low tax basis, and such other factors as the Conflicts Committee deems relevant under the circumstances.

     (f) The General Partner and its Affiliates will have no obligation to permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use, nor shall there be any obligation on the part of the General Partner or its Affiliates to enter into such contracts.

     (g) Without limitation of Sections 7.6(a) through 7.6(f), and notwithstanding anything to the contrary in this Agreement, the existence of the conflicts of interest described in the Registration Statement are hereby approved by all Partners.

SECTION 7.7. Indemnification.

     (a) To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided, that in each case the Indemnitee acted in good faith and in a manner that such Indemnitee reasonably believed to be in, or (in the case of a Person other than the General Partner) not opposed to, the best interests of the Partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful; provided, further, no indemnification pursuant to this Section 7.7 shall be available to the General Partner with respect to its obligations incurred pursuant to the Underwriting Agreement or the Contribution and Conveyance Agreement (other than obligations incurred by the General Partner on behalf of the Partnership or the Operating Partnership). The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the Indemnitee acted in a manner contrary to that specified above. Any indemnification pursuant to this
Section 7.7 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

     (b) To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.7(a) in defending any claim, demand, action; suit or proceeding shall, from time to time, be advanced by the Partnership prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 7.7.

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

     (c) The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of Outstanding Limited Partner Interests, as a matter of law or otherwise, both as to actions in the Indemnitee's capacity as an Indemnitee and as to actions in any other capacity (including any capacity under the Underwriting Agreement), and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

     (d) The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of the General Partner, its Affiliates and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expense that may be incurred by such Person in connection with the Partnership's activities or such Person's activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

     (e) For purposes of this Section 7.7, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute "fines" within the meaning of Section 7.7(a); and action taken or omitted by the Indemnitee with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is in, or not opposed to, the best interests of the Partnership.

     (f) In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

     (g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

     (h) The provisions of this Section 7.7 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

     (i) No amendment, modification or repeal of this Section 7.7 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or-in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

SECTION 7.8. Liability of Indemnitees.

     (a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Limited Partners, the Assignees or any other Persons who have acquired interests in the Partnership Securities, for losses sustained or liabilities incurred as a result of any act or omission if such Indemnitee acted in good faith.

     (b) Subject to its obligations and duties as General Partner set forth in
Section 7.1(a), the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

     (c) To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to the Partners, the General Partner and any other

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Indemnitee acting in connection with the Partnership's business or affairs shall not be liable to the Partnership or to any Partner for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or otherwise modify the duties and liabilities of an Indemnitee otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of such Indemnitee.

     (d) Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability to the Partnership, the Limited Partners, the General Partner, and the Partnership's and General Partner's directors, officers and employees under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

SECTION 7.9. Resolution of Conflicts of Interest.

     (a) Unless otherwise expressly provided in this Agreement or the Operating Partnership Agreement, whenever a potential conflict of interest exists or arises between the General Partner or any of its Affiliates, on the one hand, and the Partnership, the Operating Partnership, any Partner or any Assignee, on the other, any resolution or course of action by the General Partner or its Affiliates in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement, of the Operating Partnership Agreement, of any agreement contemplated herein or therein, or of any duty stated or implied by law or equity, if the resolution or course of action is, or by operation of this Agreement is deemed to be, fair and reasonable to the Partnership. The General Partner shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval of such resolution. Any conflict of interest and any resolution of such conflict of interest shall be conclusively deemed fair and reasonable to the Partnership if such conflict of interest or resolution is (i) approved by Special Approval (as long as the material facts known to the General Partner or any of its Affiliates regarding any proposed transaction were disclosed to the Conflicts Committee at the time it gave its approval), (ii) on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iii) fair to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership). The General Partner may also adopt a resolution or course of action that has not received Special Approval. The General Partner (including the Conflicts Committee in connection with any Special Approval) shall be authorized in connection with its determination of what is "fair and reasonable" to the Partnership and in connection with its resolution of any conflict of interest to consider (A) the relative interests of any party to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interest; (B) any customary or accepted industry practices and any customary or historical dealings with a particular Person; (C) any applicable generally accepted accounting practices or principles; and (D) such additional factors as the General Partner (including the Conflicts Committee) determines in its sole discretion to be relevant, reasonable or appropriate under the circumstances. Nothing contained in this Agreement, however, is intended to nor shall it be construed to require the General Partner (including the Conflicts Committee) to consider the interests of any Person other than the Partnership. In the absence of bad faith by the General Partner, the resolution, action or terms so made, taken or provided by the General Partner with respect to such matter shall not constitute a breach of this Agreement or any other agreement contemplated herein or a breach of any standard of care or duty imposed herein or therein or, to the extent permitted by law, under the Delaware Act or any other law, rule or regulation.

     (b) Whenever this Agreement or any other agreement contemplated hereby provides that the General Partner or any of its Affiliates is permitted or required to make a decision (i) in its "sole discretion" or "discretion," that it deems "necessary or appropriate" or "necessary or advisable" or under a grant of similar authority or latitude, except as otherwise provided herein, the General Partner or such Affiliate shall be entitled to consider only such interests and factors as it desires and shall have no duty or obligation to give any consideration to any interest of, or factors affecting, the Partnership, the Operating

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Partnership, any Limited Partner or any Assignee, (ii) it may make such decision in its sole discretion (regardless of whether there is a reference to "sole discretion" or "discretion") unless another express standard is provided for, or
(iii) in "good faith" or under another express standard, the General Partner or such Affiliate shall act under such express standard and shall not be subject to any other or different standards imposed by this Agreement, the Operating Partnership Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation. In addition, any actions taken by the General Partner or such Affiliate consistent with the standards of "reasonable discretion" set forth in the definitions of Available Cash or Operating Surplus shall not constitute a breach of any duty of the General Partner to the Partnership or the Limited Partners. The General Partner shall have no duty, express or implied, to sell or otherwise dispose of any asset of the Partnership Group other than in the ordinary course of business. No borrowing by any Group Member or the approval thereof by the General Partner shall be deemed to constitute a breach of any duty of the General Partner to the Partnership or the Limited Partners by reason of the fact that the purpose or effect of such borrowing is directly or indirectly to (A) enable distributions to the General Partner or its Affiliates (including in their capacities as Limited Partners) to exceed 1% of the total amount distributed to all partners or (B) hasten the expiration of the Subordination Period or the conversion of any Subordinated Units into Common Units.

     (c) Whenever a particular transaction, arrangement or resolution of a conflict of interest is required under this Agreement to be "fair and reasonable" to any Person, the fair and reasonable nature of such transaction, arrangement or resolution shall be considered in the context of all similar or related transactions.

     (d) The Unitholders hereby authorize the General Partner, on behalf of the Partnership as a partner or member of a Group Member, to approve of actions by the general partner or managing member of such Group Member similar to those actions permitted to be taken by the General Partner pursuant to this Section 7.9.

SECTION 7.10. Other Matters Concerning the General Partner.

     (a) The General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

     (b) The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion (including an Opinion of Counsel) of such Persons as to matters that the General Partner reasonably believes to be within such Person's professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

     (c) The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of the Partnership.

     (d) Any standard of care and duty imposed by this Agreement or under the Delaware Act or any applicable law, rule or regulation shall be modified, waived or limited to the extent permitted by law, as required to permit the General Partner to act under this Agreement or any other agreement contemplated by this Agreement and to make any decision pursuant to the authority prescribed in this Agreement, so long as such action is reasonably believed by the General Partner to be in, or not inconsistent with, the best interests of the Partnership.

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SECTION 7.11. Purchase or Sale of Partnership Securities.

     The General Partner may cause the Partnership to purchase or otherwise acquire Partnership Securities; provided that, except as permitted pursuant to
Section 4.10, the General Partner may not cause any Group Member to purchase Subordinated Units during the Subordination Period. As long as Partnership Securities are held by any Group Member, such Partnership Securities shall not be considered Outstanding for any purpose, except as otherwise provided herein. The General Partner or any Affiliate of the General Partner may also purchase or otherwise acquire and sell or otherwise dispose of Partnership Securities for its own account, subject to the provisions of Articles IV and X.

SECTION 7.12. Registration Rights of the General Partner and its Affiliates.

     (a) If (i) the General Partner or any Affiliate of the General Partner (including for purposes of this Section 7.12, any Person that is an Affiliate of the General Partner at the date of this Agreement notwithstanding that it may later cease to be an Affiliate of the General Partner) holds Partnership Securities that it desires to sell and (ii) Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such holder of Partnership Securities (the "Holder") to dispose of the number of Partnership Securities it desires to sell at the time it desires to do so without registration under the Securities Act, then upon the request of the General Partner or any of its Affiliates, the Partnership shall file with the Commission as promptly as practicable after receiving such request, and use all reasonable efforts to cause to become effective and remain effective for a period of not less than six months following its effective date or such shorter period as shall terminate when all Partnership Securities covered by such registration statement have been sold, a registration statement under the Securities Act registering the offering and sale of the number of Partnership Securities specified by the Holder; provided, however, that the Partnership shall not be required to effect more than three registrations pursuant to this Section 7.12(a); and provided further, that if the Conflicts Committee determines in its good faith judgment that a postponement of the requested registration for up to six months would be in the best interests of the Partnership and its Partners due to a pending transaction, investigation or other event, the filing of such registration statement or the effectiveness thereof may be deferred for up to six months, but not thereafter. In connection with any registration pursuant to the immediately preceding sentence, the Partnership shall promptly prepare and file (x) such documents as may be necessary to register or qualify the securities subject to such registration under the securities laws of such states as the Holder shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction solely as a result of such registration, and (y) such documents as may be necessary to apply for listing or to list the Partnership Securities subject to such registration on such National Securities Exchange as the Holder shall reasonably request, and do any and all other acts and things that may reasonably be necessary or advisable to enable the Holder to consummate a public sale of such Partnership Securities in such states. Except as set forth in
Section 7.12(c), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

     (b) If the Partnership shall at any time propose to file a registration statement under the Securities Act for an offering of equity securities of the Partnership for cash (other than an offering relating solely to an employee benefit plan), the Partnership shall use all reasonable efforts to include such number or amount of securities held by the Holder in such registration statement as the Holder shall request. If the proposed offering pursuant to this Section 7.12(b) shall be an underwritten offering, then, in the event that the managing underwriter or managing underwriters of such offering advise the Partnership and the Holder in writing that in their opinion the inclusion of all or some of the Holder's Partnership Securities would adversely and materially affect the success of the offering, the Partnership shall include in such offering only that number or amount, if any, of securities held by the Holder which, in the opinion of the managing underwriter or managing underwriters, will not so adversely and materially affect the offering. Except as set

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

forth in Section 7.12(c), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

     (c) If underwriters are engaged in connection with any registration referred to in this Section 7.12, the Partnership shall provide indemnification, representations, covenants, opinions and other assurance to the underwriters in form and substance reasonably satisfactory to such underwriters. Further, in addition to and not in limitation of the Partnership's obligation under Section 7.7, the Partnership shall, to the fullest extent, permitted by law, indemnify and hold harmless the Holder, its officers, directors and each Person who controls the Holder (within the meaning of the Securities Act) and any agent thereof (collectively, "Indemnified Persons") against any losses, claims, demands, actions, causes of action, assessments, damages, liabilities (joint or several), costs and expenses (including interest, penalties and reasonable attorneys' fees and disbursements), resulting to, imposed upon, or incurred by the Indemnified Persons, directly or indirectly, under the Securities Act or otherwise (hereinafter referred to in this Section 7.12(c) as a "claim" and in the plural as "claims") based upon, arising out of or resulting from any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which any Partnership Securities were registered under the Securities Act or any state securities or Blue Sky laws, in any preliminary prospectus (if used prior to the effective date of such registration statement), or in any summary or final prospectus or in any amendment or supplement thereto (if used during the period the Partnership is required to keep the registration statement current), or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein not misleading; provided, however, that the Partnership shall not be liable to any Indemnified Person to the extent that any such claim arises out of, is based upon or results from an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, such preliminary, summary or final prospectus or such amendment or supplement, in reliance upon and in conformity with written information furnished to the Partnership by or on behalf of such Indemnified Person specifically for use in the preparation thereof.

     (d) The provisions of Section 7.12(a) and 7.12(b) shall continue to be applicable with respect to the General Partner (and any of the General Partner's Affiliates) after it ceases to be a Partner of the Partnership, during a period of two years subsequent to the effective date of such cessation and for so long thereafter as is required for the Holder to sell all of the Partnership Securities with respect to which it has requested during such two-year period inclusion in a registration statement otherwise filed or that a registration statement be filed; provided, however, that the Partnership shall not be required to file successive registration statements covering the same Partnership Securities for which registration was demanded during such two-year period. The provisions of Section 7.12(c) shall continue in effect thereafter.

     (e) (e) Any request to register Partnership Securities pursuant to this
Section 7.12 shall (i) specify the Partnership Securities intended to be offered and sold by the Person making the request, (ii) express such Person's present intent to offer such shares for distribution, (iii) describe the nature or method of the proposed offer and sale of Partnership Securities, and (iv) contain the undertaking of such Person to provide all such information and materials and take all action as may be required in order to permit the Partnership to comply with all applicable requirements in connection with the registration of such Partnership Securities.

SECTION 7.13. Reliance by Third Parties.

     Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner and any officer of the General Partner authorized by the General Partner to act on behalf of and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any authorized contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner or any such officer as if it were the Partnership's sole party in interest, both legally and beneficially. Each Limited Partner hereby waives any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner or any such officer in connection with any such dealing. In no event shall any Person dealing with the General Partner or any such officer or its representatives be obligated to ascertain that the terms of the Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or any such officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

                                 ARTICLE VIII.

                     BOOKS, RECORDS, ACCOUNTING AND REPORTS

SECTION 8.1. Records and Accounting.

     The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership's business, including all books and records necessary to provide to the Limited Partners any information required to be provided pursuant to Section 3.4(a). Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including the record of the Record Holders and Assignees of Units or other Partnership Securities, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, punch cards, magnetic tape, photographs, micrographics or any other information storage device; provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP.

SECTION 8.2. Fiscal Year.

     The fiscal year of the Partnership shall be a fiscal year ending December
31.

SECTION 8.3. Reports.

     (a) As soon as practicable, but in no event later than 120 days after the close of each fiscal year of the Partnership, the General Partner shall cause to be mailed or furnished to each Record Holder of a Unit as of a date selected by the General Partner in its discretion, an annual report containing financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations, Partnership equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the General Partner.

     (b) As soon as practicable, but in no event later than 90 days after the close of each Quarter except the last Quarter of each fiscal year, the General Partner shall cause to be mailed or furnished to each Record Holder of a Unit, as of a date selected by the General Partner in its discretion, a report containing unaudited financial statements of the Partnership and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Units are listed for trading, or as the General Partner determines to be necessary or appropriate.

                                  ARTICLE IX.

                                  TAX MATTERS

SECTION 9.1. Tax Returns and Information.

     The Partnership shall timely file all returns of the Partnership that are required for federal, state and local income tax purposes on the basis of the accrual method and a taxable year ending on December 31. The tax information reasonably required by Record Holders for federal and state income tax reporting purposes with respect to a taxable year shall be furnished to them within 90 days of the close of the calendar year in which the Partnership's taxable year ends. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for federal income tax purposes.

SECTION 9.2. Tax Elections.

     (a) The Partnership shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the General Partner's determination that such revocation is in the best interests of the Limited Partners. Notwithstanding any other provision herein contained, for the purposes of computing the adjustments under Section 743(b) of the Code, the General Partner shall be authorized (but not required) to adopt a convention whereby the price paid by a transferee of a Limited Partner Interest will be deemed to be the lowest quoted closing price of the Limited Partner Interests on any National Securities Exchange on which such Limited Partner Interests are traded during the calendar month in which such transfer is deemed to occur pursuant to Section 6.2(g) without regard to the actual price paid by such transferee.

     (b) The Partnership shall elect to deduct expenses incurred in organizing the Partnership ratably over a sixty-month period as provided in Section 709 of the Code.

     (c) Except as otherwise provided herein, the General Partner shall determine whether the Partnership should make any other elections permitted by the Code.

SECTION 9.3. Tax Controversies.

     Subject to the provisions hereof, the General Partner is designated as the Tax Matters Partner (as defined in the Code) and is authorized and required to represent the Partnership (at the Partnership's expense) in connection with all examinations of the Partnership's affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings.

SECTION 9.4. Withholding.

     Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that it determines in its discretion to be necessary or appropriate to cause the Partnership and the Operating Partnership to comply with any withholding requirements established under the Code or any other federal, state or local law including, without limitation, pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner or Assignee (including, without limitation, by reason of Section 1446 of the Code), the amount withheld may at the discretion of the General Partner be treated by the Partnership as a distribution of cash pursuant to
Section 6.3 in the amount of such withholding from such Partner.

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                                   ARTICLE X.

                             ADMISSION OF PARTNERS

SECTION 10.1. Admission of Initial Limited Partners.

     Upon the issuance by the Partnership of Common Units to Williams Natural Gas Liquids, Inc., Williams Energy Services, Inc. and the Underwriters as described in Section 5.3 in connection with the Initial Offering and the execution by each party of a Transfer Application, the General Partner shall admit such parties to the Partnership as Initial Limited Partners in respect of the Common Units purchased by them.

SECTION 10.2. Admission of Substituted Limited Partner.

     By transfer of a Limited Partner Interest in accordance with Article IV, the transferor shall be deemed to have given the transferee the right to seek admission as a Substituted Limited Partner subject to the conditions of, and in the manner permitted under, this Agreement. A transferor of a Certificate representing a Limited Partner Interest shall, however, only have the authority to convey to a purchaser or other transferee who does not execute and deliver a Transfer Application (a) the right to negotiate such Certificate to a purchaser or other transferee and (b) the right to transfer the right to request admission as a Substituted Limited Partner to such purchaser or other transferee in respect of the transferred Limited Partner Interests. Each transferee of a Limited Partner Interest (including any nominee holder or an agent acquiring such Limited Partner Interest for the account of another Person) who executes and delivers a Transfer Application shall, by virtue of such execution and delivery, be an Assignee and be deemed to have applied to become a Substituted Limited Partner with respect to the Limited Partner Interests so transferred to such Person. Such Assignee shall become a Substituted Limited Partner (x) at such time as the General Partner consents thereto, which consent may be given or withheld in the General Partner's discretion, and (y) when any such admission is shown on the books and records of the Partnership. If such consent is withheld, such transferee shall be an Assignee. An Assignee shall have an interest in the Partnership equivalent to that of a Limited Partner with respect to allocations and distributions, including liquidating distributions, of the Partnership. With respect to voting rights attributable to Limited Partner Interests that are held by Assignees, the General Partner shall be deemed to be the Limited Partner with respect thereto and shall, in exercising the voting rights in respect of such Limited Partner Interests on any matter, vote such Limited Partner Interests at the written direction of the Assignee who is the Record Holder of such Limited Partner Interests. If no such written direction is received, such Limited Partner Interests will not be voted. An Assignee shall have no other rights of a Limited Partner.

SECTION 10.3. Admission of Successor General Partner.

     A successor General Partner approved pursuant to Section 11.1 or 11.2 or the transferee of or successor to all of the General Partner Interest pursuant to Section 4.6 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to the withdrawal or removal of the predecessor or transferring General Partner pursuant to Section 11.1 or 11.2 or the transfer of the General Partner Interest pursuant to Section 4.6; provided, however, that no such successor shall be admitted to the Partnership until compliance with the terms of Section 4.6 has occurred and such successor has executed and delivered such other documents or instruments as may be required to effect such admission. Any such successor shall, subject to the terms hereof, carry on the business of the members of the Partnership Group without dissolution.

SECTION 10.4. Admission of Additional Limited Partners.

     (a) A Person (other than the General Partner, an Initial Limited Partner or a Substituted Limited Partner) who makes a Capital Contribution to the Partnership in accordance with this Agreement shall be admitted to the Partnership as an Additional Limited Partner only upon furnishing to the General Partner (i) evidence of acceptance in form satisfactory to the General Partner of all of the terms and conditions of this Agreement, including the power of attorney granted in Section 2.6, and (ii) such other documents or instruments as may be required in the discretion of the General Partner to effect such Person's admission as an Additional Limited Partner.

     (b) Notwithstanding anything to the contrary in this Section 10.4, no Person shall be admitted as an Additional Limited Partner without the consent of the General Partner, which consent may be given or withheld in the General Partner's discretion. The admission of any Person as an Additional Limited Partner shall become effective on the date upon which the name of such Person is recorded as such in the books and records of the Partnership, following the consent of the General Partner to such admission.

SECTION 10.5. Amendment of Agreement and Certificate of Limited Partnership.

     To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary and appropriate under the Delaware Act to amend the records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the General Partner shall prepare and file an amendment to the Certificate of Limited Partnership, and the General Partner may for this purpose, among others, exercise the power of attorney granted pursuant to
Section 2.6.

                                  ARTICLE XI.

                       WITHDRAWAL OR REMOVAL OF PARTNERS

SECTION 11.1. Withdrawal of the General Partner.

     (a) The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an "Event of Withdrawal");

          (i) The General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners (and it shall be deemed that the General Partner has withdrawn pursuant to this Section 11.1(a)(i) if the General Partner voluntarily withdraws as general partner of the Operating Partnership);

          (ii) The General Partner transfers all of its rights as General Partner pursuant to Section 4.6;

          (iii) The General Partner is removed pursuant to Section 11.2;

          (iv) The General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A)-(C) of this Section 11.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor-in-possession), receiver or liquidator of the General Partner or of all or any substantial part of its properties;

          (v) A final and non-appealable order of relief under Chapter 7 of the United States Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the General Partner; or

          (vi) (A) in the event the General Partner is a corporation, a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation; (B) in the event the General Partner is a partnership or a limited liability company, the dissolution and commencement of winding up of the General Partner; (C) in the event the General Partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust;

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     (D) in the event the General Partner is a natural person, his death or adjudication of incompetency; and (E) otherwise in the event of the termination of the General Partner.

     If an Event of Withdrawal specified in Section 11.1(a)(iv), (v) or (vi)(A),
(B), (C) or (E) occurs, the withdrawing General Partner shall give notice to the Limited Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 11.1 shall result in the withdrawal of the General Partner from the Partnership.

     (b) Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) at any time during the period beginning on the Closing Date and ending at 12:00 midnight, Eastern Standard Time, on December 31, 2010, the General Partner voluntarily withdraws by giving at least 90 days' advance notice of its intention to withdraw to the Limited Partners; provided that prior to the effective date of such withdrawal, the withdrawal is approved by Unitholders holding at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates) and the General Partner delivers to the Partnership an Opinion of Counsel ("Withdrawal Opinion of Counsel") that such withdrawal (following the selection of the successor General Partner) would not result in the loss of the limited liability of any Limited Partner or of a limited partner of the Operating Partnership or cause the Partnership or the Operating Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such); (ii) at any time after 12:00 midnight, Eastern Standard Time, on December 31, 2010, the General Partner voluntarily withdraws by giving at least 90 days' advance notice to the Unitholders, such withdrawal to take effect on the date specified in such notice; (iii) at any time that the General Partner ceases to be the General Partner pursuant to Section 11.1(a)(ii) or is removed pursuant to Section 11.2; or (iv) notwithstanding clause (i) of this sentence, at any time that the General Partner voluntarily withdraws by giving at least 90 days' advance notice of its intention to withdraw to the Limited Partners, such withdrawal to take effect on the date specified in the notice, if at the time such notice is given one Person and its Affiliates (other than the General Partner and its Affiliates) own beneficially or of record or control at least 50% of the Outstanding Units. The withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the General Partner as general partner or managing member, as the case may be, of the other Group Members. If the General Partner gives a notice of withdrawal pursuant to Section 11.1(a)(i), the holders of a Unit Majority, may, prior to the effective date of such withdrawal, elect a successor General Partner. The Person so elected as successor General Partner shall automatically become the successor general partner or managing member, as the case may be, of the other Group Members of which the General Partner is a general partner or a managing member. If, prior to the effective date of the General Partner's withdrawal, a successor is not selected by the Unitholders as provided herein or the Partnership does not receive a Withdrawal Opinion of Counsel, the Partnership shall be dissolved in accordance with Section 12.1. Any successor General Partner elected in accordance with the terms of this Section
11.1 shall be subject to the provisions of Section 10.3.

SECTION 11.2. Removal of the General Partner.

     The General Partner may be removed if such removal is approved by the Unitholders holding at least 66 2/3% of the Outstanding Units (including Units held by the General Partner and its Affiliates). Any such action by such holders for removal of the General Partner must also provide for the election of a successor General Partner by the Unitholders holding a Unit Majority (including Units held by the General Partner and its Affiliates). Such removal shall be effective immediately following the admission of a successor General Partner pursuant to Section 10.3. The removal of the General Partner shall also automatically constitute the removal of the General Partner as general partner or managing member, as the case may be, of the other Group Members of which the General Partner is a general partner or a managing member. If a Person is elected as a successor General Partner in accordance with the terms of this
Section 11.2, such Person shall, upon admission pursuant to Section 10.3, automatically become a successor general partner or managing member, as the case may be, of the other Group Members of which the General Partner is a
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general partner or a managing member. The right of the holders of Outstanding
Units to remove the General Partner shall not exist or be exercised unless the Partnership has received an opinion opining as to the matters covered by a Withdrawal Opinion of Counsel. Any successor General Partner elected in accordance with the terms of this Section 11.2 shall be subject to the provisions of Section 10.3.

SECTION 11.3. Interest of Departing Partner and Successor General Partner.

     (a) In the event of (i) withdrawal of the General Partner under circumstances where such withdrawal does not violate this Agreement or (ii) removal of the General Partner by the holders of Outstanding Units under circumstances where Cause does not exist, if a successor General Partner is elected in accordance with the terms of Section 11.1 or 11.2, the Departing Partner shall have the option exercisable prior to the effective date of the departure of such Departing Partner to require its successor to purchase its General Partner Interest and its general partner interest (or equivalent interest) in the other Group Members and all of its Incentive Distribution Rights (collectively, the "Combined Interest") in exchange for an amount in cash equal to the fair market value of such Combined Interest, such amount to be determined and payable as of the effective date of its departure. If the General Partner is removed by the Unitholders under circumstances where Cause exists or if the General Partner withdraws under circumstances where such withdrawal violates this Agreement or the Operating Partnership Agreement, and if a successor General Partner is elected in accordance with the terms of Section
11.1 or 11.2, such successor shall have the option, exercisable prior to the effective date of the departure of such Departing Partner, to purchase the Combined Interest for such fair market value of such Combined Interest. In either event, the Departing Partner shall be entitled to receive all reimbursements due such Departing Partner pursuant to Section 7.4, including any employee-related liabilities (including severance liabilities), incurred in connection with the termination of any employees employed by the General Partner for the benefit of the Partnership or the other Group Members.

     For purposes of this Section 11.3(a), the fair market value of the Combined Interest shall be determined by agreement between the Departing Partner and its successor or, failing agreement within 30 days after the effective date of such Departing Partner's departure, by an independent investment banking firm or other independent expert selected by the Departing Partner and its successor, which, in turn, may rely on other experts, and the determination of which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such departure, then the Departing Partner shall designate an independent investment banking firm or other independent expert, the Departing Partner's successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which third independent investment banking firm or other independent expert shall determine the fair market value of the Combined Interest. In making its determination, such third independent investment banking firm or other independent expert may consider the then current trading price of Units on any National Securities Exchange on which Units are then listed, the value of the Partnership's assets, the rights and obligations of the Departing Partner and other factors it may deem relevant.

     (b) If the Combined Interest is not purchased in the manner set forth in
Section 11.3(a), the Departing Partner (or its transferee) shall become a Limited Partner and its Combined Interest shall be converted into Common Units pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 11.3(a), without reduction in such Partnership Interest (but subject to proportionate dilution by reason of the admission of its successor). Any successor General Partner shall indemnify the Departing Partner (or its transferee) as to all debts and liabilities of the Partnership arising on or after the date on which the Departing Partner (or its transferee) becomes a Limited Partner. For purposes of this Agreement, conversion of the Combined Interest to Common Units will be characterized as if the General Partner (or its transferee) contributed its Combined Interest to the Partnership in exchange for the newly issued Common Units.

     (c) If a successor General Partner is elected in accordance with the terms of Section 11.1 or 11.2 and the option described in Section 11.3(a) is not exercised by the party entitled to do so, the successor
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General Partner shall, at the effective date of its admission to the
Partnership, contribute to the Partnership cash in the amount equal to 1/99th of the Net Agreed Value of the Partnership's assets on such date. In such event, such successor General Partner shall, subject to the following sentence, be entitled to 1% of all Partnership allocations and distributions. The successor General Partner shall cause this Agreement to be amended to reflect that, from and after the date of such successor General Partner's admission, the successor General Partner's interest in all Partnership distributions and allocations shall be 1%.

SECTION 11.4. Termination of Subordination Period, Conversion of Subordinated Units and Extinguishment of Cumulative Common Unit Arrearages.

     Notwithstanding any provision of this Agreement, if the General Partner is removed as general partner of the Partnership under circumstances where Cause does not exist and Units held by the General Partner and its Affiliates are not voted in favor of such removal, (i) the Subordination Period will end and all Outstanding Subordinated Units will immediately and automatically convert into Common Units on a one-for-one basis and (ii) all Cumulative Common Unit Arrearages on the Common Units will be extinguished.

SECTION 11.5. Withdrawal of Limited Partners.

     No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner's Limited Partner Interest becomes a Record Holder of the Limited Partner Interest so transferred, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Limited Partner Interest so transferred.

                                  ARTICLE XII.

                          DISSOLUTION AND LIQUIDATION

SECTION 12.1. Dissolution.

     The Partnership shall not be dissolved by the admission of Substituted Limited Partners or Additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the removal or withdrawal of the General Partner, if a successor General Partner is elected pursuant to Section 11.1 or 11.2, the Partnership shall not be dissolved and such successor General Partner shall continue the business of the Partnership. The Partnership shall dissolve, and (subject to Section 12.2) its affairs shall be wound up, upon:

     (a) an Event of Withdrawal of the General Partner as provided in Section 11.1(a) (other than Section 11.1(a)(ii)), unless a successor is elected and an Opinion of Counsel is received as provided in Section 11.1(b) or 11.2 and such successor is admitted to the Partnership pursuant to Section 10.3;

     (b) an election to dissolve the Partnership by the General Partner that is approved by the holders of a Unit Majority;

     (c) the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act; or

     (d) the sale of all or substantially all of the assets and properties of the Partnership Group.

SECTION 12.2. Continuation of the Business of the Partnership After Dissolution.

     Upon (a) dissolution of the Partnership following an Event of Withdrawal caused by the withdrawal or removal of the General Partner as provided in
Section 11.1(a)(i) or (iii) and the failure of the Partners to select a successor to such Departing Partner pursuant to Section 11.1 or 11.2, then within 90 days thereafter, or (b) dissolution of the Partnership upon an event constituting an Event of Withdrawal as defined in Section 11.1(a)(iv), (v) or
(vi), then, to the maximum extent permitted by law, within
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180 days thereafter, the holders of a Unit Majority may elect to reconstitute the Partnership and continue its business on the same terms and conditions set forth in this Agreement by forming a new limited partnership on terms identical to those set forth in this Agreement and having as the successor general partner a Person approved by the holders of a Unit Majority. Unless such an election is made within the applicable time period as set forth above, the Partnership shall conduct only activities necessary to wind up its affairs. If such an election is so made, then:

          (i) the reconstituted Partnership shall continue unless earlier dissolved in accordance with this Article XII;

          (ii) if the successor General Partner is not the former General Partner, then the interest of the former General Partner shall be treated in the manner provided in Section 11.3; and

          (iii) all necessary steps shall be taken to cancel this Agreement and the Certificate of Limited Partnership and to enter into and, as necessary, to file a new partnership agreement and certificate of limited partnership, and the successor general partner may for this purpose exercise the powers of attorney granted the General Partner pursuant to Section 2.6; provided, that the right of the holders of a Unit Majority to approve a successor General Partner and to reconstitute and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that (x) the exercise of the right would not result in the loss of limited liability of any Limited Partner and (y) neither the Partnership, the reconstituted limited partnership nor the Operating Partnership would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of such right to continue.

SECTION 12.3. Liquidator.

     Upon dissolution of the Partnership, unless the Partnership is continued under an election to reconstitute and continue the Partnership pursuant to
Section 12.2, the General Partner shall select one or more Persons to act as Liquidator. The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by holders of at least a majority of the Outstanding Common Units and Subordinated Units voting as a single class. The Liquidator (if other than the General Partner) shall agree not to resign at any time without 15 days' prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of at least a majority of the Outstanding Common Units and Subordinated Units voting as a single class. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by holders of at least a majority of the Outstanding Common Units and Subordinated Units voting as a single class. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.3(b)) to the extent necessary or desirable in the good faith judgment of the Liquidator to carry out the duties and functions of the Liquidator hereunder for and during such period of time as shall be reasonably required in the good faith judgment of the Liquidator to complete the winding up and liquidation of the Partnership as provided for herein.

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SECTION 12.4. Liquidation.

     The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as the Liquidator determines to be in the best interest of the Partners, subject to Section 17-804 of the Delaware Act and the following:

     (a) Disposition of Assets. The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 12.4(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. The Liquidator may, in its absolute discretion, defer liquidation or distribution of the Partnership's assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership's assets would be impractical or would cause undue loss to the Partners. The Liquidator may, in its absolute discretion, distribute the Partnership's assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.

     (b) Discharge of Liabilities. Liabilities of the Partnership include amounts owed to Partners otherwise than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

     (c) Liquidation Distributions. All property and all cash in excess of that required to discharge liabilities as provided in Section 12.4(b) shall be distributed to the Partners in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of distributions pursuant to this Section 12.4(c)) for the taxable year of the Partnership during which the liquidation of the Partnership occurs (with such date of occurrence being determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(g)), and such distribution shall be made by the end of such taxable year (or, if later, within 90 days after said date of such occurrence).

SECTION 12.5. Cancellation of Certificate of Limited Partnership.

     Upon the completion of the distribution of Partnership cash and property as provided in Section 12.4 in connection with the liquidation of the Partnership, the Partnership shall be terminated and the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

SECTION 12.6. Return of Contributions.

     The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners or Unitholders, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.

SECTION 12.7. Waiver of Partition.

     To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership property.

SECTION 12.8. Capital Account Restoration.

     No Limited Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership. The General Partner shall be obligated to restore any negative balance
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in its Capital Account upon liquidation of its interest in the Partnership by the end of the taxable year of the Partnership during which such liquidation occurs, or, if later, within 90 days after the date of such liquidation.

                                 ARTICLE XIII.

           AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE

SECTION 13.1. Amendment to be Adopted Solely by the General Partner.

     Each Partner agrees that the General Partner, without the approval of any Partner or Assignee, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

     (a) a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;

     (b) admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;

     (c) a change that, in the sole discretion of the General Partner, is necessary or advisable to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that the Partnership and the Operating Partnership will not be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

     (d) a change that, in the discretion of the General Partner, (i) does not adversely affect the Limited Partners in any material respect, (ii) is necessary or advisable to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (B) facilitate the trading of the Limited Partner Interests (including the division of any class or classes of Outstanding Limited Partner Interests into different classes to facilitate uniformity of tax consequences within such classes of Limited Partner Interests) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Limited Partner Interests are or will be listed for trading, compliance with any of which the General Partner determines in its discretion to be in the best interests of the Partnership and the Limited Partners, (iii) is necessary or advisable in connection with action taken by the General Partner pursuant to Section 5.10 or (iv) is required to effect the intent expressed in the Registration Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

     (e) a change in the fiscal year or taxable year of the Partnership and any changes that, in the discretion of the General Partner, are necessary or advisable as a result of a change in the fiscal year or taxable year of the Partnership including, if the General Partner shall so determine, a change in the definition of "Quarter" and the dates on which distributions are to be made by the Partnership;

     (f) an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership, or the General Partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

     (g) subject to the terms of Section 5.7, an amendment that, in the discretion of the General Partner, is necessary or advisable in connection with the authorization of issuance of any class or series of Partnership Securities pursuant to Section 5.6;

     (h) any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;

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     (i) an amendment effected, necessitated or contemplated by a Merger
Agreement approved in accordance with Section 14.3;

     (j) an amendment that, in the discretion of the General Partner, is necessary or advisable to reflect, account for and deal with appropriately the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4;

     (k) a merger or conveyance pursuant to Section 14.3(d); or

     (l) any other amendments substantially similar to the foregoing.

SECTION 13.2. Amendment Procedures.

     Except as provided in Sections 13.1 and 13.3, all amendments to this Agreement shall be made in accordance with the following requirements. Amendments to this Agreement may be proposed only by or with the consent of the General Partner which consent may be given or withheld in its sole discretion. A proposed amendment shall be effective upon its approval by the holders of a Unit Majority, unless a greater or different percentage is required under this Agreement or by Delaware law. Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Units shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the General Partner shall seek the written approval of the requisite percentage of Outstanding Units or call a meeting of the Unitholders to consider and vote on such proposed amendment. The General Partner shall notify all Record Holders upon final adoption of any such proposed amendments.

SECTION 13.3. Amendment Requirements.

     (a) Notwithstanding the provisions of Sections 13.1 and 13.2, no provision of this Agreement that establishes a percentage of Outstanding Units (including Units deemed owned by the General Partner) required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing such voting percentage unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Units whose aggregate Outstanding Units constitute not less than the voting requirement sought to be reduced.

     (b) Notwithstanding the provisions of Sections 13.1 and 13.2, no amendment to this Agreement may (i) enlarge the obligations of any Limited Partner without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(c), (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the General Partner or any of its Affiliates without its consent, which consent may be given or withheld in its sole discretion, (iii) change Section 12.1(b), or (iv) change the term of the Partnership or, except as set forth in Section 12.1(b), give any Person the right to dissolve the Partnership.

     (c) Except as provided in Section 14.3, and except as otherwise provided, and without limitation of the General Partner's authority to adopt amendments to this Agreement as contemplated in Section 13.1, any amendment that would have a material adverse effect on the rights or preferences of any class of Partnership Interests in relation to other classes of Partnership Interests must be approved by the holders of not less than a majority of the Outstanding Partnership Interests of the class affected.

     (d) Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1 and except as otherwise provided by Section 14.3(b), no amendments shall become effective without the approval of the holders of at least 90% of the Outstanding Common Units and Subordinated Units voting as a single class unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Limited Partner under applicable law.

     (e) Except as provided in Section 13.1, this Section 13.3 shall only be amended with the approval of the holders of at least 90% of the Outstanding Units.

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SECTION 13.4. Special Meetings.

     All acts of Limited Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII. Special meetings of the Limited Partners may be called by the General Partner or by Limited Partners owning 20% or more of the Outstanding Limited Partner Interests of the class or classes for which a meeting is proposed. Limited Partners shall call a special meeting by delivering to the General Partner one or more requests in writing stating that the signing Limited Partners wish to call a special meeting and indicating the general or specific purposes for which the special meeting is to be called. Within 60 days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing, agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the General Partner shall send a notice of the meeting to the Limited Partners either directly or indirectly through the Transfer Agent. A meeting shall be held at a time and place determined by the General Partner on a date not less than 10 days nor more than 60 days after the mailing of notice of the meeting. Limited Partners shall not vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners' limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.

SECTION 13.5. Notice of a Meeting.

     Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Limited Partner Interests for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 16.1. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.

SECTION 13.6. Record Date.

     For purposes of determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 13.11 the General Partner may set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Limited Partner Interests are listed for trading, in which case the rule, regulation, guideline or requirement of such exchange shall govern) or (b) in the event that approvals are sought without a meeting, the date by which Limited Partners are requested in writing by the General Partner to give such approvals.

SECTION 13.7. Adjournment.

     When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.

SECTION 13.8. Waiver of Notice; Approval of Meeting; Approval of Minutes.

     The transactions of any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after regular call and notice, if a quorum is present, either in person or by proxy, and if, either before or after the meeting, Limited Partners representing such quorum who were present in person or by proxy and entitled to vote, sign a written waiver of notice or an approval of the holding of the meeting or an approval of the minutes thereof. All waivers and approvals shall be filed with the Partnership records or made a part of the minutes of the meeting. Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except when the Limited Partner does not approve, at the beginning of the meeting, of the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove the consideration of matters required to be included in the notice of the meeting, but not so included, if the disapproval is expressly made at the meeting.

SECTION 13.9. Quorum.

     The holders of a majority of the Outstanding Limited Partner Interests of the class or classes for which a meeting has been called (including Limited Partner Interests deemed owned by the General Partner) represented in person or by proxy shall constitute a quorum at a meeting of Limited Partners of such class or classes unless any such action by the Limited Partners requires approval by holders of a greater percentage of such Limited Partner Interests, in which case the quorum shall be such greater percentage. At any meeting of the Limited Partners duly called and held in accordance with this Agreement at which a quorum is present, the act of Limited Partners holding Outstanding Limited Partner Interests that in the aggregate represent a majority of the Outstanding Limited Partner Interests entitled to vote and be present in person or by proxy at such meeting shall be deemed to constitute the act of all Limited Partners, unless a greater or different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Limited Partners holding Outstanding Limited Partner Interests that in the aggregate represent at least such greater or different percentage shall be required. The Limited Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Limited Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of Outstanding Limited Partner Interests specified in this Agreement (including Limited Partner Interests deemed owned by the General Partner). In the absence of a quorum any meeting of Limited Partners may be adjourned from time to time by the affirmative vote of holders of at least a majority of the Outstanding Limited Partner Interests entitled to vote at such meeting (including Limited Partner Interests deemed owned by the General Partner) represented either in person or by proxy, but no other business may be transacted, except as provided in Section 13.7.

SECTION 13.10. Conduct of a Meeting.

     The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Partnership maintained by the General Partner. The General Partner may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the revocation of approvals in writing.

SECTION 13.11. Action Without a Meeting.

     If authorized by the General Partner, any action that may be taken at a meeting of the Limited Partners may be taken without a meeting if an approval in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum percentage of the Outstanding Limited Partner Interests (including Limited Partner Interests deemed owned by the General Partner) that would be necessary to authorize or take such action at a meeting at which all the Limited Partners were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Limited Partner Interests are listed for trading, in which case the rule, regulation, guideline or requirement of such exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved in writing. The General Partner may specify that any written ballot submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the General Partner. If a ballot returned to the Partnership does not vote all of the Limited Partner Interests held by the Limited Partners the Partnership shall be deemed to have failed to receive a ballot for the Limited Partner Interests that were not voted. If approval of the taking of any action by the Limited Partners is solicited by any Person other than by or on behalf of the General Partner, the written approvals shall have no force and effect unless and until (a) they are deposited with the Partnership in care of the General Partner, (b) approvals sufficient to take the action proposed are dated as of a date not more than 90 days prior to the date sufficient approvals are deposited with the Partnership and (c) an Opinion of Counsel is delivered to the General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners' limited liability, and (ii) are otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Partnership and the Partners.

SECTION 13.12. Voting and Other Rights.

     (a) Only those Record Holders of the Limited Partner Interests on the Record Date set pursuant to Section 13.6 (and also subject to the limitations contained in the definition of "Outstanding") shall be entitled to notice of, and to vote at, a meeting of Limited Partners or to act with respect to matters as to which the holders of the Outstanding Limited Partner Interests have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Limited Partner Interests shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Limited Partner Interests.

     (b) With respect to Limited Partner Interests that are held for a Person's account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Limited Partner Interests are registered, such other Person shall, in exercising the voting rights in respect of such Limited Partner Interests on any matter, and unless the arrangement between such Persons provides otherwise, vote such Limited Partner Interests in favor of, and at the direction of, the Person who is the beneficial owner, and the Partnership shall be entitled to assume it is so acting without further inquiry. The provisions of this Section 13.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of
Section 4.3.

                                  ARTICLE XIV.

                                     MERGER

SECTION 14.1. Authority.

     The Partnership may merge or consolidate with one or more corporations, limited liability companies, business trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a general partnership or limited partnership, formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written agreement of merger or consolidation ("Merger Agreement") in accordance with this Article XIV.

SECTION 14.2. Procedure for Merger or Consolidation.

     Merger or consolidation of the Partnership pursuant to this Article XIV requires the prior approval of the General Partner. If the General Partner shall determine, in the exercise of its discretion, to consent to the merger or consolidation, the General Partner shall approve the Merger Agreement, which shall set forth:

     (a) The names and jurisdictions of formation or organization of each of the business entities proposing to merge or consolidate;

     (b) The name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger or consolidation (the "Surviving Business Entity");

     (c) The terms and conditions of the proposed merger or consolidation;

     (d) The manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity; and (i) if any general or limited partner interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or general or limited partner interests, rights, securities or obligations of any limited partnership, corporation, trust or other entity (other than the Surviving Business Entity) which the holders of such general or limited partner interests, securities or rights are to receive in exchange for, or upon conversion of their general or limited partner interests, securities or rights, and (ii) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

     (e) A statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership, operating agreement or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

     (f) The effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the filing of the certificate of merger, the effective time shall be fixed no later than the time of the filing of the certificate of merger and stated therein); and

     (g) Such other provisions with respect to the proposed merger or consolidation as are deemed necessary or appropriate by the General Partner.

SECTION 14.3. Approval by Limited Partners of Merger or Consolidation.

     (a) Except as provided in Section 14.3(d), the General Partner, upon its approval of the Merger Agreement, shall direct that the Merger Agreement be submitted to a vote of Limited Partners, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article
VII. A copy or a summary of the Merger Agreement shall be included in or enclosed with the notice of a special meeting or the written consent.

     (b) Except as provided in Section 14.3(d), the Merger Agreement shall be approved upon receiving the affirmative vote or consent of the holders of a Unit Majority unless the Merger Agreement contains any provision that, if contained in an amendment to this Agreement, the provisions of this Agreement or the Delaware Act would require for its approval the vote or consent of a greater percentage of the Outstanding Limited Partner Interests or of any class of Limited Partners, in which case such greater percentage vote or consent shall be required for approval of the Merger Agreement.

     (c) Except as provided in Section 14.3(d), after such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger pursuant to Section 14.4, the merger or consolidation may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement.

     (d) Notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, in its discretion, without Limited Partner approval, to merge the Partnership or any Group Member into, or convey all of the Partnership's assets to, another limited liability entity which shall be newly formed and shall have no assets, liabilities or operations at the time of such Merger other than those it receives from the Partnership or other Group Member if (i) the General Partner has received an Opinion of Counsel that the merger or conveyance, as the case may be, would not result in the loss of the limited liability of any Limited Partner or any partner in the Operating Partnership or cause the Partnership or the Operating Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such),
(ii) the sole purpose of such merger or conveyance is to effect a mere change in the legal form of the Partnership into another limited liability entity and
(iii) the governing instruments of the new entity provide the Limited Partners and the General Partner with the same rights and obligations as are herein contained.

SECTION 14.4. Certificate of Merger.

     Upon the required approval by the General Partner and the Unitholders of a Merger Agreement, a certificate of merger shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Delaware Act.

SECTION 14.5. Effect of Merger.

     (a) At the effective time of the certificate of merger:

          (i) all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

          (ii) the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

          (iii) all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

          (iv) all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

     (b) A merger or consolidation effected pursuant to this Article shall not be deemed to result in a transfer or assignment of assets or liabilities from one entity to another.

                                  ARTICLE XV.

                   RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS

SECTION 15.1. Right to Acquire Limited Partner Interests.

     (a) Notwithstanding any other provision of this Agreement, if at any time not more than 20% of the total Limited Partner Interests of any class then Outstanding is held by Persons other than the General Partner and its Affiliates, the General Partner shall then have the right, which right it may assign and transfer in whole or in part to the Partnership or any Affiliate of the General Partner, exercisable in its sole discretion, to purchase all, but not less than all, of such Limited Partner Interests of such class then Outstanding held by Persons other than the General Partner and its Affiliates, at the greater of (x) the Current Market Price as of the date three days prior to the date that the notice described in Section 15 is mailed and (y) the highest price paid by the General Partner or any of its Affiliates for any such Limited Partner Interest of such class purchased during the 90-day period preceding the date that the notice described in Section 15.1(b) is mailed. As used in this Agreement, (i) "Current Market Price" as of any date of any class of Limited Partner Interests listed or admitted to trading on any National Securities Exchange means the average of the daily Closing Prices (as hereinafter defined) per limited partner interest of such class for the 20 consecutive Trading Days (as hereinafter defined) immediately prior to such date; (ii) "Closing Price" for any day means the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted for trading on the principal National Securities Exchange (other than the Nasdaq Stock Market) on which such Limited Partner Interests of such class are listed or admitted to trading or, if such Limited Partner Interests of such class are not listed or admitted to trading on any National Securities Exchange (other than the Nasdaq Stock Market), the last quoted price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by the Nasdaq Stock Market or such other system then in use, or, if on any such day such Limited Partner interests of such class are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in such Limited Partner Interests of such class selected by the General Partner, or if on any such day no market maker is making a market in such Limited Partner Interests of such class, the fair value of such Limited Partner Interests on such day as determined reasonably and in good faith by the General Partner; and (iii) "Trading Day" means a day on which the principal National Securities Exchange on which such Limited Partner Interests of any class are listed or admitted to trading is open for the transaction of business or, if Limited Partner Interests of a class are not listed or admitted to trading on any National Securities Exchange, a day on which banking institutions in New York City generally are open.

     (b) If the General Partner, any Affiliate of the General Partner or the Partnership elects to exercise the right to purchase Limited Partner Interests granted pursuant to Section 15.1(a), the General Partner shall deliver to the Transfer Agent notice of such election to purchase (the "Notice of Election to Purchase") and shall cause the Transfer Agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Limited Partner Interests of such class (as of a Record Date selected by the General Partner) at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be published for a period of at least three consecutive days in at least two daily newspapers of general circulation printed in the English language and published in the Borough of Manhattan, New York. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 15.1(a)) at which Limited Partner Interests will be purchased and state that the General Partner, its Affiliate or the Partnership, as the case may be, elects to purchase such Limited Partner Interests, upon surrender of Certificates representing such Limited Partner interests in exchange for payment, at such office or offices of the Transfer Agent as the Transfer Agent may specify, or as may be required by any National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading. Any such Notice of Election to Purchase mailed to a Record Holder of Limited Partner Interests at his address as reflected in the records of the Transfer Agent shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, the General Partner, its Affiliate or the Partnership, as the case may be, shall deposit with the Transfer Agent cash in an amount sufficient to pay the aggregate purchase price of all of such Limited Partner Interests to be purchased in accordance with this
Section 15.1. If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Limited Partner Interests subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate shall not have been surrendered for purchase, all rights of the holders of such Limited Partner Interests (including any rights pursuant to Articles IV, V, VI, and XII) shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 15.1(a)) for Limited Partner Interests therefor, without interest, upon surrender to the Transfer Agent of the Certificates representing such Limited Partner Interests, and such Limited Partner Interests shall thereupon be deemed to be transferred to the General Partner, its Affiliate or the Partnership, as the case may be, on the record books of the Transfer Agent and the Partnership, and the General Partner or any Affiliate of the General Partner, or the Partnership, as the case may be, shall be deemed to be the owner of all such Limited Partner Interests from and after the Purchase Date and shall have all rights as the owner of such Limited Partner Interests (including all rights as owner of such Limited Partner Interests pursuant to Articles IV, V, VI and XII).

     (c) At any time from and after the Purchase Date, a holder of an Outstanding Limited Partner Interest subject to purchase as provided in this
Section 15.1 may surrender his Certificate evidencing such Limited Partner Interest to the Transfer Agent in exchange for payment of the amount described in Section 15.1(a), therefor, without interest thereon.

                                  ARTICLE XVI.

                               GENERAL PROVISIONS

SECTION 16.1. Addresses and Notices.

     Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner or Assignee under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner or Assignee at the address described below. Any notice, payment or report to be given or made to a Partner or Assignee hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Partnership Securities at his address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Partnership, regardless of any claim of any Person who may have an interest in such Partnership Securities by reason of any assignment or otherwise. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 16.1 executed by the General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report addressed to a Record Holder at the address of such Record Holder appearing on the books and records of the Transfer Agent or the Partnership is returned by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver it, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in his address) if they are available for the Partner or Assignee at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners and Assignees. Any notice to the Partnership shall be deemed given if received by the General Partner at the principal office of the Partnership designated pursuant to Section 2.3. The General Partner may rely and shall be protected in relying on any notice or other document from a Partner, Assignee or other Person if believed by it to be genuine.

SECTION 16.2. Further Action.

     The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

SECTION 16.3. Binding Effect.

     This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

SECTION 16.4. Integration.

     This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

SECTION 16.5. Creditors.

     None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

SECTION 16.6. Waiver.

     No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

SECTION 16.7. Counterparts.

     This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Unit, upon accepting the certificate evidencing such Unit or executing and delivering a Transfer Application as herein described, independently of the signature of any other party.

SECTION 16.8. Applicable Law.

     This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

SECTION 16.9. Invalidity of Provisions.

     If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

SECTION 16.10. Consent of Partners.

     Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners, such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action.

                    [Rest of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above GENERAL PARTNER:

                                            WILLIAMS GP LLC

                                            By:
                                              ----------------------------------
                                            Name:
                                               ---------------------------------
                                            Title:
                                               ---------------------------------

                                            ORGANIZATIONAL LIMITED PARTNER:

                                            WILLIAMS ENERGY SERVICES, INC.

                                            By:
                                              ----------------------------------
                                            Name:
                                               ---------------------------------
                                            Title:
                                               ---------------------------------

                                            LIMITED PARTNERS:
                                            All Limited Partners now and
                                            hereafter
                                            admitted as Limited Partners of the
                                            Partnership, pursuant to powers of
                                            attorney
                                            now and hereafter executed in favor
                                            of, and
                                            granted and delivered to the General
                                            Partner.

                                            WILLIAMS GP LLC

                                            By:
                                              ----------------------------------
                                            Name:
                                               ---------------------------------
                                            Title:
                                               ---------------------------------

                                   EXHIBIT A
                               TO THE AMENDED AND
                  RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF
                         WILLIAMS ENERGY PARTNERS L.P.
                      CERTIFICATE EVIDENCING COMMON UNITS
                   REPRESENTING LIMITED PARTNER INTERESTS IN
                         WILLIAMS ENERGY PARTNERS L.P.

No. ____________                                               ____________ Common
                                                                             Units

     In accordance with Section 4.1 of the Amended and Restated Agreement of Limited Partnership of Williams Energy Partners L.P., as amended, supplemented or restated from time to time (the "Partnership Agreement"), Williams Energy Partners L.P., a Delaware limited partnership (the "Partnership"), hereby certifies that (the "Holder") is the registered owner of Common Units representing limited partner interests in the Partnership (the "Common Units") transferable on the books of the Partnership, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed and accompanied by a properly executed application for transfer of the Common Units represented by this Certificate. The rights, preferences and limitations of the Common Units are set forth in, and this Certificate and the Common Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Partnership Agreement. Copies of the Partnership Agreement are on file at, and will be furnished without charge on delivery of written request to the Partnership at, the principal office of the Partnership located at One Williams Center, Tulsa, Oklahoma 74172. Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.

     The Holder, by accepting this Certificate, is deemed to have (i) requested admission as, and agreed to become, a Limited Partner and to have agreed to comply with and be bound by and to have executed the Partnership Agreement, (ii) represented and warranted that the Holder has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (iii) granted the powers of attorney provided for in the Partnership Agreement and (iv) made the waivers and given the consents and approvals contained in the Partnership Agreement.

     This Certificate shall not be valid far any purpose unless it has been countersigned and registered by the Transfer Agent and Registrar.

Dated: ______________                              WILLIAMS ENERGY PARTNERS L.P.
Countersigned and Registered by:                   By: Williams GP. LLC, its General Partner

                                                   By:
                                                   --------------------------------------------
as Transfer Agent and Registrar                    Name:
                                                   --------------------------------------------
By:                                                By:
--------------------------------------------       --------------------------------------------
            Authorized Signature                                    Secretary

                            [REVERSE OF CERTIFICATE]

                                 ABBREVIATIONS

     The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:

TEN COM    as tenants in common            UNIF GIFT/TRANSFERS MIN ACT
  --
TEN ENT    as tenants by the entireties    ------------------ Custodian ------------------
  --                                       (Cust)                               (Minor)
JT TEN --  as joint tenants with right of  under Uniform Gifts/Transfers to CD Minors Act
           survivorship and not as         (State)
           tenants in common

     Additional abbreviations, though not in the above list, may also be used.

                           ASSIGNMENT OF COMMON UNITS
                                       IN
                         WILLIAMS ENERGY PARTNERS L.P.
              IMPORTANT NOTICE REGARDING INVESTOR RESPONSIBILITIES
           DUE TO TAX SHELTER STATUS OF WILLIAMS ENERGY PARTNERS L.P.

     You have acquired an interest in Williams Energy Partners L.P., One Williams Center, Tulsa, Oklahoma 74172, whose taxpayer identification number is
[          ]. The Internal Revenue Service has issued Williams Energy Partners
L.P. the following tax shelter registration number:

     YOU MUST REPORT THIS REGISTRATION NUMBER TO THE INTERNAL REVENUE SERVICE IF YOU CLAIM ANY DEDUCTION, LOSS, CREDIT OR OTHER TAX BENEFIT OR REPORT ANY INCOME BY REASON OF YOUR INVESTMENT IN WILLIAMS ENERGY PARTNERS L.P.

     You must report the registration number as well as the name and taxpayer identification number of Williams Energy Partners L.P. on Form 8271. FORM 8271 MUST BE ATTACHED TO THE RETURN ON WHICH YOU CLAIM THE DEDUCTION, LOSS, CREDIT OR OTHER TAX BENEFIT OR REPORT ANY INCOME BY REASON OF YOUR INVESTMENT IN WILLIAMS ENERGY PARTNERS L.P.

     If you transfer your interest in Williams Energy Partners L.P. to another person, you are required by the Internal Revenue Service to keep a list containing (a) that person's name, address and taxpayer identification number,
(b) the date on which you transferred the interest and (c) the name, address and tax shelter registration number of Williams Energy Partners L.P. If you do not want to keep such a list, you must (1) send the information specified above to the Partnership, which will keep the list for this tax shelter, and (2) give a copy of this notice to the person to whom you transfer your interest. Your failure to comply with any of the above-described responsibilities could result in the imposition of a penalty under Section 6707(b) or 6708(a) of the Internal Revenue Code of 1986, as amended, unless such failure is shown to be due to reasonable cause.

     ISSUANCE OF A REGISTRATION NUMBER DOES NOT INDICATE THAT THIS INVESTMENT OR THE CLAIMED TAX BENEFITS HAVE BEEN REVIEWED, EXAMINED OR APPROVED BY THE INTERNAL REVENUE SERVICE.

     FOR VALUE RECEIVED, hereby assigns, conveys, sells and transfers unto

--------------------------------------------       --------------------------------------------
(Please print or typewrite name and address        (Please insert Social Security or other
of Assignee)                                       identifying number of Assignee)

               Common Units representing limited partner interests evidenced by this Certificate, subject to the Partnership Agreement, and does hereby
irrevocably constitute and appoint           as its attorney-in-fact with full
power of substitution to transfer the same on the books of Williams Energy Partners L.P.

Date:                                       NOTE: The signature to any
                                                  endorsement hereon must
                                                  correspond with the name as
                                                  written upon the face of this
                                                  Certificate in every
                                                  particular, without
                                                  alteration, enlargement or
                                                  change.

                                            ------------------------------------
                                            (Signature)

                                            ------------------------------------
                                            (Signature)

     SIGNATURE(S) MUST BE GUARANTEED BY A MEMBER FIRM OF THE NATIONAL ASSOCIATION OF SECURITIES DEALERS, INC. OR BY A COMMERCIAL BANK OR TRUST COMPANY SIGNATURE(S) GUARANTEED.

     No transfer of the Common Units evidenced hereby will be registered on the books of the Partnership, unless the Certificate evidencing the Common Units to be transferred is surrendered for registration or transfer and an Application for Transfer of Common Units has been executed by a transferee either (a) on the form set forth below or (b) on a separate application that the Partnership will furnish on request without charge. A transferor of the Common Units shall have no duty to the transferee with respect to execution of the transfer application in order for such transferee to obtain registration of the transfer of the Common Units.

                                                                      APPENDIX B

                    APPLICATION FOR TRANSFER OF COMMON UNITS

     The undersigned ("Assignee") hereby applies for transfer to the name of the Assignee of the Common Units evidenced hereby.

     The Assignee (a) requests admission as a Substituted Limited Partner and agrees to comply with and be bound by, and hereby executes, the Amended and Restated Agreement of Limited Partnership of Williams Energy Partners L.P. (the "Partnership"), as amended, supplemented or restated to the date hereof (the "Partnership Agreement"), (b) represents and warrants that the Assignee has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (c) appoints the General Partner of the Partnership and, if a Liquidator shall be appointed, the Liquidator of the Partnership as the Assignee's attorney-in-fact to execute, swear to, acknowledge and file any document, including, without limitation, the Partnership Agreement and any amendment thereto and the Certificate of Limited Partnership of the Partnership and any amendment thereto, necessary or appropriate for the Assignee's admission as a Substituted Limited Partner and as a party to the Partnership Agreement, (d) gives the powers of attorney provided for in the Partnership Agreement, and (e) makes the waivers and gives the consents and approvals contained in the Partnership Agreement. Capitalized terms not defined herein have the meanings assigned to such terms in the Partnership Agreement.

Date:

      Social Security or other identifying number of            Signature of Assignee
                         Assignee

       Purchase Price including commissions, if any          Name and Address of Assignee

     Type of Entity (check one):

[ ] Individual  [ ] Partnership     [
                                    ] Corporation
[ ] Trust       [ ] Other
                (specify)

     Nationality (check one):

[ ] U.S. Citizen, Resident or Domestic Entity
[ ] Foreign Corporation                          [ ] Non-resident
                                                 Alien

     If the U.S. Citizen, Resident or Domestic Entity box is checked, the following certification must be completed.

     Under Section 1445(e) of the Internal Revenue Code of 1986, as amended (the "Code"), the Partnership must withhold tax with respect to certain transfers of property if a holder of an interest in the Partnership is a foreign person. To inform the Partnership that no withholding is required with respect to the undersigned interestholder's interest in it, the undersigned hereby certifies the following (or, if applicable, certifies the following on behalf of the interestholder).

     Complete Either A or B:

          A. Individual Interestholder

             1. I am not a non-resident alien for purposes of U.S. income taxation.

             2. My U.S. taxpayer identification number (Social Security Number) is __________.

             3. My home address is __________.

          B. Partnership, Corporation or Other Interestholder

             1. __________ is not a foreign corporation, foreign partnership, foreign trust (Name of Interestholder) or foreign estate (as those terms are defined in the Code and Treasury Regulations).

             2. The interestholder's U.S. employer identification number is
        __________.

             3. The interestholder's office address and place of incorporation (if applicable) is __________.

     The interestholder agrees to notify the Partnership within sixty (60) days of the date the interestholder becomes a foreign person.

     The interestholder understands that this certificate may be disclosed to the Internal Revenue Service by the Partnership and that any false statement contained herein could be punishable by fine, imprisonment or both.

     Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete and, if applicable, I further declare that I have authority to sign this document on behalf of:

             ------------------------------------------------------
                             Name of Interestholder

             ------------------------------------------------------
                               Signature and Date

             ------------------------------------------------------
                             Title (if applicable)

     Note: If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee holder or an agent of any of the foregoing, and is holding for the account of any other person, this application should be completed by an officer thereof or, in the case of a broker or dealer, by a registered representative who is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or, in the case of any other nominee holder, a person performing a similar function. If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee owner or an agent of any of the foregoing, the above certification as to any person for whom the Assignee will hold the Common Units shall be made to the best of the Assignee's knowledge.

                                                                      APPENDIX C

                               GLOSSARY OF TERMS

     adjusted operating surplus: For any period, operating surplus generated during that period is adjusted to:

          (a) decrease operating surplus by:

             (1) any net increase in working capital borrowings during that period; and

             (2) any net reduction in cash reserves for operating expenditures during that period not relating to an operating expenditure made during that period; and

        (b) increase operating surplus by:

             (1) any net decrease in working capital borrowings during that period; and

             (2) any net increase in cash reserves for operating expenditures during that period required by any debt instrument for the repayment of principal, interest or premium.

     Adjusted operating surplus does not include that portion of operating surplus included in clause (a)(1) or the definition of operating surplus.

     available cash: For any quarter prior to liquidation:

          (a) the sum of:

             (1) all cash and cash equivalents of Williams Energy Partners on hand at the end of that quarter; and

             (2) all additional cash and cash equivalents of Williams Energy Partners on hand on the date of determination of available cash for that quarter resulting from working capital borrowings after the end of that quarter;

          (b) less the amount of cash reserves that is necessary or appropriate in the reasonable discretion of the general partner to:

             (1) provide for the proper conduct of the business of Williams Energy Partners (including reserves for future capital expenditures) after that quarter;

             (2) comply with applicable law or any debt instrument or other agreement or obligation to which any member of Williams Energy Partners is a party or its assets are subject; and

             (3) provide funds for minimum quarterly distributions and cumulative common unit arrearages for any one or more of the next four quarters;

provided, however, that the general partner may not establish cash reserves for distributions to the subordinated units unless the general partner has determined that in its judgment the establishment of reserves will not prevent Williams Energy Partners from distributing the minimum quarterly distribution on all common units and any common unit arrearages thereon for the next four quarters; and

provided, further, that disbursements made by Williams Energy Partners and its subsidiaries or cash reserves established, increased or reduced after the end of that quarter but on or before the date of determination of available cash for that quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining available cash, within that quarter if the general partner so determines.

     barrel: One barrel of petroleum products equals 42 U.S. gallons.

     capital account: The capital account maintained for a partner under the partnership agreement. The capital account of a partner for a common unit, a subordinated unit, an incentive distribution right or any other partnership interest will be the amount which that capital account would be if that common unit, subordinated unit, incentive distribution right or other partnership interest were the only interest in Williams Energy Partners held by a partner.

     capital surplus: All available cash distributed by us from any source will be treated as distributed from operating surplus until the sum of all available cash distributed since the closing of the initial public offering equals the operating surplus as of the end of the quarter before that distribution. Any excess available cash will be deemed to be capital surplus.

     closing price: The last sale price on a day, regular way, or in case no sale takes place on that day, the average of the closing bid and asked prices on that day, regular way. In either case, as reported in the principal consolidated transaction reporting system for securities listed or admitted to trading on the principal national securities exchange on which the units of that class are listed or admitted to trading. If the units of that class are not listed or admitted to trading on any national securities exchange, the last quoted price on that day. If no quoted price exists, the average of the high bid and low asked prices on that day in the over-the-counter market, as reported by the Nasdaq Stock Market or any other system then in use. If on any day the units of that class are not quoted by any organization of that type, the average of the closing bid and asked prices on that day as furnished by a professional market maker making a market in the units of the class selected by the board of directors of the general partner. If on that day no market maker is making a market in the units of that class, the fair value of the units on that day as determined reasonably and in good faith by the board of directors of the general partner.

     common units arrearage: The amount by which the minimum quarterly distribution for a quarter during the subordination period exceeds the distribution of available cash from operating surplus actually made for that quarter on a common unit, cumulative for that quarter and all prior quarters during the subordination period.

     current market price: For any class of units listed or admitted to trading on any national securities exchange as of any date, the average of the daily closing prices for the 20 consecutive trading days immediately prior to that date.

     incentive distribution right: A non-voting limited partner partnership interest issued to the general partner in connection with the transfer of substantially all of its general partner interest in the operating partnerships to Williams Energy Partners under the partnership agreement. The partnership interest will confer upon its holder only the rights and obligations specifically provided in the partnership agreement for incentive distribution rights.

     incentive distributions: The distributions of available cash from operating surplus initially made to the general partner that are in excess of the general partner's aggregate 2% general partner interest.

     interim capital transactions: The following transactions if they occur prior to liquidation:

          (a) borrowings, refinancings or refundings of indebtedness and sales of debt securities (other than for working capital borrowings and other than for items purchased on open account in the ordinary course of business) by Williams Energy Partners;

          (b) sales of equity interests by Williams Energy Partners;

          (c) sales or other voluntary or involuntary dispositions of any assets of Williams Energy Partners (other than sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business, and sales or other dispositions of assets as a part of normal retirements or replacements).

     operating expenditures: All expenditures of Williams Energy Partners and our subsidiaries, including, but not limited to, taxes, reimbursements of the general partner, debt service payments and capital expenditures, subject to the following:

          (a) Payments (including prepayments) of principal of and premium on indebtedness will not constitute operating expenditures.

          (b) Operating expenditures will not include:

             (1) capital expenditures made for acquisitions or for capital improvements;

             (2) payment of transaction expenses relating to interim capital transactions; or

             (3) distributions to partners.

     operating surplus: For any period prior to liquidation, on a cumulative basis and without duplication:

          (a) the sum of

             (1) $15 million;

             (2) all cash receipts of Williams Energy Partners and our subsidiaries for the period beginning on the closing date of our initial public offering and ending with the last day of that period, other than cash receipts from interim capital transactions; and

             (3) all cash receipts of Williams Energy Partners and our subsidiaries after the end of that period but on or before the date of determination of operating surplus for the period resulting from working capital borrowings; less

          (b) the sum of:

             (1) operating expenditures for the period beginning on the closing date of our initial public offering and ending with the last day of that period; and

             (2) the amount of cash reserves that is necessary or advisable in the reasonable discretion of the general partner to provide funds for future operating expenditures; provided however, that disbursements made (including contributions to a member of Williams Energy Partners and our subsidiaries or disbursements on behalf of a member of Williams Energy Partners and our subsidiaries) or cash reserves established, increased or reduced after the end of that period but on or before the date of determination of available cash for that period shall be deemed to have been made, established, increased or reduced for purposes of determining operating surplus, within that period if the general partner so determines.

     subordination period: The subordination period will generally extend from the closing of the initial public offering until the first to occur of:

          (a) the first day of any quarter beginning after December 31, 2005 for which:

             (1) distributions of available cash from operating surplus on each of the outstanding common units and subordinated units equaled or exceeded the sum of the minimum quarterly distribution on all of the outstanding common units and subordinated units for each of the three non-overlapping four-quarter periods immediately preceding that date;

             (2) the adjusted operating surplus generated during each of the three immediately preceding, non-overlapping four-quarter periods equaled or exceeded the sum of the minimum quarterly distribution on all of the common units and subordinated units that were outstanding during those periods on a fully-diluted basis, and the related distribution on the general partner interests in Williams Energy Partners and the operating partnerships; and

             (3) there are no outstanding common units arrearages.

          (b) the date on which the general partner is removed as general partner of Williams Energy Partners upon the requisite vote by limited partners under circumstances where cause does not exist and units held by the general partner and its affiliates are not voted in favor of the removal.

     ton: One ton of ammonia equals 9.25 U.S. barrels.

     working capital borrowings: Borrowings exclusively for working capital purposes made pursuant to a credit facility or other arrangement requiring all borrowings thereunder to be reduced to a relatively small amount each year for an economically meaningful period of time.

                                                                      APPENDIX D

                PRO FORMA AVAILABLE CASH FROM OPERATING SURPLUS

     The following table shows the calculation of Pro Forma Available Cash from Operating Surplus and should be read in conjunction with "Cash Available for Distribution," the Williams Energy Partners Predecessor (A Division of The Williams Companies, Inc.) Combined Financial Statements, the Marine Terminal Predecessor (A Division of Amerada Hess Corporation) Combined Financial Statements and the Williams Energy Partners L.P. Unaudited Pro Forma Financial Statements.

                                                                 YEAR ENDED       SIX MONTHS ENDED
                                                              DECEMBER 31, 1999    JUNE 30, 2000
                                                              -----------------   ----------------
                                                                          (UNAUDITED)
Pro forma net income........................................       $19,404            $10,582
Add:
  Pro forma depreciation....................................         9,692              4,915
  Pro forma net interest expense............................         6,528              3,613
                                                                   -------            -------
  Pro forma EBITDA(a).......................................       $35,624            $19,110
Less:
  Pro forma net interest expense............................         6,528              3,613
  Pro forma maintenance capital expenditures(b).............         2,766              1,085
                                                                   -------            -------
Pro forma available cash from operating surplus(c)(d).......       $26,330            $14,412
                                                                   =======            =======

---------------

(a)  EBITDA is defined as operating profit plus depreciation expense.

(b) The Partnership estimates that the average annual maintenance capital expenditures will be approximately $5.0 million through 2003. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(c) The pro forma adjustments in the pro forma financial statements are based upon currently available information and certain estimates and assumptions. The pro forma financial statements do not purport to present the financial position or results of operations of the Partnership had the transactions to be effected at the closing of this Offering actually been completed as of the date indicated. Furthermore, the pro forma financial statements are based on accrual accounting concepts whereas Available Cash from Operating Surplus is defined in the Partnership Agreement on a cash accounting basis. As a consequence, the amount of Pro Forma Cash Available from Operating Surplus shown above should be viewed as a general indication of the amounts of Available Cash from Operating Surplus that may in fact have been generated by the Partnership had it been formed in earlier periods.

(d) The amount of Available Cash from Operating Surplus needed to distribute the Minimum Quarterly Distribution for four quarters on the Common Units and Subordinated Units to be outstanding immediately after this offering and on the combined 2% general partner interest is approximately:

                                                                    FOUR         TWO
                                                                  QUARTERS     QUARTERS
                                                                  --------     --------
                                                                     (IN THOUSANDS)
    Common units................................................  $11,928      $ 5,964
    Subordinated units..........................................   11,928        5,964
    General partner.............................................      488          244
                                                                  -------      -------
              Total.............................................  $24,344      $12,172
                                                                  =======      =======

     The pro forma amounts reflected above would have been sufficient to cover the Minimum Quarterly Distribution during 1999 and the six months ended June 30, 2000, on all of the Common Units, the Subordinated Units and the related distribution on the general partner interest.

                           [WILLIAMS ENERGY PARTNERS]

                             3,750,000 COMMON UNITS
                                  REPRESENTING
                           LIMITED PARTNER INTERESTS

                          ----------------------------

                                   PROSPECTUS
                                            , 2000
                          ----------------------------

                                LEHMAN BROTHERS

LOGO

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Set forth below are the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee, the NASD filing fee and the NYSE filing fee, the amounts set forth below are estimates.

Registration fee..........................................   $23,909
NASD filing fee...........................................     9,557
NYSE listing fee..........................................         *
Printing and engraving expenses...........................         *
Fees and expenses of legal counsel........................         *
Accounting fees and expenses..............................         *
Transfer agent and registrar fees.........................         *
Miscellaneous.............................................         *
                                                             -------
          Total...........................................   $     *

---------------

*  To be provided by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The section of the Prospectus entitled "The Partnership
Agreement -- Indemnification" is incorporated herein by this reference.
Reference is made to Section      of the Underwriting Agreement filed as Exhibit
1.1 to the Registration Statement. Subject to any terms, conditions or restrictions set forth in the Partnership Agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     Williams Energy Partners L.P. issued to Williams GP LLC limited partner interests in the partnership in connection with the formation of the partnership in August 2000 in an offering exempt from registration under Section 4(2) of the Securities Act of 1933, as amended. There have been no other sales of unregistered securities within the past three years.

ITEM 16. EXHIBITS.

     The following documents are filed as exhibits to this registration statement:

        EXHIBIT
         NUMBER                                   DESCRIPTION
        -------                                   -----------
           1.1*           -- Form of Underwriting Agreement
           3.1            -- Certificate of Limited Partnership of Williams Energy
                             Partners L.P.
           3.2            -- Form of Amended and Restated Agreement of Limited
                             Partnership of Williams Energy Partners L.P. (included as
                             Appendix A to the Prospectus)
           3.3            -- Certificate of Limited Partnership of Williams OLP, L.P.
           3.4            -- Form of Amended and Restated Agreement of Limited
                             Partnership of Williams OLP, L.P.
           3.5            -- Certificate of Formation of Williams GP LLC
           3.6*           -- Limited Liability Company Agreement of Williams GP LLC
           5.1            -- Opinion of Rebecca Hilborne as to the legality of the
                             securities being registered
           8.1*           -- Opinion of Vinson & Elkins L.L.P. relating to tax matters
          10.1*           -- Form of Credit Facility

        EXHIBIT
         NUMBER                                   DESCRIPTION
        -------                                   -----------
          10.2*           -- Form of Contribution, Conveyance and Assumption Agreement
          10.3*           -- Form of Williams GP LLC Long-Term Incentive Plan
          10.4*           -- Form of Omnibus Agreement
          10.5            -- Sale of Assets Agreement, dated May 10, 1999 between
                             Amerada Hess Corporation and Williams Energy Ventures,
                             Inc., including Amendment No. 1, dated July 29, 1999,
                             Amendment No. 2, dated September 30, 1999, Amendment No.
                             3, dated September 8, 2000 and Amendment No. 4, dated
                             September 19, 2000
          10.6            -- Asset Purchase and Sale Agreement, dated July 31, 2000
                             between Wyatt Energy, Incorporated and Williams Energy
                             Ventures, Inc., including Amendment No. 1, dated August
                             31, 2000
          21.1*           -- List of subsidiaries of Williams GP LLC
          23.1            -- Consent of Ernst & Young LLP
          23.2            -- Consent of Rebecca Hilborne (contained in Exhibit 5.1)
          23.3*           -- Consent of Vinson & Elkins L.L.P. (contained in Exhibit
                             8.1)
          24.1            -- Powers of Attorney (included on the signature page)
          27.1            -- Financial Data Schedule (Williams Energy Partners
                             Predecessor)
          27.2            -- Financial Data Schedule (Marine Terminals Predecessor)

---------------

*  To be filed by amendment.

ITEM 17. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes to provide at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on October 27, 2000.

                                        WILLIAMS ENERGY PARTNERS L.P.

                                        By: WILLIAMS GP LLC
                                            its General Partner

                                        By:   /s/ DON R. WELLENDORF
                                        ----------------------------------------
                                        Name: Don R. Wellendorf
                                        Title: Senior Vice President, Chief
                                               Financial
                                               Officer and Treasurer

     Each person whose signature appears below appoints Rebecca H. Hilborne, Craig R. Rich and Shawna L. Gehres, and each of them, any of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them of their or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                              TITLE
                      ---------                                              -----

                /s/ STEVEN J. MALCOLM                    Chief Executive Officer and Chairman of the
-----------------------------------------------------    Board (Principal Executive Officer)
                  Steven J. Malcolm

                /s/ PHILLIP D. WRIGHT                    President, Chief Operating Officer and
-----------------------------------------------------    Director
                  Phillip D. Wright

                /s/ DON R. WELLENDORF                    Senior Vice President, Chief Financial
-----------------------------------------------------    Officer, Treasurer and Director (Principal
                  Don R. Wellendorf                      Financial and Accounting Officer)

                 /s/ KEITH E. BAILEY                     Director
-----------------------------------------------------
                   Keith E. Bailey

                               INDEX TO EXHIBITS

        EXHIBIT
         NUMBER                                   DESCRIPTION
        -------                                   -----------
           1.1*           -- Form of Underwriting Agreement
           3.1            -- Certificate of Limited Partnership of Williams Energy
                             Partners L.P.
           3.2            -- Form of Amended and Restated Agreement of Limited
                             Partnership of Williams Energy Partners L.P. (included as
                             Appendix A to the Prospectus)
           3.3            -- Certificate of Limited Partnership of Williams OLP, L.P.
           3.4            -- Form of Amended and Restated Agreement of Limited
                             Partnership of Williams OLP, L.P.
           3.5            -- Certificate of Formation of Williams GP LLC
           3.6*           -- Limited Liability Company Agreement of Williams GP LLC
           5.1            -- Opinion of Rebecca Hilborne as to the legality of the
                             securities being registered
           8.1*           -- Opinion of Vinson & Elkins L.L.P. relating to tax matters
          10.1*           -- Form of Credit Facility
          10.2*           -- Form of Contribution, Conveyance and Assumption Agreement
          10.3*           -- Form of Williams GP LLC Long-Term Incentive Plan
          10.4*           -- Form of Omnibus Agreement
          10.5            -- Sale of Assets Agreement, dated May 10, 1999 between
                             Amerada Hess Corporation and Williams Energy Ventures,
                             Inc., including Amendment No. 1, dated July 29, 1999,
                             Amendment No. 2, dated September 30, 1999, Amendment No.
                             3, dated September 8, 2000 and Amendment No. 4, dated
                             September 19, 2000
          10.6            -- Asset Purchase and Sale Agreement, dated July 31, 2000
                             between Wyatt Energy, Incorporated and Williams Energy
                             Ventures, Inc., including Amendment No. 1, dated August
                             31, 2000
          21.1*           -- List of subsidiaries of Williams GP LLC
          23.1            -- Consent of Ernst & Young LLP
          23.2            -- Consent of Rebecca Hilborne (contained in Exhibit 5.1)
          23.3*           -- Consent of Vinson & Elkins L.L.P. (contained in Exhibit
                             8.1)
          24.1            -- Powers of Attorney (included on the signature page)
          27.1            -- Financial Data Schedule (Williams Energy Partners
                             Predecessor)
          27.2            -- Financial Data Schedule (Marine Terminals Predecessor)

---------------

*  To be filed by amendment.